As filed with the U.S. Securities and Exchange Commission on September 17, 2021

Registration No. [•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________

PETRA ACQUISITION, INC.
(Exact name of registrant as specified in its charter)

___________________

Delaware	6770	84-3898466
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5 West 21st Street
New York, NY 10010
Tel: (971) 622-5800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________

Andreas Typaldos
5 West 21st Street
New York, NY 10010
(971) 622-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________

Copies to:

Mitchell Nussbaum Terrence Allen Alex Weniger-Araujo Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000 Fax: (212) 407-4990	Revelation Biosciences, Inc. James Rolke Chief Executive Officer 4660 La Jolla Village Dr., Suite 100 San Diego, CA 92122 Tel: (650) 800-3717

J.P. Galda J.P. Galda & Co. 40 East Montgomer Avenue LTW 220 Ardmore, PA 19003 Tel: (215) 815-1534	Stephen M. Cohen Lauren W. Taylor Fox Rothschild LLP 2000 Market Street, 20th Floor Philadelphia, PA 19103 Tel: (215) 299-2000

___________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company and emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐ ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Shares of Common Stock, par value $0.001	10,500,000	N/A	$1,284.31	$0.14
Total	10,500,000	N/A	$1,284.31	$0.14

____________

(1)      Based on the maximum number of shares of common stock, $0.001 par value per share (“Common Stock”), of the registrant issuable upon a business combination (the “Business Combination”) involving Petra Acquisition, Inc. (“Petra”) and Revelation Biosciences, Inc. (“Revelation”). This number is based on the 10,500,000 shares of Common Stock issuable as consideration in connection with the Business Combination to holders of common stock of Revelation and the holders of rights to acquire common stock of Revelation under any Revelation equity incentive plan. Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)      Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Revelation, a Delaware corporation, is a private company, no market exists for its securities, and Revelation has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Revelation securities expected to be exchanged in the Business Combination, including Revelation securities issuable upon the exercise of options.

(3)      Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2021

PROXY STATEMENT FOR SPECIAL MEETING OF
PETRA ACQUISITION, INC.
AND
PROSPECTUS FOR SHARES OF COMMON STOCK OF
PETRA ACQUISITION, INC.

PETRA ACQUISITION, INC.
5 West 21st Street
New York, NY 10010

___________________

To the Stockholders of Petra Acquisition, Inc.:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of Petra Acquisition, Inc., which is referred to as “Petra.” The Special Meeting will be held on [•], 2021, at 10:00 am Eastern time, via a virtual meeting. In light of the novel coronavirus (referred to as “COVID-19”) pandemic and to support the well-being of Petra’s stockholders and partners, the Special Meeting will be completely virtual. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Petra recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

At the Special Meeting, Petra stockholders will be asked to consider and vote upon the following proposals (the “Proposals”):

Proposal 1 — The Business Combination Proposal — to approve the Agreement and Plan of Merger, dated as of August 29, 2021 (as it may be further amended and/or restated from time to time, the “Business Combination Agreement”), by and among Petra, Petra Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Petra (“Merger Sub”), and Revelation Biosciences, Inc., a Delaware corporation (“Revelation”); and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Revelation with Revelation surviving the merger as a wholly owned subsidiary of Petra (the transactions contemplated by the Business Combination Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”). In addition, in connection with the consummation of the Business Combination, Petra will be renamed “Revelation Biosciences, Inc.” (“New Revelation”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

Proposal 2 — The Nasdaq Proposal — to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of up to an aggregate of 10,500,000 shares of Common Stock in connection with the Business Combination (the “Nasdaq Proposal”);

Proposal 3 — The Charter Amendment Proposal — to approve the proposed third amended and restated certificate of incorporation of Petra (the “Proposed Charter”), which will replace Petra’s second amended and restated certificate of incorporation, dated October 7, 2020 (the “Current Charter”), and will be in effect upon the consummation of the Business Combination (the “Charter Amendment Proposal”). A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B;

Proposal 4 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

i.       to change the post-Business Combination company’s corporate name from “Petra Acquisition, Inc.” to “Revelation Biosciences, Inc.” (we refer to such proposal as “Advisory Charter Proposal A”);

ii.      increasing the total number of authorized shares of stock from 101,000,000 to 105,000,000 and the number of authorized shares of Preferred Stock from 1,000,000 to 5,000,000 (we refer to such proposal as “Advisory Charter Proposal B”);

          iii.      prohibiting stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent (we refer to such proposal as “Advisory Charter Proposal C”); and

iv.      removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-Business Combination company (we refer to such proposal as “Advisory Charter Proposal D”);

Proposal 5 — The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, James Rolke, George F. Tidmarsh, MD, PhD, Jennifer Carver, Jess Roper, and Curt LaBelle, MD (the current members of the Revelation board of directors) to serve on the post-Business Combination company’s board of directors until their respective successors are duly elected and qualified (we refer to this proposal as the “Directors Proposal”);

Proposal 6 — The Equity Incentive Plan Proposal — to approve the 2021 Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination, including the authorization of the initial share reserve under the Equity Incentive Plan (the “Equity Incentive Plan Proposal”); and

Proposal 7 — The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal. the Directors Proposal, or the Equity Incentive Plan Proposal (the “Adjournment Proposal”).

As we previously announced, on August 29, 2021, Petra entered into the Business Combination Agreement, by and among Petra, Merger Sub and Revelation pursuant to which Merger Sub will merge with and into Revelation with Revelation surviving the merger as a wholly-owned subsidiary of Petra. In addition, in connection with the consummation of the Business Combination, Petra will be renamed “Revelation Biosciences, Inc.” (“New Revelation”).

The Business Combination Agreement provides that Petra has agreed to acquire all of the outstanding equity interests of Revelation for an aggregate of 10,500,000 shares of Petra Common Stock, par value $0.001 per share (the “Merger Consideration Shares”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the merger (the “Effective Time”), each share of Revelation’s common stock, Series A Preferred Stock, and Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into the right to receive the Per Share Merger Consideration (i.e., the portion of the Merger Consideration Shares with respect to a single share of Revelation’s common stock, Series A Preferred Stock or Series A-1 Preferred Stock, as the case may be, equal, in each case, to the quotient obtained by dividing (x) the Merger Consideration Shares by (y) the Fully Diluted Company Shares). As used herein, “Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Revelation’s common stock that are issued and outstanding immediately prior to the Effective Time; plus (b) all shares of Revelation’s Series A Preferred Stock or Series A-1 Preferred Stock (on an as converted to Revelation’s common stock basis) that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of Revelation “Rollover Warrant Shares”; plus (d) the aggregate number of Revelation “Rollover RSU Shares”.

In addition, pursuant to the Business Combination, at the Effective Time, each Revelation RSU Award that is outstanding as of immediately prior to the Effective Time shall be assumed by Petra and shall be converted into that number of whole Parent RSU Awards equal to the product (rounded down to the nearest whole number) of: (i) the number of Revelation RSU Awards held by that holder as of immediately prior to the Effective Time; multiplied by (ii) the Common Stock Exchange Ratio (a “Parent RSU Award” and collectively, the “Parent RSU Awards”). Further, each Revelation warrant shall be converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such Revelation Warrant, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Revelation common stock subject to such Revelation Warrant immediately prior to the Effective Time by the Common Stock Exchange

Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Revelation common stock of such Revelation Warrant divided by (y) the Common Stock Exchange Ratio (a “Converted Warrant” and collectively, the “Converted Warrants”)).

In connection with the execution of the Business Combination Agreement, Petra Investment Holdings, LLC (the “Sponsor”) and Petra’s directors and officers (the “Insiders”) entered into a support agreement (the “Sponsor Support Agreement”) with Petra and Revelation, pursuant to which the Sponsor and the Insiders agreed, among other things, to vote all Covered Shares (as defined in the Sponsor Support Agreement), in favor of the Business Combination, against a business combination not relating to the Business Combination, against any change in the business, management and Petra board of directors, other than in connection with the Business Combination and against any adjournment proposal, except as permitted pursuant to the Sponsor Support Agreement. In addition, Petra, the Sponsor and the Insiders agreed that the Lock-Up Securities (as defined in the Sponsor Support Agreement) shall not be transferred for twelve (12) months following the closing date of the Business Combination (the “Closing Date”), subject to certain exceptions. As of September 17, 2021, the Sponsor and Insiders own 19.9% of Petra’s issued and outstanding shares of Common Stock.

In addition, also in connection with the execution of the Business Combination Agreement, Revelation’s officers, directors and certain key stockholders (the “Revelation Key Stockholders”) entered into a support agreement (the “Company Support Agreement”) with Petra and Revelation, pursuant to which the Revelation Key Stockholders agreed, among other things, to vote all Stockholder Shares (as defined in the Company Support Agreement), in favor of the Business Combination and against a business combination not relating to the Business Combination. The Revelation Key Stockholders also entered into Lock-Up Agreements with Petra pursuant to which the Revelation Key Stockholders agreed, among other things, that the Lock-up Shares (as defined in the Lock-Up Agreements) shall not be transferred for six (6) months following the Closing Date, subject to certain exceptions.

Following completion of the Business Combination and assuming no holders (“Public Stockholders”) of Petra Common Stock (the “Public Shares”) sold in the Petra IPO (as defined below) elect to redeem their shares, the Sponsor and Insiders, the Public Stockholders, and other holders of Revelation capital stock (the “Revelation Equityholders”) will own approximately 9.2%, 37.2%, and 53.6% of the outstanding common stock of the post-Business Combination company, respectively. These percentages are calculated based on a number of assumptions (described in the accompanying proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Business Combination Agreement.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Petra Common Stock as of the record date (the “Record Date”) for the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Petra Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Petra Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Directors Proposal and the Equity Incentive Plan Proposal will not be presented to the Petra stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Directors Proposal are preconditions to the consummation of the Business Combination (the “Condition Precedent Proposals”). The approval of the Advisory Charter Proposals is not a precondition to the consummation of the Business Combination.

Petra’s Units, each consisting of one share of Common Stock and one redeemable warrant, Petra’s shares of Common Stock, par value $0.001 per share, and Petra’s warrants, each exercisable for one share of Common Stock, are currently listed on the Nasdaq Stock Market LLC under the symbols “PAICU” “PAIC” and “PAICW” respectively. Pursuant to the Current Charter, Petra is providing its Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing Date) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Petra to pay its taxes) of Petra’s initial public offering (the “Petra IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $[•] million on [•], 2021, the estimated per share redemption price would have been approximately $[•]. Public Stockholders may elect to redeem their shares whether they vote for the Business Combination Proposal, against the Business Combination Proposal, if they abstain from voting, or if they fail to vote their shares. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, equal 15% or more of the shares of Common Stock sold in the Petra IPO. The Sponsor, as well as the officers, directors and advisors of Petra have agreed to waive their redemption rights with respect to any shares of Petra’s capital stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Petra is providing this proxy statement/prospectus and accompanying proxy card to Petra stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting.

Whether or not you plan to attend the Special Meeting, Petra urges you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors.”

After careful consideration, the disinterested members of the board of directors of Petra have unanimously approved and adopted the Business Combination Agreement and the transactions contemplated therein and the disinterested members of the board of directors of Petra have unanimously recommended that Petra stockholders vote “FOR” adoption and approval of the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Advisory Charter Proposals, “FOR” the Directors Proposal, and “FOR” the Equity Incentive Plan Proposal presented to Petra stockholders in this proxy statement/prospectus, and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that the directors, officers and advisors of Petra have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Petra’s Directors and Officers and Others in the Business Combination.”

Each redemption of shares of Petra Common Stock by Petra Public Stockholders will decrease the amount in the Trust Account, which held total assets of approximately $[•] million as of [•], 2021. Net tangible assets must be maintained at a minimum of $5,000,001 upon consummation of the Business Combination.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting online, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and the Charter Amendment Proposal are approved at the Special Meeting. The Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal and satisfaction of other closing conditions. The Adjournment Proposal is not subject to and conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Directors Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Advisory Charter Proposals, and “FOR” the Equity Incentive Plan Proposal to be presented at the Special Meeting and “FOR” the Adjournment Proposal, if presented. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting online, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote during the Special Meeting, you may withdraw your proxy and vote during the Special Meeting.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT PETRA REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PETRA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Petra’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Andreas Typaldos
Chief Executive Officer

Petra Acquisition, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated               , 2021 and is first being mailed to the stockholders of Petra on or about               , 2021.

Petra Acquisition, Inc.
5 West 21st Street
New York, NY 10010

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF PETRA ACQUISITION, INC.

To Be Held On             , 2021

To the Stockholders of Petra Acquisition, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Petra Acquisition, Inc., a Delaware corporation (“Petra,” “we,” “our” or “us”), will be held on           , 2021, at 10:00 am, Eastern time, via live webcast at the following address: [•].

You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Petra recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You are cordially invited to attend the Special Meeting for the following purposes:

1.      Proposal 1 — The Business Combination Proposal — to approve the Agreement and Plan of Merger, dated as of August 29, 2021 (as it may be further amended and/or restated from time to time, the “Business Combination Agreement”), by and among Petra, Petra Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Petra (“Merger Sub”), and Revelation Biosciences, Inc., a Delaware corporation (“Revelation”); and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Revelation with Revelation surviving the merger as a wholly owned subsidiary of Petra (the transactions contemplated by the Business Combination Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”). In addition, in connection with the consummation of the Business Combination, Petra will be renamed “Revelation Biosciences, Inc.” (“New Revelation”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

2.      Proposal 2 — The Nasdaq Proposal — to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of up to an aggregate of 10,500,000 shares of Common Stock in connection with the Business Combination (the “Nasdaq Proposal”);

3.      Proposal 3 — The Charter Amendment Proposal — to approve the proposed third amended and restated certificate of incorporation of Petra (the “Proposed Charter”), which will replace Petra’s second amended and restated certificate of incorporation, dated October 7, 2020 (the “Current Charter”), and will be in effect upon the consummation of the Business Combination (the “Charter Amendment Proposal”). A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B;

4.      Proposal 4 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

i.       to change the post-Business Combination company’s corporate name from “Petra Acquisition, Inc.” to “Revelation Biosciences, Inc.” (we refer to such proposal as “Advisory Charter Proposal A”);

ii.      increasing the total number of authorized shares of stock from 101,000,000 to 105,000,000 and the number of authorized shares of Preferred Stock from 1,000,000 to 5,000,000 (we refer to such proposal as “Advisory Charter Proposal B”);

iii.     prohibiting stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent (we refer to such proposal as “Advisory Charter Proposal C”); and

iv.      removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-Business Combination company (we refer to such proposal as “Advisory Charter Proposal D”);

5.      Proposal 5 — The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, James Rolke, George F. Tidmarsh, MD, PhD, Jennifer Carver, Jess Roper, and Curt LaBelle, MD (the current members of the Revelation board of directors) to serve on the post-Business Combination company’s board of directors until their respective successors are duly elected and qualified (we refer to this proposal as the “Directors Proposal”);

6.      Proposal 6 — The Equity Incentive Plan Proposal — to approve the 2021 Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination, including the authorization of the initial share reserve under the Equity Incentive Plan (the “Equity Incentive Plan Proposal”); and

7.      Proposal 7 — The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, or the Equity Incentive Plan Proposal (the “Adjournment Proposal”).We refer to this proposal as the “Adjournment Proposal” and, together with the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal, and the Equity Incentive Plan Proposal, as the “Proposals.”

Only holders of record of Petra Common Stock at the close of business on [•], 2021 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Petra stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of Petra for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Current Charter, Petra is providing its public stockholders (“Public Stockholders”) with the opportunity to redeem, upon the closing of the Business Combination, the shares of Petra Common Stock (“Public Shares”) then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Petra to pay its taxes) of Petra’s initial public offering (the “Petra IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $[•] million on [•], 2021, the estimated per share redemption price would have been approximately $[•].

Public Stockholders may elect to redeem their shares whether they vote for the Business Combination Proposal, against the Business Combination Proposal, if they abstain from voting, or if they fail to vote their shares. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of Common Stock sold in the Petra IPO. Petra Investors LLC, a Delaware limited liability company (the “Sponsor”), as well as its officers and directors have agreed to waive their redemption rights with respect to any shares of Petra Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of September 17, 2021, the Sponsor and Petra’s officers and directors own 19.9% of the issued and outstanding shares of Petra Common Stock. The Sponsor and Petra’s officers and directors have agreed to vote any shares of Petra Common Stock owned by them in favor of the Business Combination Proposal.

The approval of the Charter Amendment requires the affirmative vote of a majority of the issued and outstanding shares of Petra Common Stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Petra Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Petra Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of Petra Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. If the Business Combination Proposal is not approved, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Equity Incentive

Plan Proposal will not be presented to the Petra stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Equity Incentive Plan Proposal are preconditions to the consummation of the Business Combination. Petra’s board of directors has already unanimously approved the Business Combination.

As of [•], 2021, there was approximately $[•] million in the Trust Account. Each redemption of shares of Petra Common Stock by its Public Stockholders will decrease the amount in the Trust Account. Net tangible assets must be maintained at a minimum of $5,000,001 upon consummation of the Business Combination.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. Whether or not you plan to attend the Special Meeting, we urge you to read the proxy statement/prospectus carefully. Please pay particular attention to the section therein entitled “Risk Factors.”

If you have any questions or need assistance voting your shares, please call us at (971) 622-5800 or our proxy solicitor, Advantage Proxy, at 877-870-8565.

Thank you for your participation. We look forward to your continued support.

[•], 2021

By Order of the Board of Directors

Andreas Typaldos
Chief Executive Officer

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Petra (File No. 333-            ) (the “Registration Statement”), constitutes a prospectus of Petra under Section 5 of the Securities Act, with respect to the shares of Petra Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting of Petra stockholders at which Petra stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

Petra files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Petra’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact our proxy solicitor at:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565

Email: KSmith@advantageproxy.com If you are a stockholder of Petra and would like to request documents, please do so by [•], 2021 to receive them before the Petra Special Meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Petra stockholders nor the issuance by Petra of its Common Stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Petra has been provided by Petra and information contained in this proxy statement/prospectus regarding Revelation has been provided by Revelation.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Petra’s and Revelation’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. Any estimates underlying such market-derived information and other factors could cause actual results to differ materially from those expressed in the independent parties’ estimates and in our estimates.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Petra” refer to Petra Acquisition, Inc., and the terms “New Revelation,” and “post-Business Combination company” refer to Revelation Biosciences, Inc., and its subsidiaries following the consummation of the Business Combination.

In this document:

“BCMA” means that certain business combination marketing agreement, dated October 7, 2020, by and among Petra, LifeSci Capital, Ladenburg Thalmann & Co. Inc., Northland Securities, Inc. and Ingalls & Snyder LLC.

“Board” means the board of directors of Petra.

“BLA” refers to the Biologics License Application.

“BPCIA” means the Biologics Price Competition and Innovation Act of 2009.

“Business Combination” means the business combination pursuant to the Business Combination Agreement.

“Business Combination Agreement” means the Agreement and Plan of Merger, dated as of August 29, 2021, by and among Petra, Merger Sub and Revelation.

“Charter” or “Current Charter” means Petra’s current second amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on October 13, 2020.

“cGCP” or “GCP” means the current Good Clinical Practices.

“cGMP” means the current Good Manufacturing Practices. “Closing” means the closing of the Business Combination.

“CMO” means contract manufacturing organization.

“Code” means the Internal Revenue Code of 1986, as amended.

“CRO” means contract research organization.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the time at which the Business Combination became effective pursuant to its terms.

“EMA” means the European Medicines Agency.

“EU” means the European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension” means the proposal by Petra to amend its Current Charter to extend the date by which Petra has to consummate a business combination from October 13, 2021 to December 13, 2021 plus an option for Petra to further extend such date to January 13, 2022. In connection therewith, on September 6, 2021 Petra filed a preliminary proxy statement with the SEC and intends to mail the same to Petra’s stockholders upon effectiveness.

“FCA” means the False Claims Act.

“FDA” means the U.S. Food and Drug Administration.

“Founder Shares” means the shares of Petra common stock initially purchased by our sponsor, in a private placement of which certain shares were subsequently transferred to certain of our directors, all of which shares are referred to herein as “Founder Shares.”

“GAAP” refers to the generally accepted accounting principles.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“IFN” means interferon.

“IM” means intramuscular.

“IND” means Investigational New Drug Application.

“IRB” means institutional review board.

“JOBS Act” means the Jumpstart Our Business Startup Act of 2012, as amended.

“LifeSci Capital” means LifeSci Capital LLC, the exclusive financial and mergers and acquisitions advisor to Petra in the Business Combination.

“LifeSci Engagement Letter” means that certain Engagement Letter dated November 3, 2020 as amended by that certain letter agreement dated September 17, 2021, by and between Petra and LifeSci Capital, pursuant to which Petra engaged LifeSci Capital to serve as exclusive financial and mergers and acquisitions advisor in the Business Combination.

“LPS” means a major component of gram-negative bacterial cell membrane, lipopolysaccharide.

“Merger Consideration” and “Merger Consideration Shares” means the 10,500,000 shares of Common Stock to be issued as part of the consideration for the Business Combination.

“Merger Sub” means Petra Acquisition Merger Inc., a Delaware corporation and wholly owned subsidiary of Petra.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Nasdaq Capital Market” means The Nasdaq Stock Market, LLC’s Nasdaq Capital Market listing tier.

“NDA” means New Drug Application.

“New Revelation” refers to Petra following the consummation of the Business Combination.

“PCR” means polymerase chain reaction.

“Petra” means Petra Acquisition, Inc.

“Petra Common Stock” or “Common Stock” means common stock of Petra, $0.001 par value.

“Petra IPO” means Petra’s initial public offering, which was consummated on October 13, 2020.

“PHAD®“ means phosphorylated hexaacyl disaccharide.

“Private Placement” means the private placement to our sponsor (and/or their designees) of the Private Warrants that occurred simultaneously with the Petra IPO.

“Private Warrants” means the warrants sold in the Private Placement.

“Program Products” refers to Revelation’s product candidates (REVTx-99 and REVTx-200) and Revelation’s diagnostic device program (REVDx-501).

“Public Shares” means the shares of Petra Common Stock sold as part of the units in the Petra IPO (whether purchased in the offering or thereafter in the open market).

“Public Stockholders” means the holders of our Public Shares, including our initial stockholders and management team to the extent our initial stockholders and/or members of our management team purchased public shares, provided that each initial stockholder’s and member of our management team’s status as a “Public Stockholder” will only exist with respect to such Public Shares.

“Public Warrants” means the warrants underlying the Units sold in the Petra IPO.

“Proposals” means the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal.

“QSR” means Quality System Regulation.

“Redemption” means the right of the holders of Public Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“REVDx-501” means Revelation’s lead diagnostic device program.

“Revelation” means Revelation Biosciences, Inc., a Delaware corporation, prior to the Business Combination.

“Revelation Equityholders” refers to the holders of equity interests in Revelation as of the time immediately before the Business Combination.

“REVTx-99” means Revelation’s lead therapeutic product candidate.

“REVTx-200” means Revelation’s intranasal adjunct vaccine product candidate.

“RSU” means restricted stock unit.

“Scalar” means Scalar, LLC, a financial advisor to Petra with respect to the valuation of the Business Combination.

“Special Meeting” means the special meeting of the stockholders of Petra, to be held on [•], 2021, at 10:00 am, Eastern time, via live webcast.

“Sponsor” or “our sponsor” means Petra Investment Holdings, LLC, a Delaware limited liability company.

“Sunshine Act” means the Physician Payment Sunshine Act.

“TLR” means Toll-like receptors.

“TLR-4” means Toll-like receptor 4.

“Trust Account” means the Trust Account of Petra, which holds the net proceeds of the Petra IPO, together with interest earned thereon, less amounts released to pay tax obligations.

“Units” means units of Petra consisting of one share of Common Stock and one Public Warrant.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting of Petra stockholders. The following questions and answers do not include all the information that is important to stockholders of Petra. We urge the stockholders of Petra to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q.     Why am I receiving this proxy statement/prospectus?

A.     Petra stockholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement, among other Proposals. Petra has entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. We refer to this merger as the “Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Below are the Proposals on which Petra stockholders are being asked to vote.

Proposal 1 — The Business Combination Proposal — to approve the Business Combination Agreement, by and among Petra, Merger Sub, and Revelation; and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Revelation with Revelation surviving the merger as a wholly owned subsidiary of Petra (the transactions contemplated by the Business Combination Agreement. In addition, in connection with the consummation of the Business Combination, Petra will be renamed “Revelation Biosciences, Inc.” (“New Revelation”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

Proposal 2 — The Nasdaq Proposal — to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of up to an aggregate of 10,500,000 shares of Common Stock in connection with the Business Combination;

Proposal 3 — The Charter Amendment Proposal — to approve the Proposed Charter, which will replace Petra’s Current Charter, and will be in effect upon the consummation of the Business Combination. A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B;

Proposal 4 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as separate sub-proposals:

i.       to change the post-Business Combination company’s corporate name from “Petra Acquisition, Inc.” to “Revelation Biosciences, Inc.”;

ii.      increasing the total number of authorized shares of stock from 101,000,000 to 105,000,000 and the number of authorized shares of Preferred Stock from 1,000,000 to 5,000,000;

iii.     prohibiting stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent; and

iv.      removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-Business Combination company;

Proposal 5 — The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, James Rolke, George F. Tidmarsh, MD, PhD, Jennifer Carver, Jess Roper, and Curt LaBelle, MD (the current members of the Revelation board of directors) to serve on the post-Business Combination company’s board of directors until their respective successors are duly elected and qualified;

Proposal 6 — The Equity Incentive Plan Proposal — to approve the 2021 Equity Incentive Plan, a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination, including the authorization of the initial share reserve under the Equity Incentive Plan; and

Proposal 7 — The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal. the Directors Proposal, or the Equity Incentive Plan Proposal.

Q:     Are the Proposals conditioned on one another?

A:     Unless the Business Combination Proposal is approved, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal and the Equity Incentive Plan Proposal will not be presented to the stockholders of Petra at the Special Meeting. The Adjournment Proposal does not require the approval of the Business Combination Proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If Petra does not consummate the Business Combination and fails to complete an initial business combination by October 13, 2021, or assuming the Extension is approved, by January 13, 2022, Petra will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Q:     What will happen in the Business Combination?

A:     At the Closing, Merger Sub will merge with and into Revelation, with Revelation surviving such merger as the surviving entity. As a result, Revelation will become a wholly-owned subsidiary of Petra. In addition, in connection with the consummation of the Business Combination, Petra will be renamed “Revelation Biosciences, Inc.” (“New Revelation”). In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by Petra’s Public Stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. Upon the closing of the Business Combination, Petra will change its name to “Revelation Biosciences, Inc.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Q:     What equity stake will current stockholders of Petra and Revelation Equityholders hold in New Revelation after the Closing?

A:     It is anticipated that, upon completion of the Business Combination, Petra’s Public Stockholders will retain an ownership interest of approximately [37.2]%, the Sponsor and Insiders will retain an ownership interest of approximately [9.2]% and the Revelation Equityholders will own approximately [53.6]% in the post-Business Combination company. The ownership percentage with respect to New Revelation following the Business Combination does not take into account (i) the redemption of any shares by Petra’s Public Stockholders, (ii) the issuance of any shares upon Closing under the Equity Incentive Plan, which is intended to be adopted following consummation of the Business Combination, or (iii) Public Warrants and Private Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Petra’s existing stockholders in the post-Business Combination company will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:     Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes, Petra’s Board obtained a fairness opinion from Scalar, LLC (“Scalar”). For a description of the opinion issued by Scalar to the Board, please see “Proposal No. 1: The Business Combination Proposal — Opinion of the Petra Financial Advisor.” In selecting Scalar, the Board considered, among other things, the fact that Scalar is a reputable investment banking firm with substantial experience advising companies. Scalar, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Business Combination Agreement, including the approval by the stockholders of Petra of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal and the Directors Proposal (the “Condition Precedent Proposals”). The Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Equity Incentive Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing, see the section titled “The Business Combination Proposal — The Business Combination Agreement.”

Q:     Why is Petra providing stockholders with the opportunity to vote on the Business Combination?

A:     Under the Current Charter, Petra must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Petra’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Petra has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Petra is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its Public Stockholders to effectuate redemptions of their Public Shares in connection with the Closing.

Q:     How many votes do I have at the Special Meeting?

A:     Petra stockholders are entitled to one vote at the Special Meeting for each share of Petra Common Stock held of record as of [•], 2021, the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were [•] outstanding shares of Petra Common Stock.

Q:     What vote is required to approve the proposals presented at the Special Meeting?

A:     The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding Petra Common Stock as of the Record Date. Accordingly, a Petra stockholder’s failure to vote by proxy or to vote online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Petra Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot, and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Petra Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot, and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. A Petra stockholder’s failure to vote by proxy or to vote online at the Special Meeting will not be counted towards the number of shares of Petra Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Nasdaq Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and Adjournment Proposal. The approval of the Advisory Charter Proposals is not a precondition to the consummation of the Business Combination.

If the Business Combination Proposal is not approved, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal and the Equity Incentive Plan Proposal will not be presented to the Petra stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Equity Incentive Plan Proposal are preconditions to the consummation of the Business Combination.

Q:     May Petra, the Sponsor or Petra’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:     In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Petra’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Petra shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:     What constitutes a quorum at the Special Meeting?

A:     Holders of a majority of the shares of capital stock of Petra issued and outstanding and entitled to vote, represented in person, virtual attendance or by proxy, shall constitute a quorum at the Special Meeting. In the absence of a quorum, the stockholders present by virtual attendance or represented by proxy shall have power to adjourn the Special Meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. As of the Record Date, [•] shares of Petra Common Stock would be required to achieve a quorum.

Q:     How will the Sponsor, directors and officers vote?

A:     The Sponsor, as Petra’s initial stockholder, and certain individuals, each of whom is a member of Petra’s Board and/or management team (“Insiders”) have agreed to vote his, her or its Founder Shares and all shares of Petra Common Stock owned by the Sponsor or each such Insider, respectively, in favor of the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and Insiders agreed to vote their Founder Shares and other shares of Petra Common Stock in accordance with the majority of the votes cast by Petra’s Public Stockholders.

Q:     What interests do Petra’s current officers and directors have in the Business Combination?

A:     The Sponsor, members of Petra’s Board and its executive officers and advisors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•        the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that if the Business Combination is not approved, in accordance with our Charter, the 1,809,538 Founder Shares held by our sponsor, our officers and directors, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 3,150,000 Private Placement Warrants that were acquired simultaneously with the IPO for an aggregate purchase price of $3,150,000 and the additional 83,446 Private Placement Warrants that were acquired in connection with the exercise of the overallotment option for an aggregate purchase price of $83,446 (as they will expire). Irrespective of existing lock-up agreements that impose restrictions on the transfer of the Founder Shares and Private Placement Warrants, such Founder Shares and Private Placement Warrants had an aggregate market value of approximately $[•] based on the last sale price of $[•]and $[•], respectively, on Nasdaq on September [•], 2021;

•        if we are unable to complete a business combination and distribute the proceeds held in trust to our public stockholders, our sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us;

•        all rights specified in the Company’s Charter relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions;

•        our sponsor, officers, directors, initial stockholders or their affiliate, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed. As of [•], 2021, [$•] of out-of-pocket expenses are owed to Petra’s officers, directors and Sponsor;

•        David Dobkin, one of our directors, is a principal of LifeSci Capital, which (i) was one of the representatives of the underwriters in the Petra IPO, (ii) is entitled to certain fees upon the completion of the Business Combination under the terms of the BCMA, and (iii) is the exclusive financial and mergers and acquisitions advisor to Petra in the Business Combination, under the terms of the LifeSci Engagement Letter; and

•        LifeSci Venture Partners II, LP (“LVP”), an affiliate of LifeSci Capital, together with other affiliates of LifeSci Capital, collectively own approximately 11.2% of Revelation’s total outstanding shares of capital stock prior to the Business Combination, which were purchased in Revelation’s Series Seed financing and Series A-1 financing. On May 11, 2020, LifeSci Venture Master SPV, LLC (“LVPLLC”) purchased 500,000 shares of Revelation’s Series Seed Preferred Stock (the “Series Seed Preferred Stock”), at a per share price of $1.00 per share, for an aggregate investment of $500,000. On August 27, 2020, pursuant to a statutory conversion of Revelation into a Delaware corporation, all of LVPLLC’s shares of Series Seed Preferred Stock were exchanged for 250,000 shares of Revelation’s Class A common stock (the “Class A Common Stock”). On December 23, 2020, LVPLLC transferred all of its shares of Class A Common Stock, to affiliates of LifeSci Capital. On December 24, 2020 (i) LVP purchased 78,616 shares of Class A Common Stock at a price of $6.36 per share, for an aggregate investment of $499,997.76, and (ii) another affiliate of LifeSci Capital purchased 31,446 shares of Class A Common Stock at a price of $6.36 per share, for an aggregate investment of $199,996.56. On December 30, 2020, pursuant to an amendment of Revelation’s certificate of incorporation, all shares of Class A Common Stock, were converted on a one-for-one basis into shares of Revelation’s common stock. On January 31, 2021, affiliates of LifeSci Capital purchased an aggregate of 47,170 shares of Revelation’s Series A-1 preferred stock at a price of $6.36 per share, for an aggregate investment of $300,001.20.

These interests may influence Petra’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:     What happens if I sell my shares of Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:     What happens if I vote against the Business Combination Proposal?

A:     Pursuant to the Current Charter, if the Business Combination Proposal is not approved and Petra does not otherwise consummate an alternative business combination by October 13, 2021, or assuming the Extension is approved, by January 13, 2022, Petra will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Q:     Do I have redemption rights?

A:     Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. As of [•], 2021, based on funds in the Trust Account of approximately $[•] million, this would have amounted to approximately $[•] per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Petra Common Stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Petra’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of Petra Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your shares of Petra Common Stock “FOR” or “AGAINST” the Business Combination Proposal or any other Proposal described by this proxy statement/prospectus or if you abstain from voting or if you fail to vote your shares. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must prior to 5:00 PM, Eastern time, on [•], 2021 (two(2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004 Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Petra’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Petra does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Petra’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Petra’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Petra’s transfer agent return the shares (physically or electronically). You may make such request by contacting Petra’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of public shares that you own or are deemed to own

(including through the ownership of warrants). Any portion of such a distribution to you if you are a Non-U.S. holder (as defined below) that constitutes a dividend for U.S. federal income tax purposes will generally be subject to withholding tax at a rate of 30% of the gross amount of the dividend (unless you establish that you are eligible for a reduced rate of withholding tax under an applicable income tax treaty or certain other exceptions apply). Because the determination as to whether a redemption is treated as a sale or a distribution is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. holders in connection with a redemption are treated as distributions in respect of such Non-U.S. holder’s public shares. Accordingly, if you are a Non-U.S. holder, you should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to you pursuant to a redemption at a rate of 30% unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     Do I have dissenter rights if I object to the proposed Business Combination?

A:     No. There are no dissenter rights available to holders of Petra Common Stock in connection with the Business Combination.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        Petra stockholders who properly exercise their redemption rights;

•        certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Petra or Revelation in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;

•        unpaid taxes of Petra; and

•        for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal — The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Petra is unable to complete the Business Combination or another initial business combination transaction by October 13, 2021, or assuming the Extension is approved, by January 13, 2022, the Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Petra expects that the amount of any distribution its Public Stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Petra’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Structure of the Merger — Closing Conditions”; or (b) such other date as agreed to by the parties to the Business Combination Agreement in writing, in each case, subject to the satisfaction or waiver of the closing conditions. The Business Combination Agreement may be terminated by either Petra or Revelation if the Closing has not occurred by October 13, 2021, or if the Extension is approved, by January 13, 2022, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of Petra Common Stock on [•], the Record Date, you may vote with respect to the applicable Proposals online at the Special Meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you choose to participate in the Special Meeting, you will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Petra recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting online. However, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you first request and obtain a valid legal proxy from your broker or other agent. You must then e-mail a copy (a legible photograph is sufficient) of your legal proxy to Continental Stock Transfer & Trust Company (“CST”) at proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting online should contact CST no later than [•], 2021 to obtain this information.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, Petra will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Equity Incentive Plan Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Petra without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:     How can I attend the Special Meeting?

A:     You may attend the Special Meeting via live webcast by visiting [•]. As a registered stockholder, you received a proxy card from CST, which contains instructions on how to attend the Special Meeting online, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have your 12-digit meeting control number, contact CST at 917-262-2373 or e-mail CST at proxy@continentalstock.com. Please note that you will not be able to physically attend the Special Meeting in person, but may attend the Special Meeting online by following the instructions above.

You can pre-register to attend the Special Meeting online starting [•], 2021. Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Prior to or at the start of the Special Meeting you will need to re-log in using your 12-digit meeting control number. Petra recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If your shares are held in “street name,” you may attend the Special Meeting. You will need to contact CST at the number or email address above, to receive a 12-digit meeting control number and gain access to the Special Meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the Special Meeting for processing your 12-digit meeting control number.

If you do not have Internet capabilities, you can listen only to the Special Meeting by dialing [•], when prompted enter the pin # [•]. This is listen only, you will not be able to vote or enter questions during the Special Meeting.

Q:     If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:    If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Petra believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to Petra’s secretary at the address listed below so that it is received by Petra’s secretary prior to the Special Meeting or attend the Special Meeting online and vote. You also may revoke your proxy by sending a notice of revocation to Petra’s secretary, which must be received by Petra’s secretary prior to the Special Meeting.

Petra Acquisition, Inc.
Attention: Secretary
5 West 21st Street
New York, NY 10010

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Petra will pay the cost of soliciting proxies for the Special Meeting. Petra has engaged Advantage Proxy, which we refer to as the “proxy solicitor,” to assist in the solicitation of proxies for the Special Meeting. Petra has agreed to pay the proxy solicitor a fee of $[•], plus disbursements. Petra will reimburse the proxy solicitor for reasonable out-of-pocket expenses and will indemnify the proxy solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. Petra will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Petra Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Petra Common Stock and in obtaining voting instructions from those owners. Petra’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor at:

Advantage Proxy
P.O. Box 13581
Des Moines, Washington 98198
Toll Free: 877-870-8565
Collect: 206-870-8565

Email: ksmith@advantageproxy.com To obtain timely delivery, Petra stockholders must request the materials no later than [five (5)] business days prior to the Special Meeting.

You may also obtain additional information about Petra from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Petra’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “— How do I exercise my redemption rights” above. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to “New Revelation” refer to Petra and its consolidated subsidiaries after giving effect to the Business Combination. References to the “Company” or “Petra” refer to Petra Acquisition, Inc.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s Public Stockholders.

Parties to the Business Combination

Petra Acquisition, Inc.

Petra is a Delaware corporation formed on November 20, 2019. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company is not limited to a particular industry or sector for purposes of consummating a business combination although we focused our search for target businesses on companies in the healthcare or a healthcare-related industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Petra’s Units, Common Stock and Public Warrants are currently listed on the Nasdaq Stock Market LLC under the symbols “PAICU” “PAIC” and “PAICW” respectively.

The mailing address of Petra is 5 West 21st Street, New York, NY 10010, and its telephone number is (971) 622-5800.

Merger Sub

Merger Sub is a Delaware corporation and wholly-owned subsidiary of Petra formed solely for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub is 5 West 21st Street, New York, NY 10010, and its telephone number is (971) 622-5800.

Revelation

Revelation is a Delaware corporation that was formed on May 4, 2020 as Revelation Therapeutics, LLC, and underwent a statutory conversion from a limited liability company to a corporation on August 27, 2020. Revelation is a clinical-stage biopharmaceutical company focused on the development and commercialization of innate immune system therapeutics and diagnostics. Revelation is focused on the development of therapeutics and diagnostics to prevent, treat and detect viral infections based on enhancing and detecting the innate immune system response to these viruses. Revelation’s therapeutic and diagnostic platforms may be applied to a wide array of viral infections, including SARS-CoV-2, variants of SARS-CoV-2, Influenza A, Influenza B, parainfluenza, respiratory syncytial virus, rhinovirus, and others. Revelation’s lead therapeutic product candidate, REVTx-99, is in development as a broad anti-viral nasal drop for the prevention or treatment of respiratory viral infections as well as prevention or treatment of chronic nasal congestion due to allergies or chronic rhinosinusitis. REVTx-99 works by boosting the body’s innate immune system, preventing the user from becoming infected or activating the innate immune system to combat early infections. Revelation’s lead diagnostic, REVDx-501 (REVIDTM Rapid Test Kit), is a rapid point-of-care diagnostic product that can be used to detect various respiratory viral infections.

The mailing address of Revelation is 4660 La Jolla Village Dr., Suite 100, San Diego, CA 92122, and its telephone number is (650) 800-3717.

The Proposals

Proposal 1 — The Business Combination Proposal

Petra stockholders will be asked to approve the Agreement and Plan of Merger, dated as of August 29, 2021 (as it may be further amended and/or restated from time to time, the “Business Combination Agreement”), by and among Petra, Petra Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Petra (“Merger Sub”), and Revelation Biosciences, Inc., a Delaware corporation (“Revelation”); and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Revelation with Revelation surviving the merger as a wholly owned subsidiary of Petra (the transactions contemplated by the Business Combination Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”). In addition, in connection with the consummation of the Business Combination, Petra will be renamed “Revelation Biosciences, Inc.” (“New Revelation”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Consideration to the Revelation Equityholders in the Business Combination

The Business Combination Agreement provides that Petra has agreed to acquire all of the outstanding equity interests of Revelation for an aggregate of 10,500,000 shares of Petra Common Stock, par value $0.001 per share (the “Merger Consideration Shares”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the merger (the “Effective Time”), each share of Revelation’s common stock, Series A Preferred Stock, and Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into the right to receive the Per Share Merger Consideration (i.e., the portion of the Merger Consideration Shares with respect to a single share of Revelation’s common stock, Series A Preferred Stock or Series A-1 Preferred Stock, as the case may be, equal, in each case, to the quotient obtained by dividing (x) the Merger Consideration Shares by (y) the Fully Diluted Company Shares). As used herein, “Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Revelation’s common stock that are issued and outstanding immediately prior to the Effective Time; plus (b) all shares of Revelation’s Series A Preferred Stock or Series A-1 Preferred Stock (on an as converted to Revelation’s common stock basis) that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of Revelation “Rollover Warrant Shares”; plus (d) the aggregate number of Revelation “Rollover RSU Shares”.

In addition, pursuant to the Business Combination, at the Effective Time, each Revelation RSU Award that is outstanding as of immediately prior to the Effective Time shall be assumed by Petra and shall be converted into that number of whole Parent RSU Awards equal to the product (rounded down to the nearest whole number) of: (i) the number of Revelation RSU Awards held by that holder as of immediately prior to the Effective Time; multiplied by (ii) the Common Stock Exchange Ratio. Further, each Revelation warrant shall be converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such Revelation Warrant, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Revelation common stock subject to such Revelation Warrant immediately prior to the Effective Time by the Common Stock Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Revelation common stock of such Revelation Warrant divided by (y) the Common Stock Exchange Ratio.

Structure of the Business Combination

The following diagrams illustrate in simplified terms the current structure of Petra and Revelation and the expected structure of the post-Business Combination company (New Revelation) upon the Closing.

Simplified Pre-Combination Structure

Simplified Post-Business Combination Structure

Sponsor
Public Stockholders
Revelation Equityholders
Post-Business Combination Company "New Revelation"
Surviving Corporation

Board of Directors Following the Business Combination

Upon consummation of the Business Combination, New Revelation’s board of directors will have five members, James Rolke, George F. Tidmarsh, MD, PhD, Jennifer Carver, Jess Roper, and Curt LaBelle, MD, who are the current members of the Revelation board of directors. The board will be made up of three classes, with the Class A Directors serving for an initial term expiring at the first annual meeting of stockholder following the Business Combination, the Class B Directors serving for an initial term expiring at the second annual meeting of stockholder following the Business Combination, and the Class C Directors serving for an initial term expiring at the third annual meeting of stockholder following the Business Combination. See the section entitled “Management After the Business Combination.”

Accounting Treatment for Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although Petra will issue shares for outstanding equity interests of Revelation in the Business Combination, Petra will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Revelation issuing stock for the net assets of Petra, accompanied by a recapitalization. The net assets of Petra will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Revelation.

Appraisal Rights

None of Petra’s stockholders or holders of its Units or Public Warrants have appraisal rights in connection with the Business Combination under Delaware law.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the Proposals presented at the Special Meeting.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, Petra Investment Holdings, LLC (the “Sponsor”) and Petra’s directors and officers (the “Insiders”) entered into a support agreement (the “Sponsor Support Agreement”) with Petra and Revelation, pursuant to which the Sponsor and the Insiders agreed, among other things, to vote all Covered Shares (as defined in the Sponsor Support Agreement), in favor of the Business Combination, against a business combination not relating to the Business Combination, against any change in the business, management and Petra board of directors, other than in connection with the Business Combination and against any adjournment proposal, except as permitted pursuant to the Sponsor Support Agreement. In addition, Petra, the Sponsor and the Insiders agreed that the Lock-Up Securities (as defined in the Sponsor Support Agreement) shall not be transferred for twelve (12) months following the closing date of the Business Combination (the “Closing Date”), subject to certain exceptions. As of September 17, 2021, the Sponsor and Insiders own 19.9% of Petra’s issued and outstanding shares of Common Stock.

Company Support Agreement

In addition, also in connection with the execution of the Business Combination Agreement, Revelation’s officers, directors and certain key stockholders (the “Revelation Key Stockholders”) entered into a support agreement (the “Company Support Agreement”) with Petra and Revelation, pursuant to which the Revelation Key Stockholders agreed, among other things, to vote all Stockholder Shares (as defined in the Company Support Agreement), in favor of the Business Combination and against a business combination not relating to the Business Combination.

Lock-Up Agreements

In connection with the execution of the Business Combination Agreement, the Revelation Key Stockholders also entered into Lock-Up Agreements with Petra pursuant to which the Revelation Key Stockholders agreed, among other things, that the Lock-up Shares (as defined in the Lock-Up Agreements) shall not be transferred for six (6) months following the Closing Date, subject to certain exceptions.

Please see the section titled “The Business Combination Agreement” for further information. Below is a brief summary of the other Proposals that Petra stockholders are being asked to vote on at the Special Meeting.

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) no order or law shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated by the Business Combination Agreement, (ii) the approval by the requisite stockholders of Petra and Revelation of the Business Combination Agreement and the transactions contemplated thereby, (iii) Petra’s initial listing application with Nasdaq in connection with the Business Combination having been conditionally approved; and (iv) after giving effect to the transaction contemplated by the Business Combination Agreement, Petra having net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) upon consummation of the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Petra, Revelation, or any other matter.

Proposal 2 — The Nasdaq Proposal

As part of the consideration for the Business Combination, Petra is obligated to 10,500,000 shares of Common Stock to the Revelation Equityholders, Petra stockholders will be asked to approve, for purposes of complying with the listing standards of Nasdaq, the issuance of up to an aggregate of 10,500,000 shares of Common Stock in connection with the Business Combination (the “Nasdaq Proposal”);

Proposal 3 — The Charter Amendment Proposal

Petra stockholders will be asked to approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal and the Equity Incentive Plan Proposal and the consummation of the Business Combination, the proposed third amended and restated certificate of incorporation of Petra (the “Proposed Charter”), which will replace Petra’s second amended and restated certificate of incorporation, dated October 7, 2020 (the “Current Charter”), and will be in effect upon the consummation of the Business Combination (the “Charter Amendment Proposal”). A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B;

Proposal 4 — The Advisory Charter Proposals

Petra stockholders will be asked to approve and adopt, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

i.       to change the post-Business Combination company’s corporate name from “Petra Acquisition, Inc.” to “Revelation Biosciences, Inc.” (we refer to such proposal as “Advisory Charter Proposal A”);

ii.      increasing the total number of authorized shares of stock from 101,000,000 to 105,000,000 and the number of authorized shares of Preferred Stock from 1,000,000 to 5,000,000 (we refer to such proposal as “Advisory Charter Proposal B”);

iii.     prohibiting stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent (we refer to such proposal as “Advisory Charter Proposal C”); and

          iv.      removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors believes are necessary to adequately address the needs of the post-Business Combination company (we refer to such proposal as “Advisory Charter Proposal D”).

Proposal 5 — The Directors Proposal

Petra is proposing that its stockholders vote to elect, effective as of the consummation of the Business Combination, James Rolke, George F. Tidmarsh, MD, PhD, Jennifer Carver, Jess Roper, and Curt LaBelle, MD (the current members of the Revelation board of directors) to serve on the post-Business Combination company’s board of directors until their respective successors are duly elected and qualified.

Proposal 6 — The Equity Incentive Plan Proposal

Petra is proposing that its stockholders approve and adopt the Revelation Biosciences, Inc. 2021 Equity Incentive Plan, which will become effective upon the Closing. A summary of the Equity Incentive Plan is set forth in the “The Equity Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex C.

Proposal 7 — The Adjournment Proposal

Petra is proposing that its stockholders vote to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, or the Equity Incentive Plan Proposal.

Reasons for the Business Combination

Petra’s Reasons for the Business Combination

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Business Combination, including but not limited to, the following material factors:

•        Revelation has multiple products in development that are broadly applicable to many types of viral infection and also have potential uses beyond viral infection, including:

•        REVTx-99, the lead therapeutic candidate, is a broad anti-viral nasal drop solution that can be used to prevent or treat infections caused by various respiratory viruses such as SARS-CoV-2 including its variants, influenza A and B, parainfluenza, rhinovirus, and RSV. REVTx-99 works by boosting the body’s innate immune system, preventing the user from becoming infected or activating the innate immune response to combat early infection. REVTx-99 is also being developed for the treatment of chronic nasal congestion. Revelation has completed a Phase 1 clinical study testing the safety, pharmacokinetics and pharmacodynamics of REVTx-99. REVTx-99 was well tolerated and stimulated significant production of Interferon-Induced Protein-10 (IP-10).

Revelation plans to start a Phase 2 viral challenge study in the first quarter of 2022, as well as a Phase 1 proof of concept study, which is intended to support the chronic nasal congestion program, in the fourth quarter of 2021.

•        REVTx-200 is an intranasal immunomodulator adjunct to be used in combination with an intramuscular vaccination for more complete immunity. REVTx-200 is based on the same technology used in REVTx-99.

•        REVDx-501 is a rapid point-of-care diagnostic that can be used to detect various respiratory viral infections regardless of virus type without the need for specialized instrumentation. Data collected to date shows that results correlate well with PCR for COVID-19 (100% positive agreement for replicating virus).

•        Revelation’s products are all based on a solid scientific foundation and its early clinical biomarker and safety data supports continued development.

•        Revelation has multiple near-term value driving milestones.

•        Revelation has assembled an excellent management and scientific team with a strong track record for developing drugs and growing organizations.

•        Petra received the fairness opinion of Scalar described below.

•        The Board’s belief, after a thorough review of other business combination opportunities reasonably available to it, that the proposed Business Combination represents the best potential business combination for Petra based upon the process utilized to evaluate and assess other potential acquisition targets, and the Board’s and management’s belief that such processes had not presented a better alternative.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Future Financial Performance.    The risk that future financial performance may not meet our expectations due to factors in our control or out of our control, including macroeconomic factors.

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        COVID-19.    Uncertainties regarding the potential impacts of the COVID-19 virus and related disruptions on Revelation’s operations or the industry.

•        Liquidation of Petra.    The risks and costs to Petra if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Petra being unable to effect a business combination by October 13, 2021 (unless that date is extended as described herein) and force Petra to liquidate.

•        Stockholder Vote.    The risk that Petra’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Company’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Other Risks.    Various other risks associated with the Business Combination, the business of the Company and the business of Revelation described under the section titled “Risk Factors.”

In addition to considering the factors described above, the Board also considered that some officers and directors of the Company may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of the Company’s stockholders (see “Risk Factors — Risks Related to Petra and the Business Combination”). Our directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Board, the Business Combination Agreement and the Business Combination. The Board concluded that the potential benefits that it expected Petra and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the disinterested independent directors of the Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, Petra and its stockholders.

The Board recommends a vote “FOR” the Business Combination Proposal and each of the other Proposals. The members of the Board and officers of Petra have interests that may be different from, or in addition to your interests as a stockholder. See “The Business Combination Proposal — Interests of Petra’s Directors and Officers and Others in the Business Combination” for further information.

Revelation’s Reasons for the Business Combination

In the course of reaching its decision to approve the Business Combination, the Revelation board of directors consulted with its senior management, financial advisors and legal counsel, reviewed a significant amount of information, and considered a number of factors, including, among others:

•        Other Alternatives:    It is the belief of Revelation, after review of alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for Revelation to create greater value for Revelation’s equity holders, while providing Revelation’s holders with greater long-term liquidity by owning stock in a public company.

•        Advantages over a Traditional IPO:    Prior to executing the Business Combination Agreement, the Revelation board of directors considered the alternative of a traditional initial public offering. The Revelation board of directors considered that the Business Combination provided certain advantages over a traditional IPO. In particular, the Revelation board of directors considered that, based on available information at the time, including with respect to the conditions of the IPO market for companies with Revelation’s characteristics, the Business Combination with Petra was likely to provide for a more time- and cost-effective means to access additional capital with less dilution to Revelation’s existing holders.

•        Access to Capital:    Revelation expects that the Business Combination would be a more time- and cost-effective means to access capital than other options considered, including a traditional IPO.

•        Size of Post-Business Combination Company:    Revelation considered the Business Combination implied equity value of approximately $128 million for Revelation (which assumes that shares of Petra trade at approximately $10 per share and that there are no redemptions), providing Revelation’s holders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

Date, Time and Place of Special Meeting

The Special Meeting will be held on [•], 2021, at 10:00 am, Eastern time, conducted via live webcast at the following address [•]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Petra recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to physically attend the Special Meeting in person.

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section titled “Special Meeting of Petra Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Petra stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of stockholders if a majority of the shares of capital stock of Petra issued and outstanding and entitled to vote, is represented in person, by virtual attendance or by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding Petra Common Stock as of the Record Date. Accordingly, any Petra stockholder’s failure to vote by proxy or to vote online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Petra Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Petra Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. An Petra stockholder’s failure to vote by proxy or to vote online at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and Adjournment Proposal. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting.

The Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Equity Incentive Plan Proposal. The Adjournment Proposal is not subject to and conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Equity Incentive Plan Proposal do not receive the requisite vote for approval, then Petra will not consummate the Business Combination. If Petra does not consummate the Business Combination and fails to complete an initial business combination by October 13, 2021, or assuming the Extension is approved, by January 13, 2022, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Recommendation to Petra Stockholders

Our Board believes that the Proposals to be presented at the Special Meeting are in the best interests of Petra and its stockholders and unanimously recommends that Petra stockholders vote “FOR” the Proposals.

When you consider the recommendation of the Board in favor of approval of these Proposals, you should keep in mind that Petra directors, officers and advisors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder.

These interests include:

•        the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that if the Business Combination is not approved, in accordance with our Charter, the 1,809,538 Founder Shares held by our sponsor, our officers and directors, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 3,150,000 Private Placement Warrants that were acquired simultaneously with the IPO for an aggregate purchase price of $3,150,000 and the additional 83,446 Private Placement Warrants that were acquired in connection with the exercise of the overallotment option for an aggregate purchase price of $83,446 (as they will expire). Irrespective of existing lock-up agreements that impose restrictions on the transfer of the Founder Shares and Private Placement Warrants, such Founder Shares and Private Placement Warrants had an aggregate market value of approximately $[•] based on the last sale price of $[•] and $[•], respectively, on Nasdaq on September [•], 2021;

•        if we are unable to complete a business combination and distribute the proceeds held in trust to our public stockholders, our sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us;

•        all rights specified in the Company’s Charter relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions;

•        our sponsor, officers, directors, initial stockholders or their affiliate, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed. As of [•], 2021, [$•] of out-of-pocket expenses are owed to Petra’s officers, directors and Sponsor;

•        David Dobkin, one of our directors, is a principal of LifeSci Capital, which (i) was one of the representatives of the underwriters in the Petra IPO, (ii) is entitled to certain fees upon the completion of the Business Combination under the terms of the BCMA, and (iii) is the exclusive financial and mergers and acquisitions advisor to Petra in the Business Combination, under the terms of the LifeSci Engagement Letter; and

•        LifeSci Venture Partners II, LP (“LVP”), an affiliate of LifeSci Capital, together with other affiliates of LifeSci Capital, collectively own approximately 11.2% of Revelation’s total outstanding shares of capital stock prior to the Business Combination, which were purchased in Revelation’s Series Seed financing and Series A-1 financing. On May 11, 2020, LifeSci Venture Master SPV, LLC (“LVPLLC”) purchased 500,000 shares of Revelation’s Series Seed Preferred Stock (the “Series Seed Preferred Stock”), at a per share price of $1.00 per share, for an aggregate investment of $500,000. On August 27, 2020, pursuant to a statutory conversion of Revelation into a Delaware corporation, all of LVPLLC’s shares of Series Seed Preferred Stock were exchanged for 250,000 shares of Revelation’s Class A common stock (the “Class A Common Stock”). On December 23, 2020, LVPLLC transferred all of its shares of Class A Common Stock, to affiliates of LifeSci Capital. On December 24, 2020 (i) LVP purchased 78,616 shares of Class A Common Stock at a price of $6.36 per share, for an aggregate investment of $499,997.76, and (ii) another affiliate of LifeSci Capital purchased 31,446 shares of Class A Common Stock at a price of $6.36 per share, for an aggregate investment of $199,996.56. On December 30, 2020, pursuant to an amendment of Revelation’s certificate of incorporation, all shares of Class A Common Stock, were converted on a one-for-one basis into shares of Revelation’s common stock. On January 31, 2021, affiliates of LifeSci Capital purchased an aggregate of 47,170 shares of Revelation’s Series A-1 preferred stock at a price of $6.36 per share, for an aggregate investment of $300,001.20.

Emerging Growth Company

Petra is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. Petra has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Petra, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Petra will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Petra IPO, (b) in which Petra has total annual gross revenue of at least $1.07 billion, or (c) in which Petra is deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which Petra has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, Petra is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Petra will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Petra Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) Petra’s annual revenues exceeded $100 million during such completed fiscal year and the market value of Petra Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors Summary

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section titled “Risk Factors.”

Summary of Risks Related to Revelation

Some of the risks related to Revelation’s business and industry are summarized below. References in the summary below to “we”, “us”, “our”, “Revelation” and “the Company” generally refer to Revelation in the present tense or New Revelation from and after the Business Combination.

•        Revelation is a clinical-stage biopharmaceutical company with a limited operating history and has no products approved for commercial sale, and may never become profitable.

•        Revelation has incurred significant operating losses since its inception, and Revelation anticipates that it will continue to incur significant losses for the foreseeable future, which, together with its limited operating history, makes it difficult to assess its future viability.

•        Revelation will require substantial additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force Revelation to delay, limit, reduce or terminate our product development programs, future commercialization efforts or other operations.

•        Revelation’s programs are still in early development stages. Revelation’s business is heavily dependent on the successful development, regulatory approval and commercialization of its current and future diagnostic and therapeutic candidates, particularly REVTx-99 and REVDx-501.

•        Clinical drug and device development involves a lengthy and expensive process with uncertain timelines and outcomes, and results of earlier studies may not be predictive of future study results. If the development of Revelation’s diagnostic and therapeutic candidates is unsuccessful or delayed, Revelation may be unable to obtain required regulatory approvals and it may be unable to commercialize its product candidates on a timely basis, if at all.

•        Business interruptions or delays resulting from the coronavirus disease (COVID-19) outbreak or similar public health crises could cause a disruption of the development of Revelation’s product candidates and adversely impact its business.

•        Revelation may not be successful in its efforts to identify or discover additional product candidates or it may expend its limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

•        Revelation can make no assurances that clinical study data from other jurisdictions such as Australia or Europe will be accepted by the FDA. This may result in delay of regulatory approval in the United States such as having to repeat the clinical study in the US.

•        Revelation faces substantial competition, which may result in others discovering, developing, or commercializing competing products before or more successfully than us.

•        Revelation’s current or future product candidates may cause adverse or undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

•        Revelation relies on third parties to conduct, supervise, and monitor our preclinical and clinical studies. If these third parties do not successfully carry out their contractual duties, meet rigorously enforced regulatory standards or meet expected deadlines, Revelation may be unable to complete such study on time, obtain regulatory approval for or commercialize any of its current or future program candidates on a timely basis or at all.

•        Revelation relies, and expects to continue to rely on, third-party manufacturers to produce REVTx-99 as well as any future product candidates and to develop and manufacture REVDx-501 or any future diagnostic tests. Any failure by a third-party manufacturer to produce acceptable product candidates or diagnostic test for Revelation pursuant to our specifications and regulatory standards may delay or impair its ability to initiate or complete its clinical studies, obtain and maintain regulatory approvals or commercialize approved products.

•        Revelation’s therapeutic program products, REVTx-99 and REVTx-200 are dependent on a key ingredient, PHAD®, which is manufactured by a single supplier. While Revelation has secured enough material for its planned clinical studies, Revelation has no agreement for adequate supply for future unplanned clinical studies or commercial production and its inability to obtain sufficient supply could substantially damage and/or limit its ability to commercialize its products.

•        Revelation’s success is dependent upon its ability to obtain and maintain intellectual property protection for its product candidates and diagnostic devices. Revelation currently does not have any patents that have been granted. Most of Revelation’s patent applications are provisional applications.

•        Revelation’s current and any future diagnostic devices and therapeutic candidates could be alleged to infringe patent rights and other intellectual property rights of third parties, which may require costly litigation and, if Revelation is not successful, could cause Revelation to pay substantial damages and/or limit Revelation’s ability to commercialize its therapies and diagnostics.

•        Even if Revelation receives regulatory approval for any of its current or future product candidates, it will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense.

Summary of Risks Related to Petra and the Business Combination

Some of the risks related to Petra’s and the Business Combination are summarized below. References in the summary below to “we”, “us”, “our” and “the Company” generally refer to Petra in the present tense or New Revelation from and after the Business Combination.

•        Petra’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

•        The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

•        Petra is unable to currently predict the level of working capital it will have at the Closing since the projected working capital levels can only be determined as a by-product of multiple components, each of which is subject to uncertainty and variability, including, among others, the amount of cash remaining in the Trust Account after the application of all redemptions.

•        Petra’s Private Warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

•        We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

•        Risks Related to the Redemption of Public Shares, including, among others, that:

•        If Petra Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Petra Common Stock for a pro rata portion of the funds held in the Trust Account.

•        There is no guarantee that a Public Stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the Public Stockholder in a better future economic position.

SELECTED HISTORICAL FINANCIAL INFORMATION OF REVELATION

The following tables set forth our selected financial data for the period ended on and as of the date indicated. We derived the selected historical financial information of Revelation as of December 31, 2020 and for the period from May 4, 2020 (inception) to December 31, 2020 from the audited historical financial statements of Revelation included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of Revelation as of June 30, 2021 and for the six months ended June 30, 2021 was derived from the unaudited interim financial statements of Revelation included elsewhere in this proxy statement/prospectus. In Revelation’s management’s opinion, the selected historical interim financial information includes all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. Such financial information should be read in conjunction with Revelation’s audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The selected financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this Prospectus. The selected financial data in this section are not intended to replace the financial statements and are qualified in their entirety by our financial statements and related notes included elsewhere in this Prospectus.

	Six Months Ended June 30, 2021	Period from May 4, 2020 (inception) to December 31, 2020
Statements of Operations Data:
Operating expenses:
Research and development	$2,716,544	$1,707,367
General and administrative	2,333,047	823,179
Total operating expenses	5,049,591	2,530,546
Loss from operations	(5,049,591)	(2,530,546)
Other income (expense):
Other income (expense)	(32,356)	84
Total other income (expense), net	(32,356)	84
Net loss	$(5,081,947)	$(2,530,462)
Net loss per share attributable to common stockholders, basic and diluted	$(4.38)	$(1.58)
Weighted-average shares used to compute net loss per share, basic and diluted	1,160,817	1,605,734
	June 30, 2021	December 31, 2020
Balance Sheet Data:
Cash and cash equivalents	$6,372,143	$4,492,400
Working capital(1)	$6,380,568	$3,411,624
Total assets	$8,244,162	$4,620,400
Total liabilities	$1,675,974	$1,208,776
Preferred Stock	$7,481,927	$403,733
Total stockholders’ equity	$6,568,188	$3,411,624

____________

(1)      Working capital is defined as current assets less current liabilities.

SELECTED HISTORICAL FINANCIAL INFORMATION OF PETRA

The balance sheet data of Petra as of June 30, 2021 (unaudited) and December 31, 2020 and the historical statement of operations data of Petra for the six months ended June 30, 2021 (unaudited) and for the year ended December 31, 2020 are derived from Petra’s unaudited interim financial statements and audited financial statements included elsewhere in this proxy statement/prospectus. In Petra’s management’s opinion, the unaudited interim financial statements and audited financial statements include all adjustments necessary to state fairly Petra’s financial position as of June 30, 2021 (unaudited) and December 31, 2020 and the results of operations for the six months ended June 30, 2021 (unaudited) and the year ended December 31, 2020.

Petra is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Petra” and Petra’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

PETRA ACQUISITION, INC.

CONDENSED Balance Sheets

	June 30, 2021	December 31, 2020
	(Unaudited)	(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$—	$11,734
Marketable securities	301,716	525,287
Prepaid expenses	71,924	114,270
Total current assets	373,640	651,291

Cash held in Trust Account	73,514,561	73,510,915
Total assets	$73,888,201	$74,162,206

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$1,084,139	$33,772
Warrant liability	2,228,456	3,399,878
Total current liabilities	3,312,595	3,433,650

Deferred underwriting commissions	2,911,260	2,911,260
Total liabilities	6,223,855	6,344,910

Commitments and Contingencies

Common stock subject to possible redemption, 7,278,151 shares at redemption value	73,509,325	73,509,325

Stockholder’s equity (deficit):
Preferred stock, par value $0.001, 1,000,000 shares authorized; 0 issued and outstanding
Common stock, par value $0.001, 100,000,000 shares authorized; 1,819,538 shares issued and outstanding (excluding 7,278,151 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	1,820	1,820
Additional paid-in capital	—	—
Accumulated deficit	(5,846,799)	(5,693,849)
Total stockholder’s deficit	(5,844,979)	(5,692,029)
Total liabilities and stockholder’s deficit	$73,888,201	$74,162,206

PETRA ACQUISITION, INC.

CONDENSED STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30, 2021	For the Year Ended December 31, 2020
	(unaudited)	(as restated)
Operating expenses:
General and administrative	$1,310,887	$145,492
Loss from operations	(1,310,887)	(145,492)

Other income (expense):
Interest income	3,871	9,325
Unrealized loss on marketable securities	(17,356)	(1,831)
Interest earned on cash held in Trust Account	—	1,590
Change in fair value of warrant liability	1,171,422	(1,494,092)
Other income, net	1,157,937	(1,485,008)
Loss before income taxes	(152,950)	(1,630,500)

Net loss	$(152,950)	$(1,630,500)

Weighted-average common shares subject to redemption outstanding, basic and diluted	7,278,151	—
Basic and diluted net income (loss) per common share subject to redemption	$0.00	$—

Weighted-average common shares outstanding, basic and diluted	1,819,538	2,409,591
Basic and diluted net income (loss) per common share	$(0.09)	$(0.68)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined balance sheet as of June 30, 2021, and the summary unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2021, and for the year ended December 31, 2020, presents the combination of the financial information of Revelation and Petra after giving effect to the Business Combination and related adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information, and have been prepared in accordance with Article 11 of Regulation S-X.

The summary unaudited pro forma condensed combined balance sheet as of June 30, 2021, combines the historical balance sheet of Revelation and the historical balance sheet of Petra on a pro forma basis as if the Business Combination, summarized below, had been consummated on June 30, 2021. The summary unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2021 and the year ended December 31, 2020 combine the historical statement of operations of Revelation and Petra for such period on a pro forma basis as if the transaction, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:

•        The merger of Revelation and Petra, with Revelation surviving the merger; and

•        The exchange of each outstanding share of Revelation Common Stock and Revelation Preferred Stock will be automatically cancelled, extinguished and converted into a number of shares of New Revelation Common Stock, based on Revelation’s Equity Value and based on a conversion rate of 2.73 at June 30, 2021, and December 31, 2020, respectively.

The summary unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of Revelation and Petra and the notes thereto, as well as the disclosures contained in the sections titled “Revelation Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Petra Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following tables present selected pro forma information after giving effect to the Business Combination and Related Transactions presented under the following scenarios:

•        Assuming No Redemption:    This presentation assumes that no public stockholders of Petra exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•        Assuming Full Redemption:    This presentation assumes that all 7,278,151 public shares currently held by Petra public shareholders exercise their redemption rights in exchange for their pro rata share of the $73,514,561 currently held in the trust account.

The figures in the following tables are presented only as illustrative examples and are based on the scenarios described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet As Of June 30, 2021

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Full Redemption)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2021
Total assets	$75,836,964	$8,316,086
Total liabilities	$1,675,974	$1,675,974
Total stockholders’ equity	$74,160,990	$6,640,112

Summary Unaudited Pro Forma Condensed Combined Statement of operations For The Six-Months Ended June 30, 2021

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Full Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Six-months Ended June 30, 2021
Revenue	$—	$—
Net loss per share – basic	$(0.27)	$(0.43)
Net loss per share – diluted	$(0.27)	$(0.43)
Weighted-average shares outstanding – basic	19,597,689	12,319,538
Weighted-average shares outstanding – diluted	19,597,689	12,319,538
	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Full Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Year Ended December 31, 2020
Revenue	$—	$—
Net loss per share – basic	$(0.21)	$(0.34)
Net loss per share – diluted	$(0.21)	$(0.34)
Weighted-average shares outstanding – basic	19,597,689	12,319,538
Weighted-average shares outstanding – diluted	19,597,689	12,319,538

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

COMPARATIVE HISTORICAL AND UNAUDITED
PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following tables set forth:

•        historical per share information of Petra for the six-months ended June 30, 2021, and the year ended December 31, 2020;

•        historical per share information of Revelation for the six-months ended June 30, 2021, and the year ended December 31, 2020; and

•        unaudited pro forma per share information of the Combined Company for the six-months ended June 30, 2021, and for the year ended December 31, 2020, after giving effect to the Business Combination, as follows:

Assuming no redemption:    This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.

Assuming full redemption:    This presentation assumes that all 7,278,151 public shares currently held by Petra public shareholders exercise their redemption rights in exchange for their pro rata share of the $73,514,561 currently held in the trust account.

The following tables should be read in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Petra and Revelation and the related notes thereto that are included elsewhere in this proxy statement/prospectus. The unaudited Petra and Revelation pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income per share information below does not purport to represent the actual results of operations that would have occurred had the companies been combined during the periods presented, nor does it purport to represent the actual results of operations for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Petra and Revelation would have been had the companies been combined during the periods presented.

			Combined Pro Forma		New Revelation Equivalent Per Share Pro Forma(3)
	Revelation (Historical)	Petra (Historical)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Full Redemption)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming No Redemption)
As of and for the Six months ended June 30, 2021
Book Value per share	$2.65	$(3.21)	$3.78	$0.54	$10.30	$1.47
Weighted average shares outstanding of common stock – basic	2,474,197	1,819,538	19,597,689	12,319,538	6,742,705	6,742,705
Weighted average shares outstanding of common stock – diluted	2,474,197	1,819,538	19,597,689	12,319,538	6,742,705	6,742,705
Net loss per share of common stock – basic	$(2.05)	$(0.08)	$(0.27)	$(0.43)	$(0.73)	$(1.99)
Net loss per share of common stock – diluted	$(2.05)	$(0.08)	$(0.27)	$(0.43)	$(0.73)	$(1.99)
As of and for the Year ended December 31, 2020
Book Value per share	$1.53	$(2.36)	$3.69	$0.39	$10.06	$1.06
Weighted average shares outstanding of common stock – basic	2,234,664	2,409,951	19,597,689	12,319,538	6,089,927	6,089,927
Weighted average shares outstanding of common stock – diluted	2,234,664	2,409,951	19,597,689	12,319,538	6,089,927	6,089,927
Net loss per share of common stock – basic	$(1.13)	$(0.68)	$(0.21)	$(0.34)	$(0.58)	$(1.58)
Net loss per share of common stock – diluted	$(1.13)	$(0.68)	$(0.21)	$(0.34)	$(0.58)	$(1.58)

____________

(1)      Book value per share = (Total equity)/common shares outstanding

(2)      The equivalent pro forma basic and diluted per share data for Revelation. Equivalent per share pro forma is calculated based on expected exchange ratio of 2.73

RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Revelation and our business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of Common Stock. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of Revelation and notes to the financial statements included herein.

Risks Related to Revelation

Unless the context otherwise requires, references in the subsection “Risks Related to Revelation” to “we”, “us”, “our”, “Revelation” and “the Company” generally refers to Revelation in the present tense or New Revelation from and after the Business Combination. “Program Products” refers to Revelation’s REVTx-99, REVTx-200 and REVDx-501 programs.

Risks Related to Our Business

Our limited operating history and no products approved for commercial sale. We have incurred net losses since our inception, we anticipate that we will continue to incur significant losses for the foreseeable future, and even if we were to generate revenue, we may never achieve or maintain profitability.

We are a clinical stage biopharmaceutical company with a limited operating history may make it difficult to evaluate the success of our business to date and to assess our future viability. We commenced our operations in May 2020, and, to date, our operations have been limited to organizing and staffing our Company, business planning, raising capital, conducting research and development activities, including early clinical study, and providing general and administrative support for these operations. Investment in biopharmaceutical product development and diagnostic device is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate and/or diagnostic device will fail to demonstrate adequate effect and/or an acceptable safety profile, gain regulatory approval or become commercially viable. We currently have no products approved for commercial sale, we have not generated any revenue from product sales to date and we continue to incur significant research and development and other expenses related to our ongoing operations. We have limited experience as a Company conducting clinical studies and no experience as a Company commercializing any products.

We are not profitable and have incurred net losses since our inception. As of June 30, 2021, we had an accumulated deficit of $7.6 million. Consequently, predictions about our future success or viability may not be as accurate as they would be if we had a longer operating history or a history of successfully developing and commercializing pharmaceutical products. We have spent, and expect to continue to spend, significant resources to fund research and development of, conduct clinical studies, and seek regulatory approvals for, our Program Products, and any future product candidates. We expect to incur substantial and increasing operating losses over the next several years as our research, development, preclinical testing and clinical study activities increase. As a result, our accumulated deficit will also increase significantly. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have, had and will continue to have a material adverse effect on our stockholders’ equity and working capital.

The net losses we incur may fluctuate significantly from quarter-to-quarter such that a period-to-period comparison of our results of operations may not be a good indication of our future performance

We have no products approved for marketing in any jurisdiction, our Program Products are in early stages of development. We have never generated any revenue from product sales. Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic collaboration partners, to successfully complete the development of and obtain the regulatory and marketing approvals necessary to commercialize one or more of our Program Products. We do not anticipate generating revenue from product sales in the next couple of years. Even if we eventually generate product revenue, we may never be profitable and, if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis

We may not be able to raise additional funding on acceptable terms, or at all. Failure to obtain funding on acceptable terms and on a timely basis may require us to curtail, delay or discontinue our product development efforts or other operations. Raising additional funding may cause dilution to our stockholders.

Developing our Program Products is expensive, and we expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we advance our Program Products through clinical studies, manufacturing and regulatory approval. We expect to finance future cash needs through public or private equity or debt offerings or product collaborations. We do not have any committed external source of funds. We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all, and the terms of any financing may adversely affect the interests or rights of our stockholders. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations. The issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may affect the value of your investment.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt.

If we do not raise additional capital, we may not be able to expand our operations or otherwise capitalize on our business opportunities, our business and financial condition will be negatively impacted, and we may need to:

•        significantly delay, scale back or discontinue research and discovery efforts and the development or commercialization of our Product Programs and future program candidates or cease operations altogether;

•        seek strategic alliances for research and development programs when we otherwise would not, or at an earlier stage than we would otherwise desire or on terms less favorable than might otherwise be available; or

•        relinquish, or license on unfavorable terms, our rights to technologies or any product candidates that we otherwise would seek to develop or commercialize ourselves.

Risks Related to the Product Development, Regulatory Approval, Manufacturing and Commercialization of Our Program Products and Product Candidates

If preclinical studies or clinical studies for our Program Products are unsuccessful or delayed, we will be unable to meet our future development goals.

Conducting clinical studies for any product candidates for approval in the United States requires filing an IND and reaching agreement with the FDA on clinical protocols, finding appropriate clinical sites and clinical investigators, securing approvals for such studies from the institutional review board (“IRB”) at each such site, manufacturing clinical quantities of product candidates and supplying drug product or devices to clinical sites. Currently, we do not have an active IND with the FDA in the United States for our Program Products. If our IND is not approved by the FDA, our clinical development timeline may be negatively impacted, and any future clinical programs may be delayed or terminated.

Even if the clinical studies are approved by FDA or other regulatory agencies, clinical study is expensive and can take many years to complete, and its outcome is inherently uncertain. A failure of one or more of our clinical studies can occur at any time during the clinical study process. We do not know whether future clinical studies, if any, will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. Clinical studies can be delayed, suspended or terminated for a variety of reasons, including failure to (i) generate sufficient positive preclinical and clinical data; (ii) recruit contract research organizations (“CRO”), clinical investigators and patients in a timely manner; (iii) manufacture sufficient quantities at the required quality of

Program Products for use in clinical studies; (iv) raise sufficient capital to fund a study; (v) comply with all applicable regulatory requirements, whether in the United States or elsewhere, and (vi) obtain successful regulatory approval from regulatory authorities like the FDA.

If we experience delays in completing any clinical study of our Program Products or successfully obtaining regulatory approval, the commercial prospects of our Program Products may be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical studies will increase our costs, slow down the development and approval process of our Program Products, and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business and financial condition. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical studies may also ultimately lead to the denial of regulatory approval of our product candidates.

Clinical drug development involves a lengthy and expensive process with uncertain timelines and uncertain outcomes, and the results of prior preclinical or clinical studies are not necessarily predictive of our future results. Our clinical studies may fail to adequately demonstrate the safety and efficacy of our Program Products or any future product candidates.

To date, the primary focus of our product development has been on the development of REVTx-99, our therapeutic product and REVDx-501, our diagnostic device. Currently, REVTx-99 is our only product candidate under clinical development. We have completed a Phase 1 clinical study in Australia and collected data to support continued development. We submitted to the Heads of Medicines Agency and the Federal Agency for Medicines and Health Product our Phase 2 viral challenge clinical study for the prevention of influenza infection in August of 2021. It is unknown, if and when our Phase 2 viral challenge study will be approved by the agencies and if approved, when we will be able to initiate and complete this study. We submitted to the Bellberry Limited for a Phase 1 allergen challenge study in August of 2021 to support the treatment of chronic nasal congestion program. It is currently unknown if and when our allergen challenge study may be approved by the Bellberry Limited, and if approved, when we will be able to initiate and complete this study.

Even though our Phase 1 clinical study results are positive, our Phase 1 clinical study involved a small patient population of healthy volunteers, and because of the small sample size in such study, the results of this clinical study may be subject to substantial variability and may not be indicative of either future interim results or final results in patients for our indication. Results from preclinical studies or early-stage clinical studies are not necessarily predictive of future clinical study results, and interim results of a clinical study are not necessarily indicative of final results. As well, later stage clinical studies may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical and early clinical studies. This failure would cause us to abandon further development of our most advanced product candidate.

There is a high failure rate for product candidates proceeding through clinical studies. Failure can occur at any time during the clinical study process. Many companies in the pharmaceutical industry have suffered significant setbacks in late-stage clinical studies even after achieving promising results in preclinical testing and earlier-stage clinical studies. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may experience regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the development period of our Program Products. Success in preclinical testing and early clinical studies does not ensure that later clinical studies will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. Frequently, product candidates that have shown promising results in early clinical studies have subsequently suffered significant setbacks in later clinical studies. If we are unable to successfully demonstrate the safety and efficacy of our Program Products or other future product candidates and receive the necessary regulatory approvals, our business will be materially harmed.

The Clinical Studies of our Program Products’ have been and are planned to be conducted outside the United States, and the FDA or comparable foreign regulatory authorities may not accept data from such studies.

We currently have not conducted any clinical studies in the United States to date. We have conducted and we plan to conduct additional clinical studies outside the United States, including Europe, Australia, or other foreign jurisdictions. The acceptance of clinical study data by the FDA from clinical studies conducted outside the United States may be subject to certain conditions. In cases where data from clinical studies conducted outside the United States are intended to serve as the sole bases for regulatory approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the United States population and United States medical practices, (ii) the studies were performed by clinical investigators of recognized competence and (iii) the data may be considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Additionally, the FDA’s clinical study requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory bodies have similar approval requirements. In addition, such foreign studies would be subject to the applicable local laws of the foreign jurisdictions where the studies are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from studies conducted outside of the United States or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional studies, which would be costly and time-consuming and delay aspects of our business plan, and may result in our Program Products’ not receiving regulatory approval or clearance for commercialization in the applicable jurisdiction.

As an organization, we have never conducted pivotal clinical studies, and we may be unable to do so for any Program Products we may develop.

We will need to successfully complete pivotal clinical studies in order to obtain the approval of the FDA, the European Medicines Agency (“EMA”) or other regulatory agencies to market any of our Program Products. Carrying out later-stage clinical studies and the submission to the FDA of a successful NDA, Biologics License Application (“BLA”), 510(k) Clearance, De Novo Clearance or Premarket Approval Application (“PMA”) is a complicated process. As an organization, we have not previously conducted any later stage or pivotal clinical studies and have limited experience in preparing, submitting and prosecuting regulatory filings. We may be unable to conduct clinical studies at preferred sites, enlist clinical investigators, enroll sufficient numbers of participants or begin or successfully complete clinical studies in a timely fashion, if at all. In addition, the design of a clinical study can determine whether its results will support approval of a product, and flaws in the design of a clinical study may not become apparent until the clinical study is well advanced. Because we have limited experience as a company designing clinical studies, we may be unable to successfully and efficiently execute and complete necessary clinical studies in a way that leads to successful regulatory submission and approval. We may require more time and incur greater costs than our competitors and may not succeed in obtaining regulatory approvals of product candidates that we develop. Failure to commence or complete, or delays in, our planned clinical studies, could prevent us from or delay us in commercializing our Program Products. We rely on third parties to conduct certain elements of our preclinical and clinical studies and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our Program Products.

We may find it difficult to enroll patients in our clinical studies, which could delay or prevent us from proceeding with clinical studies.

Identifying and qualifying patients to participate in clinical studies of our product candidates is critical to our success. The timing of our clinical studies depends in part on the speed at which we can recruit patients to participate in testing our Program Products, and we may experience delays in our clinical studies if we encounter difficulties in enrollment. Patient enrollment and retention in clinical studies depends on many factors, including the size of the patient population, number and location of the clinical sites, significant adverse events or other side effects observed, if any, the nature of the study protocol, our ability to recruit clinical study investigators with the appropriate competencies and experience, the existing body of safety and efficacy data with respect to the study drug, the number and nature of competing treatments and ongoing clinical studies of competing drugs for the same indication, the proximity of patients to clinical sites, clinicians’ and patients’ perceptions as to the potential advantages of the Program Products being studied in relation to other available therapies, including any drugs that may be approved for the indications we are investigating, the eligibility criteria for the study, our ability to obtain and maintain patient consents and the risk that patients enrolled in clinical studies will drop out of the studies before completion.

In addition, our competitors, some of whom have significantly greater resources than we do, are conducting clinical studies for the same indications and seek to enroll patients in their studies that may otherwise be eligible for our clinical studies or studies, which could lead to slow recruitment and delays in our clinical programs. Further, since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical studies at the same clinical study sites that some of our competitors use, which could further reduce the number of patients who are available for our clinical studies in these sites.

Our inability to enroll sufficient number of patients for our clinical studies would result in significant delays or may require us to abandon one or more clinical studies altogether. If we are unable to enroll sufficient number of patients that will complete clinical testing, we will be unable to seek or gain marketing approval for our Program Products and any future product candidates and our business will be harmed. Even if we are able to enroll a sufficient number of patients in our clinical studies or studies, delays in patient enrollment may result in increased costs or may affect the timing or outcome of our clinical studies, which could prevent completion of these studies and adversely affect our ability to advance the development of our Program Products and any future product candidates.

Our Program Products and the administration of our Program Products may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following marketing approval, if any.

The severity and frequency of undesirable side effects caused by our Program Products, could cause us or regulatory authorities to interrupt, delay or halt clinical studies and could result in a more restrictive label, delay or denial of regulatory approval by the FDA or other regulatory agencies. Results of our studies could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, our clinical studies could be suspended or terminated, and the FDA or other regulatory agencies could order us to cease further development of or deny or withdraw approval of our product candidates for any or all targeted indications. Moreover, during the conduct of clinical studies, patients report changes in their health, including illnesses, injuries and discomforts, to their study doctor. Often, it is not possible to determine whether or not the product candidate being studied caused these conditions.

Drug-related, drug product-related, formulation-related and administration-related side effects could affect patient recruitment, the ability of enrolled patients to complete the clinical study or result in potential product liability claims, which could exceed the insurance coverage. Additionally, if one or more of our Program Products receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result.

If we or others identify undesirable or unacceptable side effects caused by our Program Products or any future product candidates or products:

•        we may be required to modify, suspend or terminate our clinical studies;

•        we may be required to modify or include additional dosage and administration instructions, warnings and precautions, contraindications, boxed warnings, limitations, restrictions or other statements in the product label for our approved products, or issue field alerts to physicians and pharmacies;

•        we may be required to conduct costly additional clinical studies;

•        we may be subject to limitations on how we may promote our approved products;

•        sales of our approved products may decrease significantly;

•        regulatory authorities may require us to take our approved products off the market;

•        we may be subject to regulatory investigations, government enforcement actions, litigation or product liability claims; and

•        our products may become less competitive, or our reputation may suffer.

Interim, topline and preliminary data from our clinical studies that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary or topline data from our clinical studies, which are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or studies. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. From time to time, we may also disclose interim data from our clinical studies. In addition, we may report interim analyses of only certain endpoints rather than all endpoints. Interim data from clinical studies that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available.

In addition, adverse changes between interim data and final data could significantly harm our business and prospects. Additional disclosure of interim data by us or by our competitors in the future could also result in volatility in the price of our Common Stock after this offering. Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our Company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical study is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise, appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular drug, drug candidate or our business. If the topline data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our Program Products or any future product candidates may be harmed, which could harm our business, financial condition, results of operations and prospects.

Even if we complete the necessary clinical studies, we cannot predict when, or if, we will obtain regulatory approval to commercialize any of our Program Products, and the approval may be for a more narrow indication than we seek or be subject to other limitations or restrictions that limit its commercial profile.

Our Program Products have not received regulatory approval. We do not expect our Program Products or any future product candidate to be commercially available for years, if at all. Our Program Products are, and any future product candidate will be subject to strict regulation by regulatory authorities in the United States and in other countries. We cannot commercialize a product candidate or diagnostic device until the appropriate regulatory authorities have reviewed and approved such product candidate or diagnostic device. Even if our current or future Program Products meet safety and efficacy endpoints in pivotal clinical studies, the regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. This may include approval of a product candidate for more limited indications than requested or they may impose significant limitations in the form of warnings. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical studies and the review process.

Our business depends on the success of our Program Products, including obtaining regulatory approval to market our product candidates in the United States and/or other major foreign markets such as the European Union (“EU”).

We have invested, and will continue to invest, a significant portion of our time and financial resources in the clinical development of REVTx-99 and REVDx-501. If we cannot successfully develop, obtain regulatory approval for, and commercialize our Program Products, we may not be able to continue our operations. The future regulatory approval and commercial success of our Program Products are subject to a number of risks, including the following:

•        we may not have sufficient financial and other resources to complete the necessary clinical studies for our Program Products, including, but not limited to, the clinical studies needed to obtain regulatory approval for commercialization;

•        we may not be able to obtain regulatory authorization to proceed with various clinical studies in the United States, and even if we are able to proceed with clinical studies, the regulatory authorities may limit, delay, or put our clinical studies on hold;

•        we may not be able to obtain adequate evidence from our clinical studies for our Program Products;

•        the results of our clinical studies may not meet the level of statistical or clinical significance required by the FDA or comparable foreign regulatory authorities for marketing approval;

•        we cannot be certain of the number of types of clinical studies and non-clinical studies that the regulatory agencies will require in order to approve our Program Products;

•        the data from clinical studies conducted outside of the United States may not be accepted by the FDA or other regulatory authorities;

•        patients in our clinical studies may suffer serious adverse events for reasons that may or may not be related to REVTx-99, which could delay or prevent further clinical development;

•        the regulatory agencies may find deficiencies without manufacturing processes or facilities;

•        the CROs, that we retain to conduct our clinical studies may take actions outside of our control that materially adversely impact our clinical studies;

•        the regulatory agencies may not approve the formulation, labeling or specifications of REVTx-99 or REVDx-501 or other future product candidates, including REVTx-200;

•        the regulatory agencies may change their approval policies or adopt new regulations;

•        if approved, our Program Products will likely compete with products that may reach approval for the same indication or use prior to our Program Products, products that are currently approved and the products that are currently marketed products; and

•        we may not be able to obtain, maintain or enforce our patents and other intellectual property rights.

Of the large number of drugs and devices in development in the pharmaceutical industry, only a small percentage results in the submission of a marketing authorization to the FDA or comparable foreign regulatory authorities and even fewer are approved for commercialization. Furthermore, even if we do receive regulatory approval to market our Program Products, any such approval may be subject to limitations on the indicated uses or patient populations for which we may market the products. Accordingly, even if we are able to obtain the requisite financing to continue to fund our development programs, we may be unable to successfully develop or commercialize our Program Products. If we or any of our future development collaborators are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize our Program Products, we may not be able to generate sufficient revenue to continue our business.

Even if we obtain regulatory approval for a product candidate, our products and business will remain subject to ongoing regulatory obligations and review.

Even if our Program Products are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, distribution, promotion, sampling, record-keeping, conduct of post-marketing studies and submission of safety, efficacy and other post-market information, including both federal and state requirements in the United States and comparable requirements outside of the United States. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, quality of product or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring recall or withdrawal of the product from the market.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices (“cGMP”), regulations and standards. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, or undesirable side effects caused by such products are identified, a regulatory agency may:

•        issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings about such product;

•        mandate modification to promotional materials or require us to provide corrective information to healthcare practitioners;

•        require that we conduct post-marketing studies;

•        require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific action and penalties for noncompliance;

•        seek an injunction or impose civil or criminal penalties or monetary fines;

•        suspend marketing of, withdraw regulatory approval of or recall such product;

•        suspend any ongoing clinical studies;

•        refuse to approve pending applications or supplements to applications filed by us;

•        suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•        seize or detain products, refuse to import or export products or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and generate product revenue.

If one or more of our Program Products is approved for marketing in the United States or other countries, we may be subject, directly or indirectly, to United States or other countries equivalent federal and state healthcare fraud and abuse laws, false claims laws, physician payment transparency laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Even if we obtain FDA or other comparable regulatory agencies approval for any of our Program Products and begin commercializing those products in the United States or other countries, our operations may be directly or indirectly through our relationships with physicians, patients, third-party payors and customers, subject to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain our business or financial arrangements and relationships through which we research, market, sell and distribute our Program Products. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include, among others, the United States Anti-Kickback Statute, the False Claims Act, the United States Health Insurance Portability and Accountability Act of 1996, and the Physician Payments Sunshine Act (“Sunshine Act”) and analogous state laws. Ensuring that our internal operations and business arrangements with third parties comply with all applicable healthcare laws and regulations will likely be costly.

Legislative or regulatory healthcare reforms in the United States or other countries may make it more difficult and costly for us to obtain regulatory clearance or approval of our Program Products and to produce, market and distribute our Program Products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA or other comparable regulatory agencies regulations and guidance are often revised or reinterpreted by the FDA or other comparable regulatory agencies in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our Program Products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future.

We face intense competition in an environment of rapid technological change and the possibility that our competitors may develop products and drug delivery systems that are similar, more advanced or more effective than ours, which may adversely affect our financial condition and our ability to successfully market or commercialize our Program Products.

The pharmaceutical industry in which we operate is intensely competitive and subject to rapid and significant technological change. We are currently aware of various existing therapies in the market and in development that may in the future compete with our Program Products.

Even if approved, we will compete with currently approved therapies and therapies further along in development. Our competitors both in the United States and abroad include large, well-established pharmaceutical and generic companies with significantly greater name recognition. Our competitors may be able to charge lower prices than we can, which may adversely affect our market acceptance. Many of these competitors have greater resources than we do, including financial, product development, marketing, personnel and other resources.

If our competitors market products that are more effective, safer or cheaper than our products or that reach the market sooner than our products, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in other technologies. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies, products or product candidates obsolete, less competitive or not economical. Many of our competitors have substantially greater financial, technical, human and other resources than we do and may be better equipped to develop, manufacture and market technologically superior products. In addition, many of these competitors have significantly longer operating histories and greater experience than we have in undertaking nonclinical studies and human clinical studies of new pharmaceutical products and in obtaining regulatory approvals of human therapeutic products. Many of our competitors have established distribution channels for the commercialization of their products, whereas we have no such channel or capabilities. In addition, many competitors have greater name recognition and more extensive collaborative relationships.

As a result, our competitors may obtain regulatory approval of their products more rapidly than we do or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidate or any future product candidates. Our competitors may also develop and succeed in obtaining approval for drugs that are more effective, more convenient, more widely used and less costly or have a better safety profile than our products and these competitors may also be more successful than we are in manufacturing and marketing their products. If we are unable to compete effectively against these companies, then we may not be able to commercialize our product candidate or any future product candidates or achieve a competitive position in the market. This would adversely affect our ability to generate revenue. Our competitors also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical study sites and enrolling patients for clinical studies, as well as in acquiring technologies complementary to, or necessary for, our programs. Our inability to compete effectively in any of these aspects of our business could harm our business, financial condition, results of operations and prospects.

Risks Related to COVID-19

There is a significant uncertainty around the effects of COVID-19 on development of our Program Products.

As a result of the COVID-19 pandemic, we continue to experience additional disruptions that could severely impact our clinical studies for all our Program Products, including:

•        delays or difficulties in enrolling patients in a clinical study, including rapidly evolving treatment paradigms, and patients that may not be able to comply with clinical study protocols if quarantines impede patient movement or interrupt healthcare services;

•        delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators, and clinical site staff, due to competition with other pharmaceutical companies starting their clinical studies that have been delayed or paused due to the COVID-19 pandemic for limited resources such as clinical sites, site investigators, clinical site staff, as well as various other resources would or the overwork of existing investigators and staff;

•        diversion or prioritization of healthcare resources away from the conduct of clinical studies and towards the COVID-19 pandemic, including the diversion of hospitals serving as our clinical study sites and hospital staff supporting the conduct of our clinical studies;

•        interruptions or delay in obtaining supplies for clinical studies as well as clinical drug manufacturing due to supply chain disruption caused by COVID-19;

•        interruptions or delays in preclinical studies and clinical study drug manufacturing due to restricted or limited operations at research and development laboratory facilities or clinical manufacturing organizations;

•        interruption of key clinical study activities, such as clinical study site monitoring, due to limitation of available personnel as well as limitations on travel imposed or recommended by federal, state or provincial governments, employers and others;

•        limitations in employee resources that would otherwise be focused on the conduct of our clinical studies, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•        delays in receiving approval from local regulatory authorities to initiate our planned clinical studies;

•        delays in clinical sites receiving the supplies and materials needed to conduct our clinical studies;

•        interruption in global shipping that may affect the transport of clinical study materials, such as investigational drug product;

•        changes in local regulations as part of a response to the COVID-19 outbreak that may require us to change the ways in which our clinical studies are conducted, which may result in unexpected costs, or to discontinue the clinical studies altogether;

•        delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees; and

•        the refusal of the FDA to accept data from clinical studies in these affected geographies.

The delays to the clinical study would result in a delay in the expected timeline for data readouts and thus the timeline of regulatory filings will be negatively impacted, which would adversely affect and delay our ability to obtain regulatory approvals for our product candidates, increase our operating expenses, and have a material adverse effect on our financial condition.

Risks Related to our Reliance on Third Parties

We rely on third parties to conduct certain elements of our preclinical and clinical studies and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our Program Products.

We currently rely on, and expect to continue to rely on, third parties, such as CROs, clinical data management organizations, medical institutions, consultants and clinical investigators, to conduct our clinical studies and certain aspects of our research and preclinical testing. Any of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it will delay our product development activities and such alternative arrangements may not be available on terms acceptable to us.

Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, we will remain responsible for ensuring that each of our clinical studies are conducted in accordance with the general investigational plan and protocols for the study. Moreover, the FDA and other regulatory agencies requires us to comply with standards, commonly referred to as current Good Clinical Practices or equivalent, for conducting, recording and reporting the results of clinical studies to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of study participants are protected. We also are required to register ongoing clinical studies and post the results of completed clinical.

We rely on third parties to manufacture the raw materials, including the active pharmaceutical ingredients that we use to create our therapeutic product candidate, and to manufacture the diagnostic devices, including the antibodies used for testing. Our business could be harmed if existing and prospective third parties fail to provide us with sufficient quantities of these materials and products or fail to do so at acceptable quality levels or prices.

We rely on third party suppliers for certain raw materials necessary to manufacture our product candidates for our preclinical studies and clinical studies and to manufacture our diagnostic tests for our clinical studies. Some of these raw materials and test components are difficult to source. Because there are a limited number of suppliers for these raw materials and components, we may need to engage alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our Program Products for our clinical studies, and if approved, ultimately for commercial sale. In particular, there is only one supplier for PHAD®, Avanti Polar Lipids, Inc. Although we have secured enough material through a purchase order for our planned clinical trials, we do not have a long-term supply agreement with Avanti Polar Lipids, Inc. We do not have any control over the availability of raw materials and components. If we or our manufacturers are unable to purchase these raw materials or components on acceptable terms, at sufficient quality levels, or in adequate quantities, if at all, the development and commercialization of our product candidates or any future product candidates, would be delayed or there would be a shortage in supply, which would impair our ability to meet our development objectives for our Program Products or generate revenues from the sale of any approved products.

Until such time, if ever, as we establish a manufacturing facility that has been properly validated to comply with FDA or other comparable regulatory agencies cGMP requirements, we will not be able to independently manufacture Program Products for our planned preclinical and clinical programs. We currently rely on a third- party manufacturer for the production of our clinical study materials. And to date, REVTx-99 has been manufactured by a single third-party manufacturer. This manufacturer may not be able to scale production to the larger quantities required for large clinical studies and to commercialize REVTx-99, if approved. REVDx-501 has also been manufactured and developed by a single third-party manufacturer. This manufacturer may not be able to scale production to the larger quantities required for a clinical study and to commercialize, if approved. Also, the third-party manufacturers may not be able to produce Program Products that meet the quality requirements. In the event that this third-party manufacturer does not successfully carry out its contractual duties, meet expected deadlines or manufacture our products in accordance with regulatory requirements or if there are disagreements between us and this third-party manufacturer, we will not be able to complete, or may be delayed in completing, the clinical studies required. In such instances, we may need to locate an appropriate replacement third-party relationship, which may not be readily available or on acceptable terms, which would cause additional delay or increased expense and would thereby have a material adverse effect on our business, financial condition, results of operations and prospects.

We do not have a long-term supply agreement with any third-party manufacturer. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufacture product candidates or products ourselves. For example, if we do not maintain our key manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities in a timely manner or at all, which could delay or impair our ability to obtain regulatory approval for our products and substantially increase our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us, and there could be a substantial delay before new facilities could be qualified and registered with the FDA and other comparable foreign regulatory authorities. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•        the possible failure of the third party to manufacture product candidates according to our schedule, or at all, including if our third- party contractors give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of the agreements between us and them;

•        the possible breach of the manufacturing agreement by the third party because of factors beyond our control (including a failure to manufacture product candidates in accordance with our product specifications);

•        the possible mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or placebo not being properly identified;

•        the possibility of clinical supplies not being delivered to clinical sites on time, leading to clinical study interruptions, or of drug supplies not being distributed to commercial vendors in a timely manner, resulting in lost sales;

•        the possible misappropriation of our proprietary information, including our trade secrets and know-how;

•        the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us; and

•        reliance on the third party for regulatory compliance, quality assurance and safety and pharmacovigilance reporting.

Certain raw materials necessary for the manufacture of REVTx-99 under our current manufacturing process, such as our Active Pharmaceutical Ingredient (“API”), are available only from a single supplier. Any significant delay in the acquisition or decrease in the availability of these raw materials from our supplier could considerably delay the manufacture of REVTx-99, which could adversely impact the timing of any planned studies or the regulatory approvals of REVTx-99. The FDA and other comparable foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and other comparable foreign regulatory authorities also inspect these facilities to confirm compliance with cGMP.

Contract manufacturers may face manufacturing or quality control problems causing drug substance, drug product, diagnostic test kit production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. We may have little to no control regarding the occurrence of third-party manufacturer incidents. Any failure to comply with cGMP requirements or other FDA or comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our Program Products or any future product candidates and market our Program Products following approval.

If our Program Products or any future product candidates are approved by the FDA or other comparable foreign regulatory authorities for commercial sale, we may need to manufacture such product candidate in larger quantities. We intend to use third-party manufacturers for commercial quantities of our Program Products to the extent we advance this product candidate and other product candidates. Our manufacturers may not be able to successfully increase the manufacturing capacity for any of our product candidates in a timely or efficient manner, or at all. If we are unable to successfully increase the manufacturing capacity for a product candidate, the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in the supply of the product candidate.

In addition, the operations of our third-party manufacturers may be subject to earthquakes, power shortages, telecommunications failures, failures or breaches of information technology systems, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics, and other natural or man-made disasters or business interruptions. Damage or extended periods of interruption to our facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease or delay development of some or all of our product candidates. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop our product candidates and commercialize any products that receive regulatory approval on a timely basis.

In some cases, the technical skills or technology required to manufacture our product candidates may be unique or proprietary to the original manufacturer, we may have difficulty transferring such skills or technology to another third party and a feasible alternative many not exist. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third party manufacture our product candidates. If we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer, if we are able to identify an alternative source, could negatively affect our ability to develop product candidates in a timely manner or within budget.

We may not be able to obtain and maintain the third-party relationships that are necessary to develop, commercialize and manufacture some or all of our product candidates.

We expect to depend on collaborators, partners, licensees, clinical investigators, CROs, manufacturers and other third parties to support our discovery efforts, to formulate product candidates, to conduct clinical studies for some or all of our Program Products, to manufacture clinical and commercial scale quantities of our drug substance, drug product, diagnostic test and to market, sell and distribute any products we successfully develop. Any problems we experience with any of these third parties could delay the development, commercialization and manufacturing of our product candidates, which could harm our results of operations.

We cannot guarantee that we will be able to successfully negotiate agreements for, or maintain relationships with, collaborators, partners, licensees, clinical investigators, CROs, manufacturers and other third parties on favorable terms, if at all. If we are unable to obtain or maintain these agreements, we may not be able to clinically develop, formulate, manufacture, obtain regulatory approvals for or commercialize our Program Products and any future product candidates, which will in turn adversely affect our business.

We expect to expend substantial management time and effort to enter into relationships with third parties and, if we successfully enter into such relationships, to manage these relationships. In addition, substantial amounts will be paid to third parties in these relationships. However, we cannot control the amount or timing of resources our future contract partners will devote to our research and development programs, product candidates or potential product candidates, and we cannot guarantee that these parties will fulfill their obligations to us under these arrangements in a timely fashion, if at all. In addition, while we manage the relationships with third parties, we cannot control all of the operations of, and any outsourcing used by such third parties. We rely on third parties’ knowledge regarding specific local laws and regulatory requirements in foreign jurisdictions, where applicable.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective patent rights for our product candidates or any future product candidates, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

Our success will depend in significant part on our and our future licensors’, licensees’ or collaborators’ ability to establish and maintain adequate protection of our owned and licensed intellectual property covering the product candidates we plan to develop, and the ability to develop these product candidates and commercialize the products resulting therefrom, without infringing the intellectual property rights of others. Our Program Products have been developed in-house and are not subject to any third-party license. In addition to taking other steps to protect our intellectual property, we file patent applications to protect inventions we have developed, seeking to protect compositions, methods of use, manufacturing methods, and other aspects of our technology. There can be no assurance that any of these patent applications will issue as patents or, for those applications that do mature into patents, that the claims of these patents will exclude others from making, using or selling our product candidates or products that compete with or are similar to our product candidates.

With respect to patent rights, we cannot be certain whether any of the technology described in our patent applications for any of our product candidates will remain relevant to our future commercial products, whether any of our patent applications will issue as patents, whether any patents that may be issued to us will effectively protect our commercial processes and product candidates, or whether any patents that may be issued to us will effectively prevent others from competing with our products.

In countries where we have not sought and do not seek patent protection, third parties may be able to manufacture and sell our product candidates without our permission, and we may not be able to stop them from doing so.

Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or in some cases not at all, until they are issued as a patent. Therefore, we cannot be certain that we or future licensors, licensees or collaborators were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or future licensors, licensees or collaborators were the first to file for patent protection of such inventions.

Any changes we make to our Program Products or any future product candidates to cause them to have what we view as more advantageous properties may fall outside the coverage of our existing patent applications, and we may need to file new patent applications and/or seek other forms of protection for any such altered product candidates. The patent landscape surrounding the technology underlying our product candidates is crowded, and there can be no assurance that we will be able to secure patent protection that would adequately cover such altered Program Products or any future product candidates.

The patent prosecution process is expensive and time-consuming, and we and our future licensors, licensees or collaborators may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we or our future licensors, licensees or collaborators will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection for them. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain or enforce the patents, covering technology that we license from or license to third parties and may be reliant on our current or future licensors, licensees or collaborators to perform these activities, which means that these patent applications may not be prosecuted, and these patents may not be enforced or maintained, in a manner consistent with the best interests of our business. If our future licensors, licensees or collaborators fail to establish, maintain, protect or enforce such patents and other intellectual property rights, such rights may be reduced or eliminated. If our future licensors, licensees or collaborators are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised.

Similar to the patent rights of other biotechnology companies, the scope, validity and enforceability of our owned and licensed patent rights generally are highly uncertain and involve complex legal and factual questions. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. In recent years, these areas have been the subject of much litigation in the industry. As a result, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’, licensees’ or collaborators’ patent rights are highly uncertain. Our and our future licensors’, licensees’ or collaborators’ future patent applications may not result in patents being issued that protect our technology or product candidates, or that effectively prevent others from commercializing competitive technologies and products. The patent examination process may require us or our future licensors, licensees or collaborators to narrow the scope of the claims of our patent applications, which would limit the scope of patent protection that is obtained, if any. Our and our future licensors’, licensees’ or collaborators’ patent applications cannot be enforced against third parties practicing the technology that is currently claimed in such applications unless and until a patent issues from such applications, and then only to the extent the claims that issue are broad enough to cover the technology being practiced by those third parties.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, enforcing and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and we may not protect our intellectual property in some countries outside the United States to the same extent as in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and certain state laws in the United States.

Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we do not have patent protection, or where we do have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our Program Products or any future product candidates and our patents or other intellectual property rights may not effectively prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals. This could make it difficult for us to stop the infringement of our patents or the marketing of competing products in violation of our proprietary rights. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being revoked, invalidated or interpreted narrowly, and could provoke third parties to assert claims against us or our collaborator. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not adequately compensate us for the harm to our business.

Different countries impose different requirements for patentability and certain countries have heightened requirements for patentability, requiring more disclosure in the patent application or disfavoring the issuance of broad claims. In addition, certain countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In such countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. Accordingly, our efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we own or license.

We may not have sufficient patent lifespan to effectively protect our products and business.

All of our patents are in early stages. Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after its priority date. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after the resulting products are commercialized. As a result, our owned and future in-licensed patents may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. We expect to seek extensions of patent terms for our issued patents, where available. This includes in the United States under the Hatch-Waxman Act, which permits a patent term extension of up to five years beyond the original expiration date of the patent as compensation for regulatory delays. However, such a patent term extension cannot lengthen the remaining term of a patent beyond a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. During the period of patent term extension, the claims of a patent are not enforceable for their full scope but are instead limited to the scope of the approved product. In addition, the applicable authorities, including the FDA in the United States, and any comparable foreign regulatory authorities, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. In addition, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to the expiration of relevant patents or otherwise failing to satisfy applicable requirements. If this occurs, any period during which we have the right to exclusively market our product will be shorter than we would otherwise have expected, and our competitors may obtain approval of and launch products earlier than might otherwise have been the case.

If we are unable to maintain effective proprietary rights for our Program Products or any future product candidates, we may not be able to compete effectively in our markets.

In addition to the protection afforded by any patents that may be granted, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors and contractors. We also seek to preserve the integrity and confidentiality of our data, trade secrets and intellectual property by maintaining the physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets and intellectual property may otherwise become known or be independently discovered by competitors.

Additionally, our reliance on third parties, including CROs and outside consultants, requires us to share our trade secrets and intellectual property, which increases the possibility that a competitor will discover them or that our trade secrets and intellectual property will be misappropriated or publicly disclosed. The steps that we have already taken to protect our intellectual property may not be sufficient or effective, and our confidentiality, non-disclosure, or invention assignment agreements with employees, consultants, partners, or other parties may be breached and may otherwise not be effective in establishing our rights in intellectual property and in controlling access to our proprietary information. Even if we do detect violations, we may need to engage in litigation to enforce our rights, and such litigation, even if successful, may not restore our proprietary rights or adequately compensate us for the damage to our rights or our business.

We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming and unsuccessful.

Third parties may infringe our patents or misappropriate or otherwise violate our intellectual property rights. In the future, we may initiate legal proceedings to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity or scope of intellectual property rights we own or control. Also, third parties may initiate legal proceedings against us to challenge the validity or scope of intellectual property rights we own, control or license. For example, generic or biosimilar drug manufacturers or other competitors or third parties may challenge the scope, validity or enforceability of our patents, requiring us to engage in complex, lengthy and costly litigation or other proceedings. These proceedings can be expensive and time-consuming and many of our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating intellectual property rights we own, control or license, particularly in countries where the laws may not protect those rights as fully as in the United States. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, if we initiated legal proceedings against a third party to enforce a patent covering a product candidate, the defendant could assert that such patent is invalid or unenforceable, or does not cover their product candidate. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the U.S. Patent and Trademark Office (“USPTO”), or made a misleading statement, during prosecution. In an infringement or declaratory judgment proceeding, a court may decide that a patent owned by or licensed to us is invalid or unenforceable or may refuse to stop the other party from using the subject matter alleged to be infringing on the grounds that our patents do not cover that subject matter. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, narrowed, held unenforceable or interpreted in such a manner that would allow third parties to enter the market with competing products.

Third-party pre-issuance submission of prior art to the USPTO, or opposition, derivation, revocation, reexamination, inter parties review, post-grant review or interference proceedings, or other patent office proceedings or litigation in the United States or other jurisdictions provoked by third parties or brought by us, may be necessary to determine the inventorship, priority, patentability or validity of inventions with respect to our patents or patent applications. An unfavorable outcome could leave our technology or product candidates without patent protection, could allow third parties to commercialize our technology or product candidates and compete directly with us, or without payment to us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Even if we successfully defend such litigation or proceeding, we may incur substantial costs and our defense may distract our management and other employees.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, many foreign jurisdictions have rules of discovery that are different than those in the United States and that may make defending or enforcing our patents extremely difficult. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our Common Stock.

We may infringe the intellectual property rights of others, which could increase our costs and delay or prevent our development efforts.

Our commercial success depends upon our ability to develop, manufacture, market and sell our Program Products and any future product candidates that we may develop and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Third parties may initiate legal proceedings against us alleging that we infringe their intellectual property rights, or we may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, including in oppositions, interferences, revocations, reexaminations, inter parties review, post-grant review or derivation proceedings before the USPTO or its counterparts in other jurisdictions. These proceedings can be expensive and time-consuming and many of our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can.

We could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent of a third party. A finding of infringement could prevent us from commercializing our Program Products or any future product candidates or force us to cease some of our business operations, which could materially harm our business.

We may not be aware of all third-party intellectual property rights potentially relating to our Program Products or any future product candidates. As to pending third-party applications, we cannot predict with any certainty which claims will issue, if any, or the scope of any claims that may issue. Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, enforceability or priority. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could materially and adversely affect our ability to commercialize any product candidates we may develop and any other product candidates covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. If any third-party patents were successfully asserted against us or our commercialization partners and we were unable to successfully challenge the scope, validity or enforceability of any such asserted patents, then we and our commercialization partners may be prevented from commercializing our product candidates, or may be required to pay significant damages, including treble damages and attorneys’ fees if we are found to willfully infringe the asserted patents, or obtain a license to such patents, which may not be available on commercially reasonable terms, or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties’ access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments. Any of the foregoing would have a material adverse effect on our business, financial condition and operating results.

Although we have reviewed certain third-party patents and patent filings that we believe may be relevant to our therapeutic candidates or products, we have not conducted a freedom-to-operate search or analysis for any of our therapeutic candidates or products, and we may not be aware of patents or pending or future patent applications that, if issued, would block us from commercializing our therapeutic candidates or products. Thus, we cannot guarantee that our therapeutic candidates or products, or our commercialization thereof, do not and will not infringe any third party’s intellectual property.

Changes in United States and international patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biotechnology companies, our success is heavily dependent on IP, particularly patents. Obtaining and enforcing patents in the biotechnology industry involve both technological and legal complexity, and therefore obtaining and enforcing biotechnology patents is costly, time-consuming and inherently uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations, which may diminish our ability to obtain and enforce patents for our inventions. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. Furthermore, depending on the Supreme Court’s review of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”), or legislation to repeal or amend the Affordable Care Act, the twelve years of regulatory exclusivity currently provided to certain biologic products in the United States may be reduced or eliminated. Any such reduction or elimination could impair the length of exclusivity against similar products.

Our inability to protect our trade secrets would harm our business and competitive position.

In addition to seeking patents for some of our technology and product candidates, we also rely substantially on trade secrets, including unpatented know-how, technology and other proprietary materials and information, to maintain our competitive position. We protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. However, these steps may be inadequate, we may fail to enter into agreements with all such parties or any of these parties may breach the agreements and disclose our trade secrets and there may be no adequate remedy available for such breach of an agreement. We cannot assure you that our trade secrets will not be disclosed or that we can meaningfully protect our trade secrets. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts both within and outside the United States may be less willing, or unwilling, to protect trade secrets. If a competitor lawfully obtained or independently developed any technology or information that we protect as trade secret, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•        others may be able to make products that are similar to our Program Products and any future product candidates we may develop but that are not covered by the claims of the patents that we may own or license in the future;

•        we, or our future collaborators, might not have been the first to make the inventions covered by the issued patents and pending patent applications that we may own or license in the future;

•        we, or our future collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

•        it is possible that our pending patent applications or those that we may file in the future will not result in issued patents;

•        patents that we may own or license in the future may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

•        our competitors might conduct research and development activities in countries where we do not have patent rights and then use the resulting information to develop competitive products for sale in major commercial markets in which we do not have sufficient patent rights to stop such sales;

•        we may not develop additional proprietary technologies that are patentable;

•        third-party patents may be asserted against our product candidates and technologies in a manner that threatens or harms our business; and

•        we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such trade secrets or know-how.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

If our trademarks and trade names are not maintained and adequately protected, we may not be able to build name recognition in our markets of interest, and our business may be adversely affected.

Failure to obtain trademark registrations in the future could limit our ability to protect and enforce our trademarks and impede our marketing efforts in the countries in which we intend to operate. We may not be able to protect our rights to trademarks and trade names which we may need to build name recognition with potential partners or customers in our markets of interest. As a means to enforce any future trademark rights and prevent infringement, we may be required to file trademark claims against third parties or initiate trademark opposition proceedings. This can be time-consuming and expensive and may strain the financial resources of a company of our size, and we may not ultimately be successful in enforcing our trademark rights. In addition, our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks.

Future trademark applications in the United States and in other foreign jurisdictions where we may file may not be allowed or may subsequently be opposed. Even if these applications result in registration of trademarks, third parties may challenge our use or registration of these trademarks in the future. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected.

Risks Related to Our Business Operations

Our future success depends in part on our ability to retain our senior management team, directors and other key employees and to attract, retain and motivate other qualified personnel.

We may not be able to attract or retain qualified directors, personnel and consultants due to the intense competition for such individuals among in the biotechnology and pharmaceutical industries. If we are not able to attract and retain necessary personnel and consultants to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

Our industry has experienced a high rate of turnover of management personnel in recent years. We are highly dependent on the development, regulatory, commercialization and business development expertise of the members of our executive team, as well as other key employees and consultants. If we lose one or more of our executive officers or other key employees or consultants, our ability to implement our business strategy successfully could be seriously harmed. Any of our executive officers or other key employees or consultants may terminate their employment or consultancy arrangements with us at any time and replacing such individuals may be difficult and time-consuming because of the limited number of individuals in our industry with the necessary breadth of skills and experience. Competition to hire and retain employees and consultants from this limited pool is intense, and we may be unable to hire, train, retain or motivate such individuals. Additionally, we do not currently maintain “key person” life insurance on the lives of our executives or any of our employees. This lack of insurance means that we may not receive adequate compensation for the loss of the services of these individuals. If we are unable to continue to attract and retain high-quality personnel, the rate and success with which we can discover and develop product candidates and our business will be limited.

We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

We are in the early stages of building the full management team and employee base that we anticipate we will need to complete the development of our Program Products and other future product candidates. As of September 1, 2021, we had 12 employees.

As we advance our preclinical and clinical development programs for our product candidates, seek regulatory approval in the United States and elsewhere and increase the number of ongoing product development programs, we anticipate that we will need to increase our product development, scientific and administrative headcount. We will also need to establish commercial capabilities in order to commercialize any product candidates that may be approved. Such an evolution may impact our strategic focus and our deployment and allocation of resources. Our management, personnel and systems may experience difficulty in adjusting to our growth and strategic focus.

Our ability to manage our operations and growth effectively depends upon the continual improvement of our procedures, reporting systems and operational, financial and management controls. We may not be able to implement administrative and operational improvements in an efficient or timely manner and may discover deficiencies in existing systems and controls. If we do not meet these challenges, we may be unable to execute our business strategies and may be forced to expend more resources than anticipated addressing these issues.

We may acquire additional technology and complementary businesses in the future. Acquisitions involve many risks, any of which could materially harm our business, including the diversion of management’s attention from core business concerns, failure to effectively exploit acquired technologies, failure to successfully integrate the acquired business or realize expected synergies or the loss of key employees from either our business or the acquired businesses.

In addition, in order to continue to meet our obligations as a public company and to support our anticipated long-term growth, we will need to increase our general and administrative capabilities. Our management, personnel and systems may not be adequate to support this future growth.

If we are unable to successfully manage our growth and the increased complexity of our operations, our business, financial position, results of operations and prospects may be materially and adversely affected.

We may not be successful in our efforts to identify, discover or license additional product candidates.

Although a substantial amount of our effort will focus on the continued clinical testing, potential approval and commercialization of our lead Program Products, the success of our business also depends upon our ability to identify, discover or license additional product candidates. Our research programs or licensing efforts may fail to yield additional product candidates for clinical development for a number of reasons, including (i) lack of financial or personnel resources to acquire or discover additional product candidates; (ii) product candidates may not succeed in preclinical or clinical testing; (iii) product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval; (iv) competitors may develop alternatives that render our product candidates obsolete or less attractive; (v) the market for a product candidate may change during our development program so that such product may become unprofitable to continue to develop; (vi) product candidates may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and (vii) product candidates may not be accepted as safe and effective by patients, the medical community, or third-party payors.

We may be forced to abandon our development efforts for a program or programs that are unsuccessful, or we may not be able to identify, license, or discover additional product candidates, which would have a material adverse effect on our business and could potentially cause us to cease operations. Further, research programs to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

Our research, development and manufacturing activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials, including the components of our product candidates and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages, such liability could exceed our resources, and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage.

Healthcare reform in the United States may negatively impact our ability to profitably sell our product candidates, if approved, and to recoup the upfront investment needed to obtain regulatory approval of our product candidates.

Third-party payors, whether domestic or foreign, or governmental or commercial, are continually developing and advancing new methods of controlling healthcare costs. The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any product for which we obtain marketing approval.

Affordable Care Act for example, contains provisions that have significantly changed the way health care is financed by both governmental and private insurers. We expect that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we, or any strategic collaborators, may receive for any approved products.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the Affordable Care Act, and we expect there will be additional challenges and amendments to the Affordable Care Act in the future. By way of example, on January 28, 2021, President Biden issued the “Executive Order on Strengthening Medicaid and the Affordable Care Act,” which, among other things revoked certain executive orders of the previous administration that had eliminated cost sharing subsidies and various other provisions of the Affordable Care Act, stating that it is the current administration’s policy “to protect and strengthen Medicaid and the ACA and to make high-quality healthcare accessible and affordable for every American,” and directing heads of relevant executive departments and agencies immediately to review agency actions to determine whether any such actions are inconsistent with this policy. And, on June 24, 2021, the U.S. Supreme Court dismissed a challenge to the Affordable Care Act in a decision that leaves the law intact. We cannot predict what effect further changes to the Affordable Care Act would have on our business.

It is also possible that additional governmental action is taken in response to the COVID-19 pandemic. Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

At the same time, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. congressional inquiries and proposed bills designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate product revenue, attain profitability, or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition, including our ability to recoup the upfront investment needed to obtain regulatory approval for our product candidates.

Risks Related to Commercialization of Our Program Products and Product Candidates

As we evolve from a company that is primarily involved in clinical development to a company that is also involved in commercialization, we may encounter difficulties in expanding our operations successfully.

As we advance our Program Products through clinical studies, we will need to expand our development, regulatory, manufacturing, and marketing and sales capabilities and may need to further contract with third parties to provide these capabilities, such as collaborators, distributors, marketers and additional suppliers. We currently have no experience as a Company in or infrastructure for sales, marketing and distribution, and our operations are currently limited to clinical development activities and as our operations expand, we likely will need to manage additional relationships with such third parties.

If our Program Products or any future product candidate is approved, we intend either to establish a sales organization with technical expertise and supporting distribution capabilities to commercialize our Program Products or any future product candidate or to outsource such functions to one or more third parties. Either of these options would be expensive and time-consuming. Some or all of these costs may be incurred in advance of any approval of our Program Products or any future product candidate. In addition, we may not be able to hire a sales force that is sufficient in size or has adequate expertise in the medical markets that we intend to target. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely affect the commercialization of our Program Products and other future product candidates.

Maintaining third-party relationships for these purposes will impose significant added responsibilities on members of our management and other personnel. We must be able to effectively manage our development efforts, recruit and train sales and marketing personnel, effectively manage our participation in the clinical studies in which our product candidates are involved and improve our managerial, development, operational and finance systems, all of which may impose a strain on our administrative and operational infrastructure.

If we enter into arrangements with third parties to perform sales, marketing or distribution services, any product revenues that we receive, or the profitability of these product revenues to us, are likely to be lower than if we were to market and sell any products that we develop without the involvement of these third parties. In addition, we may not be successful in entering into arrangements with third parties to sell and market our products or in doing so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products.

We may seek to establish commercial collaborations for our Program Products and future product candidates, and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development plans.

Our drug development programs, and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. We may decide to collaborate with other pharmaceutical and biotechnology companies for the development and potential commercialization of our product candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical studies, the likelihood of approval by the FDA or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products and the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborators may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms, or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

We currently have no Program Products approved for marketing. We do not have a marketing and sales organization. If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our Program Products, we may be unable to generate any product revenue.

We have no experience selling and marketing our Program Products, and we currently have no marketing or sales organization. To successfully commercialize any product candidates that may result from our development programs, we will need to develop these capabilities, either on our own or with others. If our product candidates receive regulatory approval, we intend to establish a sales and marketing organization independently or by utilizing experienced third parties with technical expertise and supporting distribution capabilities to commercialize our Program Products in major markets, all of which will be expensive, difficult and time consuming. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact our ability to commercialize our Program Products.

Our efforts to educate the medical community, including physicians, hospital pharmacists and third-party payors on the benefits of our Program Products may require significant resources and may never be successful. If any of our Program Products are approved but fail to achieve market acceptance among physicians, patients or third-party payors, we will not be able to generate significant revenues from such product, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

It may be difficult for us to profitably sell our Program Products, if and when approved, if coverage and reimbursement for these Program Products are limited by government authorities and/or third-party payor policies.

In addition to any healthcare reform measures which may affect reimbursement, market acceptance and sales of our Program Products, if approved, will depend on, in part, the extent to which the procedures utilizing our Program Products, performed by health care providers, will be covered by third party payors, such as government health care programs, commercial insurance and managed care organizations. In the event health care providers and patients accept our Program Products as medically useful, cost effective and safe, there is uncertainty regarding whether our Program Products will be directly reimbursed, reimbursed through a bundled payment or if the product candidates will be included in another type of value-based reimbursement program. Third party payors determine the extent to which new products will be covered as a benefit under their plans and the level of reimbursement for any covered product or procedure which may utilize a covered product. It is difficult to predict at this time what third party payors will decide with respect to the coverage and reimbursement for our Program Products.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our products to the payor. Additionally, we may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. We cannot be sure that coverage or adequate reimbursement will be available for our product candidates, if approved. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our future products. If reimbursement is not available, or is available only to limited levels, we may not be able to commercialize our product candidates, or achieve profitably at all, even if approved.

Our business entails a significant risk of clinical study and/or product liability and our ability to obtain sufficient insurance coverage could have a material effect on our business, financial condition, results of operations or prospects.

Our business exposes us to significant clinical study and/or product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Clinical study liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, product liability claims could result in an FDA investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs and potentially a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to study participants or patients and a decline in our Company valuation. We currently carry insurance coverage to the limit required by clinical sites for our clinical study. We do not anticipate carrying product liability insurance until such time we have a commercially available product. Our current insurance coverage or any other insurance coverage that we may obtain in the future may not provide sufficient coverage against potential liabilities. Furthermore, clinical study and product liability insurance are becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by clinical study and product liability claims that could have a material adverse effect on our business.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical studies and will face an even greater risk if we commercialize any resulting products. Product liability claims may be brought against us by subjects enrolled in our clinical studies, patients, or others using our products. If we cannot successfully defend ourselves against claims that our product candidates or products that we may develop caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•        decreased demand for any product candidates or products that we may develop;

•        product recalls or a change in the indications for which products may be used;

•        termination of clinical study sites or entire study programs;

•        injury to our reputation and significant negative media attention;

•        withdrawal of clinical study participants;

•        significant costs to defend the related litigation;

•        substantial monetary awards to study subjects or patients;

•        loss of revenue;

•        diversion of management and scientific resources from our business operations; and

•        the inability to commercialize any products that we may develop.

Our clinical study liability insurance coverage may not adequately cover all liabilities that we may incur. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or delay the commercialization of any products or product candidates that we develop. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. If we are sued for any injury caused by our products, product candidates or processes, our liability could exceed our product liability insurance coverage and our total assets. Claims against us, regardless of their merit or potential outcome, may also generate negative publicity or hurt our ability to obtain physician endorsement of our products or expand our business.

Our employees, contractors, vendors, principal investigators, consultants and future partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of fraud or other misconduct by our employees, contractors, vendors, principal investigators, consultants or future partners. Misconduct by these parties could include failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with federal and state healthcare fraud and abuse laws and regulations, to report financial information or data timely, completely or accurately, or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self- dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Third-party misconduct could also involve the improper use of information obtained in the course of clinical studies, which could result in regulatory sanctions and serious harm to our reputation. Although we have adopted a Code of Business Conduct and Ethics, it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us resulting from this misconduct and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions. If we or our future partners market products in a manner that violates fraud and abuse and other healthcare laws, or if we or our future partners violate government price reporting laws, we or our future partners may be subject to administrative civil and/or criminal penalties, among other sanctions.

Pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations.

Our business operations and relationships with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers are subject to broadly applicable healthcare regulatory laws, which could expose us to penalties.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidate for which we obtain regulatory approval. Our current and future arrangements may expose us to broadly applicable fraud and abuse and other healthcare laws that may constrain the business or financial arrangements and relationships through which we would market, sell and distribute our products. Even though we will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, federal and state healthcare laws pertaining to fraud and abuse are and will be applicable to our business. Such laws include, but are not limited to, the following:

•        Federal false claims, false statements and civil monetary penalties laws, including the federal civil False Claims Act (“FCA”), which can be enforced through civil whistleblower or qui tam actions, prohibit, among others, any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid.

•        The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers, on the one hand, and prescribers, purchasers and formulary managers, on the other. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, the intent standard under the federal Anti-Kickback Statute was amended by the Affordable Care Act to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, the government may assert that a claim including items or services resulting from violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.

•        The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

•        Patient data privacy and security regulation, including, in the United States, HIPAA, as amended by the Health Information Technology for Clinical Health Act of 2009 (“HITECH”), and their respective implementing regulations, which impose specified requirements on “covered entities,” including healthcare providers, health plans, and healthcare clearinghouses, as well as their respective “business associates” that perform services for them that involve the use, or disclosure of, individually identifiable health information relating to the privacy, security and transmission of individually identifiable health information.

•        The federal transparency requirements under the Physician Payments Sunshine Act, enacted as part of the Affordable Care Act, that require applicable manufacturers of covered drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to track and annually report to CMS payments and other transfers of value provided to physicians and teaching hospitals and certain ownership and investment interests held by physicians or their immediate family members in the applicable manufacturer, and disclosure of such information will be made by CMS on a publicly available website.

•        Analogous state, local or foreign laws, such as state anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers; state and local marketing and/or transparency laws applicable to manufacturers that may be broader in scope than the federal requirements; state laws that require biopharmaceutical companies to comply with the biopharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; state and local laws that require licensure or registration by sales and marketing agents of a pharmaceutical company; state laws that require disclosure of information related to drug pricing; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect as HIPAA.

Pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations.

The global data protection landscape is rapidly evolving, and we may be affected by or subject to new, amended or existing laws and regulations in the future, including as our operations continue to expand or if we operate in foreign jurisdictions. Several foreign jurisdictions, including the EU, its member states, the United Kingdom, Japan and Australia, among others, have adopted legislation and regulations that increase or change the requirements governing the collection, use, disclosure and transfer of the personal information of individuals in these jurisdictions. Additionally, certain countries have passed or are considering passing laws that require local data residency and/or restrict the international transfer of data. These laws have the potential to increase costs of compliance, risks of noncompliance and penalties for noncompliance.

If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, disgorgement, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, additional oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, that person or entity may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

We depend on our information technology systems and those of our third-party collaborators, service providers, contractors or consultants. Our internal computer systems, or those of our third-party collaborators, service providers, contractors or consultants, may fail or suffer security breaches, disruptions, or incidents, which could result in a material disruption of our development programs or loss of data or compromise the privacy, security, integrity or confidentiality of sensitive information related to our business and have a material adverse effect on our reputation, business, financial condition or results of operations.

In the ordinary course of our business, we collect, store and transmit large amounts of confidential information, including intellectual property, proprietary business information and personal information. Our internal technology systems and infrastructure, and those of our current or future third-party collaborators, service providers, contractors and consultants are vulnerable to damage from computer viruses, unauthorized access or use resulting from malware, natural disasters, terrorism, war and telecommunication and electrical failures, denial-of-service attacks, cyber-attacks or cyber-intrusions over the Internet, hacking, phishing and other social engineering attacks, persons inside our organizations (including employees or contractors), loss or theft, or persons with access to systems inside our organization. Attacks on information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and they are being conducted by increasingly sophisticated and organized foreign governments, groups and individuals with a wide range of motives and expertise. In addition to extracting or accessing sensitive information, such attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the security, confidentiality, integrity and availability of information. The prevalent use of mobile devices that access sensitive information also increases the risk of data security incidents which could lead to the loss of confidential information or other intellectual property. While to our knowledge we have not experienced any material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations or the operations of third-party collaborators, service providers, contractors and consultants, it could result in a material disruption of our development programs and significant reputational, financial, legal, regulatory, business or operational harm. The costs to us to mitigate, investigate and respond to potential security incidents, breaches, disruptions, network security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and while we have implemented security measures to protect our data security and information technology systems, our efforts to address these problems may not be successful, and these problems could result in unexpected interruptions, delays, cessation of service and other harm to our business and our competitive position.

For example, the loss of clinical study data from completed, ongoing or planned clinical studies for our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any real or perceived security breach affects our systems (or those of our third-party collaborators, service providers, contractors or consultants), or results in the loss of or accidental, unlawful or unauthorized access to, use of, release of, or other processing of personally identifiable information or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed. Such a breach may require notification to governmental agencies, the media or individuals pursuant to various foreign, domestic (federal and state) privacy and security laws, if applicable, including HIPAA, as amended by HITECH, and its implementing rules and regulations, as well as regulations promulgated by the Federal Trade Commission and state breach notification laws. In addition, our liability insurance may not be sufficient in type or amount to cover us against claims related to security breaches, cyberattacks and other related incidents.

Any failure or perceived failure by us or any third-party collaborators, service providers, contractors or consultants to comply with our privacy, confidentiality, data security or similar obligations, or any data security incidents or other security breaches that result in the accidental, unlawful or unauthorized access to, use of, release of, processing of, or transfer of sensitive information, including personally identifiable information, may result in negative publicity, harm to our reputation, governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us, could cause third parties to lose trust in us or could result in claims by third parties, including those that assert that we have breached our privacy, confidentiality, data security or similar obligations, any of which could have a material adverse effect on our reputation, business, financial condition or results of operations. To the extent we maintain individually identifiable health information, we could be subject to fines and penalties (including civil and criminal) under HIPAA for any failure by us or our business associates to comply with HIPAA’s requirements. Moreover, data security incidents and other security breaches can be difficult to detect, and any delay in identifying them may lead to increased harm. While we have implemented data security measures intended to protect our information, data, information technology systems, applications and infrastructure, there can be no assurance that such measures will successfully prevent service interruptions or data security incidents.

Data collection is governed by restrictive regulations governing the collection, use, processing and cross-border transfer of personal information.

With our Phase 2 clinical study planned in Europe we will collect, process, use or transfer personal information from individuals located in the European Economic Area (the “EEA”) in connection with our business, including in connection with conducting clinical studies in the EEA. Additionally, if any of our product candidates are approved, we may seek to commercialize those products in the EEA. The collection and use of personal health data in the European Economic Area is governed by the provisions of the General Data Protection Regulation ((EU) 2016/679) (the “GDPR”), along with other European Union and country-specific laws and regulations. The United Kingdom and Switzerland have also adopted data protection laws and regulations. These legislative acts (together with regulations and guidelines) impose requirements relating to having legal bases for processing personal data relating to identifiable individuals and transferring such data outside of the EEA, including to the United States, providing details to those individuals regarding the processing of their personal data, keeping personal data secure, having data processing agreements with third parties who process personal data, responding to individuals’ requests to exercise their rights in respect of their personal data, reporting security breaches involving personal data to the competent national data protection authority and affected individuals, appointing data protection officers or corporate representatives, conducting data protection impact assessments and record-keeping. The GDPR imposes additional responsibilities and liabilities in relation to personal data that we process and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. Failure to comply with the requirements of the GDPR and related national data protection laws of the member states of the European Economic Area and other states in the EEA may result in substantial fines, other administrative penalties and civil claims being brought against us, which could have a material adverse effect on our business, financial condition and results of operations. European data protection authorities may interpret the GDPR and national laws differently and may impose additional requirements, which adds to the complexity of processing personal data in or from the EEA or United Kingdom. Guidance on implementation and compliance practices are often updated or otherwise revised. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities.

In addition, California recently enacted the California Consumer Privacy Act (“CCPA”), which creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with additional causes of action. The CCPA went into effect on January 1, 2020, and the California Attorney General commenced enforcement actions for violations on July 1, 2020. Moreover, a new privacy law, the California Privacy Rights Act, or CPRA, was recently passed in November 2020 and will go into effect on January 1, 2023, with a “look-back” period to January 1, 2022. The CPRA significantly modified the CCPA, resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. The CCPA and the CPRA, may impact our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to personal data and protected health information.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Any actual or alleged failure to comply with U.S. or international laws and regulations relating to privacy, data protection, and data security could result in governmental investigations, proceedings and enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity, harm to our reputation, and could negatively affect our operating results and business. Moreover, clinical study subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information or impose other obligations or restrictions in connection with our use, retention and other processing of information, and we may otherwise face contractual restrictions applicable to our use, retention, and other processing of information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend and could result in adverse publicity that could harm our business.

Unstable market and economic conditions may have serious adverse consequences on our business and financial condition.

Global credit and financial markets have experienced extreme disruptions at various points over the last few decades, characterized by diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. If another such disruption in credit and financial markets and deterioration of confidence in economic conditions occurs, our business may be adversely affected. If the equity and credit markets were to deteriorate significantly in the future, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and share price and could require us to delay or abandon development or commercialization plans. In addition, there is a risk that one or more of our service providers, manufacturers or other partners would not survive or be able to meet their commitments to us under such circumstances, which could directly affect our ability to attain our operating goals on schedule and on budget.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties to sell our products sell our products outside the United States, to conduct clinical studies, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Changes in our effective income tax rate could adversely affect our results of operations.

We are subject to income taxes in the United States. Various factors may have favorable or unfavorable effects on our effective income tax rate. These factors include, but are not limited to, interpretations of existing tax laws, changes in tax laws and rates, the accounting for stock options and other stock-based compensation, changes in accounting standards, future levels of research and development spending, changes in the mix and level of pre-tax earnings in different jurisdictions, the outcome of audits or other examinations by the U.S. Internal Revenue Service and tax regulators in other jurisdictions, the accuracy of our estimates for unrecognized tax benefits, the realization of deferred tax assets and changes to our ownership or capital structure. The impact of the above-mentioned factors and others on our effective income tax rate may be significant and could adversely affect our results of operations.

Our future growth may depend, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability may depend, in part, on our ability to commercialize our product candidates in foreign markets for which we may rely on collaboration with third parties. We are evaluating the opportunities for the development and commercialization of our product candidates in foreign markets. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the applicable regulatory authority in that foreign market, and we may never receive such regulatory approval for any of our product candidates. To obtain separate regulatory approvals in other countries, we may be required to comply with numerous and varying regulatory requirements of such countries regarding the safety and efficacy of our product candidates and governing, among other things, clinical studies and commercial sales, pricing and distribution of our product candidates, and we cannot predict success in these jurisdictions. We may not obtain foreign regulatory approvals on a timely basis, if at all. If we obtain approval of our product candidates and ultimately commercialize our product candidates in foreign markets, we would be subject to additional risks and uncertainties, including:

•        our customers’ ability to obtain reimbursement for our product candidates in foreign markets;

•        our inability to directly control commercial activities if we are relying on third parties; the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

•        different medical practices and customs in foreign countries affecting acceptance in the marketplace;

•        import or export licensing requirements;

•        longer accounts receivable collection times;

•        our ability to supply our product candidates on a timely and large-scale basis in local markets;

•        longer lead times for shipping which may necessitate local manufacture of our product candidates;

•        language barriers for technical training and the need for language translations;

•        reduced protection of patent and other intellectual property rights in some foreign countries;

•        the existence of additional potentially relevant third-party intellectual property rights;

•        foreign currency exchange rate fluctuations; and

•        the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of our product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs.

If any of our product candidates is approved for commercialization, we may selectively partner with third parties to market it in certain jurisdictions outside the United States. We expect that we will be subject to additional risks related to international pharmaceutical operations, including:

•        different regulatory requirements for drug approvals and rules governing drug commercialization in foreign countries, including requirements specific to biologics or cell therapy products;

•        reduced protection for patent and other intellectual property rights;

•        foreign reimbursement, pricing and insurance regimes;

•        potential noncompliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and similar anti-bribery and anticorruption laws in other jurisdictions; and

•        production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad.

We have no prior experience in these areas. In addition, there are complex regulatory, tax, labor and other legal requirements imposed by both the EU and many of the individual countries in Europe with which we will need to comply. Many U.S.-based biotechnology companies have found the process of marketing their own products in Europe to be very challenging.

Certain legal and political risks are also inherent in foreign operations. There is a risk that foreign governments may nationalize private enterprises in certain countries where we may operate. In certain countries or regions, terrorist activities and the response to such activities may threaten our operations more than in the United States. Social and cultural norms in certain countries may not support compliance with our corporate policies, including those that require compliance with substantive laws and regulations. Also, changes in general economic and political conditions in countries where we may operate are a risk to our financial performance and future growth. Additionally, the need to identify financially and commercially strong partners for commercialization outside the United States who will comply with the high manufacturing and legal and regulatory compliance standards we require is a risk to our financial performance. As we operate our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other related risks. There can be no assurance that the consequences of these and other factors relating to our international operations will not have an adverse effect on our business, financial condition or results of operations.

In some countries, particularly in Europe, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug. To obtain reimbursement or pricing approval in some countries, we may be required to conduct clinical studies that compare the cost-effectiveness of our product candidates to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed, possibly materially.

We face the risk of product liability claims and may not be able to obtain insurance.

Our business exposes us to the risk of product liability claims that are inherent in the development of drugs and diagnostic devices. We may be subject to costly and damaging product liability claims brought against us by clinical study participants, consumers, health care providers, pharmaceutical companies or others selling our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators. While we currently carry clinical study insurance and product liability insurance, the amount of insurance coverage we hold now may not be adequate to cover all liabilities we might incur. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. If we are unable to obtain insurance at an acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. If we are sued for any injury allegedly caused by our Program Products, our liability could exceed our total assets and our ability to pay the liability. A product liability claim or series of claims brought against us would decrease our cash and could cause our stock price to fall.

Our insurance policies are expensive and protect us only from some business risks, which will leave us exposed to significant uninsured liabilities.

We carry insurance for most categories of risk that our business may encounter; however, we may not have adequate levels of coverage. We currently maintain general liability, property, workers’ compensation, clinical study, products liability and directors’ and officers’ insurance, along with an umbrella policy. We may not be able to maintain existing insurance at current or adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash position and results of operations.

Petra has no current plans to pay dividends on its Shares of Common Stock.

Petra does not anticipate paying any cash dividends in the foreseeable future. If Petra or, following the consummation of the Business Combination, New Revelation, incurs indebtedness in the future to fund its future growth, its ability to pay dividends may be further restricted by the terms of such indebtedness.

The Revelation Equityholders will have significant influence over New Revelation after completion of the Business Combination.

Upon completion of the Business Combination, assuming there are no redemptions and other assumptions described in this proxy statement/prospectus, the Revelation Equityholders will collectively beneficially own approximately [53.6]% of New Revelation’s issued and outstanding capital stock. Although there is no voting trust agreement between the Revelation Equityholders, as long as the Revelation Equityholders own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors, any amendment of New Revelation’s certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of New Revelation’s assets.

If we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors’ views of us and, as a result, the value of our Common Stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending December 31, 2022. When and if we are a “large accelerated filer” or an “accelerated filer” and are no longer an “emerging growth company” or “smaller reporting company,” each as defined in the Exchange Act, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company or smaller reporting company, we intend to take advantage of an exemption available to emerging growth companies and smaller reporting companies from these auditor attestation requirements. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we will need to upgrade our systems including information technology; implement additional financial and management controls, reporting systems, and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting, and the trading price of our Common Stock may decline.

We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make our Common Stock less attractive to investors.

We are an emerging growth company and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 reduced disclosure obligations regarding executive compensation in this Prospectus and our periodic reports and proxy statements, exemptions from the requirements of holding non-binding advisory votes on executive compensation and seeking stockholder approval of any golden parachute payments not previously approved and not being required to adopt certain accounting standards until those standards would otherwise apply to private companies. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of this offering, although circumstances could cause us to lose that status earlier, including if we become a large accelerated filer (in which case we will cease to be an emerging company as of the date we become a large accelerated filer, which, generally, would occur if, at the end of a fiscal year, among other things, the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter), if we have total annual gross revenue of $1.0 billion or more during any fiscal year (in which cases we would no longer be an emerging growth company as of March 31 of such fiscal year), or if we issue more than $1.0 billion in non-convertible debt during any three year period before that time (in which case we would cease to be an emerging growth company immediately). Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this Prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Our Common Stock price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our shares of Common Stock:

•        disappointing results from our development efforts;

•        decline in demand for our shares of Common Stock;

•        downward revisions in securities analysts’ estimates or changes in general market conditions;

•        technological innovations by competitors or in competing products;

•        investor perception of our industry or our prospects; and

•        general economic trends.

Stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our shares of Common Stock.

Potential future sales pursuant to registration rights granted by the Company and under Rule 144 may depress the market price for our shares of Common Stock.

The Company has granted a number of its stockholders’ registration rights with respect to their shares of Common Stock. See the section titled “Registration Rights.” Such future sales of our shares of Common Stock by our existing stockholders, pursuant to and in accordance with the provisions of any registration statement, may have a depressive effect on the market price of our shares of Common Stock. Further, in general, under Rule 144 under the Securities Act, a person who has satisfied a minimum holding period of between six months and one-year and any other applicable requirements of Rule 144, may thereafter sell such shares publicly. A significant number of our currently issued and outstanding shares of Common Stock -held by existing stockholders, including officers and directors and other principal stockholders are currently eligible for resale pursuant to and in accordance with the provisions of Rule 144. The possible future sale of our shares by our existing stockholders, pursuant to and in accordance with the provisions of Rule 144, may have a depressive effect on the price of our Shares of Common Stock in the applicable trading marketplace.

Financial Industry Regulatory Authority (“FINRA”) has adopted sales practice requirements, which may also limit a stockholder’s ability to buy and sell our Common Stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our shares of Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares of Common Stock.

We face risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act relating to internal control over financial reporting, referred to as Section 404, materially increased our legal and financial compliance costs and made some activities more time- consuming and more burdensome,

Anti-takeover provisions contained in the Proposed Charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Proposed Charter that will be in effect upon consummation of the Business Combination will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include:

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•        the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board; and

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.

Our Proposed Charter and bylaws provide that the Court of Chancery of the State of Delaware shall be the exclusive forum for certain disputes between us and our stockholders arising under Delaware statutory and common law, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Proposed Charter and bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, arising under Delaware statutory or common law; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Nothing in our Proposed Charter and bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the choice of forum provision that will be contained in our amended and restated certificate of incorporation and bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

Risks Related to Ownership of New Revelation Common Stock Following the Business Combination

The opinion of Scalar, Petra’s financial advisor, does not reflect changes in circumstances between September [•], 2021, the date Scalar issued the opinion, and the closing of the Business Combination.

Petra’s financial advisor, Scalar, rendered an opinion dated September [•], 2021, to Petra’s Board that, as of such date, and subject to and based on the considerations referred to in its opinion the Merger Consideration, as defined in and pursuant to the Business Combination Agreement, was fair, from a financial point of view, to Petra. The opinion was based on economic, market and other conditions in effect on, and the information made available to it as of, the date thereof.

Changes in the operations and prospects of Revelation, general market and economic conditions and other factors on which Scalar’s opinion was based, may significantly alter the value of Revelation at the time the Business Combination is completed. The opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. For a description of the opinion issued by Scalar to the Board, please see “Proposal No. 1: The Business Combination Proposal — Opinion of the Petra Financial Advisor.”

If New Revelation is not able to comply with the applicable continued listing requirements or standards of Nasdaq Capital Market, Nasdaq could delist our Common Stock.

Petra has applied to list the Petra Common Stock and Warrants on the Nasdaq Capital Market under the symbols “REVB” and “REVBW,” respectively, upon the closing of the Business Combination. New Revelation’s continued eligibility for listing may depend on the number of Petra Public Shares that are redeemed. If, after the Business Combination, Nasdaq delists the Petra Common Stock from trading on its exchange for failure to meet the listing standards such as the minimum public shareholders requirement or for failure to hold an annual shareholders meeting, we and our stockholders could face significant material adverse consequences including:

•        limited availability of market quotations for our securities;

•        reduced liquidity for New Revelation’s securities;

•        a determination that the Petra Common Stock is a “penny stock” which will require brokers trading in the Petra Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Revelation’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts or for other reasons, the market price of Petra’s securities or, following the Business Combination, New Revelation’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Petra’s securities prior to the Closing may decline. The market values of New Revelation’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Petra’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Revelation’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Revelation’s securities. Accordingly, the valuation ascribed to Revelation may not be indicative of the price that will prevail in the trading market following the Business Combination. The trading price of New Revelation’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, many of which are beyond New Revelation’s control.

Following the consummation of the Business Combination, New Revelation will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

Following the consummation of the Business Combination, New Revelation will face increased legal, accounting, administrative and other costs and expenses as a public company that Revelation does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time consuming. A number of those requirements will require New Revelation to carry out activities Revelation has not done previously. For example, New Revelation will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if management or the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Revelation could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Revelation’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Revelation’s status as a public company may make it more difficult to attract and retain qualified persons to serve on New Revelation’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Revelation to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

New Revelation’s failure to timely and effectively implement controls and procedures required by Section 404(a)of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.

Revelation is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New Revelation will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Revelation as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Revelation is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

New Revelation will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Revelation’s securities less attractive to investors and may make it more difficult to compare New Revelation’s performance to the performance of other public companies.

New Revelation will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New Revelation will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say- on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. New Revelation will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Petra Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Petra Common Stock in the Petra IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Revelation is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New Revelation may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find Petra Common Stock less attractive because New Revelation will rely on these exemptions, which may result in a less active trading market for the Petra Common Stock and its price may be more volatile.

New Revelation’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New Revelation to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of Petra Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the New Revelation’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Combined Entity’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Revelation may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Risks Related to Petra and the Business Combination

Unless the context otherwise requires, references in the subsection “Risks Related to Petra and the Business Combination” to “we”, “us”, “our”, “Petra” and “the Company” generally refers to Petra in the present tense or New Revelation from and after the Business Combination.

The working capital available to New Revelation after the Business Combination will be reduced to the extent Petra’s Public Stockholders exercise their redemption rights in connection with the Business Combination and will also be reduced to the extent of Petra’s and Revelation’s transaction expenses, which will be payable by New Revelation. This may adversely affect the business and future operations of New Revelation.

Significant uncertainties exist regarding the amount of additional cash, if any, that may be available to fund New Revelation’s operations as a result of the Business Combination and the other transactions described in this proxy statement/prospectus. Petra has approximately [$___] million in its Trust Account as of [___], 2021; however, existing Petra Public Stockholders will have the right to elect to have their shares redeemed for cash as a part of the voting on the Business Combination. It is not possible at this time to predict how many existing Petra Public Stockholders will exercise this redemption right, and therefore it is not possible at this time to predict how much cash will be held in the Trust Account immediately following closing.

The parties estimate that they will have combined transaction related expenses (primarily legal, accounting and financial advisory fees and expenses) of approximately [$____]. Immediately following the Effective Time of the Business Combination, New Revelation intends to use the cash remaining in the Trust Account to pay transaction expenses and fund its near term working capital requirements.

Our Private Warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for certain warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our public and private warrants, and determined to classify the private warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our balance sheet as of December 31, 2020 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our Private Warrants. Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our Private Warrants each reporting period and that the amount of such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Following the issuance of the SEC Staff Statement on April 12, 2021, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate previously issued and audited financial statements as of and for the period ended December 31, 2020.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this proxy statement/prospectus, we have identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the private warrants we issued in connection with our Petra IPO in October 2020. As a result of this material weakness, our management has concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our derivative warrant liabilities, change in fair value of derivative warrant liabilities, common stock subject to possible redemption, accumulated deficit and related financial disclosures for the Affected Periods.

We have concluded that our internal control over financial reporting was ineffective as of December 31, 2020 because material weaknesses existed in our internal control over financial reporting. We have taken a number of measures to remediate the material weaknesses described therein; however, if we are unable to remediate our material weaknesses in a timely manner or we identify additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies of issue shares to effect an acquisition. In either case, there could result a material adverse effect on our business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our stock. In addition, we will incur additional costs to remediate material weaknesses in our internal control over financial reporting.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020. As part of the restatement, we identified a material weakness in our internal controls over financial reporting.

As a result of such material weakness, the restatement, the change in accounting for the Private Warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a business combination.

Certain of our warrants are accounted for as a warrant liability and are recorded at fair value upon issuance with changes in fair value each period to be reported in earnings, which may have an adverse effect on the market price of our common stock.

Following the restatement of our historical financial statements, we account for our Private Warrants as a warrant liability and recorded at fair value upon issuance any changes in fair value each period reported in earnings as determined by us based upon a valuation report obtained from its independent third party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 15.0% or more of Petra Common Stock issued in the Petra IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 15.0% or more of Petra Common Stock issued in the Petra IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 15% or more of the shares of Common Stock sold in the Petra IPO. Petra refers to such shares in excess of an aggregation of 15% or more of the shares sold in the Petra IPO as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Petra will require each public stockholder seeking to exercise redemption rights to certify to Petra whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Petra at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Petra makes the above-referenced determination. Your inability to redeem any Unredeemable Shares will reduce your influence over Petra’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Petra if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if Petra consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge Petra’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Petra can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in Petra’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder of Petra might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Petra’s stockholders fail to comply with the redemption requirements specified in this proxy statement/ prospectus, they will not be entitled to redeem their shares of Petra Common Stock for a pro rata portion of the funds held in the Trust Account.

Holders of Public Shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to Petra’s transfer agent at least two (2) business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay Petra’s taxes and up to $100,000 of interest to pay dissolution expenses, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section titled “Special Meeting of Petra Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Petra’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Petra’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of Petra Stockholders — Redemption Rights,” tender their certificates to Petra’s transfer agent or deliver their shares to the transfer agent electronically through the DTC at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Petra’s transfer agent will need to act to facilitate this request. It is Petra’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Petra does not have any control over this process or over the brokers, which Petra refers to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In the event that a significant number of Public Shares are redeemed, our Common Stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, Petra may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Entity may be limited and your ability to sell your shares in the market could be adversely affected. the Combined Entity intends to apply to list its shares on Nasdaq, and Nasdaq may not list the Common Stock on its exchange, which could limit investors’ ability to make transactions in the Combined Entity’s securities and subject the Combined Entity to additional trading restrictions.

The holders of Founder Shares have agreed to vote in favor of such initial business combination, regardless of how Petra’s Public Stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, the holders of the Founder Shares have agreed (i) to vote any such shares in favor of any proposed business combination, including the Business Combination and (ii) to waive redemption rights with respect to any shares of Common Stock owned or to be owned by such holder, and that such holder will not seek redemption with respect to or otherwise sell, such shares in connection with any vote to approve a business combination, amend the provisions of the Charter, or a tender offer by Petra prior to a business combination. As a result, Petra would need only [•], or approximately [•]%, of the [•] public shares outstanding to be voted in favor of the Business Combination in order to have such transaction approved (assuming that only a quorum was present at the meeting). Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote its Founder Shares in accordance with the majority of the votes cast by Petra’s Public Stockholders.

If third parties bring claims against Petra, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.10.

Petra’s placing of funds in trust may not protect those funds from third party claims against Petra. Although Petra will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Petra’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Petra’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Petra under the circumstances.

Examples of possible instances where Petra may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Petra and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Petra is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Petra will be required to provide for payment of claims of creditors that were not waived that may be brought against Petra within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.10 per Public Share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to Petra if and to the extent any claims by a third party for services rendered or products sold to Petra, or a prospective target business with which Petra entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the Trust Account assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Petra’s indemnity of the underwriters of the Petra IPO against certain liabilities, including liabilities under the Securities Act. However, Petra has not asked our Sponsor to reserve for such indemnification obligations, nor has Petra independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations.

Additionally, if Petra is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Petra’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Petra’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Petra’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Petra may not be able to return to Petra’s Public Stockholders at least $10.10 per share. As a result, if any such claims were successfully made against the Trust Account, the funds available for Petra’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.10 per Public Share.

Petra’s stockholders may be held liable for claims by third parties against Petra to the extent of distributions received by them.

The Current Charter provides that Petra will continue in existence only until October 13, 2021. Petra has scheduled a Special Meeting of its stockholders to approve its proposal to amend its Current Charter to extend the date by which Petra has to consummate a business combination from October 13, 2021 to December 13, 2021 plus an option for Petra to further extend such date to January 13, 2022. If Petra has not completed a business combination by such date, or by January 13, 2022 if the Extension is approved, Petra will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by Petra to pay its taxes payable and up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Petra’s remaining stockholders and the Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Petra’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If Petra is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Petra which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Petra’s stockholders. Furthermore, because Petra intends to distribute the proceeds held in the Public Shares to Petra’s Public Stockholders promptly after expiration of the time Petra has to complete an initial business combination, this may be viewed or interpreted as giving preference to Petra’s Public Stockholders over any potential creditors with respect to access to or distributions from Petra’s assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to Petra’s creditors and/or may have acted in bad faith, and thereby exposing itself and Petra to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Petra cannot assure you that claims will not be brought against it for these reasons.

Neither Petra nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Revelation in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Revelation and Petra to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, Petra and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Revelation in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Petra would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

Petra and/or Revelation may waive one or more of the conditions to the Business Combination.

Petra and/or Revelation may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by its existing charter and applicable laws. For example, it is a condition to Petra’s and Revelation’s respective obligations to close the Business Combination that each of the covenants of the other party to be performed as of or prior to the Closing having been performed in all material respects. However, if Petra’s or Revelation’s board of directors determines that any such breach is not material, then it may elect to waive that condition and close the Business Combination. In deciding to waive one or more conditions to the Business Combination, Petra’s and Revelation’s directors have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Petra’s Public Stockholders. See “— Petra’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.” Under applicable law and Petra’s Current Charter, Petra is not able to waive the condition that its stockholders approve the Business Combination.

Petra’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

Petra’s Sponsor, directors and officers, and their respective affiliates and associates have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Petra’s Public Stockholders, which may result in a conflict of interest. These interests include:

These interests include:

•        the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that if the Business Combination is not approved, in accordance with our Charter, the 1,809,538 Founder Shares held by our sponsor, our officers and directors, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 3,150,000 Private Placement Warrants that were acquired simultaneously with the IPO for an aggregate purchase price of $3,150,000 and the additional 83,446 Private Placement Warrants that were acquired in connection with the exercise of the overallotment option for an aggregate purchase price of $83,446 (as they will expire). Irrespective of existing lock-up agreements that impose restrictions on the transfer of the Founder Shares and Private Placement Warrants, such Founder Shares and Private Placement Warrants had an aggregate market value of approximately $[•] based on the last sale price of $[•]and $[•], respectively, on Nasdaq on September [•], 2021;

•        if we are unable to complete a business combination and distribute the proceeds held in trust to our public stockholders, our sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us;

•        all rights specified in the Company’s Charter relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions;

•        our sponsor, officers, directors, initial stockholders or their affiliate, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed. As of [•], 2021, [$•] of out-of-pocket expenses are owed to Petra’s officers, directors and Sponsor;

•        David Dobkin, one of our directors, is a principal of LifeSci Capital, which (i) was one of the representatives of the underwriters in the Petra IPO, (ii) is entitled to certain fees upon the completion of the Business Combination under the terms of the BCMA, and (iii) is the exclusive financial and mergers and acquisitions advisor to Petra in the Business Combination, under the terms of the LifeSci Engagement Letter; and

•        LifeSci Venture Partners II, LP (“LVP”), an affiliate of LifeSci Capital, together with other affiliates of LifeSci Capital, collectively own approximately 11.2% of Revelation’s total outstanding shares of capital stock prior to the Business Combination, which were purchased in Revelation’s Series Seed financing and Series A-1 financing. On May 11, 2020, LifeSci Venture Master SPV, LLC (“LVPLLC”) purchased 500,000 shares of Revelation’s Series Seed Preferred Stock (the “Series Seed Preferred Stock”), at a per share price of $1.00 per share, for an aggregate investment of $500,000. On August 27, 2020, pursuant to a statutory conversion of Revelation into a Delaware corporation, all of LVPLLC’s shares of Series Seed Preferred Stock were exchanged for 250,000 shares of Revelation’s Class A common stock (the “Class A Common Stock”). On December 23, 2020, LVPLLC transferred all of its shares of Class A Common Stock, to affiliates of LifeSci Capital. On December 24, 2020 (i) LVP purchased 78,616 shares of Class A Common Stock at a price of $6.36 per share, for an aggregate investment of $499,997.76, and (ii) another affiliate of LifeSci Capital purchased 31,446 shares of Class A Common Stock at a price of $6.36 per share, for an aggregate investment of $199,996.56. On December 30, 2020, pursuant to an amendment of Revelation’s certificate of incorporation, all shares of Class A Common Stock, were converted on a one-for-one basis into shares of Revelation’s common stock. On January 31, 2021, affiliates of LifeSci Capital purchased an aggregate of 47,170 shares of Revelation’s Series A-1 preferred stock at a price of $6.36 per share, for an aggregate investment of $300,001.20.

The market price of shares of New Revelation’s securities after the Business Combination may be affected by factors different from those currently affecting the prices of Petra’s securities.

Prior to the Business Combination, Petra has had limited operations. Upon completion of the Business Combination, New Revelation’s business, prospects, financial conditions, or results of operations will depend in part upon the performance of Revelation’s businesses, which are affected by factors that are different from those currently affecting the business, prospects, financial conditions, or results of operations of Petra.

Petra’s Public Stockholders will experience dilution as a consequence of the issuance of Petra Common Stock as consideration in the Business Combination.

The issuance of the Petra Common Stock in the Business Combination will dilute the equity interest of Petra’s existing Public Stockholders and may adversely affect prevailing market prices for Petra Common Stock and/or Petra Warrants. It is anticipated that, upon completion of the Business Combination and if there are no redemptions by Petra’s public stockholders, Petra’s Public Stockholders will own approximately [46.4]% of the outstanding capital stock of New Revelation, and if there are redemptions by Petra’s Public Stockholders up to the maximum level permitted by Petra’s Current Charter, based on funds in the Trust Account of approximately [$    ] million on [      , 2021], Petra’s remaining Public Stockholders will own approximately [14.8]% of the outstanding capital stock of New Revelation. The ownership percentage with respect to New Revelation following the Business Combination does not take into account (1) Petra Warrants to purchase Petra Common Stock that will remain outstanding immediately following the Business Combination or (2) the issuance of any shares upon completion of the Business Combination under the Equity Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Petra’s existing Public Stockholders in the post-combination company will be different.

Petra’s Public Stockholders will experience dilution as a result of the issuance of additional employee/director/consultant options or if we sell additional shares of our Common Stock and/or warrants to finance our operations following the Business Combination.

In order to further expand New Revelation’s operations and meet our objectives, any additional growth and/or expanded development activity will likely need to be financed through the sale and issuance of additional shares of Common Stock. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our development programs, we likely will also need to issue additional shares of Common Stock to finance future acquisitions, growth, and/or additional exploration programs of any or all of our projects. We also expect to in the future grant to some or all of our directors, officers, and key employees and/or consultants’ options to purchase shares of our Common Stock as non-cash incentives pursuant to the Equity Incentive Plan. The issuance of any equity securities could, and the issuance of any additional shares of Common Stock will, cause our existing stockholders to experience dilution of their ownership interests.

If we issue additional shares of our Common Stock or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, existing Public Stockholders’ interests in New Revelation will be diluted and investors may suffer dilution in their net book value per share of shares of Common Stock depending on the price at which such securities are sold.

Even if we consummate the Business Combination, the Public Warrants may never be in the money, and they may expire worthless.

The exercise price for our warrants is $11.50 per share. There can be no assurance that the public warrants will be in the money prior to their expiration and, as such, the warrants may expire worthless. The terms of our warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Our ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (excluding any Placement Warrants held by our Sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise its warrants and pay the exercise price therefore at a time when it may be disadvantageous for it to do so, (ii) to sell its warrants at the then-current market price when it might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its warrants.

Activities taken by Petra’ affiliates to purchase, directly or indirectly, Public Shares will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of the Petra’s securities.

Petra’s Sponsor, directors, officers or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of Petra’s Sponsor, directors, officers, or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of Petra’s Sponsor, directors, officers, or their affiliates currently anticipate paying any premium purchase price for such Public Shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by Petra’s Sponsor, directors, officers, or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combination positively, purchases of Public Shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of Petra’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of Petra’s securities.

As of the date of this proxy statement/prospectus, no other agreements with respect to the private purchase of Public Shares by Petra or the persons described above have been entered into with any such investor or holder. Petra will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

The shares Common Stock to be received by Petra’s stockholders as a result of the Business Combination will have different rights from shares of Common Stock.

Following completion of the Business Combination, the Public Stockholders will no longer be stockholders of Petra but will instead be stockholders of New Revelation. There will be important differences between your current rights as a Petra stockholder and your rights as a New Revelation stockholder. See “Comparison of Corporate Governance and Stockholder Rights” for a discussion of the different rights associated with the shares of common stock.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to approve the Business Combination Proposal, the Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Board is seeking approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve the Business Combination Proposal. If the Adjournment Proposal is not approved, the Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Business Combination Proposal. In such event, the Business Combination may not be completed.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Petra can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in New Revelation’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder of New Revelation might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Petra’s stockholders fail to comply with the redemption requirements specified in this proxy statement they will not be entitled to redeem their shares of Petra Common Stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, Petra’s Public Stockholders are required to submit a request in writing and deliver their stock (either physically or electronically) to Petra’s transfer agent at least two (2) business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay Petra’s taxes and up to $100,000 of interest to pay dissolution expenses, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section titled “Special Meeting of Petra Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Petra’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Petra’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of Petra Stockholders — Redemption Rights,” tender their certificates to Petra’s transfer agent or deliver their shares to the transfer agent electronically through the DTC at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Petra’s transfer agent will need to act to facilitate this request. It is Petra’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Petra does not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

The ability to execute Petra’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

In the event the aggregate cash consideration Petra would be required to pay for all shares of Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to Petra, Petra may be required to increase the financial leverage Petra’s business would have to support. This may negatively impact Petra’s ability to execute on its own future strategic plan.

In the event that a significant number of Public Shares are redeemed, our Common Stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, Petra may be left with a significantly smaller number of stockholders. As a result, trading in the shares of New Revelation may be limited and your ability to sell your shares in the market could be adversely affected. New Revelation intends to apply to list its shares on Nasdaq, and Nasdaq may not list the Common Stock on its exchange, which could limit investors’ ability to make transactions in New Revelation’s securities and subject New Revelation to additional trading restrictions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including, without limitation, statements under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Revelation has been provided by Revelation and its management, and forward-looking statements include statements relating to its and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        Our ability to complete the Business Combination with Revelation or, if we do not consummate such Business Combination, any other initial business combination;

•        satisfaction or waiver (if applicable) of the conditions to the Business Combination Agreement;

•        the occurrence of any other event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•        the projected financial information, anticipated growth rate, and market opportunity of New Revelation;

•        the ability to obtain or maintain the listing of New Revelation’s public securities on Nasdaq following the Business Combination;

•        New Revelation’s public securities’ potential liquidity and trading;

•        New Revelation’s ability to raise financing in the future;

•        New Revelation’s success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;

•        Petra officers and directors allocating their time to other business and potentially having conflicts of interest with Petra’s business or in approving the Business Combination;

•        the use of proceeds not held in the Trust Account or available to Petra from interest income on the Trust Account balance;

•        the ability to recognize the anticipated benefits of the proposed Business Combination;

•        the costs related to the proposed Business Combination;

•        Revelation’s and New Revelation’s ability to grow and manage growth profitably;

•        Revelation’s and New Revelation’s ability to obtain and maintain regulatory approval of any of its product candidates;

•        Revelation’s and New Revelation’s ability to research, discover and develop additional product candidates;

•        the implementation, market acceptance and success of Revelation’s and New Revelation’s business model, developments and projections relating to Revelation’s and New Revelation’s competitors and industry;

•        Revelation’s and New Revelation’s ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        the effect of the COVID-19 pandemic on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and

•        other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this proxy statement/prospectus. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this proxy statement/prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that Petra or Revelation “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Petra or Revelation has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to rely unduly upon these statements.

Before any stockholder grants its proxy, instructs how its vote should be cast or votes on the proposals to be put to the Special Meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

SPECIAL MEETING OF PETRA STOCKHOLDERS

General

Petra is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on [•], 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Petra’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on [•], 2021, at 10:00am Eastern Time, via live webcast at the following address: [•]

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Petra Common Stock at the close of business on [•], which is the Record Date. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [•] shares of Common Stock outstanding, of which [•] are Public Shares and [•] are Founder Shares held by the Sponsor and our directors.

Vote of the Sponsor, Directors and Officers

In connection with the Petra IPO, Petra entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of Common Stock owned by it in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting.

Petra’s Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Common Stock issued or purchased in the Petra IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares and the Private Shares held by the Sponsor have no redemption rights upon Petra’s liquidation and will be worthless if no business combination is effected by Petra by October 13, 2021, or assuming the Extension is approved, January 13, 2022.

Quorum and Required Vote for Proposals

A quorum of Petra stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Common Stock outstanding and entitled to vote at the Special Meeting is represented by virtual attendance or by proxy at the Special Meeting.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding Petra Common Stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Petra Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Petra Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting.

If the Business Combination Proposal is not approved, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Equity Incentive Plan Proposal will not be presented to the Petra stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Equity Incentive Plan Proposal are preconditions to the consummation of the Business Combination. The Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Equity Incentive Plan Proposal). The Adjournment Proposal is not subject to and conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then Petra will not consummate the Business Combination. If Petra does not consummate the Business Combination and fails to complete an initial business combination by October 13, 2021, or assuming the Extension is approved, January 13, 2022, then Petra will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Abstentions and Broker Non-Votes

Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Proposals. A failure to vote by proxy or to vote online or an abstention from voting with regard to the Proposals will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendation of Petra’s Board of Directors

The Board has unanimously determined that each of the Proposals is fair to and in the best interests of Petra and its stockholders, and has unanimously approved such Proposals. The Board unanimously recommends that stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the Nasdaq Proposal;

•        vote “FOR” the Charter Amendment Proposal;

•        vote “FOR” the Advisory Charter Proposals;

•        vote “FOR” the Directors Proposal;

•        vote “FOR” the Equity Incentive Plan Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented at the Special Meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Petra’s Board and officers and advisors have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder.

These interests include:

•        the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that if the Business Combination is not approved, in accordance with our Charter, the 1,809,538 Founder Shares held by our sponsor, our officers and directors, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 3,150,000 Private Placement Warrants that were acquired simultaneously with the IPO for an aggregate purchase price of $3,150,000 and the additional 83,446 Private Placement Warrants that were acquired in connection with the exercise of the overallotment option for an aggregate purchase price of $83,446 (as they will expire). Irrespective of existing lock-up agreements that impose restrictions on the transfer of the Founder Shares and Private Placement Warrants, such Founder Shares and Private Placement Warrants had an aggregate market value of approximately $[•] based on the last sale price of $[•]and $[•], respectively, on Nasdaq on September [•], 2021;

•        if we are unable to complete a business combination and distribute the proceeds held in trust to our public stockholders, our sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us;

•        all rights specified in the Company’s Charter relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions;

•        our sponsor, officers, directors, initial stockholders or their affiliate, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed. As of [•], 2021, [$•] of out-of-pocket expenses are owed to Petra’s officers, directors and Sponsor;

•        David Dobkin, one of our directors, is a principal of LifeSci Capital, which (i) was one of the representatives of the underwriters in the Petra IPO, (ii) is entitled to certain fees upon the completion of the Business Combination under the terms of the BCMA, and (iii) is the exclusive financial and mergers and acquisitions advisor to Petra in the Business Combination, under the terms of the LifeSci Engagement Letter; and

•        LifeSci Venture Partners II, LP (“LVP”), an affiliate of LifeSci Capital, together with other affiliates of LifeSci Capital, collectively own approximately 11.2% of Revelation’s total outstanding shares of capital stock prior to the Business Combination, which were purchased in Revelation’s Series Seed financing and Series A-1 financing. On May 11, 2020, LifeSci Venture Master SPV, LLC (“LVPLLC”) purchased 500,000 shares of Revelation’s Series Seed Preferred Stock (the “Series Seed Preferred Stock”), at a per share price of $1.00 per share, for an aggregate investment of $500,000. On August 27, 2020, pursuant to a statutory conversion of Revelation into a Delaware corporation, all of LVPLLC’s shares of Series Seed Preferred Stock were exchanged for 250,000 shares of Revelation’s Class A common stock (the “Class A Common Stock”). On December 23, 2020, LVPLLC transferred all of its shares of Class A Common Stock, to affiliates of LifeSci Capital. On December 24, 2020 (i) LVP purchased 78,616 shares of Class A Common Stock at a price of $6.36 per share, for an aggregate investment of $499,997.76, and (ii) another affiliate of LifeSci Capital purchased 31,446 shares of Class A Common Stock at a price of $6.36 per share, for an aggregate investment of $199,996.56. On December 30, 2020, pursuant to an amendment of Revelation’s certificate of incorporation, all shares of Class A Common Stock, were converted on a one-for-one basis into shares of Revelation’s common stock. On January 31, 2021, affiliates of LifeSci Capital purchased an aggregate of 47,170 shares of Revelation’s Series A-1 preferred stock at a price of $6.36 per share, for an aggregate investment of $300,001.20.

Voting Your Shares

Each share of Petra Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Petra Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote Through the Internet.    You will be able to attend the Special Meeting online and vote during the meeting by visiting [•] and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Petra can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Petra’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote through the internet as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Petra Common Stock, you may call Advantage Proxy, Petra’s proxy solicitor, at 877-870-8565, or email them at ksmith@advantageproxy.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal. Under Petra’s amended and restated bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to Petra to pay its taxes. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Petra IPO (including interest earned on the funds held in the Trust Account and not previously released to it to pay Petra’s taxes). For illustrative purposes, based on funds in the Trust Account of approximately $[•] million on [•], the estimated per share redemption price would have been approximately [$•].

In order to exercise your redemption rights, you must:

•        prior to 5:00 PM Eastern time on [•], 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, Petra’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004 Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

and

•        deliver your Public Shares either physically or electronically through DTC to Petra’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Petra’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Petra does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Petra’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Petra’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Petra’s transfer agent return the shares (physically or electronically). You may make such request by contacting Petra’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Petra Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Petra Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Petra Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Petra Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Petra does not consummate an initial business combination by October 13, 2021, or assuming the Extension is approved, by January 13, 2022, Petra will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Dissenter Rights

Petra stockholders do not have dissenter rights in connection with the Business Combination or the other proposals.

Proxy Solicitation

Petra is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. Petra and its directors, officers and employees may also solicit proxies in person. Petra will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Petra will bear the cost of the solicitation.

Petra has hired Advantage Proxy to assist in the proxy solicitation process. Petra will pay that firm a fee of $[•], plus disbursements.

Petra will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Petra will reimburse them for their reasonable expenses.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation and Background

The following unaudited pro forma combined condensed consolidated financial statements are based on the separate historical financial statements of Revelation and Petra and give effect to the merger, including pro forma assumptions and adjustments related to the merger, as described in the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2021, is presented as if the merger had occurred on June 30, 2021. The unaudited pro forma combined condensed consolidated statement of operations for the six-months ended June 30, 2021, and the year ended December 31, 2020, gives effect to the merger, as if it had been completed on January 1, 2020. The historical financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the merger and, with respect to the statement of operations only, expected to have a continuing impact on consolidated results of operations.

The Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP because Revelation has been determined to be the accounting acquirer under ASC 805 under the no-redemption scenario. Under this method of accounting, Petra will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Revelation will become the historical financial statements of New Revelation, and Petra’s assets, liabilities and results of operations will be consolidated with Revelation beginning on the acquisition date. For accounting purposes, the financial statements of New Revelation will represent a continuation of the financial statements of Revelation with the Transaction being treated as the equivalent of Revelation issuing stock for the net assets of Petra, accompanied by a recapitalization. The net assets of Petra will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of Revelation in future reports of New Revelation.

The unaudited pro forma combined condensed consolidated statement of operations does not include the effects of the costs associated with any integration or restructuring activities resulting from the merger, as they are nonrecurring in nature. However, the unaudited pro forma combined condensed consolidated balance sheet includes a pro forma adjustment to reduce cash and shareholders’ equity to reflect the payment of certain anticipated merger costs.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Petra and Revelation, adjusted to give effect to the Merger and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of June 30, 2021, combines the adjusted balance sheet of Petra with the historical condensed consolidated balance sheet of Revelation on a pro forma basis as if the Merger and the other events contemplated by the Business Combination Agreement, summarized below, had been consummated on June 30, 2021.

The unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2021, combines the historical unaudited statement of operations of Petra with the historical unaudited condensed statement of operations of Revelation for the six-months ended June 30, 2021, and the twelve-months ended December 31, 2020 combines the historical audited statement of operations of Revelation for the period from May 4, 2020 (inception) through December 31, 2020 with the historical audited statement of operations of Petra for the twelve months ended December 31, 2020, giving effect to the transaction as if the Merger and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        the historical unaudited financial statements of Petra as of and for the six-months ended June 30, 2021

•        the historical audited financial statements of Petra as of December 31, 2020,

•        the historical unaudited condensed financial statements of Revelation as of and for the six-months ended June 30, 2021, and

•        the historical audited financial statements of Revelation for the period from May 4, 2020 (Inception) though December 31, 2020,

•        other information relating to Petra and Revelation included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth thereof and the financial and operational condition of Petra and Revelation (see “Proposal No. 1 — The Business Combination Agreement,” “Petra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Revelation Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Petra believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Petra believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of Petra and Revelation.

The unaudited pro forma condensed combined information contained herein assumes that the Petra’s shareholders approve the Business Combination. Petra’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. Petra cannot predict how many of its public shareholders will exercise their right to have their shares redeemed for cash; however, we are assuming full redemption of the 7,278,151 shares subject to redemption in the preparation of the pro forma condensed combined financial statements. The Merger Agreement provides that consummating the Business Combination is conditional on having a net tangible assets of at least $5,000,001; however, the Company’s net tangible asset value would not fall below this amount even with considering the full redemption scenario.

As a result of the business combination, Petra will acquire Revelation subject to the terms of the Merger Agreement, holders of Revelation Common Stock, and preferred stock immediately prior to the effective time of the merger will be entitled to receive 10,500,000 fully paid and non-assessable shares of Petra common stock for which the allocation of such shares is to be allocated to the holders of Revelation as determined by the Company.

Revelation Biosciences, Inc. and Petra Acquisition Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands), except per share amounts
As of June 30, 2021

	As of June 30, 2021				As of June 30, 2021			As of June 30, 2021
	Revelation (Historical)	Petra (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)		Pro Forma Combined (Assuming Full Redemption)
ASSETS
Current assets:
Cash and cash equivalents	$6,372	$—	$73,515	A	$73,590	(67,521)	H	$6,069
			(2,300)	B
			(2,911)	C
			(1,086)	I

Marketable securities	—	302	—		302	—		302
Prepaid expenses and other current assets	1,684	72	—		1,756	—		1,756
Total current assets	8,056	374	67,218		75,648	(67,521)		8,127
Non-current assets:
Marketable securities held in Trust Account	—	73,515	(73,515)	A	—	—		—
Equipment, net	144	—	—		144	—		144
Right-of-use assets	44	—	—		44	—		44
Total non-current assets	188	73,515	(73,515)		188	—		188
TOTAL ASSETS	8,244	73,889	(6,297)		75,836	(67,521)		8,315

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Accounts payable	907	1,086	(1,086)	I	907	—		907
Lease liabilities, current portion	49	—	—		49	—		49
Accrued expenses and other current liabilities	720	—	—		720	—		720
Total current liabilities	1,676	1,086	(1,086)		1,676	—		1,676
Non-current liabilities:
Warrant liability	—	2,228	(2,228)	G	—	—		—
Deferred underwriting fee	—	2,911	(2,911)	C	—	—		—
					—			—
			—		—	—		—
Total non-current liabilities	—	5,139	(5,139)		—	—		—
Total liabilities	1,676	6,225	(6,225)		1,676	—		1,676

Revelation Biosciences, Inc. and Petra Acquisition Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)
(In thousands), except per share amounts
As of June 30, 2021

	As of June 30, 2021				As of June 30, 2021			As of June 30, 2021
	Revelation (Historical)	Petra (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)		Pro Forma Combined (Assuming Full Redemption)
COMMITMENTS AND CONTINGENCIES
Temporary equity:
Common stock subject to possible redemption	—	73,509	(73,509)	A	—	—		—

Stockholders’ equity (deficit):
Series A Preferred stock	3,904	—	(3,904)	F	—	—		—
Series A-1 Preferred stock	3,578	—	(3,578)	F	—	—		—
Common stock	2	2	8	F	19	(7)	H	12
			7	A
Additional paid-in capital	6,696	—	73,502	A	86,678	(67,514)	H	19,164
			(5,847)	E
			7,474	F
			2,228	G
			2,625	B
Retained earnings (deficit)	(7,612)	(5,847)	5,847	E	(12,537)	—		(12,537)
			(4,925)	B
Total stockholders’ equity (deficit)	6,568	(5,845)	73,437		74,160	(67,521)		6,639
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	8,244	73,889	(6,297)		75,836	(67,521)		8,315

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021, are as follows:

(A)    Reflects the reclassification of marketable securities to cash under the no redemption scenario.

(B)    Represents preliminary estimated direct and incremental transaction costs to be incurred. These costs are accounted for a reduction in the combined cash account with a corresponding reduction in APIC consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A.

(C)    Reflects the settlement of the deferred underwriting fee.

(D)    Reflects the reclassification of common stock subject to possible redemption to permanent equity.

(E)    Represents recapitalization of Petra’s historical accumulated deficit.

(F)    Represents recapitalization of historical amounts.

(G)    Represents the reclassification of the Petra pre-merger private warrant liability to equity.

(H)    Represents full redemption of the 7,278,151 Petra shares subject to redemption under the full redemption scenario.

(I)     Reflects the settlement of Petra’s pre-merger outstanding payables.

Revelation Biosciences, Inc. and Petra Acquisition, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share amounts)
For the six-months ended June 30, 2021

	For the Six-Months Ended June 30, 2021				For the Six-Months Ended June 30, 2021		For the Six-Months Ended June 30, 2021
	Revelation (Historical)	Petra (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)	Pro Forma Combined (Assuming Full Redemption)
Revenue:
Revenue	$—	$—	$—		$—	$—	$—
Operating costs and expenses:
Research and development	2,717	—	—		2,717	—	2,717
General and administrative	2,333	1,311	—		3,644	—	3,644
Total operating costs and expenses	5,050	1,311	—		6,361	—	6,361

Loss from operations	(5,050)	(1,311)	—		(6,361)	—	(6,361)
Other income (expense):
Other income (expense):	(32)	—	—		(32)	—	(32)
Interest income (expense)	—	4	(4)	AA	—	—	—
Unrealized loss on marketable securities	—	(17)	—		(17)	—	(17)
Change in the fair value of warrants	—	1,171	—		1,171	—	1,171
Total other income (expense)	(32)	1,158	(4)		1,122	—	1,122
Net loss	(5,082)	(153)	(4)		(5,239)	—	(5,239)
Income tax provision	—	—	—		—	—	—
Net loss	$(5,082)	$(153)	$(4)		$(5,239)	$—	$(5,239)
			Assuming Minimum Redemptions	Assuming Full Redemption
Weighted common shares outstanding – basic	2,474,197	1,819,538	19,597,689	12,319,538
Weighted common shares outstanding – diluted	2,474,197	1,819,538	19,597,689	12,319,538
Basic net (loss) income per share	$(2.05)	$(0.08)	$(0.27)	$(0.43)
Diluted net (loss) income per share	$(2.05)	$(0.08)	$(0.27)	$(0.43)

Revelation Biosciences, Inc. and Petra Acquisition, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share amounts)
For the year-ended December 31, 2020

	For the Year Ended December 31, 2020				For the Year Ended December 31, 2020		For the Year Ended December 31, 2020
	Revelation (Historical)	Petra (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)	Pro Forma Combined (Assuming Full Redemption)
Revenue:
Revenue	$—	$—	$—		$—	$—	$—
Operating costs and expenses:
Research and development	1,707	—	—		1,707	—	1,707
General and administrative	823	145	—		968	—	968
Total operating costs and expenses	2,530	145	—		2,675	—	2,675

Loss from operations	(2,530)	(145)	—		(2,675)	—	(2,675)
Other expense:
Interest income	—	9	(9)	AA	—	—	—
Unrealized loss on marketable securities	—	(2)	—		—	—	(2)
Interest earned on cash held in Trust Account	—	2	—		—	—	2
Change in fair value of warrant liability	—	(1,494)	—		(1,494)	—	(1,494)
Total other expense	—	(1,485)	(9)		(1,494)	—	(1,494)
Net loss	(2,530)	(1,630)	(9)		(4,169)	—	(4,169)
Income tax provision	—	—	—		—	—	—
Net loss	$(2,530)	$(1,630)	$(9)		$(4,169)	$—	$(4,169)
			Assuming Minimum Redemptions	Assuming Full Redemptions
Weighted common shares outstanding – basic	2,234,664	2,409,951	19,597,689	12,319,538
Weighted common shares outstanding – diluted	2,234,664	2,409,951	19,597,589	12,319,538
Basic net income (loss) per share	$(1.13)	$(0.68)	$(0.21)	$(0.34)
Diluted net income (loss) per share	$(1.13)	$(0.68)	$(0.21)	$(0.34)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2021, and the year ended December 31, 2020, are as follows:

(AA)     Represents the elimination of interest income earned on investments held in Trust Account

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      Basis of Presentation and Accounting Policies

The Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP because Revelation has been determined to be the accounting acquirer under ASC 805 under the no-redemption scenario. Under this method of accounting, Petra will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Revelation will become the historical financial statements of New Revelation, and Petra’s assets, liabilities and results of operations will be consolidated with Revelation beginning on the acquisition date. For accounting purposes, the financial statements of New Revelation will represent a continuation of the financial statements of Revelation with the Transaction being treated as the equivalent of Revelation issuing stock for the net assets of Petra, accompanied by a recapitalization. The net assets of Petra will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of Revelation in future reports of New Revelation.

Upon consummation of the Merger, the Combined Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company.

2.      Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Revelation upon consummation of the Merger in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Merger and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Revelation following the completion of the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Petra and Revelation have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the Petra stockholders approve the Merger. Pursuant to its existing charter, Petra will provide stockholders the opportunity to redeem the outstanding shares of common stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of Petra’s IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account, net of taxes) upon the closing of the transactions contemplated by the Business Combination Agreement.

The level of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding Public Warrants issued in connection with the IPO as such securities are not exercisable until the later of October 13, 2021, and thirty (30) days after the Closing. There are also no adjustments for the estimated shares reserved for the potential future issuance of New Revelation Common Stock upon the exercise of the New Revelation Options, as such events have not yet occurred.

The following summarizes the pro forma shares of New Revelation Common Stock issued and outstanding immediately after the Merger, presented under the above scenarios:

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
Revelation Shareholders	10,500	53.6%	10,500	85.2%
Petra Acquisition Inc. Shareholders	9,098	46.4%	1,820	14.8%
Pro Forma Common Stock at June 30, 2021(1)	19,598	100.0%	12,320	100.0%

____________

(1)      The table does not include 7.28 million of Public Warrants and 3.15 million of the Private Placement Warrants.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of New Revelation following the completion of the Merger. The unaudited pro forma adjustments represent New Revelation management’s estimates based on information available as of the dates of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The pro forma basic and diluted income per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

3.      Income (loss) per share

Represents the income per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2020
	Assuming No Redemption	Assuming Full Redemption
Pro forma net loss	$(4,161,046)	$(4,169,046)
Weighted average shares outstanding of common stock – basic	19,597,689	12,319,538
Weighted average shares outstanding of common stock – diluted	19,597,689	12,319,538
Net income per share attributable to common stockholders – basic	$(0.21)	$(0.34)
Net income per share attributable to common stockholders – diluted	$(0.21)	$(0.34)

	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
	Assuming No Redemption	Assuming Full Redemption
Pro forma net loss	$(5,238,768)	$(5,238,768)
Weighted average shares outstanding of common stock – basic	19,597,689	12,319,538
Weighted average shares outstanding of common stock – diluted	19,597,689	12,319,538
Net loss per share attributable to common stockholders – basic	$(0.27)	$(0.43)
Net loss per share attributable to common stockholders – diluted	$(0.27)	$(0.43)

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

General

Holders of Petra Common Stock are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Petra stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “— The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because Petra is holding a stockholder vote on the Business Combination, Petra may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of Petra Common Stock that are voted at the Special Meeting.

The Business Combination Agreement

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Petra stockholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

Merger Consideration

As we previously announced, on August 29, 2021, Petra entered into the Business Combination Agreement, by and among Petra, Merger Sub and Revelation pursuant to which Merger Sub will merge with and into Revelation with Revelation surviving the merger as a wholly-owned subsidiary of Petra.

The Business Combination Agreement provides that Petra has agreed to acquire all of the outstanding equity interests of Revelation for an aggregate of 10,500,000 shares of Petra Common Stock, par value $0.001 per share (the “Merger Consideration Shares”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the merger (the “Effective Time”), each share of Revelation’s common stock, Series A Preferred Stock, and Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into the right to receive the Per Share Merger Consideration (i.e., the portion of the Merger Consideration Shares with respect to a single share of Revelation’s common stock, Series A Preferred Stock or Series A-1 Preferred Stock, as the case may be, equal, in each case, to the quotient obtained by dividing (x) the Merger Consideration Shares by (y) the Fully Diluted Company Shares). As used herein, “Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Revelation’s common stock that are issued and outstanding immediately prior to the Effective Time; plus (b) all shares of Revelation’s Series A Preferred Stock or Series A-1 Preferred Stock (on an as converted to Revelation’s common stock basis) that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of Revelation “Rollover Warrant Shares”; plus (d) the aggregate number of Revelation “Rollover RSU Shares”.

In addition, pursuant to the Business Combination, at the Effective Time, each Revelation RSU Award that is outstanding as of immediately prior to the Effective Time shall be assumed by Petra and shall be converted into that number of whole Parent RSU Awards equal to the product (rounded down to the nearest whole number) of: (i) the number of Revelation RSU Awards held by that holder as of immediately prior to the Effective Time; multiplied by (ii) the Common Stock Exchange Ratio (a “Parent RSU Award” and collectively, the “Parent RSU Awards”). Further, each Revelation warrant shall be converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such Revelation Warrant, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Revelation common stock subject to such Revelation Warrant immediately prior to the Effective Time by the Common Stock Exchange

Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Revelation common stock of such Revelation Warrant divided by (y) the Common Stock Exchange Ratio (a “Converted Warrant” and collectively, the “Converted Warrants”)).

Payment of Expenses

On the Closing Date, New Revelation will pay or cause to be paid certain outstanding expenses of Petra and Merger Sub, not to exceed $8,500,000 in the aggregate.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by each of Petra, Revelation and Merger Sub. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Business Combination Agreement means, any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence that, individually or together with one or more other contemporaneous effect (i) has or would reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of Revelation, on the one hand, or on Petra and Merger Sub, on the other hand, taken as a whole, or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Revelation Equityholders and Revelation, on the one hand, or of Petra and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by the Business Combination Agreement in accordance with its terms and conditions. None of the representations and warranties made by the parties survive the Closing.

Covenants of the Parties

The Business Combination Agreement includes customary covenants of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, as well as certain customary covenants, such as confidentiality and publicity, that will continue after the termination of the Business Combination Agreement.

The Business Combination Agreement and the consummation of the transactions contemplated thereby are required to be approved by Petra’s and Revelation’s respective stockholders.

Petra and Revelation also agreed not to solicit or enter into any alternative competing transactions during the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement or the Closing.

Conditions to Consummation of the Business Combination

The obligations of the parties to consummate the Business Combination are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) no provisions of any applicable law and no order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated by the Business Combination Agreement, (ii) there shall not be any action brought by any authority to enjoin or otherwise restrict the consummation of the Closing, (iii) after giving effect to any redemption of shares of Petra Common Stock in connection with the transactions contemplated by this Agreement, Petra shall have net tangible assets of at least $5,000,001 upon consummation of the Business Combination, (iv) the approval of Revelation’s stockholders shall have been obtained, (v) the approval of Petra’s stockholders shall have been obtained, and (vi) Petra shall have received a Fairness Opinion (which condition has been satisfied).

In addition, unless waived by Petra, the obligations of Petra and the Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

•        Revelation shall have duly performed or complied with, in all material respects, all of its obligations under the Business Combination Agreement required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Revelation at or prior to the Closing Date.

•        The representations and warranties of Revelation contained in the Business Combination Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material

Adverse Effect), other than the Company Fundamental Representations (as defined therein), shall be true and correct in all respects as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of Revelation.

•        The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

•        There shall not have occurred any Effect in respect of Revelation, that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of Revelation.

•        The period for exercising appraisal rights pursuant to Section 262 of the DGCL shall have lapsed and not more than five percent (5%) of the issued and outstanding shares of Revelation’s common stock (including shares of Revelation’s common stock issuable upon conversion of Revelation’s preferred stock) shall constitute Dissenting Shares.

•        Revelation shall have delivered to Petra the Existing Company Stockholder Agreement Terminations (as such term is defined in the Business Combination Agreement), duly executed by each of the required parties thereto.

Unless waived by Revelation, the obligations of Revelation to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries:

•        Petra and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations under the Business Combination Agreement required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

•        The representations and warranties of Petra and Merger Sub contained in the Business Combination Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations (as defined therein), shall be true and correct as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub and their ability to consummate the transactions contemplated by the Business Combination Agreement and the Additional Agreements.

•        The Parent Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

•        There shall not have occurred any Effect in respect of Petra or Merger Sub, that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of Petra or Merger Sub.

•        The Proposed Charter shall have been filed with, and declared effective by, the Delaware Secretary of State.

Termination

The Business Combination Agreement may be terminated with the mutual written consent of Petra and Revelation. In addition, the Business Combination Agreement may be terminated, by either Petra or Revelation, under certain customary and limited circumstances prior to the Closing, including:

•        if the Closing has not occurred on or prior to October 13, 2021, provided, that if the Extension is duly approved, such date shall be January 13, 2022 (the “Outside Closing Date”); or

•        In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable.

In addition, Petra may terminate the Business Combination Agreement by written notice to Revelation if (i) Revelation shall have breached any representation, warranty, agreement or covenant contained in the Business Combination Agreement to be performed by Revelation on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the pre-closing conditions impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Revelation of a written notice from Petra describing in reasonable detail the nature of such breach. Revelation may terminate the Business Combination Agreement by written notice to Petra if (i) Petra shall have breached any representation, warranty, agreement or covenant contained in the Business Combination Agreement to be performed by Petra on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the pre-closing conditions impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Petra of a written notice from Revelation describing in reasonable detail the nature of such breach.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, termination, waiver of claims against the Trust Account, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for liability for any willful breach by a party of its covenants and agreements under the Business Combination Agreement or fraud, intentional misrepresentation or willful misconduct.

The section above describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms thereof. The foregoing summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A hereto, which is incorporated herein by reference.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the Proposals presented at the Special Meeting.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and Petra’s directors and officers (the “Insiders”) entered into a support agreement (the “Sponsor Support Agreement”) with Petra and Revelation, pursuant to which the Sponsor and the Insiders agreed, among other things, to vote all Covered Shares (as defined in the Sponsor Support Agreement), in favor of the Business Combination, against a business combination not relating to the Business Combination, against any change in the business, management and Petra board of directors, other than in connection with the Business Combination and against any adjournment proposal, except as permitted pursuant to the Sponsor Support Agreement. In addition, Petra, the Sponsor and the Insiders agreed that the

Lock-Up Securities (as defined in the Sponsor Support Agreement) shall not be transferred for twelve (12) months following the Closing Date. As of September 17, 2021, the Sponsor and Insiders own 19.43% of Petra’s issued and outstanding shares of Common Stock.

Company Support Agreement

In addition, also in connection with the execution of the Business Combination Agreement, Revelation’s officers, directors and certain key stockholders (the “Revelation Key Stockholders”) entered into a support agreement (the “Company Support Agreement”) with Petra and Revelation, pursuant to which the Revelation Key Stockholders agreed, among other things, to vote all Stockholder Shares (as defined in the Company Support Agreement), in favor of the Business Combination and against a business combination not relating to the Business Combination.

Lock-Up Agreements

In connection with the execution of the Business Combination Agreement, the Revelation Key Stockholders also entered into Lock-Up Agreements with Petra pursuant to which the Revelation Key Stockholders agreed, among other things, that the Lock-up Shares (as defined in the Lock-Up Agreements) shall not be transferred for six (6) months following the Closing Date, subject to certain exceptions.

Background of the Business Combination

Promptly after the closing of the Petra IPO on October 13, 2020, the officers and directors of Petra commenced the process of identifying potential business combination targets. In addition, Petra was contacted by a number of individuals and entities with respect to business combination opportunities.

On November 3, 2020, we executed a financial advisory agreement with LifeSci Capital LLC (“LifeSci Capital”) to act as our exclusive financial and M&A advisor with respect to pursuing a business combination. Mr. David Dobkin, managing director at LifeSci Capital and board member of Petra, served as the lead advisor to Petra on behalf of LifeSci Capital. Petra reviewed over 40 candidates in a variety of different industries, but with a primary focus on healthcare technology, healthcare services and life sciences, and executed nondisclosure agreements with 10 potential business combination targets. Petra submitted non-binding letters of intent to six prospective targets, and formally pursued a merger with three of those six targets, including Revelation. No discussions regarding a potential business combination with any candidates were held prior to Petra’s IPO. The following is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by Petra:

•        Target 1:    In December 2020, Petra was introduced to Target 1, a US-based pharmacy benefits management company, by individuals with professional relationships with our executive team. A number of conversations were held between Petra and Target 1 over the next month, during which Petra and LifeSci Capital reviewed Target 1’s business operations, financial information, business strategy, and corporate finance plans. Petra submitted a preliminary non-binding letter of intent to Target 1, but Petra and Target 1 failed to reach an agreement regarding the terms of the letter of intent (“LOI”). Key points of disagreement included valuation, treatment and repayment of outstanding debt obligations, and future operational focus. As a result, the parties terminated discussions in January 2021.

•        Target 2:    In early January 2021, Petra was introduced to Target 2, a US-based medical technology company, by an independent US-based financial advisory and investment banking firm. A number of conversations were held between Petra and Target 2 during January and February 2021, during which Petra and LifeSci Capital reviewed Target 2’s business operations, capital requirements, commercialization strategy, and corporate finance plans. Petra submitted a preliminary non-binding letter of intent to Target 2, but Petra and Target 2 failed to reach an agreement on a number of key terms of the LOI, including potential forfeiture of Petra sponsor equity, valuation, and logistics of a potential concurrent private placement. As a result, the parties terminated discussions in February 2021.

•        Target 3:    In January 2021, Petra was introduced to Target 3, a US-based technology service platform that provides COVID testing and contact tracing solutions, by LifeSci Capital. A number of conversations were held between Petra and Target 3 during January and February 2021, during which Petra and LifeSci Capital reviewed Target 3’s business operations, capital requirements, commercialization strategy, and business development and corporate finance plans. Petra submitted a preliminary non-binding letter of intent to

Target 3, but the parties mutually declined to execute the LOI due to concerns around the timing and financing size of a merger with Petra and Target 3’s capital requirements, concerns around the magnitude of need for COVID contact tracing solutions following the FDA’s emergency use authorization of various COVID vaccines, and the company’s historical financials. As a result, the parties terminated discussions in February 2021.

•        Target 4:    In January 2021, Petra was introduced to Target 4, a US-based technology-enabled pharmacy benefits management platform company, by LifeSci Capital. From late January to February 2021, Petra, LifeSci Capital, and Target 4 held a number of calls and management meetings to discuss various valuation analyses and the potential benefits of a SPAC merger with Petra, and for Petra and LifeSci Capital to review Target 4’s business operations, capital requirements, commercialization strategies, and business development, strategic collaboration, and corporate finance plans. On February 23, Petra and Target 4 entered into a preliminary non-binding, non-exclusive LOI. From March to June 2021, Petra, LifeSci Capital, Target 4, and the parties’ respective counsels proceeded to collaborate on various activities related to executing on a merger, including the drafting of the merger agreement, preparation of investor materials, completion of an audit, and pursuing investors for a PIPE transaction. In late June 2021, the management of Target 4 put the final version of the transaction to a board vote, and their board declined to move forward with the transaction. As a result, Petra terminated discussions with Target 4 and continued to pursue alternative opportunities.

•        Target 5:    In May 2021, Petra was introduced to Target 5, an Ireland-based specialty pharmaceutical company, by an independent US-based financial advisory and investment banking firm. From late May to July 2021, Petra, LifeSci Capital, and Target 5 held a number of calls and management meetings, during which Petra and LifeSci Capital reviewed Target 5’s business operations, capital requirements, commercialization strategies, and corporate finance plans. From June to July 2021, Target 5 attempted to obtain commitments for investments into a PIPE financing from third party investors, and Petra and Target 5 and their respective counsels collaborated on drafting a merger agreement between the parties. In July 2021, Target 5 informed Petra that they had failed to gain a sufficient amount of traction with investors regarding a PIPE financing, and that they had decided to stay private for the near future. As a result, Petra terminated discussions with Target 5.

On May 17, 2021, Paul Yook, Managing Partner and Chief Investment Officer of LifeSci Venture Partners II, L.P. (“LifeSci Ventures”), an affiliate of LifeSci Capital and an investor in Revelation Biosciences, introduced David Dobkin, managing director at LifeSci Capital and a member of Petra’s board, to George Tidmarsh, Chairman of Revelation, via email. Mr. Yook also sent Revelation’s non-confidential investor presentation to Mr. Dobkin.

On May 18, 2021, David Dobkin introduced Andreas Typaldos, our Chief Executive Officer, to George Tidmarsh, Chairman of Revelation , via email. On May 19, representatives from Petra, including Andreas Typaldos, and LifeSci Capital, including David Dobkin, held a call with the principals of Revelation, including George Tidmarsh, during which the parties discussed the potential benefits to Revelation of a SPAC merger with Petra. Following the call, LifeSci Capital delivered a draft preliminary, non-binding letter of intent to Revelation on behalf of Petra for the purposes of discussion and illustrating the key terms of a potential SPAC merger. This LOI contemplated a number of proposals including a $75,000,000 pre-money valuation, as well as various other features, including no minimum cash closing condition, Petra’s right to nominate two potential members of the board post-merger, a proposed equity compensation plan structure, and certain lockup durations for the respective parties.

Between May 19 and May 25, 2021, Petra and LifeSci Capital exchanged a number of emails and phone calls with Revelation, in which the parties discussed a variety of topics including illustrative pro forma capitalization scenarios and the structure of the Petra SPAC.

On May 25, 2021, Petra and Revelation entered into a non-disclosure agreement.

On May 26, 2021, Petra and LifeSci Capital held a conference call with representatives from Revelation including James Rolke, George Tidmarsh, Chester Zygmont, and Sandra Vedrick, the CEO, Chairman, CFO, and VP of HR and IR for Revelation, respectively. During this call, the parties discussed Revelation’s business, as well as their clinical, commercial, and capital-raising plans and the prospects of a business combination with Petra. The parties also discussed the terms of the preliminary LOI that Petra had previously provided to Revelation on May 19.

On May 28, 2021, Revelation returned a revised LOI to Petra with a number of notable proposed changes, including an increase in the pre-money valuation to $90,000,000, the addition of a $25 million net cash closing condition, and the reduction of Petra’s board nominees from two to one, among other minor changes.

As a result of developments in other transactions Petra was exploring, the parties did not exchange any further communications for approximately the next month following Petra’s receipt of the revised LOI.

On July 1, 2021, LifeSci Capital reached out to Revelation via email to arrange a call to discuss updates on Revelation’s business, corporate finance strategies and their interest in re-engaging regarding a potential transaction with Petra. Representatives from LifeSci Capital and Revelation held the conference call on July 2, and determined that there was mutual interest in further pursuing a potential business combination.

On July 8, 2021, LifeSci Capital and Revelation held another conference call to discuss the parties’ respective interest in pursuing a merger between Petra and Revelation. The parties discussed Revelation’s fundraising plans, current cash runway, and near-term clinical milestones and catalysts, and determined that a transaction could be mutually beneficial to Petra and Revelation.

On July 9, 2021, on behalf of Petra, LifeSci Capital circulated a further revised version of the LOI that Revelation had previously returned to Petra. The key changes included the addition of a 60-day non-circumvention period for Revelation, the removal of any cash closing conditions, and other minor changes such as the inclusion of any outstanding options, warrants, and RSUs in the initial equity consideration granted to the existing Revelation stockholders. The parties held a conference call later on July 9th to discuss the LOI and agreed to make some minor changes to the LOI, including an increase in pre-money valuation for Revelation to $95,000,000 as consideration for incorporating any outstanding dilutive securities into the initial equity consideration to Revelation stockholders, and an alteration to the non-circumvention period such that it only went into effect following the entry of the parties into a definitive agreement.

On July 10, 2021, Petra and Revelation management agreed upon the final version of the LOI, and on July 11, 2021 Petra and Revelation executed the LOI.

On July 14, 2021, all parties, including Petra and Revelation management, LifeSci Capital, Petra’s counsels at Loeb & Loeb LLP and Lockett + Horwitz LLP, Revelation’s counsels at J. P Galda & Co and Fox Rothschild LLP, LifeSci Capital’s counsel at Ellenoff Grossman & Schole LLP, Petra’s auditor dbbmckennon, and Revelation’s auditor Baker Tilly, held an introductory kick-off call to establish timelines and responsibilities for the transaction moving forward. Among other topics discussed were an overview of the main transaction terms, the preliminary timetable, audit schedule, disclosures, ongoing diligence procedures, and timing of tasks to be undertaken by each party.

On July 14, 2021, Revelation granted Petra and LifeSci Capital access to the data room to evaluate detailed financial, scientific and clinical information concerning Revelation, and Petra and LifeSci Capital initiated their due diligence review of Revelation Biosciences.

On July 26, 2021, a draft of the merger agreement was provided by Loeb to Petra and LifeSci Capital, and was subsequently circulated to Revelation. On July 27, 2021, Loeb and Fox Rothschild held a call to discuss various revisions to the merger agreement.

On July 28, 2021, LifeSci Capital held a call with representatives from Roth Capital Markets (“Roth”), which was serving as financial advisor to Revelation in regard to the merger with Petra. LifeSci Capital provided Roth with an update regarding the status of the transaction.

On July 31, 2021, Petra and their advisors received an updated version of the merger agreement from Revelation that reflected several proposals, including scaling forfeitures of sponsor equity and certain fees and expenses if Petra’s trust account experienced certain levels of redemptions at the close of the Business Combination.

On August 1, 2021, LifeSci Capital held a call with Revelation management to discuss Revelation’s rationale behind these proposed amendments to the merger agreement.

On August 2, 2021, LifeSci Capital held a call with Petra to review and discuss Revelation’s proposed amendments to the merger agreement. Following their call with Petra, LifeSci Capital informed Revelation that Petra was unable to accept Revelation’s proposed changes regarding sponsor equity and the related fees and expenses. The parties instead agreed to increase the pre-money valuation of Revelation to $105,000,000.

Between August 2 and August 17, 2021, representatives of Petra, Loeb, Lockett & Horwitz, Revelation, Fox Rothschild, and J. P Galda & Co held multiple calls to review and revise certain legal and structural components of the merger agreement. During this period, Petra’s and Revelation’s counsels exchanged drafts of the merger agreement and other ancillary documents.

On August 18, 2021, Petra’s and Revelation’s counsels held a conference call to discuss outstanding diligence items Petra had been requested to produce, including detailed financial information.

On August 20, 2021, a meeting of the board of directors of Petra was held to discuss the general business of Petra, including the anticipated filing of the 10-Q for the period ended June 30, 2021, and to review the proposed transaction with Revelation. During this meeting, Andreas Typaldos and David Dobkin, on behalf of LifeSci Capital, presented a summary of the transaction to the full board of Petra, including a review of Revelation’s corporate presentation and the contemplated business terms. Mr. Dobkin also disclosed to the board that LifeSci Ventures was an existing investor in Revelation. The independent members of the board asked whether Petra intended to engage a third party valuation expert to perform a fairness opinion, and determined to have a discussion with counsel following the meeting regarding the necessity of having a fairness opinion rendered to the board.

Between August 20 and 23, 2021, Petra management, together with their counsel at Loeb, determined that Petra would need to have a third party valuation expert render a fairness opinion regarding the transaction with Revelation due to David Dobkin’s potential conflict of interest as a member of the board of Petra and as a managing director at LifeSci Capital, an affiliate of LifeSci Ventures, which is an existing investor in Revelation.

On August 22, 2021, Andreas Typaldos was introduced via email to Scalar, LLC (“Scalar”) by Anthony Hayes, an independent member of the Petra board, who recommended Scalar based on their credentials as valuation experts and ability to perform a fairness opinion regarding the transaction between Petra and Revelation. On August 23, 2021, Mr. Typaldos and representatives of Scalar held a conference call to further discuss Scalar’s credentials, capabilities, and experience with providing fairness opinions.

On August 23, 2021, a meeting of the board of directors of Petra was held to discuss the most recent version of the merger agreement with Revelation. The board, with the exception of David Dobkin, who recused himself from the discussion and board vote due to his potential conflict of interest, voted to move forward with the transaction. Andreas Typaldos also further discussed the need to engage a disinterested third party firm to review the transaction with Revelation and to render a fairness opinion, and motioned to engage Scalar as their fairness opinion provider. The motion was approved by the board, with the exception of David Dobkin, who abstained.

On August 25, 2021, LifeSci Capital arranged a call among Petra, Revelation, Loeb, Fox Rothschild, and J. P Galda & Co. to discuss the final outstanding items necessary to finalize and sign the merger agreement. A subsequent call was also held on August 27th to address additional outstanding legal questions and comments.

On August 29, 2021, Petra’s board of directors held a board meeting to review the substantially final version of the transaction with Revelation. At the meeting, the transaction was unanimously approved by the disinterested independent directors of Petra, subject to any final negotiations and modifications, and the board determined to recommend the approval of the merger agreement to shareholders.

On August 29, 2021, Petra, Revelation, and all other relevant signatories executed the merger agreement and all related ancillary documents.

On August 30, 2021, the execution of the merger agreement by Petra and Revelation was announced to the public, and on September 2, 2021, Petra filed a Current Report on Form 8-K relating to the execution of the merger agreement and related matters.

The Petra Board’s Reasons for the Approval of the Business Combination

The Board recommends a vote “FOR” the Business Combination Proposal and each of the other Proposals — the members of the Board and officers of Petra have interests that may be different from, or in addition to your interests as a shareholder. See “The Business Combination Proposal — Interests of Petra’s Directors and Officers and Others in the Business Combination” for further information.

Opinion of the Petra Financial Advisor

Scalar, LLC (“Scalar”) rendered its opinion to the Petra Board that, as of September 17, 2021 and based upon and subject to the factors and assumptions set forth therein, the consideration payable to the shareholders of Revelation Bio was fair, from a financial point of view, to the holders of shares of Petra.

The full text of the written opinion of Scalar, dated September 17, 2021, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex D. You are encouraged to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Scalar in rendering its opinion. Scalar provided advisory services and its opinion for the information and assistance of the Petra Board in connection with its consideration of the Business Combination. The Scalar opinion is not a recommendation as to how any holder of Petra common stock should vote with respect to the Business Combination or any other matter. The summary of the opinion of Scalar set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Scalar:

•        Reviewed certain publicly available business and financial information relating to Petra and Revelation that Scalar deemed to be relevant;

•        Discussed past and current operations and current financial conditions of Petra and Revelation with the respective managements of Petra and Revelation;

•        Compared Revelation with certain other selected, similarly situated public companies that Scalar deemed relevant;

•        Reviewed the final version of the Business Combination Agreement dated August 29, 2021; and

•        Performed such other analyses and examinations and considered such other factors that Scalar deemed appropriate.

For purposes of rendering the opinion, Scalar, with Petra’s consent, (i) relied upon and assumed the accuracy and completeness of the foregoing information without independent verification and (ii) relied on the assurances of the management of Petra and Revelation that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, with Petra’s consent, Scalar did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Petra or Revelation, nor was Scalar furnished with any such evaluations or appraisals. With respect to the financial projections referred to above and any other forecasts or forward looking information, Scalar assumed, at the direction of the management of Petra, that such projections, forecasts and information were reasonably prepared and reflected the best then available estimates and good faith judgments of the matters covered thereby.

In addition, in arriving at its opinion, Scalar assumed, with Petra’s consent, that (i) there had been no material change in any of the assets, liabilities, financial condition, business or prospects of Petra or Revelation since the date of the most recent financial statements and other information made available to Scalar, (ii) all material information Scalar requested from Petra and Revelation during the scope of Scalar’s engagement had been provided to it fully and in good faith, (iii) the Business Combination would be consummated in accordance with the terms and conditions set forth in the Business Combination Agreement, without any waiver, modification or amendment of any materials terms or conditions, (iv) the representations and warranties made by the parties to the Business Combination Agreement were and would be true and correct in all respects material to Scalar’s analysis, (v) all governmental and third party consents, approvals and agreements necessary for the consummation of the Business Combination would be obtained without any adverse effect on Revelation or the Business Combination, and (vi) the Business Combination would not violate any applicable federal or state statutes, rules or regulations.

The opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice and does not address (i) the underlying decision of the Petra Board to proceed with or effect the Business Combination, (ii) the terms of the Business Combination (other than the consideration payable to Revelation shareholders to the extent expressly addressed therein) or any arrangements, understandings, agreements or documents related to the

Business Combination, (iii) the fairness of the Business Combination (other than with respect to the consideration payable to Revelation shareholders to the extent expressly addressed therein) or any other transaction to Petra or Petra’s equity holders or creditors or any other person or entity, (iv) the relative merits of the Business Combination as compared to any alternative strategy or transaction that might exist for Petra, or the effect of any other transaction which it may consider in the future, (v) the tax, accounting or legal consequences of the Business Combination, or (vi) the solvency, creditworthiness, fair market value or fair value of any of Petra, Revelation or their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

Scalar’s opinion was necessarily based on business, economic, monetary, market and other considerations as they existed and could reasonably be evaluated on, and the information made available to Scalar as of, the date thereof.

In particular, Scalar noted that there was significant uncertainty in Revelation’s industry and significant volatility in the equity and credit markets. Subsequent developments may have affected the opinion, and Scalar assumed no responsibility for updating or revising the opinion based on circumstances or events occurring after the date thereof (regardless of the closing date of the Business Combination). Scalar was not engaged to amend, supplement, or update the opinion at any time. Scalar expressed no view or opinion as to the prices at which the shares of Petra common stock may be sold or exchanged, or otherwise be transferable, at any time.

The following is a summary of the material financial analyses delivered by Scalar to the Petra Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Scalar, nor does the order of analyses described represent relative importance or weight given to those analyses by Scalar. The summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Scalar’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 7, 2021 and is not necessarily indicative of current market conditions.

Revelation Selected Comparable Public Company Asset Analysis

Scalar reviewed selected financial and operating data of 21 publicly traded biotech and pharmaceutical companies, with an emphasis on companies with infectious disease assets in their portfolio. None of the companies is directly comparable to Revelation. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. The current enterprise values are based on closing stock prices as of September 16, 2021. Scalar reviewed and compared, among other financial and operational metrics, current enterprise values for the following selected companies:

•        Adagio Therapeutics, Inc.

•        Nektar Therapeutics

•        AlloVir, Inc.

•        Altimmune, Inc.

•        CEL-SCI Corporation

•        XBiotech Inc.

•        Clene Inc.

•        Atossa Therapeutics, Inc.

•        Evelo Biosciences, Inc.

•        Ampio Pharmaceuticals, Inc

•        RedHill Biopharma Ltd.

•        Tonix Pharmaceuticals Holding Corp.

•        Heat Biologics, Inc.

•        Vascular Biogenics Ltd.

•        Cocrystal Pharma, Inc.

•        Corvus Pharmaceuticals, Inc.

•        Virpax Pharmaceuticals, Inc.

•        Aridis Pharmaceuticals, Inc.

•        Acer Therapeutics Inc.

•        Histogen Inc.

•        GeoVax Labs, Inc.

These companies were chosen because their operations, for the purposes of analysis, may be considered similar to certain operations of Revelation. The 21 selected publicly traded companies had enterprise values between approximately $6,164 million and $9 million. Scalar reviewed the quantity and stage of development of pharmaceutical assets in the portfolios of each selected comparable company as reported by S&P Capital IQ and applied a probability of success adjustment to each asset, in order to derive a probability of success-adjusted number of assets for each company. Scalar then derived a range of implied enterprise values per probability-adjusted asset in development. Scalar similarly calculated a probability-adjusted number of assets in development by Revelation, and, based on the comparable public companies, derived implied enterprise values of Revelation of between $15 million and $178 million. Using the previously calculated enterprise values and an approximate assumed $6.3 million in net cash on Revelation’s balance sheet and an approximate $1.2 million in invested capital for Revelation’s pre-market diagnostic asset REVDx-501, Scalar calculated a range of implied equity values for Revelation of between $23 million and $185 million. Using the 25th and 75th percentile of equity values, Scalar determined a range of selected implied equity values for Revelation, which was $53 million to $134 million. This compares to the equity consideration of $106 million to be issued to Revelation’s shareholders per the Business Combination Agreement. The results of these analyses are summarized as follows:

Selected Companies

Company Name	Enterprise Value ($ in Millions USD)	Probability- Adjusted # of Assets in Development	Probability- Adjusted Value Per Asset ($ in Millions USD)
Adagio Therapeutics, Inc.	$6,164.2	0.0	N/A
Nektar Therapeutics	$2,079.6	1.6	$1,311.1
AlloVir, Inc.	$1,116.7	1.1	$1,002.5
Altimmune, Inc.	$433.1	0.6	$701.5
CEL-SCI Corporation	$454.4	0.5	$867.6
XBiotech Inc.	$160.5	0.3	$595.7
Clene Inc.	$426.2	1.6	$262.7
Atossa Therapeutics, Inc.	$289.9	0.0	N/A
Evelo Biosciences, Inc.	$324.2	0.8	$382.6
Ampio Pharmaceuticals, Inc.	$321.3	0.5	$613.6
Tonix Pharmaceuticals Holding Corp.	$60.8	1.7	$35.8
RedHill Biopharma Ltd.	$257.4	3.7	$70.0
Heat Biologics, Inc.	$37.2	0.3	$106.9
Vascular Biogenics Ltd.	$94.7	1.5	$64.1
Cocrystal Pharma, Inc.	$38.7	0.2	$255.6

Company Name	Enterprise Value ($ in Millions USD)	Probability- Adjusted # of Assets in Development	Probability- Adjusted Value Per Asset ($ in Millions USD)
Corvus Pharmaceuticals, Inc.	$31.2	1.0	$31.3
Virpax Pharmaceuticals, Inc.	$57.9	0.2	$294.2
Aridis Pharmaceuticals, Inc.	$51.1	1.1	$48.1
Acer Therapeutics Inc.	$13.5	1.2	$11.2
Histogen Inc.	$15.1	0.3	$55.0
GeoVax Labs, Inc.	$9.1	0.6	$15.6

75th Percentile	$426.2	1.2	$604.6
Mean	$592.2	0.9	$353.9
Median	$160.5	0.6	$255.6
25th Percentile	$38.7	0.3	$51.5
Revelation Biosciences
Assumed Probability-Adjusted Number of Assets in Development	0.29
Implied Enterprise Value ($ Millions)
75th Percentile	$127.7
Mean	$88.1
Median	$84.7
25th Percentile	$51.0
Implied Equity Value ($ Millions)
75th Percentile	$126.6
Mean	$86.9
Median	$75.2
25th Percentile	$45.2

Revelation Selected Comparable SPAC Reverse Merger Transactions Analysis

Scalar reviewed certain publicly available operational and financial information for selected comparable transactions involving healthcare companies and special purpose acquisition companies (“SPACs”) that, based on its experience and professional judgment, involved companies that share similar business characteristics to Revelation. No company utilized in the selected transactions analysis is directly comparable to Revelation, and certain of these companies may have financial, business and/or operating characteristics that are materially different from those of Revelation. However, the transactions were selected, among other reasons, because they involved companies with businesses that, for purposes of Scalar’s analysis, may be considered similar to that of Revelation based on industry sector and other transaction characteristics. Each of these transactions was publicly announced on or after July 1, 2020.

The following table presents the results of this analysis:

SPAC	Target	Transaction Date	Transaction Price ($ in Millions USD)
Blue Water Acquisition Corp.	Clarus Therapeutics, Inc.	09/09/21	$213.3
Alpha Healthcare Acquisition Corp.	Humacyte, Inc.	08/26/21	$993.7
Locust Walk Acquisition Corp.	eFFECTOR Therapeutics, Inc.	08/25/21	$378.3
Consonance-HFW Acquisition Corp.	Surrozen, Inc.	08/11/21	$197.6
BCTG Acquisition Corp.	Tango Therapeutics, Inc.	08/10/21	$616.6
GX Acquisition Corp.	Celularity Inc.	07/16/21	$1,692.8
Therapeutics Acquisition Corp.	Point Biopharma Inc.	06/30/21	$781.6

SPAC	Target	Transaction Date	Transaction Price ($ in Millions USD)
Leisure Acquisition Corp.	Ensysce Biosciences, Inc.	06/30/21	$215.7
Big Rock Partners Acquisition Corp.	NeuroRx, Inc.	05/24/21	$981.3
Panacea Acquisition Corp.	Nuvation Bio Inc.	02/10/21	$1,659.4
FS Development Corp.	Gemini Therapeutics, Inc.	02/05/21	$239.5
Tottenham Acquisition I Limited	Clene Inc.	12/30/20	$683.5
LifeSci Acquisition Corp.	Vincera Pharma, Inc.	12/23/20	$120.8
Schultze Special Purpose Acquisition Corp.	Northern Swan Holdings, Inc.	12/18/20	$205.9
Tenzing Acquisition Corp.	Reviva Pharmaceuticals Holdings, Inc.	12/14/20	$64.0
ARYA Sciences Acquisition Corp II	Cerevel Therapeutics, LLC	10/27/20	$780.0
ARYA Sciences Acquisition Corp.	immatics biotechnologies GmbH	07/01/20	$350.0

75th Percentile			$781.6
Mean			$598.5
Median			$378.3
25th Percentile			$213.3

Revelation Selected Comparable Initial Public Offerings Analysis

Scalar reviewed the initial public offerings (referred to as “IPOs”) of 25 biotech and pharmaceutical companies which completed an IPO between September 2018 and August 2021 with an emphasis on companies with infectious disease assets in their portfolio. Scalar analyzed, among other items, the pre-money equity values of IPOs for these companies and derived an implied valuation range for Revelation based on the 25th and 75th percentiles of the pre-money valuations of these comparable company IPOs.

The following table presents the results of this analysis:

IPOs

Date	Issuer	Pre-Money Equity Value (Values in US$ millions)
8/5/21	Adagio Therapeutics, Inc.	$1,581.8
7/29/21	Icosavax, Inc.	$407.9
4/22/21	Impel NeuroPharma, Inc.	$211.2
3/18/21	Connect Biopharma Holdings Limited	$28.7
2/16/21	Virpax Pharmaceuticals, Inc.	$31.5
2/12/21	Longeveron LLC	$5.9
2/4/21	Angion Biomedica Corp.	$392.5
12/16/20	Virios Therapeutics, LLC	$52.8
12/4/20	Silverback Therapeutics, Inc.	$489.1
10/29/20	Atea Pharmaceuticals, Inc.	$1,682.8
10/15/20	Aligos Therapeutics, Inc.	$357.0
10/1/20	Oncorus, Inc.	$252.1
10/1/20	Immunome, Inc.	$87.2
8/13/20	CureVac B.V.	$2,642.0
7/30/20	AlloVir, Inc.	$830.6
7/23/20	Nurix Therapeutics, Inc.	$524.2
6/25/20	Akouos, Inc.	$371.6
4/30/20	Lyra Therapeutics, Inc.	$150.8
10/24/19	TFF Pharmaceuticals, Inc.	$69.5
10/10/19	Vir Biotechnology, Inc.	$2,045.1
9/17/19	IGM Biosciences, Inc.	$210.6

Date	Issuer	Pre-Money Equity Value (Values in US$ millions)
9/12/19	Satsuma Pharmaceuticals, Inc.	$174.9
2/14/19	Hoth Therapeutics, Inc.	$45.8
2/7/19	Gossamer Bio, Inc.	$777.8

75th Percentile		$587.6
Mean		$559.3
Median		$304.5
25th Percentile		$82.8

Conclusions

Scalar concluded based upon its analysis and the assumptions, qualifications and limitations cited in its written fairness opinion, and in reliance thereon, that as of the date of the fairness opinion the Merger Consideration Shares to be received by stockholders of Revelation in the Merger pursuant to the Business Combination Agreement is fair, from a financial point of view, to Petra.

The preparation of a fairness opinion is a complex process and does not lend itself to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Scalar’s opinion. In arriving at its fairness determination, Scalar considered the results of all its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Scalar made its determination as to fairness based on its experience and professional judgment after considering the results of all of its analyses.

Scalar prepared these analyses for purposes of Scalar providing its opinion to the Petra Board as to the fairness from a financial point of view to the holders of shares of Petra. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Petra, Revelation, Scalar or any other person assumes responsibility if future results are materially different from those forecasts.

The merger consideration to Revelation shareholders was determined through arm’s-length negotiations between Petra and Revelation and was approved by the Petra Board. Scalar did not provide advice to Petra during these negotiations, and Scalar did not recommend any specific merger consideration to Petra or the Petra Board or that any specific valuation for Revelation constituted the only appropriate valuation for the Business Combination.

Pursuant to an engagement letter agreement dated August 23, 2021, Petra engaged Scalar to act as its fairness opinion provider in connection with the contemplated transaction. The Petra Board selected Scalar as its financial advisor because it is a nationally recognized valuation firm that has substantial experience in transactions similar to the Business Combination. Scalar, founded in 2009, provides a variety of financial reporting, transaction advisory, tax and litigation consulting services. The transaction advisory activities of Scalar include fairness opinion services, solvency opinion services and enterprise valuation and consulting services. Scalar is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. Scalar’s valuation practice includes valuations of real estate investment trusts and partnerships and the assets typically owned through such entities including, but not limited to, real properties and property interests.

Compensation and Material Relationships

Scalar has been paid a fee of $80,000 in connection with this fairness opinion engagement. The fee for this fairness opinion engagement was negotiated between the Petra Board and Scalar. Payment of the fairness opinion fee to Scalar is not dependent upon completion of the Business Combination or upon the findings of Scalar with respect to fairness.

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — Petra’s Board of Directors Reasons for the Approval of the Business Combination,” Petra’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering with respect to Petra’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although Petra will issue shares for outstanding equity interests of Revelation in the Business Combination, Petra will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Revelation issuing stock for the net assets of Petra, accompanied by a recapitalization. The net assets of Petra will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Revelation.

Interests of Petra’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and Petra’s directors, officers and advisors, have interests in such proposals that are different from, or in addition to, your interests as a stockholder.

These interests include:

•        the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that if the Business Combination is not approved, in accordance with our Charter, the 1,809,538 Founder Shares held by our sponsor, our officers and directors, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 3,150,000 Private Placement Warrants that were acquired simultaneously with the IPO for an aggregate purchase price of $3,150,000 and the additional 83,446 Private Placement Warrants that were acquired in connection with the exercise of the overallotment option for an aggregate purchase price of $83,446 (as they will expire). Irrespective of existing lock-up agreements that impose restrictions on the transfer of the Founder Shares and Private Placement Warrants, such Founder Shares and Private Placement Warrants had an aggregate market value of approximately $[•] based on the last sale price of $[•]and $[•], respectively, on Nasdaq on September [•], 2021;

•        if we are unable to complete a business combination and distribute the proceeds held in trust to our public stockholders, our sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us;

•        all rights specified in the Company’s Charter relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions;

•        our sponsor, officers, directors, initial stockholders or their affiliate, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed. As of [•], 2021, [$•] of out-of-pocket expenses are owed to Petra’s officers, directors and Sponsor;

•        David Dobkin, one of our directors, is a principal of LifeSci Capital, which (i) was one of the representatives of the underwriters in the Petra IPO, (ii) is entitled to certain fees upon the completion of the Business Combination under the terms of the BCMA, and (iii) is the exclusive financial and mergers and acquisitions advisor to Petra in the Business Combination, under the terms of the LifeSci Engagement Letter; and

•        LifeSci Venture Partners II, LP (“LVP”), an affiliate of LifeSci Capital, together with other affiliates of LifeSci Capital, collectively own approximately 11.2% of Revelation’s total outstanding shares of capital stock prior to the Business Combination, which were purchased in Revelation’s Series Seed financing and Series A-1 financing. On May 11, 2020, LifeSci Venture Master SPV, LLC (“LVPLLC”) purchased 500,000 shares of Revelation’s Series Seed Preferred Stock (the “Series Seed Preferred Stock”), at a per share price of $1.00 per share, for an aggregate investment of $500,000. On August 27, 2020, pursuant to a statutory conversion of Revelation into a Delaware corporation, all of LVPLLC’s shares of Series Seed Preferred Stock were exchanged for 250,000 shares of Revelation’s Class A common stock (the “Class A Common Stock”). On December 23, 2020, LVPLLC transferred all of its shares of Class A Common Stock, to affiliates of LifeSci Capital. On December 24, 2020 (i) LVP purchased 78,616 shares of Class A Common Stock at a price of $6.36 per share, for an aggregate investment of $499,997.76, and (ii) another affiliate of LifeSci Capital purchased 31,446 shares of Class A Common Stock at a price of $6.36 per share, for an aggregate investment of $199,996.56. On December 30, 2020, pursuant to an amendment of Revelation’s certificate of incorporation, all shares of Class A Common Stock, were converted on a one-for-one basis into shares of Revelation’s common stock. On January 31, 2021, affiliates of LifeSci Capital purchased an aggregate of 47,170 shares of Revelation’s Series A-1 preferred stock at a price of $6.36 per share, for an aggregate investment of $300,001.20.

Name; Headquarters

The name of the post-Business Combination company will be Revelation Biosciences, Inc., and its headquarters will be located at 4660 La Jolla Village Dr., Suite 100, San Diego, CA 92122.

Material U.S. Federal Income Tax Considerations of the Redemption

All holders of Revelation common stock are urged to consult their tax advisors with respect to the tax consequences of the Business Combination in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of Petra Common Stock vote “FOR” the Charter Amendment Proposal and each of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal and the Equity Incentive Plan Proposal are approved at the Special Meeting. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

The Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, and the Equity Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal at the Special Meeting.

As of the Record Date, Petra’s Sponsor, directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.

Recommendation of the Board

the disinterested members of OUR BOARD UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2 — THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve to, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of up to an aggregate of 10,500,000 shares of Common Stock in connection with the Business Combination.

Why Petra Needs Stockholder Approval

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for such securities); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the Merger Consideration Shares to be issued in connection with the Business Combination Agreement will exceed 20% or more of the outstanding Petra Common Stock and 20% or more of the voting power, in each case outstanding before the issuance of such shares in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitute a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single invested or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Merger Consideration Shares will result in a “change of control” of Petra.

As a result of the forgoing, Petra is required to obtain stockholder approval pursuant to Nasdaq Listing Rule 5635.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, up to an aggregate of 10,500,0000 shares of Common Stock may be issued in connection with the Business Combination.

The issuance of the shares of Common Stock described above would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Petra.

Vote Required for Approval

If the Nasdaq Proposal is not approved, the Business Combination will not occur. The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL 3 — THE CHARTER AMENDMENT PROPOSAL

In connection with the Business Combination, Petra is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Charter Proposal are approved, the Proposed Charter would replace the Current Charter.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter, as well as the Petra Board’s reasons for approval of the Charter Amendment Proposal. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.

•        Change the post-Business Combination company’s name to Revelation Biosciences, Inc.    Currently, Petra’s name is Petra Acquisition, Inc. If the Charter Proposal is approved, Petra’s name will be changed to Revelation Biosciences, Inc. Our board of directors believes the name of the post-Business Combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed this name change.

•        Increase the total number of authorized shares of stock from 101,000,000 to 105,000,000 and the number of authorized shares of Preferred Stock from 1,000,000 to 5,000,000.    Our Current Charter authorizes the issuance of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The Proposed Charter authorizes the issuance of 100,000,000 shares of Petra Common Stock and 5,000,000 shares of Preferred Stock. The Proposed Charter provides adequate authorized capital and flexibility for future issuances of common stock if determined by The New Revelation Board to be in the best interests of the post-Business Combination company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•        Provide that stockholders may not take action by written consent.    The Current Charter is silent on whether stockholders may take action by written consent in lieu of taking action at a meeting of stockholders. The Proposed Charter instead prohibits stockholder action by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent of stockholders without a meeting. Our board of directors believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.

•        Removal of blank check company provisions.    Our board of directors has determined that it is in the best interest of Petra to eliminate provisions of our Current Charter that are specific to our status as a blank check company. Removal of these provisions is desirable because these provisions will serve no purpose following consummation of the Business Combination, and many of these provisions cease to apply upon the consummation of Petra’s initial business combination. For example, these proposed amendments remove the prohibition on Petra entering into an initial Business Combination with another blank check company or a similar company with nominal operations. In addition, certain other provisions in our Current Charter require that proceeds from Petra’s initial public offering be held in the Trust Account until a business combination or liquidation of merger has occurred.

Vote Required for Approval

This Charter Amendment Proposal will be approved and adopted in its entirety only if the holders of at least a majority of the outstanding shares of Petra Common Stock vote “FOR” Charter Amendment Proposal. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

Approval of the Charter Amendment Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting and the closing of the Business Combination. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL 4 — THE ADVISORY CHARTER PROPOSALS

In connection with the Business Combination, Petra is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal but, pursuant to SEC guidance, Petra is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Petra or the Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Entity. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposal).

Advisory Charter Proposals

Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Charter Proposal A — Name	Petra Acquisition Inc.	Revelation Biosciences, Inc.
Advisory Charter Proposal B — Changes in Capital Stock	The Current Charter authorizes 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock.	The Proposed Charter authorizes 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock.
Advisory Charter Proposal C — No Action by Written Consent	The Current Charter is silent on stockholder action by written consent in lieu of a meeting.

The Proposed Charter prohibits stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent.

Advisory Charter Proposal D — Removal of Blank Check Company/Special Purpose Acquisition Corporation Provisions

The Current Charter sets forth various provisions related to its operations as a blank check company/special purpose acquisition corporation prior to the consummation of an initial business combination.

The Proposed Charter does not include these blank check company/special purpose acquisition corporation provisions.

Reasons for the Advisory Charter Proposals

In the judgement of the Board, the Charter Amendment Proposal is desirable for the following reasons:

•        the name of the new public entity is desirable to reflect the Business Combination with Revelation and the combined business going forward;

•        the greater number of authorized shares of capital stock is desirable for Petra to have sufficient shares to issue the Merger Consideration Shares in the Business Combination and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the Warrants and of equity grants currently outstanding or made under the Equity Incentive Plan (assuming it is approved at the Special Meeting);

•        prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues;

•        it is desirable to delete the provisions that relate to the operation of Petra as a blank check company prior to the consummation of the initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of New Revelation and thereby protect continuity of or entrench New Revelation’s management, which may adversely affect the market price of New Revelation’s securities. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the best interests of New Revelation, authorized but unissued preferred stock could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Revelation to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. Petra currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Petra stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the Advisory Charter Proposals. If the Business Combination Proposal is not approved, the Advisory Charter Proposals will have no effect even if approved by our stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” ADOPTION OF EACH OF THE ADVISORY CHARTER PROPOSALS.

PROPOSAL 5 — THE DIRECTORS PROPOSAL

Election of Directors

At the Special Meeting, it is proposed that five directors will be elected to be the directors of New Revelation upon consummation of the Business Combination. It is proposed that New Revelation’s board consist of the following directors: James Rolke, George F. Tidmarsh, MD, PhD, Jennifer Carver, Jess Roper, and Curt LaBelle, MD. Information regarding each nominee is set forth in the section titled “Management of New Revelation Following the Business Combination.”

New Revelation’s board of directors will be reclassified following the Closing. The term of office of the Class A director will expire at the first annual meeting of stockholder following the Business Combination and the Class A director will be elected for a full term of three years. At the second annual meeting of stockholders following the Business Combination, the term of office of the Class B directors will expire and the Class B directors will be elected for a full term of three years. At the third annual meeting of stockholders following the Business Combination, the term of office of the Class C directors will expire and the Class C directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in New Revelation resulting from death, resignation, disqualification, removal or other causes and any newly created directorship resulting from any increase in the number of directors, will, unless (a) New Revelation’s board of directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders or (b) otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and not by the stockholders.

It is proposed that New Revelation’s board of directors consist of the following directors:

•        Class A director: Dr. LaBelle and Ms. Carver;

•        Class B directors: Messrs. Rolke and Roper; and

•        Class C director: Dr. Tidmarsh.

Information regarding each nominee is set forth in the section titled “Management of New Revelation Following the Business Combination.”

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting.

Following consummation of the Business Combination, the election of directors of New Revelation will be governed by New Revelation’s certificate of incorporation and bylaws and the laws of the State of Delaware.

Vote Required for Approval

Election of each director will require the affirmative vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting.

If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the Stockholders Meeting. The Directors Proposal will only become effective if the Business Combination is completed.

Election of each of the director nominees is a condition to Closing under the Business Combination Agreement. If each of the directors is not elected, Revelation is not required to close the Business Combination. If the Directors Proposal is not approved, the Business Combination will not occur.

Recommendation of the Board with Respect to the Director Election Proposal

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES IN THE DIRECTORS PROPOSAL.

PROPOSAL 6 — THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

Assuming that the Business Combination is approved, our shareholders are also being asked to approve and adopt the Revelation Biosciences, Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”). The purpose of the Equity Incentive Plan is to advance the interests of New Revelation and its stockholders by enabling New Revelation and its subsidiaries to attract and retain qualified individuals to perform services, to provide incentive compensation for such individuals in a form that is linked to the growth and profitability of New Revelation and increases in stockholder value, and to provide opportunities for equity participation that align the interests of recipients with those of its stockholders.

The Equity Incentive Plan will permit the board of directors of New Revelation, or a committee or subcommittee thereof, to grant to eligible employees, non-employee directors and consultants of New Revelation and its subsidiaries non-statutory and incentive stock options, restricted stock awards, restricted stock units (RSUs), stock appreciation rights (SARs), performance awards, non-employee director awards, and other stock-based awards. Subject to adjustment, the maximum number of shares of Common Stock to be authorized for issuance under the Equity Incentive Plan is 10% of the outstanding shares of Common Stock of New Revelation on a fully-diluted basis on the date on which the transactions contemplated under the Business Combination Agreement are completed, with an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on January 1, 2031 equal to the lesser of: (A) ten percent (10%) of the increase in the number of shares of Common Stock outstanding from the first day of the preceding calendar year to the first day of the current calendar year, as the number of shares are determined on a fully-diluted basis; and (B) such smaller number of shares of Common Stock as may be determined by the Board.

If approved by our stockholders at the meeting, the Equity Incentive Plan will become effective on the consummation of the Merger. Our board of directors is recommending that our stockholders approve the material terms of the Equity Incentive Plan as described below. The summary is qualified in its entirety by reference to the specific language of the Equity Incentive Plan, a copy of which is attached as Annex C.

Summary of Sound Governance Features of the Equity Incentive Plan

The board of directors believes that the Equity Incentive Plan contains several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, including the following:

✓	Will not be excessively dilutive to stockholders	✓	No re-pricing of “underwater” stock options or SARs without stockholder approval
✓	No tax gross-ups	✓	No reload options or SARs
✓	Clawback provisions	✓	No discounted options or SARs
✓	Limits on director compensation

Summary of the Equity Incentive Plan

The following is a summary of the principal features of the Equity Incentive Plan. The summary is qualified in its entirety by reference to the full text of the Equity Incentive Plan, which is set forth in Annex C.

Purpose

The purpose of the Equity Incentive Plan is to advance the interests of New Revelation and its stockholders by enabling New Revelation and its subsidiaries to attract and retain qualified individuals to perform services, to provide incentive compensation for such individuals in a form that is linked to the growth and profitability of New Revelation and increases in stockholder value, and to provide opportunities for equity participation that align the interests of recipients with those of its stockholders.

Administration

The board of directors of New Revelation will administer the Equity Incentive Plan. The board has the authority under the Equity Incentive Plan to delegate plan administration to a committee of the board or a subcommittee thereof, which is comprised of not less than two Non-Employee Directors who are independent. The board of directors of New

Revelation or the committee of the board to which administration of the Equity Incentive Plan has been delegated is referred to as the Committee. Subject to certain limitations, the Committee will have broad authority under the terms of the Equity Incentive Plan to take certain actions under the plan.

To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers of New Revelation such administrative duties or powers, as it may deem advisable. The Committee may authorize one or more directors or officers of New Revelation to designate employees, other than officers, non-employee directors, or 10% stockholders of New Revelation, to receive awards under the Equity Incentive Plan and determine the size of any such awards, subject to certain limitations.

No Re-pricing

The Committee may not, without prior approval of the stockholders of New Revelation, effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; or (iii) repurchasing the underwater options or SARs and granting new awards under the Equity Incentive Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of common stock of New Revelation is less than the exercise price of the option or the grant price of the SAR.

Stock Subject to the Equity Incentive Plan

Subject to adjustment (as described below), the maximum number of shares of New Revelation common stock authorized for issuance under the Equity Incentive Plan is 10% of the outstanding shares of Common Stock of New Revelation on a fully-diluted basis immediately upon consummation of the Merger. This limit is also the limit on the number of incentive stock options that may be granted under the Equity Incentive Plan.

Shares that are issued under the Equity Incentive Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the Equity Incentive Plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares authorized for issuance under the Equity Incentive Plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Any shares withheld to satisfy tax withholding obligations on awards issued under the Equity Incentive Plan, any shares withheld to pay the exercise price or grant price of awards under the Equity Incentive Plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will not be counted against the shares authorized for issuance under the Equity Incentive Plan and will be available again for grant under the Equity Incentive Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the Equity Incentive Plan. Any shares related to awards granted under the Equity Incentive Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares will be available again for grant under the Equity Incentive Plan. Any shares repurchased by New Revelation on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by New Revelation or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the Equity Incentive Plan. The shares available for issuance under the Equity Incentive Plan may be authorized and unissued shares or treasury shares.

Adjustments

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of common stock of New Revelation, the Committee will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the Equity Incentive Plan. In order to prevent dilution or enlargement of the rights of participants, the Committee may also adjust the number, kind, and exercise price or grant price of securities or other property subject to outstanding awards.

Eligible Participants

Awards may be granted to employees, non-employee directors and consultants of New Revelation or any of its subsidiaries. A “consultant” for purposes of the Equity Incentive Plan is one who renders services to New Revelation or its subsidiaries that are not in connection with the offer and sale of its securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for its securities.

Types of Awards

The Equity Incentive Plan will permit New Revelation to grant non-statutory and incentive stock options, restricted stock awards, restricted stock units, performance awards, non-employee director awards and other stock based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options.    Stock options entitle the holder to purchase a specified number of shares of common stock of New Revelation at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Equity Incentive Plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of New Revelation or its subsidiary. Each stock option granted under the Equity Incentive Plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option granted under the Equity Incentive Plan must be at least 100% of the fair market value of a share of common stock of New Revelation as of the date the award is granted to a participant. Fair market value under the plan means, unless otherwise determined by the Committee, the closing sale price of common stock of New Revelation, as reported on the Nasdaq Stock Market, on the grant date. The Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Restricted Stock Awards and Restricted Stock Units.    Restricted stock awards and/or restricted stock units, or RSUs, may be granted under the Equity Incentive Plan. A restricted stock award is an award of common stock of New Revelation that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. The Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs granted, and other such conditions or restrictions.

Performance Awards.    Performance awards, in the form of cash, shares of common stock of New Revelation, other awards or a combination of both, may be granted under the Equity Incentive Plan in such amounts and upon such terms as the Committee may determine. The Committee shall determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant.

Non-Employee Director Awards.    The Committee at any time and from time-to-time may approve resolutions providing for the automatic grant to non-employee directors of non-statutory stock options. The Committee may also at any time and from time-to-time grant on a discretionary basis to non-employee directors non-statutory stock options. In either case, any such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Committee may establish in its sole discretion consistent with the provisions of the Equity Incentive Plan. The Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, or other stock-based awards in lieu of cash. Under the Equity Incentive Plan the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $1,000,000.

Other Stock-Based Awards.    Consistent with the terms of the plan, other stock-based awards may be granted to participants in such amounts and upon such terms as the Committee may determine.

Dividend Equivalents.    With the exception of stock options and unvested performance awards, awards under the Equity Incentive Plan may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of common stock of New Revelation covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends or dividend equivalents may be paid on unvested awards. Such dividend equivalents will be converted to cash or additional shares of common stock of New Revelation by such formula and at such time and subject to such limitations as determined by the Committee.

Termination of Employment or Other Service

The Equity Incentive Plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or an individual agreement between New Revelation and a participant. If a participant’s employment or other service with New Revelation is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with New Revelation is terminated by reason of death, disability or retirement, then:

•        All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire;

•        All outstanding stock options and SARs that are not exercisable and all outstanding restricted stock will be terminated and forfeited; and

•        All outstanding unvested RSUs, performance awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with New Revelation or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

In the event a participant’s employment or other service with New Revelation is terminated by reason other than for cause, death, disability or retirement, then:

•        All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire;

•        All outstanding restricted stock will be terminated and forfeited; and

•        All outstanding unvested RSUs, performance awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with New Revelation or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination

Upon a participant’s termination of employment or other service with New Revelation or any subsidiary, the Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, performance awards, non-employee director awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no stock option or SAR may remain exercisable beyond its expiration date any such action by the Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Committee is authorized by the Equity Incentive Plan to take such action.

Forfeiture and Recoupment

If a participant is determined by the Committee to have taken any action while providing services to New Revelation or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the Equity Incentive Plan, all rights of the participant under the Equity Incentive Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to New Revelation, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. New Revelation may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Board to determine whether “cause” or “adverse action” exists. New Revelation is entitled to withhold and deduct future wages or make other arrangements to collect any amount due.

In addition, if New Revelation is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse New Revelation for the amount of any award received by such individual under the Equity Incentive Plan during the 12 month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. New Revelation also may seek to recover any award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by applicable law or under the requirements of any stock exchange or market upon which common stock of New Revelation is then listed or traded or any policy adopted by New Revelation.

Effect of Change in Control

Generally, a change in control will mean:

•        The acquisition, other than from New Revelation, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of common stock of New Revelation;

•        The consummation of a reorganization, merger or consolidation of New Revelation with respect to which all or substantially all of the individuals or entities who were the beneficial owners of common stock of New Revelation immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of common stock and voting securities of the corporation resulting from the transaction; or

•        A complete liquidation or dissolution of New Revelation or the sale or other disposition of all or substantially all of the assets of New Revelation.

Subject to the terms of the applicable award agreement or an individual agreement between New Revelation and a participant, upon a change in control, the Committee may, in its discretion, determine whether some or all outstanding options and SARs shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSUs shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. The Committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of the shares of common stock of New Revelation subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to New Revelation by the holder, to be immediately cancelled by New Revelation, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding New Revelation or a combination of both cash and such shares of stock.

Term, Termination and Amendment

Unless sooner terminated by the Board, the Equity Incentive Plan will terminate at midnight on the day before the ten year anniversary of its effective date. No award will be granted after termination of the Equity Incentive Plan, but awards outstanding upon termination of the Equity Incentive Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Equity Incentive Plan.

Subject to certain exceptions, the Board has the authority to suspend or terminate the Equity Incentive Plan or terminate any outstanding award agreement and the Board has the authority to amend the Equity Incentive Plan or amend or modify the terms of any outstanding award at any time and from time to time. No amendments to the Equity Incentive Plan will be effective without approval of New Revelation’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which common stock of New Revelation is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the Equity Incentive Plan; or (b) such amendment would: (i) materially increase benefits accruing to participants; (ii) modify the re-pricing provisions of the Equity Incentive Plan; (iii) increase the aggregate number of shares of common stock of New Revelation issued or issuable under the Equity Incentive Plan; (iv) increase any limitation set forth in the Equity Incentive Plan on the number of shares of common stock of New Revelation which may be issued or the aggregate value of awards which may be made, in respect of any type of award to any single participant during any specified period; (v) modify the eligibility requirements for participants in the Equity Incentive Plan; or (vi) reduce the minimum exercise price or grant price as set forth in the Equity Incentive Plan. No termination, suspension or amendment of the Equity Incentive Plan or an award agreement shall adversely affect any award previously granted under the Equity Incentive Plan without the written consent of the participant holding such award.

Federal Income Tax Information

The following is a general summary, as of the date of this prospectus/proxy statement, of the federal income tax consequences to participants and New Revelation of transactions under the Equity Incentive Plan. This summary is intended for the information of stockholders considering how to vote at the Special Meeting and not as tax guidance to participants in the Equity Incentive Plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Equity Incentive Plan.

Tax Consequences of Awards

Incentive Stock Options.    With respect to incentive stock options, generally, the participant is not taxed, and New Revelation is not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the participant meets the employment requirements and does not dispose of the shares of common stock of New Revelation acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the shares of common stock of New Revelation are disposed of before those periods expire, which is called a disqualifying disposition, the participant will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of common stock of New Revelation on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, New Revelation will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Non-Statutory Stock Options.    The grant of a stock option that does not qualify for treatment as an incentive stock option, which is generally referred to as a non-statutory stock option, is generally not a taxable event for the participant. Upon exercise of the stock option, the participant will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of common stock of New Revelation acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and New Revelation will be entitled to a deduction in an equal amount in the same tax year, assuming that a deduction is allowed under Section 162(m) of the Code. At the time of a subsequent sale or disposition of shares obtained upon exercise of a non-statutory stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs.    The grant of an SAR will not cause the participant to recognize ordinary income or entitle New Revelation to a deduction for federal income tax purposes. Upon the exercise of an SAR, the participant will recognize ordinary income in the amount of the cash or the value of shares payable to the participant (before reduction for any withholding taxes), and New Revelation will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Restricted Stock, RSUs, and Other Stock-Based Awards.    The federal income tax consequences with respect to restricted stock, RSUs, performance shares and performance stock units, and other stock unit and stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if an award of stock granted to the participant is subject to a “substantial risk of forfeiture” (e.g., the award is conditioned upon the future performance of substantial services by the participant) and is nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the stock on such date over the participant’s cost for such stock (if any), and the same amount is deductible by New Revelation, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate federal income tax recognition with respect to an award of stock that is subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and New Revelation’s deduction, assuming that a deduction is allowed under Section 162(m) of the Code, will be measured and timed as of the grant date of the award. If the stock award granted to the participant is not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the award to the extent of the excess of the fair market value of the stock at the time of grant over the participant’s cost, if any, and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock unit award or other stock-based award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives the stock free of any substantial risk of forfeiture (or receives cash in lieu of such stock) and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by New Revelation, assuming that a deduction is allowed under Section 162(m) of the Code.

Withholding Obligations

New Revelation is entitled to withhold and deduct from future wages of the participant, to make other arrangements for the collection of, or to require the participant to pay to New Revelation, an amount necessary for it to satisfy the participant’s federal, state or local tax withholding obligations with respect to awards granted under the Equity Incentive Plan. Withholding for taxes may be calculated based on the maximum applicable tax rate for the participant’s jurisdiction or such other rate that will not trigger a negative accounting impact on New Revelation. The Committee may permit a participant to satisfy a tax withholding obligation by withholding shares of common stock of New Revelation underlying an award, tendering previously acquired shares, delivery of a broker exercise notice or a combination of these methods.

Code Section 409A

A participant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time a grant becomes vested, plus an interest penalty tax, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Code Section 162(m)

Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual who is a “covered employee” is not deductible by New Revelation to the extent it exceeds $1 million. The Tax Cut and Jobs Act, signed into law on December 22, 2017, amended Section 162(m), effective for tax years beginning after December 31, 2017, (i) to expand the definition of a “covered employee” to include any person who was the Chief Executive Officer or the Chief Financial Officer at any time during the year and the three most highly compensated officers (other than the Chief Executive Officer or the Chief Financial Officer) who were employed at any time during the year whether or not the compensation is reported in the Summary Compensation Table included in the proxy statement for New Revelation’s Annual Meeting; (ii) to treat any individual who is considered a covered employee at any time during a tax year beginning after December 31, 2106 as remaining a covered employee permanently; and (iii) to eliminate the performance-based compensation exception to the $1 million deduction limit.

Excise Tax on Parachute Payments

Unless otherwise provided in a separate agreement between a participant and New Revelation, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from New Revelation, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, New Revelation will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

New Plan Benefits

It is not presently possible to determine the benefits or amounts that will be received by or allocated to participants under the Equity Incentive Plan or would have been received by or allocated to participants for the last completed fiscal year if the Equity Incentive Plan had then been in effect because awards under the Equity Incentive Plan will be made at the discretion of the Committee.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Equity Incentive Plan Proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

Approval of the Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL 7 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Petra’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal, or the Equity Incentive Plan Proposal. In no event will the Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Petra’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal. If we do not consummate the Business Combination and fail to complete an initial business combination by October 13, 2021, or assuming the Extension is approved, by January 13, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Petra Common Stock represented by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT PETRA

Unless the context otherwise requires, all references in this section to the “Company,” “Petra,” “we,” “us,” or “our” refer to Petra Acquisition, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Introduction

We are a Delaware blank check company incorporated on November 20, 2019 formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses.

Initial Business Combination

As required by NASDAQ rules, any initial business combination will be approved by a majority of our independent directors. Nasdaq listing rules also require that the target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance.

We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business complies with the 80% threshold.

Our sponsor, initial stockholders, officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of any proposed Business Combination, (2) not to convert any shares of common stock in connection with a stockholder vote to approve a proposed initial business combination and (3) not sell any shares of common stock in any tender in connection with a proposed initial business combination.

None of our officers, directors, sponsor, initial stockholders or their affiliates has indicated any intention to purchase additional shares of our common stock. However, if a significant number of stockholders vote, or indicate an intention to vote, against our proposed Business Combination, our officers, directors, sponsor, initial stockholders or their affiliates could make such purchases in the open market or in private transactions in order to influence the vote. Notwithstanding the foregoing, our officers, directors, sponsor, initial stockholders and their affiliates will not make purchases of shares of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act, which are rules designed to stop potential manipulation of a company’s stock.

Conversion Rights

At any meeting called to approve an initial business combination, public stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination or do not vote at all, into their pro rata share of the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, less any taxes then due but not yet paid. Alternatively, we may provide our public stockholders with the opportunity to sell their shares of our common stock to us through a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid.

Our sponsor, initial stockholders and our officers and directors will not have conversion rights with respect to any shares of common stock owned by them, directly or indirectly, whether acquired prior to the Petra IPO or purchased by them in the aftermarket. Additionally, the holders of the representative shares will not have conversion rights with respect to the representative shares. We may require public stockholders, whether they are a record holder or hold their shares in “street name,” to either (i) tender their certificates to our transfer agent or (ii) deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case prior to a date set forth in the proxy materials sent in connection with the proposal to approve the Business Combination.

There is a nominal cost associated with the above-referenced delivery process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether or not to pass this cost on to the holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise conversion rights. The need to deliver shares is a requirement of exercising conversion rights regardless of the timing of when such delivery must be effectuated. However, in the event we require stockholders seeking to exercise conversion rights prior to the consummation of the proposed Business Combination and the proposed Business Combination is not consummated this may result in an increased cost to stockholders.

Any proxy solicitation materials we furnish to stockholders in connection with a vote for any proposed business combination will indicate whether we are requiring stockholders to satisfy such certification and delivery requirements. Accordingly, a stockholder would have from the time the stockholder received our proxy statement up until the vote on the proposal to approve the Business Combination to deliver his shares if he wishes to seek to exercise his conversion rights. This time period varies depending on the specific facts of each transaction. However, as the delivery process can be accomplished by the stockholder, whether or not he is a record holder or his shares are held in “street name,” in a matter of hours by simply contacting the transfer agent or his broker and requesting delivery of his shares through the DWAC System, we believe this time period is sufficient for an average investor. However, we cannot assure you of this fact.

The foregoing is different from the procedures historically used by some blank check companies. Traditionally, in order to perfect conversion rights in connection with a blank check company’s business combination, the company would distribute proxy materials for the stockholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise his conversion rights. After the business combination was approved, the company would contact such stockholder to arrange for him to deliver his certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which he could monitor the price of the company’s stock in the market. If the price rose above the conversion price, he could sell his shares in the open market before actually delivering his shares to the company for cancellation. As a result, the conversion rights, to which stockholders were aware they needed to commit before the stockholder meeting, would become a “continuing” right surviving past the consummation of the business combination until the holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a holder’s election to convert his shares is irrevocable once the business combination is approved.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed Business Combination or the expiration of the tender offer. Furthermore, if a holder of a public share of common stock delivered his certificate in connection with an election of their conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account as of two business days prior to the consummation of the initial business combination. In such case, we will promptly return any shares delivered by public holders.

Liquidation if No Business Combination

If we have not completed an initial business combination by October 13, 2021, or by January 13, 2022, if the Extension is approved, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest not previously released to us but net of taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Our sponsor, initial stockholders, officers and directors have agreed that they will not propose any amendment to our amended and restated certificate of incorporation that would affect our public stockholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination by October 13, 2021, or by January 13, 2022, if the Extension is approved, unless we provide our public stockholders with the opportunity to convert their shares of common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding public shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our sponsor, initial stockholders, executive officers, directors or any other person.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our outstanding public shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the Delaware General Corporation Law, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If we are unable to complete a business combination within the prescribed time frame, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following our 12th month, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the Delaware General Corporation Law, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We are required to seek to have all third parties (including any vendors or other entities we may engage) and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the trust account to our public stockholders. Nevertheless, dbbmckennon, our independent registered public accounting firm, and the underwriters of the offering, will not execute agreements with us waiving such claims to the monies held in the trust account. Furthermore, there is no guarantee that other vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the trust account. Our sponsor has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but we cannot assure you that it will be able to satisfy its indemnification obligations if it is required to do so. We have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our company. Therefore, we believe it is unlikely that our sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, the agreement our sponsor entered into specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims for indemnification by the underwriters of the Petra IPO offering against certain liabilities, including liabilities under the Securities Act. As a result, if we liquidate, the per-share distribution from the trust account could be less than $10.10 due to claims or potential claims of creditors. We will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest (subject to our obligations under Delaware law to provide for claims of creditors as described below).

We anticipate notifying the trustee of the trust account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate such distribution. The holders of the founders’ shares have waived their rights to participate in any liquidation distribution from the trust account with respect to such shares. There will be no distribution from the trust account with respect to our warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the trust account. If such funds are insufficient, our sponsor has contractually agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and has contractually agreed not to seek repayment for such expenses.

If we are unable to complete an initial business combination and expend all of the net proceeds of the Petra IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share redemption price would be $10.10. The proceeds deposited in the trust account could, however, become subject to claims of our creditors that are in preference to the claims of public stockholders.

Our public stockholders shall be entitled to receive funds from the trust account only in the event of our failure to complete a business combination within the required time period, if the stockholders seek to have us convert or purchase their respective shares upon a business combination which is actually completed by us or upon certain amendments to our amended and restated certificate of incorporation prior to consummating an initial business combination. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $10.10 per share.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders in connection with our initial business combination, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Current Charter

Our Current Charter contains certain requirements and restrictions that will apply to us until the consummation of our initial business combination. These provisions cannot be amended without the approval of a majority of our stockholders. If we seek to amend any provisions of our Current Charter that would affect our public stockholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination within the time period described in our Current Charter, we will provide dissenting public stockholders with the opportunity to convert their public shares in connection with any such vote. This conversion right shall apply in the event of the approval of any such amendment, whether proposed by our sponsor, any executive officer, director or director nominee, or any other person. Our sponsor, officers and directors have agreed to waive any conversion rights with respect to any founders’ shares, and any public shares they may hold in connection with any vote to amend our Current Charter. Specifically, our Current Charter provides, among other things, that:

•        we shall either (1) seek stockholder approval of our initial business combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination or don’t vote at all, into their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), or (2) provide our stockholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), in each case subject to the limitations described herein;

•        we will consummate our initial business combination only if we have net tangible assets of at least $5,000,001 upon such consummation and, if we seek stockholder approval, a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination;

•        if our initial business combination is not consummated by October 13, 2021, or by January 13, 2022, if the Extension is approved, then we will redeem all of the outstanding public shares and thereafter liquidate and dissolve our company;

•        we may not consummate any other business combination, merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction prior to our initial business combination; and

•        prior to our initial business combination, we may not issue additional stock that participates in any manner in the proceeds of the trust account, or that votes as a class with the common stock sold in the Petra IPO on an initial business combination.

Petra has proposed to amend its Current Charter to extend (the “Extension”) the date by which Petra has to consummate a business combination from October 13, 2021 to December 13, 2021 plus an option for Petra to further extend such date to January 13, 2022. In connection therewith, on September 3, 2021 Petra filed a preliminary proxy statement with the SEC and intends to mail the same to Petra’s stockholders upon effectiveness.

Facilities

We currently maintain our principal executive offices at 5 West 21st Street, New York, NY 10010. Our sponsor is making this space available to us free of charge. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

EXECUTIVE OFFICERS AND DIRECTORS OF PETRA

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Petra before the Business Combination.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Andreas Typaldos	75	Chairman of the Board, Chief Executive Officer, Secretary
Sean Fitzpatrick	55	Chief Financial Officer, Director
David Dobkin	42	Director
Anthony Hayes	53	Director
Robert Nicholson	47	Director
Barry Dennis	56	Director
William Carson	73	Director

Andreas Typaldos has served as our Chairman and Chief Executive Officer since inception. Andreas has been a software and technology entrepreneur from the inception of the industry, as well as a private equity investor through a Family Office. His entrepreneurial activities and companies extend over both the US and international and primarily European venues. In the past, he was founder, founding investor, Board Member, and Chief Executive of a number of software, technology, consulting services, and internet companies, including AXS-One, an early international enterprise software company; Enikia LLC (subsequently known as Arkados and Iota Communications Inc.), which was a fabless semiconductor company in the powerline-based communications space at the inception of that market and whose Homeplug-compliant technology was sold to one of the largest semiconductor companies (ST Micro) before evolving into the IoT space; Xandros Inc., a Linux operating system company that provided the operating system used by Asus and Intel on the eeePC netbook mobile device to create that space prior to its domination by Apple’s iPad tablet; and a number of other companies in the technology, software, AI, and lifestyle markets. Currently, he is the Executive Chairman of BCII Enterprises Inc., a publicly traded holding company with a number of software, CLOUD, and AI operating subsidiaries including Soteria Health, a digital health and virtual care company of which he acts as Chairman; and Executive Chairman of Scalix Inc., a Linux-based enterprise email server company developed through funding and technology support by Microsoft. In the lifestyle and life sciences related industries, he is Board Member of an early cancer detection biotech company, QCDx; and owner of Merakia, a hospitality holding company. In April 2020 he became an Advisory Board Member, for AI/ML (artificial intelligence/machine learning), of AIkido Pharma (NASDAQ:AIKI). A native of Greece, Andreas came to the US in 1963 on scholarship from Columbia University where he received a Bachelors degree in Mathematical Methods for Engineering and Operations Research and where he has funded a named scholarship program since 1996. He also received a graduate degree in Computer Science from Pratt Institute. He is married and is the father of four.

Sean Fitzpatrick has been our Chief Financial Officer and Board Member since inception. He is the Founding Partner of Fidem Advisors, a boutique advisory firm that offers services in raising equity, debt, and bridge capital. Sean has over 25 years of Wall Street experience, spanning several major investment banks. He began his career in 1990 with Shearson Lehman Brothers as a Financial Advisor. Sean has held various positions of increasing responsibility at Alex Brown and Sons, Hambrecht & Quist, JP Morgan and Credit Suisse. The majority of his work experience has focused on the managing and raising capital from private wealth, family offices and institutional clients. Throughout the course of his career, Sean has raised or managed in excess of $2 billion dollars on behalf of a diverse base of clients. He holds a BBA in Finance from Loyola University in Baltimore, MD.

David Dobkin has served as a member of the Board of Directors since inception. He is an experienced healthcare capital markets investment banker with a career focused on helping high-growth life science, medical device, and healthcare IT companies achieve their financial and strategic goals. David has worked with companies developing a wide range of technologies and brings extensive strategic advisory and execution capability to his clients. David has experience with both traditional and non-traditional forms of equity and debt offerings in both the U.S. and abroad. He is a regular speaker on growth capital formation at conferences across the United States and Canada.

Prior to joining LifeSci Capital in 2018, David founded Dobkin & Company, an investment bank tailored for entrepreneur-lead companies focused on seed and growth equity and capital, in 2015. Previously, from 2010 to 2015, David worked in various capacities with the New Zealand Government facilitating capital formation on behalf of regional companies and government agencies with a focus on securing strategic foreign direct investment. David has tremendous experience conducting cross-border transactions. Prior to October 2010, David worked for Lazard Frères, one of the world’s preeminent financial advisory and asset management firms, where he facilitated and advised on cross-border mergers and acquisitions transactions in excess of $2.5 billion. Prior to joining for Lazard Frères, David began his career in in the Healthcare investment banking group for Wasserstein Perella based in New York. At Wasserstein Perella, David advised healthcare companies on capital formation as well as strategic alternatives. David conducted graduate research in stem cell bioengineering and received a Master of Science, Biomedical Engineering, from the University of Southern California. David also received a Bachelor of Science, Biomedical Engineering, from Columbia University. David holds the Series 63, 79, and 82 licenses. We believe David is qualified to sit on our board due to his extensive experience in mergers and acquisitions.

Anthony Hayes has served as a member of the Board of Directors since inception. He is the Chief Executive Officer of Alkido Pharma Inc. fka Spherix Incorporated, a NASDAQ-traded technology commercialization company (NASDAQ:AIKI). He began his tenure by overseeing Alkido’s transformation from a biotechnology company into a diversified corporate entity, committed to advancing innovation by participating in the development of new technologies across several sectors. Anthony identified and brought about multimillion-dollar M&A acquisitions that resulted in some of the largest transactions in technology patents. He is also involved in all aspects of investor relations, representing Alkido in shareholder meetings, at domestic and international conferences, and in television and print media, including Bloomberg Television and Forbes. Anthony is an attorney and a former partner of an Am Law 100 firm, and is the previous co-founder and managing member of JaNSOME IP Management LLC, an intellectual property monetization firm. Anthony received his Juris Doctor from Tulane University Law School, and his Bachelor of Arts in Economics from Mary Washington College.

Robert Nicholson has served as a member of the Board of Directors since inception. Robert has many years of leadership and investing experience in investment banking and private equity with a focus on public and private Capital Markets transactions, Real Estate, Mergers and Acquisitions, and Mid-Market Credit. He is currently a principal owner and Managing Director of Archon, responsible for general management of the firm’s operations, mergers and acquisitions, financial advisory, capital development, and strategic growth. He joined Archon in 2019 from Deutsche Bank where he focused on Private Equity and Alternative Investments. Robert began his career as an analyst at Morgan Stanley before moving into buy-side analysis with Oxford, and eventually into acquisitions for Wells Real Estate Funds. Over the last 15 years he has worked in a capital markets role directly or through joint ventures with some of the largest Private Equity firms in the industry including Hines, Cole Capital, Apollo, and Ares Management. He has a BA in Economics from the University of Texas at Austin, a Masters from London Business School with a concentration in Private Equity, and an MBA from Columbia Business School with a concentration in Finance.

Barry Dennis, CFA, has served as a member of the Board Member as of the IPO. Barry is a Managing Director of Investment Banking and Strategic Consulting at WaveCrest Securities and since March 2020 Barry has been a member of the board of directors of LifeSci Acquisition Corp (NASDAQ: LSAC), a blank check company that raised approximately $65,600,000 in its initial public offering and is currently seeking to consummate an initial business combination in the healthcare industry. Prior to joining WaveCrest, from January 2018 to December 2019 Barry served as Chairman of the Risk Committee Strategos Capital Markets, a structured products hedge fund, and as President from April 2015 to March 2017. From August 2013 to February 2015, Mr. Dennis served as Senior Managing Director of Institutional Structured Products for Canaccord Genuity, a full-service financial services firm and he served on Canaccord’s US Executive Management Committee in New York City. From 1993 to 2013, Barry worked for such firms as Merrill Lynch, TD Securities, and BMO. Barry received his Bachelor’s of Commerce from the University of British Columbia and his M.B.A from the University of Western Ontario and is a holder of the Charter of Financial Analysts.

William H. Carson, of Texas, has been a director since February 22, 2021, and is a forty year management veteran in the prescription and OTC drug industries with broad exposure to product licensing, new product R&D, manufacturing, Rx-to-OTC switches, company acquisition and new business entity development. He has held Leadership roles at Novartis, Bayer, Galderma, in MTO (Plant Management, New Facility Construction, Compliance),

Product Development and Regulatory Affairs (NDA, ANDA, RX to OTC Switch, OTC Monographs), and LMA (Due Diligence, Organizational Review, Post Merger/Acquisition Integration).  For the past 9 years, Carson has operated his own consulting business taking on consulting assignments in: compliance, production, licensing and acquisition product development and FDA/regulatory strategy. Carson started his career with Dorsey Laboratories Division, Sandoz Pharmaceuticals where he remained employed from 1972-1994 ; he served in a variety of director roles such as Director of Regulatory Affairs, and Director of New Products. He last served as Vice President of Scientific Affairs, managing the FDA approval process for the switches of Tavist-1 and Tavist-D from Rx to OTC status. From 1994-1996, he served as Senior Vice President of OTC Products at Goldline Pharmaceuticals. From 1996-2004 he was Vice President, Scientific Affairs with Bayer Consumer Care Division (NYSE: BAYRY). From 2004-2011 he served as Senior Vice-President, Medical &Regulatory Affairs at Galderma Laboratories, a skin health pharma company. There he built departments to support a period of rapid sales growth, new product approvals and acquisitions. He also was the team leader for the integration of two major acquisitions, Collagenix in the U.S. and Q-Med in Europe.  Mr. Carson has a BS and MS from University of Nebraska in Physiology and Biochemistry.

Director Independence

Nasdaq rules require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors.” An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Anthony Hayes, Robert Nicholson, Barry Dennis, and William Carson are independent directors under the Nasdaq Listing rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Committees of the Board of Directors

We have three standing committees: an audit committee, a nominating committee, and a compensation committee. Each such committee is composed of solely independent directors

Audit Committee

Effective October 13, 2020, we established an audit committee of the board of directors, in accordance with Section 3(a)(58)(A) of the Exchange Act. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Anthony Hayes, Robert Nicholson, and Barry Dennis meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq’s listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Each member of the audit committee is financially literate and our board of directors has determined that Robert Nicholson and Barry Dennis each qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

During the fiscal year ended December 31, 2020, our audit committee held 1 meeting. Each of the audit committee members attended all of the meetings of the audit committee in fiscal year 2020.

Nominating Committee

Effective October 13, 2020, we established a nominating committee of the board of directors, which consists of Robert Nicholson, Anthony Hayes, and Barry Dennis, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

During the fiscal year ended December 31, 2020 the nominating committee did not hold any meetings.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background, and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

Compensation Committee

Effective October 13, 2020, we established a compensation committee of the board of directors, which consists of Robert Nicholson, Anthony Hayes, and Barry Dennis, each of whom is an independent director under Nasdaq’s listing standards. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

During the fiscal year ended December 31, 2020 the compensation committee did not hold any meetings.

Code of Ethics

Effective October 13, 2020, we adopted a code of ethics that applies to all of our executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will provide, without charge, upon request, copies of our code of ethics. Requests for copies of our code of ethics should be sent in writing to 5 West 21st Street, New York, NY 10010.

Conflicts of Interest

Investors should be aware of the following potential conflicts of interest:

•        None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•        Unless we consummate our initial business combination, our officers, directors and other insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account.

•        The insider shares beneficially owned by our officers and directors will be released from escrow only if our initial business combination is successfully completed. Additionally, if we are unable to complete an initial business combination within the required time frame, our officers and directors will not be entitled to receive any amounts held in the trust account with respect to any of their insider shares or private warrants.

Further, Petra Investment Holdings, LLC has agreed that the private warrants will not be sold or transferred by it until after we have completed our initial business combination. For the foregoing reasons, our board may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effect our initial business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Our Current Charter provides that:

•        we renounce any interest or expectancy in, or being offered an opportunity to participate in, any business opportunities that are presented to us or our officers, directors or stockholders or affiliates thereof, including but not limited to, our sponsor and its affiliates, except as may be prescribed by any written agreement with us; and

•        our officers and directors will not be liable to our company or our stockholders for monetary damages for breach of any fiduciary duty by reason of any of our activities or any of our sponsor or its affiliates to the fullest extent permitted by Delaware law.

Our officers and directors are, and may in the future become, affiliated with other companies. In order to minimize potential conflicts of interest which may arise from such other corporate affiliations, each of our officers and directors has contractually agreed, pursuant to a written agreement with us, until the earliest of our execution of a definitive agreement for a business combination, our liquidation or such time as he ceases to be an officer or director, to present to our company for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us, subject to any pre-existing fiduciary or contractual obligations he might have.

The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors besides our sponsor, Petra Investment Holdings LLC:

Name of Individual	Name of Affiliated Entity
Andreas Typaldos	BCII Enterprises, Inc. Scalix, Inc.
Sean Fitzpatrick	Fidem Advisors
David Dobkin	LifeSci Capital LLC; LifeSci Acquisition Corp.
Anthony Hayes	Alkido Pharma Inc. (fka Spherix Incorporated)
Robert Nicholson	Archon
Barry Dennis	WaveCrest Securities; LifeSci Acquisition Corp.
Kimon Angelides	Ithaca LifeScience Partners; Merlin LifeSciences, LLC; FemTec Health

In addition, our Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of officers, directors, or other insiders, unless we have obtained (i) an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view, and (2) the approval of a majority of our disinterested independent directors (if any at such time). In no event will our insiders or any of the members of our management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PETRA

Overview

We are a blank check company formed under the laws of the State of Delaware on November 20, 2019 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization or reorganization (each a “business combination”) with one or more businesses or entities. We intend to complete our business combination using cash from the proceeds from the Petra IPO, the exercise of over-allotment option and the sale of the private warrants, our capital stock, debt or a combination of cash, stock and debt.

Our entire activity since inception relates to our formation, to prepare for the Petra IPO, which was consummated on October 13, 2020 and identifying a company for a business combination.

The issuance of additional shares in connection with an initial business combination:

•        may significantly reduce the equity interest of our stockholders;

•        may subordinate the rights of holders of common stock if we issue preferred shares with rights senior to those afforded to our shares of common stock;

•        will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities, it could result in:

•        default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•        our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We expect to continue to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to complete our initial business combination will be successful.

Results of Operations

Our only activities from November 20, 2019 (inception) through June 30, 2021 were organizational activities, those necessary to consummate the Petra IPO, described below, and searching for a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held after the Petra IPO. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2021, we had a net loss of $1,331,144 which consisted primarily of general and administrative expenses of $842,026 and change in fair value of warrant liability of $490,951. For the three months ended June 30, 2020, we had a net loss of $521, which consisted solely of general and administrative expenses.

For the six months ended June 30, 2021, we had a net loss of $152,950 which consisted primarily of general and administrative expenses of $1,310,887 and change in fair value of warrant liability of $1,171,422. For the six months ended June 30, 2020, we had a net loss of $7,681, which consisted solely of general and administrative expenses.

Liquidity and Capital Resources

Until the consummation of the Petra IPO, our liquidity needs were satisfied by notes payable and advances from our Sponsor.

On October 13, 2020, we consummated the Petra IPO of 7,000,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $70,000,000. Simultaneously with the closing of the Petra IPO, we consummated the sale of 3,150,000 Private Warrants to our Sponsor, generating gross proceeds of $3,150,000.

On October 16, 2020, in connection with the underwriters’ partial exercise of their over-allotment option, we consummated the sale of an additional 278,151 Units at a price of $10.00 per Unit, generating total gross proceeds of $2,781,151. In addition, we also consummated the sale of an additional 83,446 Private Warrants to our Sponsor at $1.00 per Private Warrant, generating total gross proceeds of $83,446.

Following the closing of the Petra IPO, the exercise of the over-allotment option and the sale of the additional Private Warrants, an aggregate amount of $73,509,325 was placed in Petra’s trust account established in connection with the Petra IPO.

For the six months ended June 30, 2021, cash used in operating activities was $217,949, which represented $152,950 in net loss, $17,356 in unrealized loss on marketable securities, changes in accounts payable and accrued liabilities of $1,050,367 and $42,346 in prepaid insurance, offset primarily by $(1,171,422) in change in fair value of warrant liability and $(3,646) in interest earned on cash held in trust.

As of June 30, 2021, we had cash and cash equivalents of $0, marketable securities of $301,716, prepaid expenses of $71,924, and $73,514,561 held in our trust account from the Petra IPO and the purchase of private warrants, consisting primarily of cash and money market funds with short-term maturities. Interest income on the balance in the trust account may be used by us to pay taxes. Through June 30, 2021, we did not withdraw any interest earned on the trust account.

We intend to use substantially all of the funds held in the trust account, to acquire a target business and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the remaining funds held in the trust account will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our business combination if the funds available to us outside of the trust account were insufficient to cover such expenses.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or our officers and directors or their affiliates may, but are not obligated to, loan us funds on a non-interest basis as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of notes may be convertible into Private Warrants, at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants.

We do not believe we will need to raise additional funds subsequent to the Petra IPO in order to meet the expenditures required for operating our business prior to our initial business combination. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than the underwriters are entitled to deferred compensation of $0.40 per unit, or $2,800,000 upon completion of a business combination or $3,220,000 in the aggregate if the underwriters’ over-allotment option is exercised in full in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the Petra IPO underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies as of June 30, 2021.

Common stock subject to possible redemption

We account for common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheet.

Derivative Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815 under which the Private Warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, the Company classifies the Private Warrants as liabilities at their fair value and adjusts the Private Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the Private Warrants are exercised or expire, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Private Warrants was initially and subsequently measured at the end of each reporting period, using a Monte Carlo simulation.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

INFORMATION ABOUT REVELATION

Throughout this section, unless otherwise noted, “we,” “us,” “our,” “Revelation” and the “Company” refer to Revelation Biosciences, Inc.

Overview

Revelation is a clinical-stage biopharmaceutical company focused on the development or commercialization of innate immune system therapeutics and diagnostics. We are focused on the development of therapeutics and diagnostics to prevent, treat and detect viral infections based on enhancing and detecting the innate immune system response to these viruses. Our therapeutic and diagnostic platforms may be applied to a wide array of viral infections, including SARS-CoV-2, variants of SARS-CoV-2, Influenza A, Influenza B, parainfluenza, respiratory syncytial virus, rhinosinusitis, and others. Our lead therapeutic product candidate, REVTx-99, is in development as a broad anti-viral nasal drop for the prevention or treatment of respiratory viral infections. REVTx-99’s works by boosting the body’s innate immune system, preventing the user from becoming infected or activating the innate immune system to combat early infections. In addition, REVTx-99 is being developed for the prevention or treatment of nasal congestion due to allergies or chronic rhinosinusitis. Our lead diagnostic, REVDx-501 (REVIDTM Rapid Test Kit), is a rapid point of care diagnostic product that can be used to detect various respiratory viral infections. The diagnostic is similar to a home pregnancy test with a simple to read visual readout in less than 15 minutes without the need for specialized instrumentation or complicated sample collection.

REVTx-99

Our lead therapeutic candidate, REVTx-99 is being developed as a broad anti-viral nasal drop solution for the prevention or treatment of respiratory viral infections, including SARS-CoV-2 including variants, Influenza A, Influenza B, parainfluenza, rhinovirus, respiratory syncytial virus, rhinovirus and others.

REVTX-99 takes advantage of the innate immune response which is a general first line of defense against viral infections and non-specific to the type of pathogen. The innate immune response depends upon a group of cell surface receptors that recognize features of bacteria and viruses that are conserved and particular to these pathogens. These conserved pathogen molecules can be lipids, nucleic acid, sugars or a combination of these entities. Protein receptors on the surface of cells exposed to the outside environment are designed to recognize these conserved pathogen molecules and activate the innate immune system response. These cell surface receptors are called pathogen pattern receptors, a subset of which are the Toll-like receptors (“TLR”).

Activation of pathogen pattern receptors triggers a cascade of events designed to help destroy the invading pathogen. For example, activation of TLR leads to the production and secretion of interferons. Interferons are a group of related proteins that “interfere” with viral replication and activates the immune system cells to help engulf and destroy the pathogens. Another significant function of interferons is to activate cells involved in producing the specific, adaptive immune response to the pathogen.

Production of interferons, among other protective innate immune system molecules, can be initiated by activation of several pathogen pattern receptors including Toll-like receptor 4 (“TLR4”). Activation of TLR4 can occur by the recognition and binding of various pathogen pattern molecules including a component of bacterial cell membrane called lipopolysaccharide (“LPS”). LPS is a potent stimulator of many components of the innate immune system including TLR4, however, exposure to LPS may lead to significant adverse symptoms and toxicity including shock and death.

The active ingredient in REVTx-99, PHAD®, a synthetic version of monophosphoryl lipid A or MPLA, mimics LPS to activate TLR4, without the adverse symptoms and toxicity related to LPS. We believe REVTx-99 may provide a safe alternative to active the TLR4 pathway to boost the body’s innate immune system, to potentially (a) prevent the user from becoming infected or (b) to combat respiratory viral infections.

We have successfully completed our Phase 1 clinical study in Australia and top-line data suggests REVTx-99 is well tolerated and does elicit a response of protective cytokines in the nasal mucosa. Based on the data from the Phase 1 study, we submitted to the Heads of Medicines Agency and the Federal Agency for Medicines and Health

Products our Phase 2 viral challenge clinical study for the prevention of influenza infection in August of 2021. The Phase 2 study is expected to start in the first quarter of 2022 with top-line data expected in the second quarter of 2022. The readout of the viral challenge study will guide the Company’s strategy for future clinical development to establish efficacy as a preventative therapy, therapeutic treatment of early respiratory viral infection, or if both pathways will be developed independently. If we decide to pursue development of REVTx-99 for the treatment of influenza infection, a separate Phase 2 study will be required. Separate Phase 3 studies will be required for evaluating REVTx-99 as a prevention of respiratory viral infection and as a treatment of early respiratory viral infection. In addition, each Phase 3 study will need to demonstrate activity for each individual virus (e.g., Influenza A, Influenza B, parainfluenza, RSV, SARS-CoV-2) that will be claimed in the indication for use. To accomplish this, the Phase 3 studies may need to be global and designed to enroll at times of the year and locations with a known, predominant viral pathogen such as influenza, SARS-CoV-2, RSV, etc. to obtain data to support approval for multiple virus types.

In addition to developing REVTx-99 for the prevention and/or treatment of viral respiratory infections, we intend to evaluate REVTx-99 as a potential treatment of chronic nasal congestion. We submitted our regulatory filings to Australian regulatory agency to initiate our Phase 1 allergen challenge study in August of 2021. We expect the Phase 1 allergen challenge study to start in the fourth quarter of 2021.

REVTx-200

REVTx-200 is being developed as a potential intranasal therapy that will be administered concurrently with a commercially available intramuscular (“IM”) vaccine. We believe concurrent stimulation of the nasal mucosa with REVTx-200 upon IM vaccination will provide a more complete immunization. REVTx-200 utilizes the same active ingredient (PHAD®) used in REVTx-99. However, based on feedback from the FDA, we believe REVTx-200 will be regulated as a biologic, and not as a therapeutic, since it is concurrently administered with another vaccine. As such we believe the approval process will require its own unique development pathway to be approved for this use.

We hypothesize that optimal protection from a vaccine requires both a systemic immune response elicited by the IM vaccine injection and a mucosal immune response elicited by the intranasal administration of REVTx-200 developed by recruiting immune cells into the mucosal immune system. We believe that intranasal administration of REVTx-200 will result in improved recruitment of vaccine-specific activated adaptive immune cells (e.g. T cells and B cells) into the nasal mucosa. Biomarker data from our Phase 1 therapeutic clinical study (RVL-NHV01) supports this hypothesis. In particular, we were able to see increases in local (intranasal) IL-7 and MCP-1. IL-7 is a cytokine that induces the differentiation of hematopoietic stem cells into T cells, B cells and NK cells. MCP-1 is a chemokine that attracts B cells and T cells to a particular site. This data suggest, intranasal REVTx-200 will traffic antigen activated B cells and T cells to the mucosal space. While this data is supportive of the theory, additional formulation development and preclinical testing will be necessary for the development of REVTx-200.

We plan to establish relation with vaccine development company(-ies) with the intention of working with one or more of these companies to develop REVTx-200 in the first half of 2022. Initial development will include studying REVTx-200 using commercially available IM vaccines in nonclinical models unique to each potential partnering company in the first half of 2022.

REVDx-501

Our lead diagnostic, REVDx-501 (REVIDTM Rapid Test Kit) is being developed as a rapid point of care in vitro diagnostic test (or diagnostic device) that may be used to detect respiratory viral infections including SARS-CoV-2, Influenza A, Influenza B, parainfluenza, or respiratory syncytial virus. REVDx-501 is intended to be a user-friendly home test kit with a simple to read visual readout that provides a result in less than 15 minutes without the need for specialized instrumentation. We plan to submit for regulatory clearance to the FDA in the second half of 2022.

Our Pipeline

Revelation is leveraging the human body’s innate immune system response to develop therapeutics and diagnostics to prevent, treat and detect respiratory viral infections. Revelation’s pipeline is summarized in the table below:

Our Strategy

Our goal is to become a leading biopharmaceutical company focused on the development of innate immune system therapeutics and diagnostics. The key components of our strategy are to:

•        Advance the development and regulatory approval of our lead product candidate, REVTx-99, as a broad nasal drop solution for the prevention and/or treatment of respiratory viral infections.    We are focused on efficiently developing and obtaining approval for REVTx-99 for prevention and/or treatment of respiratory viral infections. We obtained top-line data from our Phase 1 clinical study in the first quarter of 2021. We submitted to the Heads of Medicines Agency and the Federal Agency for Medicines and Health Products our Phase 2 viral challenge clinical study in Europe for the prevention of influenza infection. We expect to initiate the Phase 2 study in the first quarter of 2022 with top-line data in the second quarter of 2022. The readout of the viral challenge study will determine whether REVTx-99 will be developed as a preventive therapy, therapeutic treatment of early respiratory viral infection, or if both pathways will be developed independently.

•        Pursue the development and regulatory approval of REVTx-99 for the treatment of chronic nasal congestion due to allergies.    We believe the mechanism of action of the active ingredient of REVTx-99 may be effective in the treatment of allergies and chronic sinusitis. We submitted for initiation of Phase 1 allergen challenge study in Australia in August of 2021 and expect to initiate the study in the fourth quarter of 2021.

•        Scale-up and optimize the manufacturing of REVTx-99.    We currently use an external contract manufacturing organization (“CMO”) to manufacture REVTx-99 for our ongoing and planned clinical studies. While these studies are ongoing, we plan to work with our CMO as well as internally to optimize the formulation and scale-up the manufacturing process for REVTx-99 to support the increased production that will be needed for later-stage clinical studies and commercialization, if REVTx-99 is approved.

•        Develop REVDx-501 for the detection of respiratory viral infections. We are focused on efficiently developing and obtaining approval for REVDx-501 for detection of various respiratory viral infections including Influenza A, Influenza B, parainfluenza, SARS-CoV-2 or respiratory syncytial virus. REVDx-501 is designed to rapidly detect an innate immune system interferon-related protein in nasal secretion produced upon exposure to respiratory virus. We plan to submit for regulatory clearance to the FDA in the second half of 2022.

•        Establish a commercial infrastructure in key geographies for REVTx-99.    We have worldwide rights to REVTx-99. We intend to develop the sales infrastructure required for commercialization in the United States as well as evaluate other viable commercialization options, such as co-marketing, strategic collaborations, for commercializing REVTx-99, if approved, in other key markets, such as Europe and China.

•        Establish a commercial infrastructure or commercial partner for REVDx-501.    We are currently exploring strategic partnership opportunities for our diagnostic device with partners that currently have marketed diagnostic devices. By leveraging already existing commercial infrastructure and device launch knowledge, we believe this would an effective means of maximizing the commercial potential of our diagnostic device. However, we may decide that it is best for us to commercialize REVDx-501 ourselves.

•        Scale-up and optimize the manufacturing of REVDx-501.    We are currently using an external CMO to develop and manufacture REVDx-501. Whether we commercialize REVDx-501 ourselves or establish a strategic partner, we have to optimize the kit and scale-up the manufacturing process for REVDx-501 to support future clinical studies, and/or commercialization (if REVDx-501 is granted regulatory approval).

Our Corporate History and Team

Revelation Biosciences, Inc. was formed on May 4, 2020 as a Delaware limited liability company named Revelation Therapeutics, LLC, and underwent a statutory conversion to a Delaware corporation and changed our name to Revelation Biosciences, Inc. on August 27, 2020. We have assembled a management team of biopharmaceutical experts with extensive experience in drug development, manufacturing and commercialization of pharmaceutical products along with broad experience in building companies from inception, including La Jolla Pharmaceutical Company, Pluromed, Inc., and Horizon Pharma, Inc. We are also supported by a group of directors and leading investors whose collective experience will assist us in realizing our corporate strategy. Our existing investors include AXA IM Prime Impact Fund, Monashee Investment Management, LifeSci Venture Partners, and other high net wealth investors including certain members of our board and management team.

BACKGROUNG

Influenza Disease Overview

Influenza, or the flu, is caused by the influenza virus. There are four strains of influenza virus: influenza A (Alphainfluenzavirus), B (Betainfluenzavirus), C (Gammainfluenzavirus), and D (Deltainfluenzavirus). The influenza virus is a negative-sense, segmented, single-stranded RNA virus. Through the hemagglutinin on the surface exterior, the influenza virus binds to sialic acid molecules attached to many proteins on the cell surface. Sialic acid is expressed ubiquitously on cell surface receptors throughout the body, which allows the virus to infect many different cell types.

Influenza spreads through proximal transfer of respiratory droplets via coughing, sneezing, breathing, singing, or talking. These droplets can be inhaled or land on the mouth, nose, or eyes of a nearby person. In some cases, influenza viral particles can remain suspended in airborne droplets or aerosols for several minutes or hours, leading to airborne transmission.

Typically, influenza infects 5-15% of the global population each year. The majority of influenza infections are mild to moderate. The symptoms associated with influenza infection include runny nose, cough, headache, muscle aches, fever, and chills. However, approximately 5% of all severe pneumonia cases in hospitals are due to influenza, which is also the most common cause of acute respiratory distress syndrome (“ARDS”) in adults. In those suffering from seasonal influenza, caused by H1N1 and H3N2, mortality is concentrated in the very young and the elderly, whereas during flu pandemics, young adults are often affected at a high rate.

There are a number of comorbidities associated with increased severity of influenza. The most significant comorbidity for influenza prognosis is age. Those older than 65 and those two years and younger are at greatest risk for severe influenza infection. Additional comorbidities include coronary artery disease or cardiomyopathy, heart failure, diabetes, asthma, chronic obstructive pulmonary disease (“COPD”), cystic or pulmonary fibrosis, obesity, smoking, chronic kidney disease, liver disease, sickle cell disease, and pregnancy. The primary cause of death due to influenza infection is due to inflammation as part of the immune response (such as seen in macrophage activation syndrome, or cytokine storm), which can lead to pneumonia or sepsis.

The current prevalence of influenza worldwide was at 3 to 5 million cases per year, with 290,000 to 650,000 reported deaths (WHO, 2021). According to the CDC, the burden of influenza disease in the United States can vary widely and is determined by a number of factors including the characteristics of circulating viruses, the timing of the season, how well the vaccine is working to protect against illness, and how many people got vaccinated. While the impact of flu varies, it places a substantial burden on the health of people in the United States each year. CDC estimates that influenza has resulted in between 9 million – 45 million illnesses, between 140,000 – 810,000 hospitalizations and between 12,000 – 61,000 deaths annually since 2010.

COVID-19 Disease Overview

COVID-19 is caused by the severe respiratory syndrome coronavirus 2 (“SARS-CoV-2”) virus. The SARS-CoV-2 virus is a positive sense, single stranded RNA virus. Through the spike protein subunit on the surface exterior, the SARS-CoV-2 virus binds to the Angiotensin Converting Enzyme II receptor, or ACEII. Although the ACEII receptor is expressed on a wide range of tissues throughout the body, it appears the majority of the transmission of SARS-CoV-2 occurs in the nose, through the ciliated nasal goblet cells, and the nasal epithelial cells, where expression levels of ACEII are most prevalent (Sungnak).

SARS-CoV-2 spreads through proximal transfer of respiratory droplets via coughing, sneezing, breathing, singing, or talking. These droplets can be inhaled or land on the mouth, nose, or eyes of a nearby person. In some cases, SARS-CoV-2 viral particles can remain suspended in airborne droplets or aerosols for several minutes or hours, leading to airborne transmission.

SARS-CoV-2 produces proteins that have a negative effect on the body’s natural interferon (“IFN”) response. These viral associated proteins block a key enzyme in the STING pathway (stimulator of interferon genes) that results in a lack of IFN production. This disruption in the IFN production have been shown to lead to more severe SARS-CoV-2 infection including the need for hospitalization and mechanical ventilation.

The majority of infections with SARS-CoV-2 are mild to moderate, and in some cases are completely asymptomatic. The symptoms associated with SARS-CoV-2 infection include shortness of breath or difficulty breathing, runny nose, dry cough, headache, diarrhea, muscle aches, fever, chills, and loss of smell and/or taste.

In a small percentage (0.5-2%) of cases, serious illness occurs, leading to major complications including pneumonia and or trouble breathing, organ failure in several organs, heart problems, acute respiratory distress syndrome, blood clots, acute kidney injury, and potential further viral and bacterial infection.

There are a number of comorbidities associated with increased severity of COVID-19. The most significant comorbidity for COVID-19 prognosis is age. The greater in age, the more at risk a person is for severe SARS-CoV-2 infection. Additional comorbidities include coronary artery disease or cardiomyopathy, heart failure, diabetes, asthma, COPD, cystic or pulmonary fibrosis, obesity, smoking, chronic kidney disease, liver disease, sickle cell disease, and pregnancy.

As of June 28, 2021, there have been over 33 million confirmed cases of COVID-19 and over 600,000 deaths to date in the United States according to the CDC. There have been over 180.8 million confirmed cases of COVID-19 and over 3.9 million deaths to date worldwide according to the WHO.

Chronic Nasal Congestion Overview

Allergic reactions are caused by the body’s overreaction to normally well-tolerated proteins called allergens. Allergy symptoms include nasal congestion, sneezing, itchy watery eyes, and rash, each of which may be caused by pollen, grass, weeds, animal dander, or molds. These symptoms are primarily caused by the release of histamine.

According to the CDC, allergies are currently ranked as the 6th leading chronic disease according to the Asthma and Allergy Foundation of America. Allergic rhinitis or “hay fever” is the most common allergy diagnosis and is a common cause of nasal congestion. 19.2 million adults were diagnosed with allergic rhinitis (7.7% of the general population) in the last 12 months (CDC). In the same time frame, 7.1 million children have been diagnosed with respiratory allergies, and of those, 5.2 million children (7.2% of the population of children age 18 or less) were diagnosed with allergic rhinitis (CDC). Over the past 20 to 30 years, allergic rhinitis has increased worldwide. Over 400 million people suffer from allergic rhinitis around the world, and “direct medical costs in the US increased from $6.1 billion in 2000 to $11.2 billion in 2005, with an estimated productivity decrease of $600 per employee yearly; this cost is greater than diabetes, coronary heart disease and asthma” combined (World Allergy Organization Review of Rhinitis). Nasal congestion is typically due to swelling in the lining of the nose from inflamed blood vessels. Nasal congestion can cause interference with hearing and speech, and more severe congestion may impact sleep and cause snoring.

In a United States survey conducted in 61,655 adults, 14% had been diagnosed with nasal allergies and nasal congestion was the most frequently reported symptom with 60% reporting a “stuffed-up nose” either every day (40%) or on most days (20%) during the month when symptoms were most prevalent (Allergies in America).

Europeans suffering from allergic rhinitis report nasal congestion as a problematic symptom. In a European survey, 59% report nasal congestion with their allergic rhinitis and out of 562 people in Belgium suffering from allergic rhinitis, 53% reported nasal congestion (Bauchau)(Bachert).

The apparent increase in the frequency of allergic rhinitis worldwide emphasizes the need for more treatment options including the problematic symptoms of this disease, such as congestion, sneezing, itchy watery eyes, and rash (Stewart).

In addition to allergic rhinitis, nasal congestion is a troublesome symptom of rhinosinusitis, which is inflammation of the paranasal sinuses and adjacent nasal mucosa (Ferrand) (Pessey). Rhinosinusitis can be acute, with symptoms lasting less than a month, or chronic with symptoms lasting 12 weeks or longer (Stewart). In clinical practice, rhinosinusitis is one of the most common diagnosis affecting 1 in 6 adults in the Unites States (Hickner). Internationally, several surveys have been conducted and the incidence of nasal congestion is common (Leggett).

Nasal congestion is caused by an array of environmental and medical conditions. Although not widely studied, the economic burden of congestion incurs costs from the diseases associated with congestion and are known to be substantial. Nasal congestion is reported as the most prevalent and bothersome symptom of these diseases and more treatments are essential to the improving quality of life (Stewart).

Current Prevention, Treatment and Detection Options

Prevention of Respiratory Viral Infection

Current therapies for preventing respiratory viral infections are limited. The main prophylaxis for preventing respiratory viral infections are vaccines. Each year, vaccines are developed and administered to prevent influenza. The effectiveness of these vaccines can be quite variable due to the ability of the influenza virus to mutate. According to the CDC, in some years, the influenza vaccine has been as low as 19% effective (https:// www.cdc.gov/flu/vaccines-work/effectiveness-studies.htm). Several vaccines have been developed and approved for emergency use for the prevention of SARS-CoV-2. The final safety and effectiveness of these vaccines is not yet fully understood, especially against new and emerging SARS-CoV-2 variants. The main drawback to vaccines is their inability to offer broad protection against multiple or emerging virus types.

Aside from vaccines, there are no approved therapies for preventing respiratory viral infections.

Treatment of Respiratory Viral Infection

Current treatments for respiratory viral infections include rest, hydration, and treating fever and/or muscle soreness with over-the-counter analgesics. For influenza, a few antiviral therapies exist. The most recognized is the antiviral Oseltamivir (Tamiflu), which works by preventing replicated virus from exiting an infected cell. For COVID-19 the available options for treatment are limited. The current treatments available include Dexamethasone, Remdesivir, and low dose heparin, to prevent the blood clots and microcoagulations that have been commonly observed in COVID-19 patients. Currently, there are monoclonal antibody treatments available for treatment of SARS-CoV-2 infection, although these treatments have demonstrated improvement in symptoms associated with SARS-CoV-2 infection, none of these treatments alone provides a significantly improved prognosis for patients with severe illness. In addition, the effectiveness of these treatments, in particular the antibody treatments, may be diminished with the introduction of new SARS-CoV-2 variants.

Treatment of Chronic Nasal Congestion

There are a number of medications currently available for allergies, including antihistamines, decongestants, and steroidal sprays. Over the counter oral antihistamines include Benadryl (diphenhydramine), Claritin (loratadine), Allegra (fexofenadine), and Zyrtec (cetirizine), and nasal sprays such as Nasahist B (brompheniramine). Prescription oral antihistamines include Clarinex (desloratadine), and nasal sprays such as Astelin (azelastine nasal). Some of the decongestants available for treatment include Sudafed (pseudophedrine), Neo-Synephrine (phenylephrine) and Afrin (oxymetazoline). Many decongestants are recommended to be taken with antihistamines for optimal relief of allergy symptoms. Fluticasone is a steroidal spray also recommended to be taken in conjunction with decongestants. Many of these treatments have well known side effects, including drowsiness (“medicine-head”) or increased blood pressure, and these side effects can be more pronounced when treatments are combined.

Detection Methods

While multiple test methods exist for the detection of respiratory viral infections, they have many limitations. These limitations include their inability to detect multiple virus types, turn-around time, sample collection and cost. The current gold-standard is the polymerase chain reaction (“PCR”) test. PCR test can detect the genetic material of a specific organism, such as a virus, thus identifying the specific virus types. However, PCR tests are expensive, time-consuming and can only detect virus types based on a “primer sequence” used when running the test. Because the PCR test requires this primer sequence, its utility in detecting viral mutations may be limited. These limitations make the PCR test non-ideal for at-home testing or as a screening tool for respiratory viral infections.

Other methods for detecting viral infection include the so-called antibody and antigen tests. While these methods can be made relatively inexpensively and in an at-home test format, they also suffer from the same limitation as PCR tests in that they are specific for the detection of a single virus type.

This limitation is illustrated in the following example: if you test a person infected with influenza using a SARS-CoV-2 test kit or a PCR test, the result would be limited to solely showing the individual is not infected with SARS-CoV-2, even though they actually are infected with a respiratory viral infection and should seek medical attention and/or self-quarantine.

OUR APPROACH

Our Focus on the Innate Immune System

Humans are exposed to pathogens daily through contact with the outside world. The ability to avoid infection depends on both the innate and adaptive immune systems. The adaptive immune system remembers previous encounters with specific pathogens and rapidly destroys them when they attack again. However, this adaptive immune system response takes time to develop upon first exposure to a new pathogen, taking a week or longer before the responses are effective. By contrast, pathogens such as viruses and bacteria can cause a full- blown infection in a single day or within a few days. Therefore, during the first critical hours and days of exposure to a new pathogen, humans and other animals rely on the innate immune system to provide protection from infection.

Unlike the adaptive immune response, the innate immune response is a general line of defense and not specific to a particular pathogen. The innate immune response depends upon a group of cell surface receptors that recognize features of bacteria and viruses that are conserved and particular to these pathogens. These conserved pathogen molecules can be lipids, nucleic acid, sugars or a combination of these entities. Protein receptors on the surface of cells exposed to the outside environment are designed to recognize these conserved pathogen molecules and activate the innate immune system response. These cell surface receptors are called pathogen pattern receptors, a subset of which are the Toll-like receptors (TLR).

Activation of pathogen pattern receptors triggers a cascade of events designed to help destroy the invading pathogen. For example, activation of TLR leads to the production and secretion of interferons. Interferons are a group of related proteins that “interfere” with viral replication and activates the immune system cells to help engulf and destroy the pathogens. Another significant function of interferons is to activate cells involved in producing the specific, adaptive immune response to the pathogen.

Production of interferons, among other protective innate immune system molecules, can be initiated by activation of several pathogen pattern receptors including TLR4. Activation of TLR4 can occur by the recognition and binding of various pathogen pattern molecules including LPS a component of bacterial cell membrane. LPS is a potent stimulator of many components of the innate immune system including TLR4, however, exposure to LPS may lead to significant adverse symptoms and toxicity including shock and death. Utilizing molecules that mimic LPS or other pathogen pattern molecules, such as PHAD®, the active ingredient in REVTx-99, which does not have the adverse symptoms and toxicity related to LPS, may activate TLR4. Since most respiratory viral infections begin in the upper airway (e.g., the nasal cavity), we believe that activating TLR4 in the nasal cavity using REVTx-99 nasal drops, may lead to a protective innate immune system response.

REVELATION’S PROGRAMS

REVTx-99

Overview

REVTx-99 is being developed as a broad anti-viral nasal drop solution that may have the potential to be used to prevent and/or treat respiratory viral infections, including SARS-CoV-2 including variants, Influenza A, Influenza B, parainfluenza, rhinovirus and respiratory syncytial virus. REVTx-99 works by boosting the body’s innate immune system, preventing the user from becoming infected or to combat early infections. If developed and approved as a prevention for respiratory viral infection, REVTx-99 would be taken prophylactically (before exposure to a potential virus). If developed and approved as a treatment for respiratory viral infection, REVTx-99 would be taken upon exposure to, or at the onset of symptoms.

The active ingredient in REVTx-99 is Phosphorylated hexaacyl disaccharide PHAD® which is also known generically as glucopyranosyl lipid A (“GLA”). REVTx-99 is formulated as a liquid for intranasal administration as drops.

We are currently developing REVTx-99 as a broad anti-viral nasal drop for the prevention and/or treatment of respiratory viral infections. We anticipate REVTx-99 will be regulated by FDA as a new chemical entity and will require filing of an NDA for approval. We have successfully completed our Phase 1 clinical study in Australia. Top-line data showed REVTx-99 to be well tolerated and to have stimulated the production of intranasal cytokines. We submitted to the Heads of Medicines Agency and the Federal Agency for Medicines and Health Products for a Phase 2 viral challenge study in Europe for the prevention of influenza in August of 2021. We expect to initiate the Phase 2 viral challenge study in the first quarter of 2022 with top-line data in the second quarter of 2022. If we decide to pursue REVTx-99 for the treatment of influenza we will need to conduct a separate Phase 2.

Assuming successful completion of the viral challenge study, we plan to initiate a Phase 3 study with REVTx-99 for either the prevention or treatment or both as a treatment and prevention of respiratory viral infections such as Influenza A, Influenza B, parainfluenza and RSV. For FDA approval, it will be necessary to show activity in preventing infection with each individual virus and therefore, the study will be designed to focus on times of the year and locations with a known, predominant viral pathogen such as Influenza orSARS-CoV-2.

The regulatory approval pathway would differ for a prophylactic treatment vs a therapeutic treatment, and as such if we decide to develop REVTx-99 as a prevention as well as a treatment, we will need to initiate a separate Phase 3 study.

In addition to developing REVTx-99 for the prevention and/or treatment of viral respiratory infections, we intent to evaluate REVTx-99 as a potential treatment of chronic nasal congestion due to allergies. We submitted to the Bellberry Limited for a Phase 1 allergen challenge study in Australia in August 2021 and expect the study to start in the fourth quarter of 2021.

Scientific Rationale/Mechanism of Action

The innate immune system is our first line of defense against invading pathogens such as bacteria and viruses. The innate immune system is the more primitive part of the human immune system and defends against infection by producing and releasing various types of cytokines. Cytokines are proteins that direct different activities in cells to combat the invading pathogen, as well as stimulating recruitment of the so called adaptive immune system which ultimately leads to the production of antibodies. TLRs serve a vital role in starting up the innate immune system response by recognizing different molecular patterns associated with pathogens such as bacteria and viruses. For example, TLRs are associated with cells (e.g., macrophage, dendritic) found in the nasal mucosal tissue and when a respiratory pathogen, such as a virus, invades a person through the nose, TLRs recognize them as foreign and activate the innate immune response producing cytokines.

The active ingredient in REVTx-99 may stimulate the innate immune system via interaction with TLR4.

Figure 1. Interaction of REVTx-99 with TLR4

The active ingredient in REVTx-99, PHAD®, may interact with TLR4 to stimulate the TRIF pathway leading to the production of protective cytokines including interferons. Source: Revelation Biosciences

Stimulation of TLR4 by an invading pathogen stimulates the production of numerous protective cytokines including interferons (e.g., IFN-α, IFN-β, IFN-γ). Interferons are known to respond to early phases of viral infection and interfere with viral replication by binding to cell surface receptors to activate the transcription of hundreds of anti-viral genes, as well as recruit adaptive immune cells to generate the pathogen-specific, long- lived response (Figure 2). Interferons have well known anti-viral activity (Acosta).

Figure 2. Interferon Antiviral Mechanism of Action

Biological activity of interferons. Interferons activate the expression of hundreds of genes by interacting with multiple cell surface receptors. The expression of these genes “tie-up” your cells genetic machinery which prevents a virus from using it to multiply. Source: Nature Reviews Immunology, Volume 5, May 2005, pp. 375-386 doi:10.1038/nri1604

Both influenza viruses and corona viruses produce proteins that have a negative effect on the body’s natural IFN response (Figure 3). Disruption IFN production can lead to more severe disease (Cell Host & Microbe 19, 181 – 193, February 10, 2016). Stimulation of TLR4 is an alternative pathway to produce interferons (Figure 4).

Figure 3. Influenza and Corona viruses inactivate the IFN response

Influenza and corona viral associated proteins in activate the IFN response. Source: 1Garcia-Sastre A. Induction and evasion of type I interferon responses by influenza viruses. Virus Research. 2011;162(0):12-18. doi:10.1016/j.virusres.2011.10.017, 2PLoS ONE Volume 7, Number 2, February 1, 2012, doi.org/10.1371/journal.pone.0030802

Figure 4. TLR4 is an alternative pathway for generating interferons

Virus
Coat proteins
TLR4
TLR2/6
RNA Virus
DNA Virus
Endosome
MYD88
TRIF
MYD88
dsRNA
TLR3
ssRNA
DNA
TLR7/8
TLR9
RNA Pol III
DNA
IFI16
cGAS
Mitochondria
RIG-I dsRNA
IKKα/β
MYD88
cGAMP
TBK1/IKKε
MAVS
MDA5
NF-kB
IRF3/7
NF-kB
IKKα/β
STING
IRF3/7
NF-κB
Interferons
pro-IL-1β
Nucleus
Autophagosome
IRF3/7
TBK1/IKKε

IFN production also takes place independently through the canonical TLR pathway. Each of these pathways have a direct role in the stimulation of interferon regulatory factor 3 or 7 (IRF3/7), which translocate to the nucleus to induce transcription of interferons and induce the generation of interferon stimulating genes. Source: Carty, et. al. Bio. Pharmacology Vol. 183, Jan. 2021, 114316 doi.org/10.1016/j.bcp.2020.114316

Multiple studies have shown that IFN (including intranasal IFN) could be used against respiratory viral infections. Based on the preceding and the fact that TLR4 is widely expressed in the nasal mucosa, it is hypothesized that intranasal stimulation of TLR4 may prevent respiratory viral infection upon exposure to a respiratory virus by stimulating the production of interferons including Type I interferons.

Pre-Clinical and Clinical Data from Published Scientific and Medical Literature

Preclinical studies from published scientific and medical literature have shown the active ingredient in REVTx-99 stimulates the production of protective cytokines (including interferons). In addition, other researchers have studied the potential utility of interferon as a treatment for Influenza, SARS-CoV-2 and other respiratory viruses.

Preclinical Demonstration PHAD® Stimulates Protective Cytokines including interferons.

An in vivo (in animals) preclinical study conducted by Arias et al showed that intranasal administration of the active ingredient, PHAD® in REVTx-99 stimulates cytokines via the TRIF pathway (Figure 5) in mice.

Figure 5. PHAD® stimulates Interferon and other TRIF pathway cytokines (GLA=PHAD®)

Mice administered active ingredient in REVTx-99 showed increased production of TRIF cytokines including interferon-γ. Source: Study conducted by Arias et al. Published in PLoS ONE Volume 7, Number 7, July 19, 2012 doi:10.1371/journal.pone.0041144

Preclinical studies suggest interferon may be used in preventing and treating respiratory viral infection.

In vitro (cell based), pre-clinical studies show interferons have antiviral activity against respiratory viruses. The researchers Da Rocha Matos et al showed the activity of various forms of interferon on the replication of Influenza virus over time (Figure 6). The researchers Felgenhauer et al, showed a dose-response for IFN-α against the SARS-CoV-1 and SARS-CoV-2 virus (Figure 7).

Figure 6. Effect of Interferons on Influenza Virus Concentrations

Various forms of interferon-α results in a substantial decrease in live Influenza virus concentration over time. Source: Emerging Microbes and Infections Dec 11, 2019 DOI: 10.1080/22221751.2019.1698271

Figure 7. Effect of Interferon-α on Viral Concentration

Virus concentration (logscale)
7
6
5
4
3
2
1
CC = -0.7860
p = 0.0021
CC = -0.7705
p = 0.0036
SARS-CoV-2
SARS-CoV-1
0
100
500
1000
0
100
500
1000
IFN-α [U ml-1]

Increasing amounts of interferon-α results in a substantial decrease in live SARS-CoV-2 virus concentration. Source: Journal of Biological Chemistry June 25, 2020 DOI: 10.1074/jbc.AC120.013788

An in vivo (in animals), placebo controlled preclinical study using early IFN-β treatment and showed increase in survival and a reduction in cytokine storm in mice. In this study, mice challenged with the SARS-CoV-2 virus were administered intranasal IFNβ either 6, 12 or 24 hours post infection with SARS-CoV-2 and showed increased survival rate vs placebo (PBS) when treated early (Cell Host & Microbe 19, 181 – 193, February 10, 2016).

Preclinical studies suggest PHAD® may be effective in preventing respiratory viral infection.

The researcher Persing demonstrated that PHAD® protected mice from a lethal challenge of influenza virus (Figure 8).

Figure 8. PHAD® Protects Against Lethal Influenza Virus Challenge

Mice challenged with a lethal dose of influenza virus were administered either non-treatment or PHAD®. Administration of the active ingredient results in substantial protection, especially when given earlier. Source: Trends in Microbiology Volume 10, Number 10, October 1, 2002 pp. 32-37, doi.org/10.1016/S0966-842X(02)02426-5

Clinical studies suggest interferon may be effective in preventing and treating respiratory viral infection.

A clinical study conducted by Gao et al showed the potential utility of intranasal IFN-α against multiple types of viruses (Table 1) further supporting our hypothesis that stimulation of interferon production with PHAD® may be beneficial in protecting against infection. Healthy volunteers working in close quarters during the respiratory disease season were given daily treatment with either a placebo or IFN and followed for the development of a respiratory infection. A marked reduction in various viral infections was observed in the group given IFN nasal drops.

Table 1. Intranasal Administration of IFN-α Protects Against Viral Challenge

Virus	Placebo Group Infection Rate (%)	IFN-α2 Group Infection Rate (%)	Relative Risk (95% CI)
Influenza A	22.6	6.4	0.236 (0.153 – 0.363)
Influenza B	15.8	4.3	0.238 (0.164 – 0.388)
Parainfluenza A	15.9	4.1	0.226 (0.139 – 0.368)
Adenovirus	7.2	3.1	0.406 (0.165 – 0.999)
Respiratory Syncytial Virus	2.8	0.8	0.279 (0.057 – 1.356)

Source: Vaccine Volume 28, April 2010, pp. 4445 – 4451 doi:10.1016/j.vaccine.2010.03.062

REVTx-99 Clinical Development Plan and Phase 1 clinical study (RVL-NHV01) Data

The Company is developing REVTx-99 as a potential therapy for preventing or treating respiratory viral infection as well as a potential treatment for chronic allergies and sinusitis.

•        The Company successfully completed a Phase 1 study (RVL-NHV01) in Australia for REVTx-99 in February 2021. See study summary and top line results below.

•        The Company submitted to the Heads of Medicines Agency and the Federal Agency for Medicines and Health Products in August 2021 to initiate a Phase 2 viral challenge study (RVL-VRL01) in Europe to evaluate the potential utility of REVTx-99 for preventing respiratory viral infection. This study is on track to begin in the first quarter of 2022. See protocol synopsis below.

•        The Company submitted to Bellberry Limited in August 2021 to initiate a Phase 1 allergen challenge clinical study (RVL-CLR01) to evaluate the potential utility of REVTx-99 for treating patients with chronic nasal congestion due to allergies. This study is on track to begin in the fourth quarter of 2021 in Australia. See protocol synopsis below.

•        Assuming successful completion of the Phase 2 viral challenge study, the Company plans to initiate a Phase 3 study with REVTx-99 for the prevention of respiratory viral infections such as Influenza A, Influenza B, parainfluenza and RSV. For FDA approval, it will be necessary to show safety and efficacy in preventing infection with each individual virus and therefore, the study will be designed to focus on times of the year and locations with a known, predominant viral pathogen such as Influenza or SARS-CoV-2. If we decide to pursue REVTx-99 for the treatment of respiratory viral infections, we will need to initiate separate Phase 2 study. Also, separate Phase 3 studies will be required for evaluating REVTx-99 as a prevention of respiratory viral infection and as a treatment of early respiratory viral infection. In addition, each Phase 3 study will need to demonstrate activity for each individual virus (e.g., Influenza A, Influenza B, parainfluenza, RSV, SARS-CoV-2) that will be claimed in the indication for use. To accomplish this, the Phase 3 studies will be global and designed to enroll at times of the year and locations with a known, predominant viral pathogen such as influenza, SARS-CoV-2, RSV, etc. to obtain data to support approval for multiple virus types.

RVL-HV01: A Phase 1, Placebo-Controlled, Single Dose, Escalating Dose, Followed by Multiple Dose Study to Determine the Safety and Tolerability of Intranasal REVTx-99 in Healthy Adult Volunteers in Australia

The Company completed a Phase 1 study, (RVL-NHV01) in Australia for REVTx-99.

The Phase 1 study (RVL-NHV01) enrolled 48 subjects in a total of 6 cohorts. Each cohort comprised two placebos and six treated subjects. Treated subjects in cohorts 1-5 received single doses of either 5, 15, 30, 50 or 100 μg delivered as nasal drops. Treated subjects in cohort 6 received 100 μg daily for 5 days. Placebo subjects received a solution as drops comprised the same components as REVTx-99 except for the active ingredient (PHAD®).

The primary study endpoint comprised safety and tolerability of REVTx-99 and pharmacodynamic effect of REVTx-99 as measured by intranasal cytokine stimulation. Secondary and exploratory endpoints comprised change in serum cytokine levels, treatment emergent adverse events (“TEAEs”) and plasma PK levels.

Safety was evaluated by conducting physical examination, monitoring vital signs, measuring ECG, measuring clinical chemistry parameters, and recording adverse events.

The pharmacodynamic effect was measured in the form of intranasal biomarkers. Specifically, nasal mucosal samples were evaluated for Interferon-induced protein-10 (IP-10) as well as other exploratory cytokines.

IP-10 was identified a priori as the key cytokine of interest based on the following:

•        IP-10 is a known TRIF dependent cytokine and is directly induced by interferons (IFN gamma most commonly) (Mata-Haro)(Coler).

•        IP-10 is actively upregulated at the onset of respiratory viral infection (e.g. infection with influenza, SARS-CoV-2, rhinovirus) (Revelation Internal Data).

•        IP-10 is readily measured in nasal mucosal samples (Revelation Internal Data).

•        Stimulation of IP-10 has been shown to track with clinical efficacy in clinical viral challenge studies, with >3.5-fold changes equating to protective effects in viral challenge studies (Malcolm) (Malcolm).

Summary of Demographics

The study enrolled 40 healthy volunteers in Part 1 and 8 healthy volunteers in Part 2. The baseline median participant age of study participants in Part 1 was 26.8 years across the treatment groups and in Part 2 was 26.6 years across the treatment groups. Gender in Part 1 was proportioned as 15 males (37.5%) and 25 females (62.5%) and in Part 2 was 5 males (62.5%) and 3 females (37.5%).

Summary of Safety Measurements

The primary endpoint for safety was met and all doses of REVTx-99 were well tolerated. There were no clinically significant laboratory, vital sign, ECG, or physical examination findings. Table 2 and Table 3 summarize the adverse events observed for the single dose cohorts and multiple-dose cohort respectively. Overall, 38 adverse events were reported (20 related, 18 not related), All adverse events were mild in nature (mild AEs being categorized as easily tolerated and does not interfere with normal daily activities) and did not require any medical intervention.

Table 2: Summary of Adverse Events (AEs) Observed in Cohorts 1-5 (Single Dose). — All AEs were Mild

Adverse Event	Active												Placebo (N = 10)
	All Doses (N=40)		Cohort 1 (N=6) 5 μg		Cohort 2 (N=6) 15 μg		Cohort 3 (N=6) 30 μg		Cohort 4 (N=6) 50 μg		Cohort 5 (N=6) 100 μg
	Events	N (%)	Events	N (%)	Events	N (%)	Events	N (%)	Events	N (%)	Events	N (%)	Events	N (%)
Post Procedural
Hemorrhage (Nasal Bleeding at time of swab)	10	5 (12.5)	5	2 (33.3)	2	1 (16.7)			1	1 (16.7)			2	1 (10.0)
Headache	3	3 (7.5)	1	1 (16.7)									2	2 (20.0)
Nasal Discomfort	3	3 (7.5)	1	1 (16.7)							1	1 (16.7)	1	1 (10.0)
Catheter Site Pain	2	2 (5)	1	1 (16.7)									1	1 (10.0)
Rhinorrhea	2	2 (5)							1	1 (16.7)	1	1 (16.7)
Abdominal Pain	1	1 (2.5)											1	1 (10.0)
Drug Withdrawal Headache	1	1 (2.5)							1	1 (16.7)
Epistaxis	1	1 (2.5)									1	1 (16.7)
Lethargy	1	1 (2.5)									1	1 (16.7)
Local Reaction	1	1 (2.5)							1	1 (16.7)
Medical Device Site Reaction	1	1 (2.5)	1	1 (16.7)
Muscle Twitching	1	1 (2.5)											1	1 (10.0)
Musculoskeletal Pain	1	1 (2.5)									1	1 (16.7)
Nasal Congestion	1	1 (2.5)									1	1 (16.7)
Nausea	1	1 (2.5)											1	1 (10.0)
Petechia	1	1 (2.5)									1	1 (16.7)
Rhinalgia	1	1 (2.5)									1	1 (16.7)
Sunburn	1	1 (2.5)									1	1 (16.7)
Vessel Puncture Site Bruise	1	1 (2.5)							1	1 (16.7)

Table 3. Summary of Adverse Events (AEs) Observed in Cohorts 6 (Multiple Dose). — All AEs were Mild

Adverse Event	All (N=8)		Active 100 μg x 5 days (N=6)		Placebo (N=2)
	Events	N (%)	Events	N (%)	Events	N (%)
Fatigue	1	1 (12.5)	1	1 (16.7)	0	0
Mouth Ulceration	1	1 (12.5)	1	1 (16.7)	0	0
Nasal Congestion	1	1 (12.5)	1	1 (16.7)	0	0
Skin Abrasion	1	1 (12.5)	1	1 (16.7)	0	0

Summary of Pharmacodynamic Effect

The primary endpoint for pharmacodynamic effect was met, REVTx-99 stimulated significant production of IP-10 in a dose-dependent fashion. Additional exploratory TRIF cytokines correlated with the increase in IP-10

Figure 9 is a box and whisker plot of the average fold-change for all data and time-points. As indicated IP-10 increased in a dose dependent manner and was increased to levels 13 times greater than pre-dose levels for the combined 50 and 100 μg doses vs. a 1.5-fold change for the placebo (p=0.03). Importantly, systemic levels of IP-10 were not upregulated, which speaks to the local acting nature of REVTx-99 and its potential safety. P-values were calculated using a t- test comparing placebo to each data set presented. Figure 10 shows the response rate for a 5-fold change in IP-10 levels for placebo and 50 μg dose group. As indicated, a dose of 50 μg gave a 67% response rate vs. the placebo rate of 13% (p<0.01). Evaluation of a 7-fold change from baseline gave a 42% response rate for the 50 μg dose group vs. a 0% response rate for placebo (p<0.01). Evaluation of a 10-fold change from baseline gave a 33% response rate for the 50 μg dose group vs. a 0% response rate for placebo (p<0.01). Evaluation of an absolute change of 250 μg IP-10/mL from baseline gave response rate of 29% for the 50 and 100 μg doses combined vs. a 4% response rate for placebo (p=0.02). Evaluation of an absolute change of 200 μg IP-10/mL from baseline gave a response of 33% for the 50 and 100 μg doses combined vs. a 4% response rate for placebo (p=0.01). P-values were calculated using a t-test comparing placebo to each data set presented.

Data published by other researchers, suggests that a 3.5-fold change in IP-10 may be effective in the prevention of respiratory viral infection. Based on this observation, we believe REVTx-99 may be effective in preventing respiratory viral infection (Malcolm).

In addition to IP-10, several other TRIF-associated cytokines were observed including MCP-1, interferon- gamma and IL-7. In particular, IL-7 had a 27% response rate at 50 ug vs a 4% response rate for placebo (p=0.05). Importantly, the inflammatory cytokine IL-6 was not significantly upregulated vs. placebo.

Figure 9. IP-10 Fold-change from baseline for all data and all timepoints*

Placebo
N: 88
Mean: 1.5
5+15+30
N: 144
Mean: 1.5
P: 0.9
50 ug
N: 48
Mean: 9.1
P: 0.06
100 ug
N: 48
Mean: 16.7
P: 0.10
50+100
N: 96
Mean: 12.9
P: 0.03
50+100+multi
N: 120
Mean: 10.9
P: 0.02
Fold change from Baseline
450.0
350.0
250.0
150.0
50.0
25.0
20.0
15.0
10.0
5.0
0.0
Placebo
5+15+30
50 ug
100 ug
50+100
50+100+multi

____________

*        The 100 μg dosing formulation had solubility issues and may have limited the cytokine response

Figure 10: IP-10 Response Rate at 50 μg (>5-fold Change from Baseline)

IP-10 response rate at 50 µg dose
Placebo
N: 24
Rate: 13%
50 µg
N: 12
Rate: 67%
P: < 0.01
Percent of Nostrils with >5-fold change from basline
80%
70%
60%
50%
40%
30%
20%
10%
0%
Placebo
50 µg

RVL-VRL01: A Phase 2 study assessing prophylactic and therapeutic efficacy of intranasal REVTx-99 in an H3N2 Influenza challenge model in healthy humans.

Revelation submitted to the Heads of Medicines Agency and the Federal Agency for Medicines and Health Products to initiate our Phase 2 viral challenge study in Europe for the prevention of influenza. We expect to initiate the study in the first quarter of 2022 using the following draft study design.

Study Objective:

To evaluate the efficacy of REVTx-99 in reducing influenza virus load in the upper airways during infection

Study Endpoint:

•        Primary Endpoint: Area under the curve (AUC) of viral load by quantitative Polymerase Chain Reaction (qPCR) from nasal lavage

Study Design:

•        Total study size N= 60

•        2 cohorts/30 per cohort (1:1 Placebo vs Treatment):

•        REVTx-99 Day -2 (prior to infection) 50 μg single dose (25 μg per nostril)

•        REVTx-99 Day -2 and Day -1 (prior to infection) 50 μg single dose (25 μg per nostril)

Status and Timing:

•        Full protocol submitted to Federal Agency for Medicines and Health Products (Belgium) and Heads of Medicines Agency.

•        Expected study start in first quarter of 2022

RVL-CLR01: A Phase 1, Randomized, Placebo-Controlled, Multiple Dose Study to Determine the Safety and Tolerability of REVTx-99 in Adult Volunteers with Chronic Nasal Congestion

Revelation submitted to initiate an Australian Phase 1 allergen challenge study. We expect to initiate this Phase 1 study in the fourth quarter of 2021 using the following draft study design.

Study Objective:

To evaluate the effects of REVTx-99 versus placebo on nasal symptoms elicited by nasal allergen challenge (NAC) administered after study drug administration (Part 1) and before study drug administration (Part 2).

Study Endpoints:

•        Primary: Area under the curve (AUC) TNSS (0-60 minutes after NAC)

Study Design:

•        Enrollment up to 28 participants, randomized 1:1 across 4 cohorts

•        This will be a Phase 1b, randomized, double-blind, placebo-controlled, crossover design

•        Enrollment up to 28 participants, across 2 drug regimen investigations (Part 1 and Part 2)

•        Part 1 (pre-challenge study), n=14, randomized 1:1 between 2 cohorts (7 per cohort) that will complete both treatment arms (REVTx-99 and placebo) in a crossover manner

Part 2 (post-challenge study), n=14, randomized 1:1 between 2 cohorts (7 per cohort) that will complete both treatment arms (REVTx-99 and placebo) in a crossover manner

Status and Timing:

•        Full protocol submitted to Bellberry Limited

•        Expected study start is fourth quarter of 2021

REVTx-200

Overview

REVTx-200 is being developed as a potential intranasal therapy that will be administered concurrently with a commercially available intramuscular (“IM”) vaccine. We believe concurrent stimulation of the nasal mucosa with REVTx-200 upon IM vaccination will provide a more complete immunization. REVTx-200 utilizes the same active ingredient (PHAD®) used in REVTx-99. However, based on feedback from the FDA, we believe REVTx-200 will be regulated as a biologic, and not as a therapeutic, since it is concurrently administered with another vaccine. As such we believe the approval process will require its own unique development pathway to be approved for this use.

Most vaccinations for respiratory viruses (influenza, SARS-CoV-2) are being developed or have been developed for IM administration. It has been shown that IM vaccination results in a strong systemic immune response, but a weak mucosal immune response. Contrary to this, intranasal vaccination (e.g., FluMist®) has been shown to elicit a strong mucosal response and a moderate systemic response. We hypothesize that optimal protection from a vaccine requires both a systemic immune response elicited by the IM injection and a mucosal immune response developed by recruiting immune cells into the mucosal immune system. We believe that intranasal administration of REVTx-200 will result in improved recruitment of vaccine-specific activated adaptive immune cells (e.g. T and B cells) into the nasal mucosa.

Biomarker data from our Phase 1 clinical study (RVL-NHV01) supports this hypothesis. In particular, there were increases in local (intranasal) IL-7 and MCP-1. IL-7 is a cytokine that induces the differentiation of hematopoietic stem cells into T cells, B cells and NK cells. MCP-1 is a chemokine that attracts B cells and T cells to a particular site. This data suggest, intranasal REVTx-200 will traffic antigen activated B cells and T cells to the mucosal space. While this data is supportive of the theory, additional formulation development and preclinical testing will be necessary for the development of REVTx-200.

The Company will continue to meet with vaccine development companies with the intention of working with one or more of these companies to develop REVTx-200. Revelation will initiate internal initial development which will include studying REVTx-200 using the established vaccine and nonclinical models unique to each potential partnering company in the first half of 2022.

REVDx-501 (Diagnostic) Overview

REVDx-501 (REVID™ Rapid Test Kit), a rapid point of care diagnostic product that is being developed to be potentially used to detect various respiratory viral infection including SARS-CoV-2, Influenza A, Influenza B, parainfluenza, and respiratory syncytial virus. The diagnostic is similar to a home pregnancy test with a simple to read visual readout that provides a result in less than 15 minutes without the need for specialized instrumentation (Figure 11). Sample collection is simply a swab of the anterior nares (nostrils) making sample collection easy. If approval is obtained, we anticipate the commercial version of the kit to be a self-contained, portable kit that can be shipped anywhere. The instructions will direct users with a positive result to seek confirmatory testing and/or medical treatment.

Figure 11. REVID™ Rapid Test Kit Example of Positive (Infected) Readout

While the kit could potentially be used universally at home as a self-screening method to quarantine, one potential early use for the ongoing COVID-19 pandemic would be to use the diagnostic as a screening tool for entry into at-risk facilities (e.g., hospitals and nursing homes). In addition, the diagnostic can be used to increase the efficiency of PCR testing by eliminating wasted testing on subjects who are not infected with a viral infection. Figure 12 below explains the concept of increasing the efficiency of PCR testing. The left panel shows the current state of PCR testing with most patients (>80%) being PCR negative for infection. The right panel shows the effect of the addition of the REVDx-501 screening test to rule out virus negative patients resulting in better utilization of the PCR test.

Figure 12. REVDx-501 May Increase the Efficiency of COVID-19 PCR Testing

Scientific Rationale

The innate immune system is our first line of defense against invading pathogens such as bacteria and viruses. When a respiratory pathogen, such as a virus, invades a person through the nose, the innate immune system responds by producing and releasing various types of cytokines. Cytokines are proteins that direct different activities in cells to combat the invading pathogen.

The diagnostic is based on the knowledge that respiratory viral infection results in elevated nasal mucosal secretions containing viral specific cytokines (e.g., IP-10, IFN), which can be detected rapidly after exposure. One or more of these cytokines can be detected using a lateral flow assay format (e.g., home pregnancy kit) from a mucosal sample collected from the anterior nares.

Data supporting the potential utility of REVDx-501

The Company has successfully translated the ELISA (enzyme-linked immunosorbent assay) format to a simple and inexpensive lateral flow assay format assay without the need of a special instrumentation. Initial assay development focused on the measurement of two cytokines (IFN-α and IL-6). Revelation has been able to achieve high sensitivity and good correlation for both IL-6 and IFN-α between the LFA assay format and the gold standard ELISA. Numerous additional cytokines have also been examined and IP-10 was found to have excellent correlation with PCR (Table 4).

Table 4. Correlation between REVDx-501 and PCR

PCR vs. REVDx-501 Test Kit	PCR POSITIVE	PCR NEGATIVE
Test Kit POSITIVE	37	21
Test Kit NEGATIVE	0	132
TOTAL SAMPLES	37	153

Patients who reported symptoms of fever, cough, loss of taste or loss of smell were tested by REVDx-501 and PCR. REVDx-501 had a 0% false negative rate for replicating SARS-CoV-2. These results include patients who reported onset of symptoms within 24 hours of the test, which may make the diagnostic an earlier detection method than even PCR. In addition, the positive REVDx-501 results that were PCR negative for COVID-19 were likely caused by other viral infections. Source: Revelation Biosciences.

We plan to submit for regulatory clearance to the FDA in the second half of 2022 either as a 510(k) clearance submission or a de no clearance submission.

Competition

The biopharmaceutical industry is intensely competitive and subject to rapid innovation and significant technological advancements. We believe the key competitive factors that will affect the development and commercial success of REVTx-99 and any future Program Product candidates are efficacy, safety and tolerability profile, reliability, convenience of dosing, price, the level of generic competition and reimbursement. We believe the key competitive factors that will affect the development and commercial success of REVDx-501 and any future product candidates are reliability, convenience, and price. Our competitors include multinational pharmaceutical companies, specialized biotechnology companies, universities and other research institutions. A number of biotechnology and pharmaceutical companies are pursuing the development or marketing of pharmaceuticals that target the same diseases that we are targeting. A number of device companies are pursuing the development or marketing of devices in the same or similar space. Smaller or earlier-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Given the high incidence of respiratory viral infections, it is likely that the number of companies seeking to develop products and therapies for the prevention or treatment of viral infection, will increase.

If REVTx-99 is approved for the prevention and/or early treatment of SARS-CoV-2, we would face competition from currently approved and marketed products as well as products currently approved under the Emergency Use Authorization, including: REGN-CoV2 from Regeneron Pharmaceuticals, Inc.; Bamlanivimab from Eli Lily and Company; Remdesivir from Gilead Sciences, Inc.; and dexamethasone. We would also have future competition that could arise from products currently in development, including: various induction of interferons therapy from Altimmune, Inc.; innate immune system activation from Pulmotect, Inc.; induction of interferons from PrEP Biopharm and Janssen Pharmaceuticals, Inc.; anti-inflammatory from Merck KGaA and Enzychem Lifesciences, Corp; protease inhibitor from Janssen Pharmaceuticals, Inc; inhibition of viral replication from BioCryst Pharmaceuticals, Inc.; blocking of viral entry from Wellona Pharma Private Limited; inhibition of viral replication from Abbvie, Inc. and Russian Academy of Science.

If REVDx-501 is approved, competition would arise from various companies and partnerships currently engaged in clinical studies with competing device concepts including: Quest Diagnostics, Inc., Laboratory Corporation of America Holdings, and Eurofins Advantar Laboratories. As well as from currently approved COVID-19 home test from Ellume Limited, Abbot Laboratories, and Lucira Health.

Many of our competitors have substantially greater financial, technical, human and other resources than we do and may be better equipped to develop, manufacture and market technologically superior products. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. In addition, many of these competitors have significantly longer operating histories and greater experience than we have in undertaking nonclinical studies and human clinical studies of new pharmaceutical products and in obtaining regulatory approvals of human therapeutic products. Many of our competitors have established distribution channels for the commercialization of their products, whereas we have no such channel or capabilities. In addition, many competitors have greater name recognition and more extensive collaborative relationships. As a result, our competitors may obtain regulatory approval of their products more rapidly than we do or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our Program Products or any future product candidates. Our competitors may also develop and succeed in obtaining approval for drugs that are more effective, more convenient, more widely used and less costly or have a better safety profile than our products and these competitors may also be more successful than we are in manufacturing and marketing their products. If we are unable to compete effectively against these companies, then we may not be able to commercialize our product candidate or any future product candidates or achieve a competitive position in the market. This would adversely affect our ability to generate revenue. Our competitors also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical study sites and enrolling patients for clinical studies, as well as in acquiring technologies complementary to, or necessary for, our programs.

Manufacturing and Supply

We do not own or operate manufacturing facilities for the production of our Program Products or any other product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently rely, and expect to continue to rely, on third parties for the manufacturing of our Program Products or any other product candidates for preclinical and clinical testing, as well as for commercial manufacturing if REVTx-99 or any future product candidate receives marketing approval. Also, we currently rely and continue to rely on third parties for the manufacturing and development of our diagnostic devices for clinical testing, as well as for commercial manufacturing if REVDx-501 gets marketing approval. Also, there is only one supplier for PHAD®, Avanti Polar Lipids, Inc., with whom we do not have a long-term supply agreement. Currently we have purchased enough material for our planned clinical studies through purchase orders.

License

We do not currently rely on any third-party license for our therapeutic candidates and diagnostic devices.

Global Health

We entered into a Global Health Agreement (“GHA”) with AXA IM Prime Impact Fund on December 31, 2020. As part of the GHA for six years from December 31, 2020 (the “Term”) we will (i) provide REVTx-99 and REVDx-501 (the “GHA Program Products”), if approved by the FDA and/or the EMA, to non-profit organizations and public-sector purchasers (“Global Health Purchasers”) in certain low and middle income countries (as defined by the World Bank) (“Target Countries”), to be determined by the Global Access Committee (the “GAC”), at a price of no more than 30% above the cost of goods sold, (ii) make available up to 20% of the annual unit sales volume, (iii) allocate $50,000 per year to the GAC to work on training programs, and (iv) work with global health authorities to have the products added to protocols and treatment guidelines.

In the event that the GHA Program Products are acquired directly or through an acquisition of the Company by a third party the GHA shall continue to survive for the Term and shall be assumed by the acquirer. In the event that the Company (i) fails to use commercially reasonable efforts to obtain regulatory approvals as agreed by the GAC, (ii) fails to cure a non-compliance within the GHA, (iii) if we transfer the intellectual property and the successor fails to assume the GHA, or (iv) if the Company institutes any bankruptcy, reorganization, dissolution, liquidation, or similar proceeding, the Company will grant a nonexclusive, perpetual, irrevocable, non-terminable, fully paid up, royalty free license in the Target Countries for Global Health Purchasers.

Sales and Marketing

We currently have no marketing, sales or distribution capabilities. In order to commercialize any products that are approved for commercial sale, we must either develop a sales and marketing infrastructure or collaborate with third parties that have sales and marketing experience.

We may elect to establish our own sales force to market and sell a product for which we obtain regulatory approval if we expect that the geographic market for a product, we develop on our own is limited or that the prescriptions for the product will be written principally by a relatively small number of physicians. If we decide to market and sell any products ourselves, we do not expect to establish direct sales capability until shortly before the products are approved for commercial sale.

We plan to seek third-party support from established pharmaceutical and biotechnology companies for those products that would benefit from the promotional support of a large sales and marketing force. In these cases, we might seek to promote our products in collaboration with marketing partners or rely on relationships with one or more companies with large established sales forces and distribution systems.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates, technology and know-how, to operate without infringing the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions, improvements, and product candidates that are important to the development and implementation of our business. Our patent portfolio is intended to cover our product candidates and components thereof, their methods of use and processes for their manufacture, our kit design, our proprietary reagents and assays and any other inventions that are commercially important to our business. We also rely on trade secret protection of our confidential information and know-how relating to our proprietary technology, platforms and product candidates.

As of September 17, 2021, we have six provisional patent applications filed: two for REVDx-501 and four for REVTx-99. We have one non-provisional patent application for REVTx-200. In regard to our REVDx-501 program, the provisional patent applications have claims directed to the rapid detection kit and methods for diagnosing early viral infections of the respiratory tract. In regard to our REVTx-99 program, the provisional patent applications have claims covering the use of REVTx-99 for the treatment and prevention of respiratory viruses, formulations of REVTx-99 and for the treatment of chronic nasal congestion. In regard to our REVTx-200 program, the non-provisional patent application has claims directed to the methods of use as an adjunct to IM vaccination when REVTx-200 is contemporaneously administered in the nasal cavity. We expect to file a non- provisional patent application prior to the twelve-month convention date for each provisional patent application. Our pending and future patent applications may not result in patents being issued which protect our technology or product candidates, or which effectively prevent others from commercializing competitive technologies and product candidates. Additionally, any U.S. provisional patent application that we file is not eligible to become an issued patent until, among other things, we file a non-provisional patent application within 12 months of filing the related provisional patent application. If we do not file a non-provisional patent application in a timely manner, we may lose our priority date with respect to the provisional patent application, and may lose the ability to obtain any associated patent protection on the inventions disclosed in the provisional patent application.

Generally, issued patents are granted a term of 20 years from the earliest claimed non-provisional filing date. In certain instances, patent term can be adjusted to recapture a portion of delay incurred by the U.S. Patent and Trademark Office (“USPTO”) in examining the patent application (patent term adjustment, or PTA) or extended to account for term effectively lost as a result of the FDA regulatory review period (patent term extension, or PTE), or both. In addition, we cannot provide any assurance that any patents will be issued from our pending or future applications or that any issued patents will adequately protect our products or product candidates.

We believe that we have certain know-how and trade secrets relating to our technology and product candidates. We rely on trade secrets to protect certain aspects of our technology related to our current and future product candidates. However, trade secrets can be difficult to protect. We seek to protect our trade secrets, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, service providers, and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Employees

As of September 1, 2021, we had 12 full-time employees, all of whom are engaged in research and development activities or operations needed to support such endeavors. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

We lease laboratory space located at 11011 Torreyana Rd., Suite 102, San Diego, California, which consists of approximately 2,140 square feet. The lease expires on March 31, 2022. Our corporate headquarters is located at 4660 La Jolla Village Dr., Suite 100, San Diego, CA 92122, where we currently have access to office space on an as-needed basis. We believe that our current space is adequate for our needs. We also believe we will be able to obtain additional space, as needed, on commercially reasonable terms.

Legal Proceedings

We are currently not a party to any material legal proceedings. From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors, and there can be no assurances that favorable outcomes will be obtained.

Government Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs. We, along with our vendors, contract research organizations, or CROs, clinical investigators and contract manufacturing organizations, or CMOs will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

In the United States, the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FD&C Act, its implementing regulations, and other federal, state and local statutes and regulations. Drugs are also subject to other federal, state and local statutes and regulations. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other regulatory requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, suspension or revocation of approved applications, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

Our product candidates must be approved for therapeutic indications by the FDA before they may be marketed in the United States. For drug product candidates regulated under the FD&C Act, FDA must approve a New Drug Application, or NDA. The process generally involves the following:

•        completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice, or GLP, requirements;

•        completion of the manufacture, under current Good Manufacturing Practices, or cGMP, conditions, of the drug substance and drug product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

•        submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may begin and must be updated annually and when certain changes are made;

•        approval by an institutional review board, or IRB, or independent ethics committee at each clinical trial site before each trial may be initiated;

•        performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, good clinical practice, or GCP, requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•        preparation and submission to the FDA of an NDA;

•        a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;

•        satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•        satisfactory completion of FDA audit of the clinical trial sites that generated the data in support of the NDA;

•        payment of user fees for FDA review of the NDA; and

•        FDA review and approval of the NDA, including, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.

Preclinical studies and the IND process — Therapeutics

Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed protocol for clinical studies, among other things, to the FDA as part of an IND. An IND is an exemption from the Federal Food, Drug, and Cosmetic Act that allows an unapproved product candidate to be shipped in interstate commerce for use in an investigational clinical study and is a request for FDA authorization to administer such investigational product to humans. Such authorization must be secured prior to interstate shipment and administration of any product candidate that is not the subject of an approved application. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical studies and places the study on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical study can begin. As a result, submission of an IND may not necessarily result in the FDA allowing clinical studies to commence.

Clinical studies — Therapeutics

Clinical studies involve the administration of the investigational new drug to human subjects — healthy volunteers or patients — under the supervision of qualified investigators in accordance with GCP requirements, which include, among other things, the requirement that all research subjects provide their informed consent in writing before their participation in any clinical study. Clinical studies are conducted under written study protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB at each institution participating in the clinical study must review and approve the plan for any clinical study before it commences at that institution, and the IRB must conduct continuing review and reapprove the study at least annually. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB may also require the clinical study at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions. For clinical studies involving an IND, an IRB must operate in compliance with FDA regulations. Additionally, some studies are overseen by an independent group of qualified experts organized by the study sponsor, known as a data safety monitoring board (“DSMB”). This group provides authorization as to whether or not a study may move forward at designated check points based on access that only the DSMB maintains to available data from the study.

Human clinical studies are typically conducted in three sequential phases, which may overlap or be combined:

•        Phase 1:    The investigational drug or biological product is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, side effects associated with increasing doses, pharmacological action, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness.

•        Phase 2:    The investigational drug or biological product is administered to a limited patient population to identify common adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. This phase may include administration of the investigational drug to patients with concomitant disease conditions.

•        Phase 3:    The investigational drug or biological product is administered to an expanded patient population in adequate and well-controlled clinical studies, typically at geographically dispersed clinical study sites, to generate sufficient data to statistically confirm the efficacy and safety of the product for approval, to permit the FDA to evaluate the overall risk- benefit profile of the product and to provide adequate information for the labeling of the product. More than one adequate and well-controlled Phase 3 clinical study may be required by the FDA for approval of an NDA.

Progress reports detailing the results of clinical studies involving an IND must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 clinical studies may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical study at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB’s requirements or if the drug or biologic product has been associated with unexpected serious harm to patients.

Concurrent with clinical studies, the company usually complete additional animal studies, develop additional information about chemistry and physical characteristics of the product candidate, and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

In some cases, the FDA may approve an application for a product candidate but require the sponsor to conduct additional clinical studies to further assess the product candidate’s safety and effectiveness after approval. Such post-approval studies are typically referred to as Phase 4 clinical studies. These studies are used to gain additional experience from the treatment of a larger number of patients in the intended treatment group and to further document a clinical benefit in the case of drugs approved under accelerated approval regulations.

Clinical studies — Device

Clinical studies are almost always required to support pre-market approval and are sometimes required for 510(k) clearance or de novo clearance. In the United States, for significant risk devices, these studies require submission of an application for an IDE to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specific number of patients at specified study sites. During the study, the sponsor must comply with the FDA’s IDE requirements for investigator selection, study monitoring, reporting and recordkeeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices and comply with all reporting and recordkeeping requirements. Clinical studies for significant risk devices may not begin until the IDE application is approved by the FDA and the appropriate institutional review boards (“IRBs”) at the clinical study sites. An IRB is an appropriately constituted group that has been formally designated to review and monitor medical research involving subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety, and welfare of human research subjects. A nonsignificant risk device does not require FDA approval of an IDE; however, the clinical study must still be conducted in compliance with various requirements of FDA’s IDE regulations and be approved by an IRB at the clinical study sites. The FDA or the IRB at each site at which a clinical study is being performed may withdraw approval of a clinical study at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits or a failure to comply with FDA or IRB requirements. Even if a study is completed, the results of clinical testing may not demonstrate the safety and effectiveness of the device, may be equivocal or may otherwise not be sufficient to obtain approval or clearance of the product.

Sponsors of clinical studies of devices are required to register with clinicaltrials.gov, a public database of clinical study information. Information related to the device, patient population, phase of investigation, study sites and investigators and other aspects of the clinical study is made public as part of the registration.

U.S. Marketing approval — Therapeutics

Assuming successful completion of the required clinical testing, the results of the preclinical and clinical studies, together with detailed information relating to the product’s pharmacology chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. FDA approval of the NDA or BLA is required before marketing of the product may begin in the United States. Under federal law, the submission of most NDAs and BLAs is subject to a substantial application user fee, and the sponsor of an approved NDA or BLA is also subject to annual product or program fees. These fees may be increased or decreased annually.

The FDA conducts a preliminary review of all NDAs and BLAs within the first 60 days after receipt before accepting them for filing based on the agency’s threshold determination that they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA or BLA for filing. In this event, the application must be resubmitted with the additional information, which would also be subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA has agreed to specified performance goals in the review of NDAs and BLAs. Most such applications for non-priority products are reviewed within ten to twelve months after filing, and most applications for priority review products, that is, drugs and biologics that the FDA determines represent a significant improvement over existing therapy, are reviewed in six to eight months after filing. The review process may be extended by the FDA for three additional months to consider certain late-submitted information or clarification regarding information already provided in the submission. The FDA may also refer applications for novel drugs or biological products or products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA or BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. In addition, before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP and integrity of the clinical data submitted.

The testing and approval process requires substantial time, effort and financial resources, and each may take many years to complete. Data obtained from clinical activities are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. We may encounter difficulties or unanticipated costs in our efforts to develop our product candidates and secure necessary governmental approvals, which could delay or preclude us from marketing our products.

After the FDA’s evaluation of the NDA or BLA and inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the drug or biological product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

Even if the FDA approves a product, the agency may limit the approved indications for use for the product, require that contraindications, warnings or precautions be included in the product labeling, require that post- approval studies be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions through a Risk Evaluation and Mitigation Strategy or other risk management mechanisms, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. After approval, some types of changes to the approved product, such as changes in indications, manufacturing changes and labeling, are subject to further testing requirements and FDA review and approval.

FDA’s Pre-market Clearance and Approval Requirements — Device

In vitro diagnostic tests such as our REVDx-501 diagnostic program is regulated as medical devices. Each medical device we seek to commercially distribute in the United States will require either a prior 510(k) clearance, de novo classification or PMA, unless it is exempt, or a pre-market approval from the FDA. In the United States, the FD&C Act, and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. Unless an exemption or FDA exercise of enforcement discretion applies, diagnostic tests generally require marketing clearance or approval from the FDA prior to commercialization. The primary types of FDA marketing authorization applicable to a medical device are clearance of a premarket notification, 510(k), or de novo classification, and approval of a premarket approval application, or PMA.

To obtain 510(k) clearance for a medical device, or for certain modifications to devices that have received 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or to a pre-amendment device that was in commercial distribution before May 28, 1976, or a predicate device, for which the FDA has not yet called for the submission of a PMA. In making a determination that the device is substantially equivalent to a predicate device, the FDA compares the proposed device to the predicate device and assesses whether the subject device is comparable to the predicate device with respect to intended use, technology, design and other features which could affect safety and effectiveness. If the FDA determines that the subject device is substantially equivalent to the predicate device, the subject device may be cleared for marketing. The 510(k) premarket notification pathway generally takes from three to twelve months from the date the application is completed, but can take significantly longer.

The de novo classification process, provides a pathway to classify novel medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness for the intended use, but for which there is no legally marketed predicate device. A de novo classification is a risk-based classification process through which devices are classified into class I or class II. Devices classified in response to a de novo classification request may be marketed and used as predicates for future premarket notification 510(k) submissions.

A PMA must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. For diagnostic tests, a PMA typically includes data regarding analytical and clinical validation studies. As part of its review of the PMA, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the quality system regulation, or QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures. The FDA’s review of an initial PMA is required by statute to take between six to ten months, although the process typically takes longer, and may require several years to complete. If the FDA evaluations of both the PMA and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny the approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. Once granted, PMA approval may be withdrawn by the FDA if compliance with post-approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing.

We expect that REVDx-501 will be subject to review as either a 510(k) Class I device or as a de novo clearance, depending on whether REVDx-99 is substantially equivalent to an already marketed predicate device. A de novo clearance pathway may be a lengthier and a more rigorous process than the 510(k) clearance pathway, which may delay or terminate this program, which could adversely affect our ability to grow our business.

Ongoing Regulation by the FDA — Device

Even after a device receives clearance or approval and is placed on the market, numerous regulatory requirements apply. These include:

•        establishment registration and device listing;

•        the QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•        labeling regulations and the FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses, and other requirements related to promotional activities;

•        medical device reporting regulations, which require that manufactures report to the FDA if their device may have caused or contributed to a death or serious injury, or if their device malfunctioned and the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;

•        corrections and removal reporting regulations, which require that manufactures report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the Federal Food, Drug, and Cosmetic Act that may present a risk to health; and

•        post market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

After a device receives 510(k) clearance or de novo classification, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new clearance or possibly a pre-market approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with our determination not to seek a new 510(k) clearance, the FDA may retroactively require us to seek 510(k) clearance or possibly a pre-market approval. The FDA could also require us to cease marketing and distribution and/or recall the modified device until 510(k) clearance or pre-market approval is obtained. Also, in these circumstances, we may be subject to significant regulatory fines and penalties.

Some changes to an approved PMA device, including changes in indications, labeling or manufacturing processes or facilities, require submission and FDA approval of a new PMA or PMA supplement, as appropriate, before the change can be implemented. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the device covered by the original PMA. The FDA uses the same procedures and actions in reviewing PMA supplements as it does in reviewing original PMAs.

FDA regulations require us to register as a medical device manufacturer with the FDA. Additionally, the California Department of Health Services (“CDHS”), requires us to register as a medical device manufacturer within the state. Because of this, the FDA and the CDHS inspect us on a routine basis for compliance with the QSR. These regulations require that we manufacture our products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. We have undergone and expect to continue to undergo regular QSR inspections in connection with the manufacture of our products at our facilities. Further, the FDA requires us to comply with various FDA regulations regarding labeling. Failure by us or by our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or state authorities, which may include any of the following sanctions:

•        warning or untitled letters, fines, injunctions, consent decrees and civil penalties;

•        customer notifications, voluntary or mandatory recall or seizure of our products;

•        operating restrictions, partial suspension or total shutdown of production;

•        delay in processing submissions or applications for new products or modifications to existing products

•        withdrawing approvals that have already been granted; and

•        criminal prosecution.

The Medical Device Reporting laws and regulations require us to provide information to the FDA when we receive or otherwise become aware of information that reasonably suggests our device may have caused or contributed to a death or serious injury as well as a device malfunction that likely would cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for off-label use. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

Newly discovered or developed safety or effectiveness data may require changes to a product’s labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory clearance or approval of our products under development.

We are also subject to other federal, state and local laws and regulations relating to safe working conditions, laboratory and manufacturing practices.

European Union

We anticipate that our products will be regulated in the European Union as medical devices per the European Union Directive (93/42/EEC), also known as the Medical Device Directive. An authorized third party, Notified Body, must approve products for CE marking. The CE Mark is contingent upon continued compliance to the applicable regulations and the quality system requirements of the ISO 13485 standard.

Other Regions

Most major markets have different levels of regulatory requirements for medical devices. Modifications to the cleared or approved products may require a new regulatory submission in all major markets. The regulatory requirements, and the review time, vary significantly from country to country. Products can also be marketed in other countries that have minimal requirements for medical devices.

Other U.S. Healthcare Laws and Compliance Requirements

In the United States, our current and future operations are subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the CMS, other divisions of the U.S. Department of Health and Human Services (“HHS”) (such as the Office of Inspector General, Office for Civil Rights and the Health Resources and Service Administration), the U.S. Department of Justice, and state and local governments. For example, our clinical research, sales, marketing and scientific/educational grant programs may have to comply with the anti- fraud and abuse provisions of the Social Security Act, the false claims laws, the privacy and security provisions of HIPAA, and similar state laws, each as amended, as applicable.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti- Kickback Statute has been interpreted to apply to arrangements between therapeutic product manufacturers on one hand and prescribers, purchasers, and formulary managers on the other.

There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti- Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. The statutory exceptions and regulatory safe harbors are also subject to change.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the Affordable Care Act, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the Affordable Care Act also codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal FCA (discussed below).

The federal false claims and civil monetary penalty laws, including the FCA, which imposes significant penalties and can be enforced by private citizens through civil qui tam actions, prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal government, including federal healthcare programs, such as Medicare and Medicaid; knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government; or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Although we would not submit claims directly to payors, manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, our future activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state, and third-party reimbursement for our products, and the sale and marketing of our products, are subject to scrutiny under this law. For example, pharmaceutical companies have been prosecuted under the FCA in connection with their alleged off-label promotion of drugs, purportedly concealing price concessions in the pricing information submitted to the government for government price reporting purposes, and allegedly providing free product to customers with the expectation that the customers would bill federal health care programs for the product.

HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the Anti- Kickback Statute, the Affordable Care Act amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Also, many states have similar, and typically more prohibitive, fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

In addition, we may be subject to data privacy, data security and data breach notification laws, regulations, standards, and codes of conduct by both the U.S. federal government and the states. These laws, regulations, standards, and codes of conduct may govern the collection, use, disclosure and protection of health-related and other personal information. HIPAA, as amended by the HITECH, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. HIPAA requires covered entities to limit the use and disclosure of protected health information to specifically authorized situations and requires covered entities to implement security measures to protect health information that they maintain in electronic form. The federal government may impose civil, criminal, and administrative fines and penalties and/or additional reporting or oversight obligations for a violation of HIPAA’s requirements. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates that receive or obtain protected health information in connection with providing a service on behalf of a covered entity.

HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition to HIPAA and HITECH, many state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways, are often not pre-empted by federal law, and may have a more prohibitive effect than federal law, thus complicating compliance efforts.

We may develop products that, once approved, may be administered by a physician. Under currently applicable U.S. law, certain products not usually self-administered (including injectable drugs) may be eligible for coverage under Medicare through Medicare Part B. Medicare Part B is the part of Medicare that covers outpatient services and supplies, including certain pharmaceutical products, that are medically necessary to treat a beneficiary’s health condition. As a condition of receiving Medicare Part B reimbursement for a manufacturer’s eligible drugs, the manufacturer is required to participate in other government healthcare programs, including the Medicaid Drug Rebate Program and the 340B Drug Pricing Program. The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. Under the 340B Drug Pricing Program, the manufacturer must extend discounts to entities that participate in the program.

In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely.

Additionally, the Sunshine Act within the Affordable Care Act, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. This information is made publicly available on a CMS website, and failure to report accurately could result in penalties. In addition, many states also govern the reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several state and local laws have been enacted requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical studies and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. In addition, all of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

Ensuring business arrangements with third parties comply with applicable healthcare laws and regulations is a costly endeavor. If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other current or future governmental regulations that apply to us, we may be subject to significant penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we may obtain regulatory approval. In the United States and in foreign markets, sales of any products for which we receive regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state healthcare programs, private managed care providers, private health insurers and other organizations.

Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the United States, and commercial payors are critical to new product acceptance.

Our ability to commercialize any products successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third- party payors, such as private health insurers and health maintenance organizations, decide which therapeutics they will pay for and establish reimbursement levels. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a therapeutic is:

•        a covered benefit under its health plan;

•        safe, effective and medically necessary;

•        appropriate for the specific patient;

•        cost-effective; and

•        neither experimental nor investigational.

We cannot be sure that reimbursement will be available for any product that we commercialize and, if coverage and reimbursement are available, what the level of reimbursement will be. Coverage may also be more limited than the purposes for which the product is approved by the FDA or comparable foreign regulatory authorities. Reimbursement may impact the demand for, or the price of, any product for which we obtain regulatory approval.

Third-party payors are increasingly challenging the price, examining the medical necessity, and reviewing the cost-effectiveness of medical products, therapies, and services, in addition to questioning their safety and efficacy. Obtaining reimbursement for our products may be particularly difficult because of the higher prices often associated with branded drugs and drugs administered under the supervision of a physician. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost- effectiveness of our products, in addition to the costs required to obtain FDA approvals. Our product candidates may not be considered medically necessary or cost-effective. Obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our product on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize any product candidate that we successfully develop.

Different pricing and reimbursement schemes exist in other countries. In the European Union, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical studies that compare the cost effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross- border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any product candidates for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care, the increasing influence of health maintenance organizations, and additional legislative changes in the United States has increased, and we expect will continue to increase, the pressure on healthcare pricing. The downward pressure on the rise in healthcare costs in general, particularly prescription medicines, medical devices and surgical procedures and other treatments, has become very intense. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post- approval activities, and affect the ability to profitably sell product candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

For example, the Affordable Care Act has substantially changed healthcare financing and delivery by both governmental and private insurers. The Affordable Care Act and its implementing regulations, among other things, revised the methodology for calculating rebates for covered outpatient drugs and certain biologics owed by manufacturers to the state and federal government under the Medicaid Drug Rebate Program, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and expanded programs designed to test innovative payment models, service delivery models, or value-based arrangements, and fund comparative effectiveness research.

Some of the provisions of the Affordable Care Act have yet to be implemented, and there have been legal and political challenges to certain aspects of the Affordable Care Act. We anticipate that the Affordable Care Act, if substantially maintained in its current form, will continue to result in additional downward pressure on coverage and the price that we receive for any approved product, and could seriously harm our business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates.

In addition, further legislation or regulation could be passed that could harm our business, financial condition and results of operations. Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, in August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction of at least $1.2 trillion for fiscal years 2012 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect beginning on April 1, 2013 and will stay in effect through 2027 unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, after some pharmacy benefit managers and insurers adopted policies stating that the amount of a copay coupon would not be applied to the enrollee’s deductible or out-of-pocket maximum (referred to as “accumulator adjustment programs”), some states passed legislation banning these policies. Based on a rule that will take effect in the 2020 plan year, CMS will allow accumulator adjustment programs only when used for a branded drug that has a generic equivalent. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our product candidates, if approved.

Future legislation or regulation

Other legislative changes have been adopted since the Affordable Care Act was enacted. For example, in August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction of at least $1.2 trillion for fiscal years 2012 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect beginning on April 1, 2013 and will stay in effect through 2029 unless additional Congressional action is taken. The Coronavirus Aid, Relief and Economic Security Act, or CARES Act, which was signed into law in March 2020 and was designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended the 2% reductions from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, after some pharmacy benefit managers and insurers adopted policies stating that the amount of a copay coupon would not be applied to the enrollee’s deductible or out-of-pocket maximum (referred to as “accumulator adjustment programs”), some states passed legislation banning these policies. Based on a rule that will take effect in the 2020 plan year, CMS will allow accumulator adjustment programs only when used for a branded drug that has a generic equivalent. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our product candidates, if approved.

Additional Regulation

In addition to the foregoing, local, state and federal laws, including such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substances, including, in the United States, the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous or biohazardous substances, we could be liable for damages, environmental remediation, and/or governmental fines. We believe that we are in material compliance with applicable environmental laws and occupational health and safety laws that continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations. We may incur significant costs to comply with such laws and regulations now or in the future.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, including any manufacturing changes, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, import and export of pharmaceutical products, biological products and medical devices, such as those we are developing.

Disclosure of clinical study information

Sponsors of applicable clinical studies of FDA regulated products, including drugs, are required to register and disclose certain clinical study information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical study is then made public on the ClinicalTrials.gov website as part of the registration. Sponsors are also obligated to disclose the results of their clinical studies after completion. Disclosure of the results of these studies can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Expedited Programs for Serious Conditions

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs and biologics to address unmet medical needs in the treatment of serious or life- threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval. These programs can significantly reduce the time it takes for the FDA to review a BLA or NDA, but they do not guarantee that a product will receive FDA approval. Even if a product qualifies initially, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review will not be shortened. In May 2018, the Right to Try Act also established a program to increase access to unapproved, investigational treatments for patients diagnosed with life-threatening diseases or conditions who have exhausted approved treatment options and who are unable to participate in a clinical study.

A new drug or biologic is eligible for Fast Track designation if it is intended to treat a serious or life- threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed, meaning that the agency may review portions of the marketing application before the sponsor submits the complete application, as well as Priority Review, discussed below. In addition, a new drug or biologic may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life- threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough Therapy designation provides all the features of Fast Track designation in addition to intensive guidance on an efficient drug development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with Fast Track or Breakthrough Therapy designation, may also be eligible for additional FDA programs intended to expedite the review and approval process, including Priority Review designation and accelerated approval. A product is eligible for Priority Review if it has the potential to provide a significant improvement in safety or effectiveness in the treatment, diagnosis or prevention of a serious disease or condition. Under priority review, FDA will review an application in six months compared to ten months for a standard review. Products are eligible for accelerated approval if they can be shown to have an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or an effect on a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality which is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatment. Accelerated approval is usually contingent on a sponsor’s agreement to conduct additional post-approval studies to verify and describe the product’s clinical benefit. In addition, unless otherwise informed by the FDA, the FDA currently requires, as a condition for accelerated approval, that all advertising and promotional materials that are intended for dissemination or publication be submitted to FDA for review before the initial dissemination or publication.

Orphan drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs or biologics intended to treat a rare disease or condition, which is generally defined as a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the generic identity of the drug or biologic and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation is taken into consideration but generally does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA or BLA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug or biologic for the same orphan indication, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity in that it is shown to be safer, more effective or makes a major contribution to patient care. This is the case despite an earlier court opinion holding that the Orphan Drug Act unambiguously required the FDA to recognize orphan exclusivity regardless of a showing of clinical superiority. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA or BLA application user fee.

Pediatric information and exclusivity

Under the Pediatric Research Equity Act of 2003, an NDA, BLA or supplement to an NDA or BLA must contain data from pediatric studies that are adequate to assess the safety and effectiveness of the drug or biological product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Under the Food and Drug Administration Safety and Innovation Act, or FDASIA, the FDA has additional authority to take action against manufacturers not adhering to pediatric study requirements. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan drug designation.

Pediatric exclusivity is a type of non-patent exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity or patent protection, including the non-patent and orphan exclusivity. This six-month exclusivity may be granted if an application sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical study is deemed to fairly respond to the FDA’s request, the additional protection is granted.

The Hatch-Waxman Act

Abbreviated new drug applications

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent that claims to cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an ANDA. Generally, an ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct or submit results of preclinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that:

•        the required patent information has not been filed;

•        the listed patent has expired;

•        the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

•        the listed patent is invalid or will not be infringed by the new product.

A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid is called a Paragraph IV certification. If the ANDA applicant does not challenge the listed patents, the ANDA will not be approved until all the listed patents claiming the referenced product have expired.

If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of a 30-month period, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that the patent involved is deemed invalid or not infringed.

The ANDA also will not be approved until any applicable non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired. Federal law provides a period of five years following approval of a drug containing no previously approved active ingredients during which ANDAs for generic versions of those drugs cannot be received by the FDA, except that the application may be submitted in four years if it contains a Paragraph IV certification. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification, and thus, no ANDA may be filed before the expiration of the exclusivity period. Federal law provides for a period of three years of exclusivity following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage form, route of administration or combination, or for a new use, the approval of which was required to be supported by new clinical studies conducted by or for the sponsor, during which the FDA cannot grant effective approval of an ANDA based on that listed drug.

The FDA must establish a priority review track for certain generic drugs, requiring the FDA to review a drug application within eight months for a drug that has three or fewer approved drugs listed in the Orange Book and is no longer protected by any patent or regulatory exclusivities, or is on the FDA’s drug shortage list. The FDA must also expedite review of “competitor generic therapies” or drugs with inadequate generic competition, including holding meetings with or providing advice to the drug sponsor prior to submission of the application.

Patent term extension

After NDA approval, owners of relevant drug patents may apply for up to a five year patent term extension. The allowable patent term extension is calculated as half of the drug’s testing phase, based on the time between IND application and submission of the NDA, and all of the review phase, based on the time between the NDA submission and approval up to a maximum of five years. The time can be shortened if the FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years.

For patents that might expire during the application phase, the patent owner may request an interim patent term extension. An interim patent term extension increases the patent term by one year and may be renewed up to four times. For each interim patent term extension granted, the post-approval patent term extension is reduced by one year. The director of the U.S. Patent and Trademark Office must determine that approval of the drug covered by the patent for which a patent term extension is being sought is likely.

Interim patent term extensions are not available for a drug for which an NDA has not been submitted.

Section 505(b)(2) new drug applications

Most drug products obtain FDA marketing approval pursuant to an NDA or an ANDA. A third alternative is a special type of NDA, commonly referred to as a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on the FDA’s previous approval of a similar product, or published literature, in support of its application.

Section 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. If the Section 505(b)(2) applicant can establish that reliance on the FDA’s previous approval is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. As a result, approval of a Section 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of a 30-month period, settlement of the lawsuit or a decision in the infringement case that the patent involved is deemed invalid or not infringed.

Post-Approval Requirements

Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which FDA assesses an annual program fee for each product identified in an approved BLA or NDA. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a Risk Evaluation and Mitigation Strategy program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

•        fines, warning letters or holds on post-approval clinical studies;

•        refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

•        product seizure or detention, or refusal of the FDA to permit the import or export of products; or

•        injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologic regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and Reference Product Exclusivity

The Patient Protection and Affordable Care Act, as amended by the Affordable Care Act, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-approved reference biological product. To date, a number of biosimilars have been licensed under the BPCIA, and numerous biosimilars have been approved in Europe. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. Complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical studies to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, recent government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

EXECUTIVE OFFICERS AND DIRECTORS OF REVELATION

Throughout this section, unless otherwise noted, “we,” “us,” “Revelation” and the “Company” refer to Revelation Biosciences, Inc.

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages as of September 17, 2021:

Name	Age	Position
BOARD OF DIRECTORS
George Tidmarsh, M.D., Ph.D.	61	Chairman and Director
James Rolke	52	Director and Chief Executive Officer
Jennifer Carver, BSN, MBA	68	Director
Jess Roper	57	Director
Curt LaBelle, MD	51	Director
EXECUTIVE OFFICERS
James Rolke	52	Director and Chief Executive Officer
Chester S. Zygmont, III	41	Chief Financial Officer

Our Director and Executive Officers

George Tidmarsh, M.D., Ph.D. — Chairman.    Dr. Tidmarsh has been Chairman of the Company since its inception in May 2020. Dr. Tidmarsh received his M.D. and Ph.D. from Stanford University, where he also completed his fellowship training in Pediatric Oncology and Neonatology and is currently Adjunct Faculty of Pediatrics and Neonatology since 2018. He served as clinical faculty at Stanford for a number of years after his fellowship prior to devoting his full time to clinical research and development in order to bring new treatments through the FDA approval process. Since 2018 Dr. Tidmarsh has served as a director and chairman of audit committee of Lucile Packard Foundation for Children’s Health. Since the Company’s inception in 2020 he has also served as chairman at Revelation Biosciences Inc. Prior to joining Revelation, Dr. Tidmarsh was President, Chief Executive Officer, Secretary and a Director of La Jolla Pharmaceutical Company (“La Jolla”) from January 2012 until November 2019. While at La Jolla, Dr. Tidmarsh helped discover the use of angiotensin II for the treatment of shock and led all aspects of development including approval by the FDA and the European Medicines Agency (“EMA”) for the treatment of patients suffering from distributive shock. He also led the development of artesunate for the treatment of severe malaria, which was approved by the FDA. Dr. Tidmarsh has over 30 years of experience in biotechnology, including the successful clinical development of seven FDA-approved drugs. He previously served as the Chief Executive Officer of Horizon Pharma, Inc., a company he founded in 2005, where he continued as CEO until 2008 and Director until 2010. While at Horizon, he invented and led all aspects of development of Duexis, which was approved by the FDA for the treatment of rheumatoid arthritis. He also founded Threshold Pharmaceuticals, Inc. and held senior positions at Coulter Pharmaceutical, Inc. (acquired by GlaxoSmithKline) and SEQUUS Pharmaceuticals, Inc. (acquired by Johnson & Johnson). While at Coulter and SEQUUS, Dr. Tidmarsh led the clinical development of BEXXAR and Doxil, respectively, two FDA-approved anti-cancer agents. We believe that Dr. Tidmarsh is qualified to serve as a director based on his extensive management experience in the biotechnology industry. Dr. Tidmarsh may be deemed a “promoter” of the Company, as that term is defined in the rules and regulations promulgated under the Securities Act.

James Rolke — Director and Chief Executive Officer.    Mr. Rolke cofounded and has been the Chief Executive Officer and a director of Revelation since its inception in May 2020. Mr. Rolke has 29 years of experience in the biotechnology industry, spanning all areas and phases of drug development. Prior to joining the Company, beginning in 2012, Mr. Rolke was employed at La Jolla in various leadership roles overseeing Research and Development and serving as Chief Scientific Officer from 2017 to 2020. While at La Jolla, Mr. Rolke oversaw the development of multiple technologies including six INDs and two marketing approvals: Giapreza for the treatment of distributive shock (US FDA and EMEA) and artesunate for the treatment of severe malaria. Prior to La Jolla, from July 2009 to January 2012 Mr. Rolke was Chief Technology Officer at Pluromed, Inc. (acquired by Sanofi) and played a key role in the approvals of two medical devices via the 510(k) and PMA approval pathways. Prior to Pluromed, Mr. Rolke held several key positions at biotechnology companies, including Director of Operations at Prospect Therapeutics, Inc.,

Associate Director of Pharmaceutical Development at Mersana Therapeutics, Inc., Manager of Process Development at GlycoGenesys, Inc., Principal Scientist at Surgical Sealants, Inc., Scientist at GelTex, Inc., and Associate Scientist at Alpha-Beta Technology, Inc. Mr. Rolke received his B.S. in chemistry from Keene State College. We believe that Mr. Rolke is qualified to serve as a director based on his role as our Chief Executive Officer and his extensive management experience in the biotechnology industry. Mr. Rolke may be deemed a “promoter” of the Company, as that term is defined in the rules and regulations promulgated under the Securities Act.

Jennifer Carver, BSN, MBA — Director.    Ms. Carver has been a director of the Company since May 2020. Ms. Carver brings over 20 years of industry experience with a focus on small biotech companies and their evolution from early development through commercialization. From 2020 to 2021, Ms. Carver has served as Chief Operating Officer at Kartos Therapeutics (Kartos). Prior to Kartos from 2014, Ms. Carver was employed at La Jolla Pharmaceutical Company in various leadership roles providing leadership through the clinical development, approval and launch of Giapreza and serving as Chief Operating Officer from 2017 to 2019. Prior to La Jolla, Ms. Carver held positions at Spectrum Pharmaceuticals and Allos Therapeutics, leading teams through the development and approval of Belionostat and Folotyn respectively. Her experience in the healthcare industry spans multiple therapeutic areas including oncology, inflammatory disease, shock, iron overload, and anti-infectives. Ms. Carver has played a critical role in negotiating key alliances, evaluation of financing opportunities, and overseeing rapid organizational growth. Ms. Carver earned her B.S.N. and M.B.A. from University of Colorado. We believe that Ms. Carver’s extensive experience working in the biotechnology industry makes her well-qualified to serve as a director.

Jess Roper — Director.    Mr. Roper has been a director since October 2020. Mr. Roper has considerable financial and audit experience in the sectors of medical device, life sciences, technology, manufacturing, and financial institutions. He currently serves as a Board Member and Audit Chair for Biolase, a publicly traded company that is the global leader in the manufacturing of dental laser systems. Mr. Roper previously served as Senior Vice President and Chief Financial Officer of Dexcom, retiring in 2017 following a fulfilling and rewarding career. During his 12-year tenure, Dexcom transitioned from a pre-revenue privately held medical device company to a multi-national publicly traded entity. Mr. Roper previously held financial management positions with two other publicly traded companies and one venture funded company. He has played key roles in two initial public offerings, acquisitions/divestitures, and numerous equity and debt financings. Earlier in his career, Mr. Roper was an auditor with PricewaterhouseCoopers, and a bank and information systems examiner with the Office of the Comptroller of the Currency. He earned a Master of Science in Corporate Accountancy and a Bachelor of Science in Finance. Mr. Roper is a certified public accountant in the state of California. We believe that Mr. Roper is qualified to serve as a director based on his extensive financial and audit experience.

Curt LaBelle, MD — Director.    Dr. LaBelle has been a director since January 2021. Dr. LaBelle has been investing in and working with life science companies for over 20 years. Since 2015, he has been President of the Global Health Investment Fund (“GHIF”). GHIF is a pioneering impact fund with a proven record of generating attractive financial returns and tangible impact. The fund works to facilitate access to therapeutics and diagnostics among low-income populations. Dr. LaBelle also works with the AXA Prime Impact Fund and serves as a Board member for Alydia Health, Atomo Diagnostics, Atticus Medical, Eyenovia, and Z Optics. He holds MD and MBA degrees from Columbia University. Dr. LaBelle is the designee of the AXA Prime Impact Fund, the holder of the outstanding shares of our Series A Preferred Stock. We believe that Dr. LaBelle’s significant experience as an investor in life science companies makes him well-qualified to serve as a director.

Chester S. Zygmont, III — Chief Financial Officer.    Mr. Zygmont has been the Company’s Chief Financial Officer since inception. Mr. Zygmont brings over 17 years of experience in finance to the company with a wide range of industry applications. In 2016, Mr. Zygmont Co-Founded Jivanas, a social enterprise that owns and operates a factory in Nepal, that is focused on creating jobs for people at risk for human trafficking. Jivanas has operations in Nepal, Hong Kong, and the USA. During 2013, Mr. Zygmont Co-Founded oOxesis Biotechnology, LLC, a biologics lab that worked on developing therapies for unmet needs. From June 2012 to January 2016, Mr. Zygmont was the Senior Director of Finance, at La Jolla Pharmaceutical Company. During Mr. Zygmont’s tenure at La Jolla, he brought the company to its NASDAQ listing. Prior to La Jolla, Mr. Zygmont served as Managing Director at Z3 Capital, LLC from March 2009 to June 2012. Z3 Capital, LLC, a privately held investment firm, focused on investment acquisition and venture funding for multiple startup companies in real estate, medical device and biotechnology. Mr. Zygmont also served as Vice President at Symmetry Advisors, Inc. a private equity leveraged buyout firm. While at Symmetry, he managed all finance and accounting for its SPAC, was a key player on a $600 million buyout of a portfolio company, and subsequently led the restructuring of its manufacturing division. Mr. Zygmont earned his M.S. in Finance from Baruch College, Zicklin School of Business and his B.A. from Eastern University. Mr. Zygmont may be deemed a “promoter” of the Company, as that term is defined in the rules and regulations promulgated under the Securities Act.

Number and Terms of Office of Officers and Directors

Our Board is divided into three classes, designated Class A, Class B and Class C, with only one class of directors being elected in each year and each class serving a three-year term.

Our officers are appointed by the Board and serve until such person’s successor is appointed or until such person’s earlier resignation, death or removal. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer, Vice Presidents and such other offices as may be determined by the Board.

Executive Compensation

Each of the Company’s executive officers receives a base salary to compensate them for services rendered to the Company. The base salary is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, position and responsibilities.

Effective as of July 27, 2021, the Company entered into separate Executive Employment Agreements with Messrs. Rolke and Zygmont for their service as Chief Executive Officer and Chief Financial Officer, respectively (collectively, the “Executive Employment Agreements”). The Executive Employment Agreements provide for a term of three years, unless terminated earlier in accordance with their terms.

The Executive Employment Agreements provide for an annual base salary of $400,000 for Mr. Rolke and $320,000 for Mr. Zygmont. Messrs. Rolke and Zygmont are also eligible to receive an annual performance bonus targeted at 40% for Mr. Rolke and 35% for Mr. Zygmont of their respective base salaries or as otherwise determined in the sole discretion of the board (each, an “Annual Bonus”), as well as equity incentive grants as determined by the Board in its sole discretion.

Pursuant to the Executive Employment Agreements, if his employment is terminated as a result of a “Covered Termination Event” that is not in connection with a change in control of the Company, then each of Messrs. Rolke and Zygmont will be entitled to receive a lump sum payment equal to twelve months of severance payments at his then current base salary, plus a pro-rata portion of his Annual Bonus for the fiscal year in which his termination occurs based on actual achievement of the applicable bonus objectives and/or conditions for such year, plus continuation of medical benefits. If Mr. Rolke’s or Mr. Zygmont’s employment is terminated as a result of a “Covered Termination Event” in connection with a change in control of the Company, then each of Messrs. Rolke and Zygmont will be entitled to receive a lump sum payment equal to one times the sum of his then current base salary, plus his target bonus in effect for the year in which his termination of employment occurs, plus a pro-rata portion of his Annual Bonus for the fiscal year in which his termination occurs based on actual achievement of the applicable bonus objectives and/or conditions for such year, continuation of medical benefits and acceleration of vesting of all outstanding and unvested equity-based awards. “Covered Termination Event” means (i) a dismissal or discharge other than for Cause and other than by reason of death or disability, or (ii) a voluntary termination for Good Reason.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any events requiring disclosure under Item 401(f) of Regulation S-K.

Board Composition

Director Independence

Our board of directors currently consists of five members. Our board of directors has determined that all of our directors, other than Mr. Rolke, qualify as “independent” directors in accordance with the rules of the SEC and the Nasdaq, Marketplace Rules, or the Nasdaq Listing Rules, which the Company has adopted as its independence standards. Mr. Rolke is not considered independent because he is an executive officer of the Company. Under the Nasdaq Listing Rules, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by the Nasdaq Listing Rules, our board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s relationships as they may relate to us and our management.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to the directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

•        The Class A directors are Dr. LaBelle and Ms. Carver, and their terms will expire at the first annual meeting of stockholder following the Business Combination;

•        The Class B directors are Messrs. Rolke and Roper, and their terms will expire at the second annual meeting of stockholder following the Business Combination; and

•        The Class C director is Dr. Tidmarsh, and his term will expire at the third annual meeting of stockholder following the Business Combination.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Voting Arrangements

The election of the members of our board of directors is currently governed by a voting agreement entered into by the Company, AXA IM Prime Impact Master Fund I SCA SICAV-RAIF (“AXA”) (the holder of our outstanding shares of Series A Preferred Stock), and certain principal stockholders of the Company (the “AXA Voting Agreement”), and the related provisions of our amended and restated certificate of incorporation. Pursuant to the AXA Voting Agreement and amended and restated certificate of incorporation, our current directors were elected as follows:

•        Dr. LaBelle was elected as the designee of AXA;

•        Dr. Tidmarsh, Ms. Carver and Mr. Roper were elected as independent directors; and

•        Mr. Rolke was elected and designated as our then-serving and current Chief Executive Officer.

As of the date of this Prospectus, Dr, LaBelle is serving as the designated director selected by AXA pursuant to the AXA Voting Agreement. The AXA Voting Agreement shall terminate on the date the shares of Common Stock trade on any tier of the Nasdaq Stock Market or the New York Stock Exchange at a price equal to or greater than $12.72 (adjusted for stock splits, recapitalizations and the like).

Leadership Structure of the Board

Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board of directors and Chief Executive Officer.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also approves or disapproves any related person transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Attendance of Directors at Board Meetings and Annual Meeting of Stockholders

During 2020, the Board of Directors met five times. The audit committee, the compensation committee and the nominating and corporate governance committee were formed in January 2021 and hence did not meet during 2020. Each director who was on the Board during this timeframe attended at least 75% of the aggregate number of meetings held during his or her term of service. The Company has not yet held an Annual Meeting of Stockholders. The Company does not have a policy requiring its directors to attend the Annual Meeting of Stockholders.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee has adopted a written charter that satisfies the applicable rules and regulations of the SEC rules and regulations and the Nasdaq Listing Rules, which we will post on our website upon the date of this Prospectus. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION OF REVELATION

Executive Compensation Overview

Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of our Chief Executive Officer and President and our other executive officers identified in the 2020 Summary Compensation Table below, who we refer to as the named executive officers, has consisted of a combination of base salary, bonuses and long-term incentive compensation in the form of restricted common stock awards and incentive stock options. Our named executive officers who are full-time employees, like all other full-time employees, are eligible to participate in our retirement and health and welfare benefit plans. As we transition from a private company to a publicly traded company, we will evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances merit. At a minimum, we expect to review executive compensation annually with input from a compensation consultant. As part of this review process, we expect the board of directors and the compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive with our peers. In connection with our executive compensation program, we will also review whether we are meeting our retention objectives and the potential cost of replacing a key employee.

The following table shows the total compensation awarded to, earned by, or paid to during the year ended December 31, 2020 to our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2020 and were serving as named executive officers as of such date.

Our named executive officers for 2020 who appear in the Summary Compensation Table are:

•        James Rolke, our President and Chief Executive Officer; and

•        Chester S. Zygmont, III, our Chief Financial Officer.

The following table sets forth, for the year ended December 31, 2020, all compensation paid, distributed or earned for services, including salary and bonus amounts, rendered in all capacities by the Company’s named executive officers. The information contained below represents compensation earned by the Company’s officers for their work related to the Company:

						Non-equity incentive plan compensation ($)
Name and Position	Year	Salary ($)	Bonus ($)	Stock-based awards ($)	Option-based awards ($)	Annual incentive plans	Long term incentive plans	All other compensation ($)	Total compensation ($)
James Rolke(1)	2020	166,667	—	19,996	—	—	—	—	186,663
CEO
Chester S. Zygmont, III(2)	2020	133,333	—	15,995	—	—	—	—	149,328
CFO

____________

(1)      For the year ended December 31, 2020, includes $83,333.33 of deferred compensation paid in January 2021.

(2)      For the year ended December 31, 2020, includes $66,666.66 of deferred compensation paid in January 2021.

(3)      Amounts shown in this column represent the aggregate grant date fair value of RSU awards granted during the year. The assumptions used in calculating the fair value of the RSU awards can be found under Note 6 to the audited Financial Statements appearing elsewhere in this Prospectus. These amounts reflect the grant date fair value for these RSU’s and do not necessarily correspond to the actual value that will be realized by the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Outstanding Equity Awards

The following table provides information regarding the Equity Incentive Plan awards for each named executive officer outstanding as of December 31, 2020:

	Option-based Awards			Stock-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options at December 31, 2020 ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share awards that have not vested ($)
James Rolke	—	—	—	—	3,144	19,996
CEO
Chester S. Zygmont, III	—	—	—	—	2,515	15,995
CFO

____________

(1)      The RSU awards vest quarterly over four years, subject to continued service through each such vesting date.

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for independent directors should be a fair mix between cash and equity-based compensation. Additionally, the Company reimburses directors for reasonable expenses incurred during the course of their performance. There are no long-term incentive or medical reimbursement plans. The Company does not pay directors who are part of management for Board service in addition to their regular employee compensation. The Board determines the amount of director compensation. The Board may delegate such authority to the compensation committee. The following table provides a summary of compensation paid to directors during the fiscal year ended December 31, 2020.

Director Compensation

The following table sets forth the total cash and equity compensation paid to our non-employee directors for service on our board of directors during 2020:

Name	Fees earned or paid in cash ($)	Stock-based awards ($)(1)	Total ($)
George Tidmarsh, M.D., Ph.D.	—	49,996	49,996
Jennifer Carver, BSN, MBA	—	49,996	49,996
Jess Roper	—	49,996	49,996

____________

(1)      The RSU awards will vest quarterly over one year, subject to continued service through each such vesting date.

MANAGEMENT OF NEW REVELATION AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to serve as executive officers and directors of New Revelation following the Business Combination.

Name	Age	Position(s)
George Tidmarsh, M.D., Ph.D	61	Chairman and Director
James Rolke	52	Director and Chief Executive Officer
Jennifer Carver, BSN, MBA	67	Director
Jess Roper	56	Director
Curt LaBelle, MD	50	Director
Chester S. Zygmont, III	41	Chief Financial Officer

For biographical information concerning the executive officers and directors, see “Executive Officers and Directors of Revelation.”

Director and Executive Officer Qualifications

New Revelation has not formally established any specific, minimum qualifications that must be met by each of its officers or directors or specific qualities or skills that are necessary for one or more of its officers or members of the board of directors to possess. However, New Revelation expects to generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former CEO or CFO of a public company or the head of a division of a prominent organization, knowledge of New Revelation’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of New Revelation’s stockholders.

New Revelation’s officers and board of directors will be composed of a diverse group of leaders in their respective fields. Many of these officers or directors have senior leadership experience at various companies. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Many of New Revelation’s officers and directors also have experience serving on boards of directors and/or board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, these officers and directors also have other experience that makes them valuable, such as managing and investing assets or facilitating the consummation of business investments and combinations.

New Revelation, along with its officers and directors, believe that the above-mentioned attributes, along with the leadership skills and other experiences of New Revelation’s officers and board members described above, provide New Revelation with a diverse range of perspectives and judgment necessary to facilitate New Revelation’s goals of shareholder value appreciation through organic and acquisition growth.

Number and Terms of Office of Officers and Directors

At the Special Meeting, it is proposed that five directors will be elected to be the directors of New Revelation upon consummation of the Business Combination. New Revelation’s board of directors will be reclassified following the Closing. The term of office of the Class A director will expire at the first annual meeting of stockholder following the Business Combination and the Class A director will be elected for a full term of three years. At the second annual meeting of stockholders following the Business Combination, the term of office of the Class B directors will expire and the Class B directors will be elected for a full term of three years. At the third annual meeting of stockholders following the Business Combination, the term of office of the Class C directors will expire and the Class C directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in New Revelation resulting from death, resignation, disqualification, removal or other causes and any newly created directorship resulting from any increase in the number of directors, will, unless (a) New Revelation’s board of directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders or (b) otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and not by the stockholders.

It is proposed that New Revelation’s board of directors consist of the following directors:

•        Class A director: Dr. LaBelle and Ms. Carver;

•        Class B directors: Messrs. Rolke and Roper; and

•        Class C director: Dr. Tidmarsh.

Governance

New Revelation is expected to be listed on Nasdaq under the symbol “REVB”, and as a result New Revelation will comply with Nasdaq corporate governance requirements on an ongoing basis.

Director Independence

Nasdaq listing standards require that a majority of the New Revelation be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the New Revelation Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. All of the proposed members of the New Revelation board of directors, other than Mr. Rolke, qualify as “independent” directors in accordance with the Nadsaq listing rules.

New Revelation is expected to have the following standing committees: the Audit Committee, Nominating and Governance Committee and Compensation Committee. Each of the standing committees of the board of directors will be composed entirely of independent directors.

Audit Committee

New Revelation is expected to have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act and Nasdaq listing rules. In addition, the board of directors is expected to adopt a written charter for the Audit Committee. The Audit Committee’s duties, which will be specified in its charter, will include, but are not limited to:

•        appoints our independent registered public accounting firm;

•        evaluates the independent registered public accounting firm’s qualifications, independence, and performance;

•        determines the engagement of the independent registered public accounting firm;

•        reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;

•        reviews and approves all related party transactions on an ongoing basis;

•        establishes procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal accounting controls or auditing matters;

•        discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•        approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•        discusses on a periodic basis, or as appropriate, with our management’s policies and procedures with respect to risk assessment and risk management;

•        consults with management to establish procedures and internal controls relating to cybersecurity;

•        is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•        investigates any reports received through the ethics helpline and reports to the board of directors periodically with respect to any information received through the ethics helpline and any related investigations; and

•        reviews the audit committee charter and the audit committee’s performance on an annual basis.

The composition of the Audit Committee is expected to consist of Mr. Roper, Dr. Tidmarsh and Ms. Carver, with Mr. Roper as Chair. The Audit Committee will include an audit committee financial expert, as defined by the SEC rules, expected to be Mr. Roper. In addition, New Revelation must certify to Nasdaq that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. It has been determined that each of each of Mr. Roper, Dr. Tidmarsh and Ms. Carver satisfy such requirements.

Nominating and Governance Committee

New Revelation’s Nominating and Governance Committee will be comprised of Ms. Carver and Drs. Tidmarsh and LaBelle, each of whom has been determined to be independent under the Nasdaq listing rules. The Nominating and Governance Committee will adopt a written charter.

Specific responsibilities of the Nominating and Governance Committee include:

•        identifying, evaluating and selecting, or recommending that board of directors approve, nominees for election to board of directors;

•        evaluating the performance of board of directors and of individual directors;

•        reviewing developments in corporate governance practices;

•        evaluating the adequacy of corporate governance practices and reporting;

•        reviewing management succession plans; and

•        developing and making recommendations to board of directors regarding corporate governance guidelines and matters.

Compensation Committee

New Revelation is expected to have a separately-designated standing Compensation Committee established in accordance with the NASDAQ Listing Rules. The Compensation Committee will be comprised of Drs. Tidmarsh and LaBelle and Mr. Roper, each of whom has been determined to be independent under the Nasdaq Listing Rules and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chair of New Revelation’s compensation committee will be Dr. LaBelle.

The Compensation Committee will oversee New Revelation’s policies relating to compensation and benefits of its officers and employees. The Compensation Committee will review and approve or recommend corporate goals and objectives relevant to compensation of its executive officers (other than the Chief Executive Officer), evaluate the performance of these officers in light of those goals and objectives and approve the compensation of these officers based on such evaluations. The Compensation Committee will also review and approve or make recommendations to the board of directors regarding the issuance of stock options and other awards under New Revelation’s stock plans to its executive officers (other than the Chief Executive Officer). The Compensation Committee will review the performance of the Chief Executive Officer and make recommendations to the board of directors with respect to his compensation, and the board of directors retains the authority to make compensation decisions relative to the Chief Executive Officer. The Compensation Committee will review and evaluate, on an annual basis, the compensation committee charter and the compensation committee’s performance.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of New Revelation. None of New Revelation’s expected executive officers serve, or have served during the last fiscal year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of New Revelation’s directors or on the Compensation Committee.

Code of Conduct and Ethics

It is anticipated that the New Revelation Board will adopt a Code of Ethics that applies to all its employees including its principal executive and financial officers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF REVELATION

Throughout this section, unless otherwise noted, “we,” “our,” “us,” “Revelation” and the “Company” refer to Revelation Biosciences, Inc.

You should read the following discussion of our financial condition and results of operations in conjunction with our financial statements and the notes included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that involve certain risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under the “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” sections.

Overview

We are a clinical-stage biopharmaceutical company focused on the development and commercialization of innate immune system therapeutics and diagnostics. We are focused on the development of therapeutics and diagnostics to prevent, treat and detect viral infections based on enhancing and detecting the innate immune system response to these viruses. Our therapeutic and diagnostic platforms may be applied to a wide array of viral infections, including Influenza A, Influenza B, parainfluenza, respiratory syncytial virus, SARS-CoV-2, variants of SARS-CoV-2, and others. Our lead therapeutic product candidate, REVTx-99, is in development as a broad anti-viral nasal drop for the prevention or treatment of respiratory viral infections. REVTx-99’s mechanism of action works by stimulating the body’s innate immune system to produce a series of protective cytokines that may help to fight infection. Our lead diagnostic, REVDx-501 (REVIDTM Rapid Test Kit), is a rapid point of care diagnostic product that can be used to detect various respiratory viral infections. The diagnostic is similar to a home pregnancy test with a simple to read visual readout that provides a result in less than 15 minutes without the need for specialized instrumentation or complicated sample collection.

We are seeking to complete a merger with Petra which would result in Petra acquiring 100% of our issued and outstanding equity securities. Together with Petra’s cash resources and our current cash we believe we will have sufficient funding for our operations. In the event a merger is not consummated, we may be required to obtain additional funding whether through private or public offerings, debt, future collaboration agreements or a combination thereof and such additional funding may not be available on terms acceptable or favorable to us.

Since our inception in May 2020, we have devoted substantially all of our resources to organizing and staffing our Company, business planning, raising capital, and research and development of REVTx-99 and REVDx-501, our product candidates.

We have funded our operations since our inception in May 2020 to June 30, 2021 through the issuance and sale of our capital stock, from which we have raised net proceeds of $13.9 million. Based on our current operating plan, we believe that our cash will be sufficient to meet our anticipated cash requirements for the next twelve months.

We have incurred recurring losses since our inception, including a net loss of $2.5 million for the period from May 4, 2020 (inception) to December 31, 2020 and $5.1 million for the six months ended June 30, 2021, respectively. As of June 30, 2021 we had an accumulated deficit of $7.6 million. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future if and as we:

•        continue the research and development of our product candidates;

•        initiate clinical studies for, or preclinical development of, our product candidates;

•        further develop and refine the manufacturing processes of our product candidates;

•        change or add manufacturers or suppliers of product candidate materials;

•        seek regulatory and marketing authorizations for any of our product candidates that successfully complete development;

•        acquire or license other product candidates, technologies or biological materials;

•        make milestone, royalty or other payments under future license agreements;

•        obtain, maintain, protect and enforce our intellectual property portfolio;

•        seek to attract and retain new and existing skilled personnel;

•        create additional infrastructure to support our operations as a public company and incur increased legal, accounting, investor relations and other expenses; and

•        experience delays or encounter issues with any of the above.

Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical studies and our expenditures on other research and development activities.

We have never generated revenue and do not expect to generate revenue from product sales unless and until we successfully complete development and obtain regulatory approval for REVTx-99, REVDx-501 or other product candidates, which we expect will not be for at least several years, if ever. Accordingly, until such time as we can generate significant revenue from sales of REVTx-99, REVDx-501 or other product candidates, if ever, we expect to finance our cash needs through a combination of public or private equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Reorganization

We were formed as a Delaware limited liability company on May 4, 2020 under the name Revelation Therapeutics, LLC. On August 27, 2020 we filed a statutory conversion with the Delaware Secretary of State which converted the Company from a limited liability company to a corporation and changed our name to Revelation Biosciences, Inc.

Proposed Business Combination Transaction

On August 29, 2021, we executed a definitive merger agreement with Petra and Merger Sub, which will result in Petra acquiring 100% of our issued and outstanding equity securities. The proposed merger will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination will be treated as Revelation issuing equity for the net assets of Petra, with no goodwill or intangible assets recorded. Under this method of accounting, Petra will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the merger, our stockholders are expected to have a majority of the voting power of the Combined Entity, we will comprise all of the ongoing operations of the combined entity, we will comprise a majority of the governing body of the Combined Entity, and our senior management will comprise all of the senior management of the Combined Entity. As a result of the proposed merger, Petra will be renamed Revelation Biosciences, Inc. The boards of directors of both Petra and Revelation have approved the proposed merger transaction. Completion of the transaction, which is expected to occur by the fourth quarter of 2021, is subject to approval of Petra stockholders and the satisfaction or waiver of certain other customary closing conditions.

Petra is expected to receive net proceeds of approximately $73 million upon the closing of the proposed merger transaction, assuming no redemptions are affected by stockholders of Petra, and will operate under the current Revelation management team upon the closing of the proposed merger.

Subject to the terms of the Business Combination Agreement, at the effective time of the merger, each share of our convertible preferred stock issued and outstanding immediately prior to the effective time shall be converted into a share of our common stock. At the effective time, each RSU which converts into our common stock shall become an RSU, respectively, that converts into shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio. Completion of the proposed merger transactions is subject to approval of Petra stockholders and the satisfaction or waiver of certain other customary closing conditions. The approval from Petra stockholders is expected in the fourth quarter of 2021.

Research and Development

Research and development expenses consist primarily of costs incurred for the development of our lead product candidate, REVTx-99 and our lead diagnostic product REVDx-501. Our research and development expenses consist primarily of external costs related to clinical development, costs related to contract research organizations, costs related to consultants, costs related to acquiring and manufacturing clinical study materials, costs related to contract manufacturing organizations and other vendors, costs related to the preparation of regulatory submissions, costs related to laboratory supplies and services, and personnel costs. Personnel and related costs consist of salaries, employee benefits and stock-based compensation for personnel involved in research and development efforts.

We expense all research and development expenses in the periods in which they are incurred. We accrue for costs incurred as the services are being provided by monitoring the status of specific activities and the invoices received from our external service providers. We adjust our accrual as actual costs become known.

We expect our research and development expenses to increase substantially for the foreseeable future as we continue the development of REVTx-99 and REVDx-501 and continue to invest in research and development activities. The process of conducting the necessary clinical research and product development to obtain regulatory approval is costly and time consuming, and the successful development of REVTx-99, REVDx-501 and any future product candidates is highly uncertain. To the extent that REVTx-99 continues to advance into larger and later stage clinical studies, our expenses will increase substantially and may become more variable.

The actual probability of success for REVTx-99, REVDx-501 or any future product candidate may be affected by a variety of factors, including the safety and efficacy of our product candidates, investment in the development of REVDx-501, investment in our clinical programs, manufacturing capability and competition with other products. As a result, we are unable to determine the timing of initiation, duration and completion costs of our research and development efforts or when and to what extent we will generate revenue from the commercialization and sale of REVTx-99, REVDx-501 or any future product candidate.

General and Administrative

Our general and administrative expenses consist primarily of personnel costs, expenses for outside professional services, including legal, human resource, audit and accounting services and consulting costs. Personnel and related costs consist of salaries, employee benefits and share-based compensation for personnel involved in executive, finance and other administrative functions. We expect our general and administrative expenses to increase for the foreseeable future as we increase the size of our administrative function to support the growth of our business and support our continued research and development activities. We also anticipate increased expenses as a result of operating as a public company, including increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums and investor relations costs.

Other Income (Expense), Net

Other income (expense), net primarily consists of foreign currency transaction gains and losses and interest income from our cash balances in savings accounts.

Results of Operations

Period from May 4, 2020 (inception) to June 30, 2020 and the Six Months Ended June 30, 2021

The following table summarizes our results of operations for the period presented:

	Six Months Ended June 30, 2021	Period from May 4, 2020 (inception) to June 30, 2020	Change
Operating expenses:
Research and development	$2,716,544	$93,307	$2,623,237
General and administrative	2,333,047	71,570	2,261,477
Total operating expenses	5,049,591	164,877	4,884,714
Loss from operations	(5,049,591)	(164,877)	(4,884,714)
Other income (expense), net	(32,356)	—	(32,356)
Net loss	$(5,081,947)	$(164,877)	$(4,917,070)

Research and Development Expenses

The following table summarizes our research and development expenses for the period presented:

	Six Months Ended June 30, 2021	Period from May 4, 2020 (inception) to June 30, 2020	Change
REVTx-99 clinical study expenses	$998,083	$25,155	$972,928
REVTx-99 manufacturing expenses	—	12,525	(12,525)
REVDx-501 diagnostic development	723,294	55,627	667,667
Personnel expenses (including stock-based compensation)	766,408	—	766,408
Other expenses	228,759	—	228,759
Total research and development expenses	$2,716,544	$93,307	$2,623,237

Research and development expenses increased by $2.6 million, from $0.1 million for the period from May 4, 2020 (inception) to June 30, 2020 to $2.7 million for the six months ended June 30, 2021. The increase was primarily due to an increase of $1.0 million in clinical study expenses related to REVTx-99 and an increase of 0.7 million in diagnostic development expenses related to REVDx-501. Personnel expenses increased $0.8 million, which included $25,079 of employee stock-based compensation expense. In addition, other expenses increased by $0.2 million as a result of an increase in lab supplies, lab facilities costs and consulting expenses that were not specific to REVTx-99 and REVDx-501.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the period presented:

	Six Months Ended June 30, 2021	Period from May 4, 2020 (inception) to June 30, 2020	Change
Personnel expenses (including employee stock-based compensation)	$1,264,206	$69,961	$1,194,245
Legal and professional fees (including non-employee stock-based compensation)	1,019,905	—	1,019,905
Other expenses	48,936	1,609	47,327
Total general and administrative expenses.	$2,333,047	$71,570	$2,261,477

General and administrative expenses increase by $2.3 million, from $0.1 million for the period from May 4, 2020 (inception) to June 30, 2020 to $2.3 million for the six months ended June 30, 2021. The increase was primarily due to an increase of $1.2 million in personnel expenses, which included $182,903 of employee stock-based compensation expense, and an increase of $1.0 million in legal fees and professional consulting service fees, which included $25,664 of non-employee stock-based compensation expense. In addition, other expenses increased by $47,327 as a result of an increase in general business insurance, business taxes, computer equipment and software license fees.

Other Income (Expense), Net

Other income (expense), net was zero for the period from May 4, 2020 (inception) to June 30, 2020 and $32,356 for the six months ended June 30, 2021, related to foreign currency transaction gains and losses, and interest income from our cash balances in savings accounts.

Period from May 4, 2020 (inception) to December 31, 2020

The following table summarizes our results of operations for the period presented:

Period from May 4, 2020 (inception) to December 31, 2020
Operating expenses:
Research and development	$1,707,367
General and administrative	823,179
Total operating expenses	2,530,546
Loss from operations	(2,530,546)
Other income, net	84
Net loss	$(2,530,462)

Research and Development Expenses

The following table summarizes our research and development expenses for the period presented:

Period from May 4, 2020 (inception) to December 31, 2020
REVTx-99 clinical study expenses	$635,958
REVTx-99 manufacturing expenses.	362,623
REVDx-501 diagnostic development	443,909
Personnel expenses (including stock-based compensation).	235,118
Other expenses	29,759
Total research and development expenses	$1,707,367

Research and development expenses were $1.7 million for the period from May 4, 2020 (inception) to December 31, 2020. Our research and development expenses for the year included $0.6 million of clinical study expenses and $0.4 million in manufacturing expenses related to REVTx-99 and $0.4 million of diagnostic development expenses related to REVDx-501. Personnel expenses of $0.2 million included $1,786 of stock- based compensation expense. Other expenses include consulting expenses that were not specific to REVTx-99 and REVDx-501.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the period presented:

Period from May 4, 2020 (inception) to December 31, 2020
Personnel expenses (including employee stock-based compensation)	$490,977
Legal and professional fees	310,051
Other expenses	22,151
Total general and administrative expenses	$823,179

General and administrative expenses were $0.8 million for the period from May 4, 2020 (inception) to December 31, 2020. Personnel expenses of $0.5 million included $27,446 of stock-based compensation expense. Our general and administrative expenses also included of $0.3 million in legal fees and professional consulting service fees. Other expenses included general business insurance, computer equipment and software license fees.

Other Income, Net

Other income, net was $84 for the period from May 4, 2020 (inception) to December 31, 2020, related to interest income from our cash balances in savings accounts.

Liquidity and Capital Resources

Since our inception to June 30, 2021, we have funded our operations from the issuance and sale of our Common Stock and preferred stock, from which we have raised net proceeds of $13.9 million, of which $5.9 million was received as of December 31, 2020 and the remaining $8.0 million was received as of March 31, 2021. As of June 30, 2021, we had available cash and cash equivalents of $6.4 million and an accumulated deficit of $7.6 million.

Our use of cash is to fund operating expenses, which consist primarily of research and development expenditures related to our lead therapeutic product candidate, REVTx-99 and the development of our lead diagnostic product, REVDx-501. We plan to increase our research and development expenses substantially for the foreseeable future as we continue the clinical development of our current and future product candidates. At this time, due to the inherently unpredictable nature of product development, we cannot reasonably estimate the costs we will incur and the timelines that will be required to complete development, obtain marketing approval, and commercialize our current product candidate, diagnostic product or any future product candidates. For the same reasons, we are also unable to predict when, if ever, we will generate revenue from product sales or any future license agreements which we may enter into or whether, or when, if ever, we may achieve profitability. Clinical and preclinical development timelines, the probability of success, and development costs can differ materially from expectations. In addition, we cannot forecast the timing and amounts of milestone, royalty and other revenue from licensing activities, which future product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

We expect to continue to generate substantial operating losses for the foreseeable future as we expand our research and development activities. We will continue to fund our operations primarily through utilization of our current financial resources and through additional raises of capital.

To the extent that we raise additional capital through partnerships or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams or research programs or to grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the ownership interest of our then-existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our clinical studies or preclinical studies, research and development programs or commercialization efforts or grant rights to develop and market our product candidates or diagnostic product even if we would otherwise prefer to develop and market such product candidates or diagnostic product ourselves

Cash Flows

The following table summarizes our cash flows for the period presented:

	Six Months Ended June 30, 2021	Period from May 4, 2020 (inception) to June 30, 2020	Period from May 4, 2020 (inception) to December 31, 2020
Net cash used in operating activities	$(5,977,006)	$(130,349)	$(1,420,454)
Net cash used in investing activities.	(148,116)	—	—
Net cash provided by financing activities.	8,004,865	1,002,000	5,912,854
Net increase in cash and cash equivalents.	$1,879,743	$871,651	$4,492,400

Net Cash Used in Operating Activities

During the six months ended June 30, 2021, net cash used in operating activities was $6.0 million, which consisted of a net loss of $5.1 million and a net change of $1.2 million in our net operating assets and liabilities, partially offset by non-cash charges of $0.3 million primarily comprised of stock-based compensation expense, non-cash lease expense and depreciation.

During the period from May 4, 2020 (inception) to June 30, 2020, net cash used in operating activities was $0.1 million, which consisted of a net loss of $0.2 million, partially offset by a net change of less than $0.1 million in our net operating assets and liabilities.

During the period from May 4, 2020 (inception) to December 31, 2020, net cash used in operating activities was $1.4 million, which consisted of a net loss of $2.5 million, partially offset by a net change of $1.1 million in our net operating assets and liabilities and a non-cash charge of $29,232 of stock-based compensation expense.

Net Cash Used in Investing Activities

During the six months ended June 30, 2021, net cash used in investing activities consisted of purchases of lab equipment.

During the period from May 4, 2020 (inception) to June 30, 2020, there was no cash used in investing activities.

During the period from May 4, 2020 (inception) to December 31, 2020, there was no cash used in investing activities.

Net Cash Provided by Financing Activities

During the six months ended June 30, 2021, net cash provided by financing activities was $8.0 million, from the sale of our Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock.

During the period from May 4, 2020 (inception) to June 30, 2020, net cash provided by financing activities was $1.0 million, from the sale of our Common Stock during the year.

During the period from May 4, 2020 (inception) to December 31, 2020, net cash provided by financing activities was $5.9 million, from the sale of our Common Stock and Series A Preferred Stock during the year.

Contractual Obligations and Other Commitments

The following table summarizes our contractual obligations as of June 30, 2021 and the effects of such obligations are expected to have on our liquidity and cash flow in future periods:

	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating lease obligations	$50,243	$—	$—	$—	$50,243
Total contractual obligations	$50,243	$—	$—	$—	$50,243

We have entered into an operating lease for laboratory space in San Diego, California. The table above includes future minimum lease payments under the non-cancelable lease arrangement.

We enter into contracts in the normal course of business with third party service providers and vendors. These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.

Off-Balance Sheet Arrangements

As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to market risks in the ordinary course of our business.

Interest Rate Risk

Our cash and cash equivalents consist primarily of highly liquid investments in money market funds and cash on hand and have an original maturity date of 90 days or less. The fair value of our cash and cash equivalents would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of these instruments.

Foreign Currency Risk

Our expenses are generally denominated in the currencies in which our operations are located, which is primarily in the United States and Australia. We make payments to vendors for research and development services with payments denominated in foreign currencies including Australian Dollars and British Pounds. We are subject to foreign currency transaction gains or losses on our payments denominated in foreign currencies. To date, foreign currency transaction gains and losses have not been material and we have not had a formal hedging program with respect to foreign currency; however, we may consider doing so in the future. A 10% increase or decrease in currency exchange rates would not have a material effect on our financial results.

Critical Accounting Policies and Significant Judgements and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions about future events that affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. These estimates and assumptions are based on management’s best estimates and judgment. Management regularly evaluates its estimates and assumptions using industry experience and other factors; however, actual results could differ materially from these estimates and could have an adverse effect on our financial statements. While our significant accounting policies are more fully described in the notes to our financial statements elsewhere in this Prospectus, we believe that the accounting policies discussed below are most critical to understanding and evaluating our historical and future performance.

Research and Development Expenditures

We record accrued expenses for estimated preclinical and clinical study and research expenses related to the services performed but not yet invoiced pursuant to contracts with research institutions, contract research organizations and clinical manufacturing organizations that conduct and manage preclinical studies, and clinical studies, and research services on our behalf. Payments for these services are based on the terms of individual agreements and payment timing may differ significantly from the period in which the services were performed. Our estimates are based on factors such as the work completed, including the level of patient enrollment. We monitor patient enrollment levels and related activity to the extent reasonably possible and make judgments and estimates in determining the accrued balance in each reporting period. Our estimates of accrued expenses are based on the facts and circumstances known at the time. If we underestimate or overestimate the level of services performed or the costs of these services, our actual expenses could differ from our estimates. As actual costs become known, we adjust our accrued expenses. To date, we have not experienced significant changes in our estimates of clinical study accruals.

Stock-based Compensation

We recognize the compensation expense related to RSU awards granted to employees, directors, officers and consultants, based on the estimated fair value of the awards on the date of grant. The grant date fair value of the stock-based awards, which have graded vesting, is recognized using the straight-line method over the requisite service period of each award, which is generally the vesting period of the respective awards. We recognize compensation expense related to warrants granted, based on the estimated fair value of the awards on the date of grant using a Black-Scholes option pricing model. We recognize forfeitures as they occur.

As of June 30, 2021, there were 169,058 RSU awards and 61,600 warrants outstanding.

Determination of the Fair Value of Common Stock

Given the absence of a public trading market for our shares of common stock, our board of directors exercises its judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of our shares of common stock, including timely valuations of our shares of common stock prepared by an unrelated third-party valuation firm, important developments in our operations, sales of common stock and convertible preferred shares, actual operating results and financial performance, the conditions in the biotechnology industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of our shares of common stock, among other factors. After the effectiveness of this registration statement, our board of directors will determine the fair value of each share of common stock based on the closing price of our shares of common stock as reported on the date of grant.

Recent Accounting Pronouncements

See Note 2 to our financial statements included elsewhere in this Prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition of results of operations.

JOBS Act Accounting Election

We are an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements and our interim condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

DESCRIPTION OF SECURITIES OF PETRA

Unless otherwise indicated or the context otherwise requires, references in this section to “the Company,” “we,” “our,” “us” and other similar terms refer to Petra before the Business Combination.

General

We are authorized to issue 100,000,000 shares of common stock, par value $0.001, and 1,000,000 shares of preferred stock, $0.001 par value. As of the date of this proxy statement/prospectus, 9,097,689 shares of common stock are outstanding. There are no shares of preferred stock currently outstanding. The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our Current Charter, amended and restated bylaws and the form of warrant agreement, which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, and to the applicable provisions of Delaware law.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of common stock.

The shares of common stock and warrants began to trade separately on November 16, 2020. On October 18, 2020 we filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of the Petra IPO. Holders of units have the option to continue to hold units or separate their units into the component pieces.

Common Stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, our sponsor, as well as all of our officers and directors, have agreed to vote their respective shares of common stock owned by them in favor of the proposed business combination.

We will consummate our initial business combination only if we have net tangible assets of at least $5,000,001 upon such consummation and, solely if a vote is held to approve a business combination, a majority of the outstanding shares of common stock voted are voted in favor of the business combination.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our Current Charter, if we do not consummate an initial business combination by October 13, 2021, or by January 13, 2022 if the Extension is approved, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. If we are forced to liquidate prior to an initial business combination, our public stockholders are entitled to share ratably in the trust account, based on the amount then held in the trust account. Our sponsor, officers and directors have agreed to waive their rights to participate in any liquidation distribution from the trust account occurring upon our failure to consummate an initial business combination with respect to the founder’s common stock. Our sponsor, officers and directors will therefore not participate in any liquidation distribution from the trust account with respect to such shares. They will, however, participate in any liquidation distribution from the trust account with respect to any shares of common stock acquired in, or following, the Petra IPO.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to sell their shares to us in a tender offer or have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote on the proposed business combination in connection with such business combination and the business combination is completed. Public stockholders who sell or convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

There are no shares of preferred stock outstanding. Our Current Charter authorizes the issuance of 1,000,000shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the Petra IPO underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of an initial business combination or 12 months from the closing of the Petra IPO. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value”(defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The private warrants, as well as any warrants we issue to our sponsor, officers, directors or their affiliates in payment of working capital loans made to us, will be identical to the warrants underlying the units being offered in the Petra IPO except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by our sponsor or its permitted transferees.

We may call the warrants for redemption (excluding the private warrants and any warrants issued to our sponsor, initial stockholders, officers, directors or their affiliates in payment of working capital loans made to us), in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then — prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummated an initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Under the terms of the warrant agreement, we have agreed to use our best efforts to have declared effective a prospectus relating to the shares of common stock issuable upon exercise of the warrants and keep such prospectus current until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and we will not be required to net cash settle or cash settle the warrant exercise.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of our Securities

Our units, common stock and warrants are listed on Nasdaq under the symbols “PAICU,” “PAIC,” and “PAICW,” respectively..

Certain Anti-Takeover Provisions of Delaware Law and our Current Charter and By-Laws

Staggered board of directors

Our Current Charter provides that our board of directors will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Special meeting of stockholders

Our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote.

Advance notice requirements for stockholder proposals and director nominations

Our amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Current Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Current Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Current Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Limitation on Liability and Indemnification of Directors and Officers

Our Current Charter provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our Current Charter provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF NEW REVELATION’S SECURITIES AFTER THE BUSINESS COMBINATION

The following description of the material terms of New Revelation’s securities reflects the anticipated state of affairs upon completion of the Business Combination. This description is a summary and is not complete. We urge you to read in their entirety the Proposed Charter, which is attached as Annex B to this proxy statement/prospectus.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of an aggregate of 105,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share and 5,000,000 shares of preferred stock, $0.001 par value per share. The shares of Common Stock to be issued in the Business Combination will be duly authorized, validly issued, fully paid and non-assessable. Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of the record date for the Special Meeting, there were [•] shares of Common Stock outstanding. Petra has also issued [•] warrants, of which [•] were Private Warrants and [•] were Public Warrants.

Common Stock

We expect to have approximately shares of [•] shares of Petra Common Stock outstanding immediately after the consummation of the Business Combination, assuming that no shares of outstanding Petra Common Stock are redeemed in connection with the Business Combination, and all of the holders of Revelation RSUs and Revelation Warrants have been exercised.

Voting Rights

Each holder of the shares of Petra Common Stock is entitled to one vote for each share of Petra Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, as provide by the Proposed Charter. The holders of the shares of Petra Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by the holders of Petra Common Stock must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast present in person or represented by proxy, unless otherwise specified by law, the Proposed Charter.

Dividend Right

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Petra Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the New Revelation Board out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of New Revelation’s affairs, the holders of the shares of Petra Common Stock are entitled to share ratably in all assets remaining after payment of New Revelation’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of Petra Common Stock, then outstanding, if any.

Preemptive or Other Rights

The holders of shares of Petra Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Petra Common Stock. The rights, preferences and privileges of holders of shares of Petra Common Stock will be subject to those of the holders of any shares of the preferred stock New Revelation may issue in the future.

Preferred Stock

The Proposed Charter authorizes the New Revelation Board to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of the Proposed Charter, the authorized shares of preferred stock will be available for issuance without further action by holders of Petra Common Stock.

The New Revelation Board is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

New Revelation could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Petra Common Stock might believe to be in their best interests or in which the holders of Petra Common Stock might receive a premium over the market price of the shares of Petra Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Petra Common Stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Petra Common Stock.

Warrants

Revelation Warrants

In connection with the Business Combination, each outstanding and unexercised warrant to purchase Revelation common stock from Revelation, subject to certain exceptions, shall be converted into a warrant to acquire shares of Petra Common Stock and each holder of a warrant to acquires shares of New Revelation shall cease to have any rights with respect to warrants to acquire shares of Revelation common stock.

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 10,150,000 warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire shares of Petra Common Stock. Each whole warrant will entitle the registered holder to purchase one share of Petra Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the Closing, provided that New Revelation has an effective registration statement under the Securities Act covering the shares of Petra Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or it permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Petra Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Petra Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New Revelation satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Petra Common Stock upon exercise of a warrant unless the shares of Petra Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the shares of Petra Common Stock underlying such unit.

Petra is not registering the shares of common stock issuable upon exercise of its warrants at this time. However, New Revelation has agreed that as soon as practicable after the Closing, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Petra Common Stock issuable upon exercise of the warrants. New Revelation will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Petra Common Stock issuable upon exercise of the warrants is not effective by the ninetieth (90th) business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Petra Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants

Once the warrants become exercisable, New Revelation may call the warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of shares of Petra Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by New Revelation for cash, New Revelation may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Revelation issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Petra Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of shares of Petra Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If New Revelation calls the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Petra Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Petra Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Petra Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of our shares of Petra Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the shares of Petra Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Petra Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the Private Warrants and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Petra Common Stock is increased by a share capitalization payable in shares of Petra Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Petra Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of Petra Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Petra Common Stock equal to the product of (i) the number of shares of Petra Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Petra Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per shares of Petra Common Stock paid in such rights offering and divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Petra Common Stock, in determining the price payable for shares of Petra Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Petra Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Petra Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Petra (prior to the Closing) or Revelation (from and following the Closing), at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with the Closing, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of the obligation to redeem 100% of Common Stock if it does not complete its initial business combination within 12 months from the closing of its IPO or to provide for redemption in connection with a business combination, or (e) in connection with the redemption of Petra’s public shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Petra Common Stock or equity-linked securities for capital raising purposes in connection with the closing of Petra’s initial business combination at an issue price or effective issue price of less than $9.50 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or its affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Common Stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such a transaction is payable in the form of shares of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of the Private Warrants, a majority of the then outstanding Private Warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Private Warrants

The Private Warrants (including the shares of Common Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until 30 days after the Closing (except in limited circumstances) and they will not be redeemable by us so long as they are held by our sponsor or its permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Private Warrants on a cashless basis. Except as described in this section, the Private Warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering. If the Private Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our shares of Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with Petra’s initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan Petra funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Warrants.

The Sponsor has agreed not to transfer, assign or sell any of the Private Warrants (including the shares of Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the Closing (except in limited circumstances).

Our Transfer Agent and Warrant Agent

The transfer agent and warrant agent will be Continental Stock Transfer & Trust Company.

Anti-Takeover Effects of the Proposed Charter and Bylaws and Certain Provisions of Delaware Law

The Proposed Charter and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New Revelation by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of Nasdaq, which would apply so long as the shares of Petra Common Stock remain listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. Additionally, the number of authorized shares of any series of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority in voting power, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The New Revelation Board may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of New Revelation or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved shares of common stock or preferred stock may be to enable New Revelation’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Revelation by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Vacancies and Newly Created Directorships

The Proposed Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled solely only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders.

Special Stockholder Meetings

The Proposed Charter provides that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, subject to the rights of holders of any series of preferred stock then outstanding

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of New Revelation, the Proposed Charter does not permit our holders of common stock to act by consent in writing.

Section 203 of the DGCL

New Revelation will be subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203” regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•        prior to the date of the transaction, New Revelation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•        upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        at or subsequent to the date of the transaction, the business combination is approved by New Revelation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Petra Board expects the existence of this provision to have an anti-takeover effect with respect to transactions New Revelation’s board of directors does not approve in advance. The Petra Board also anticipates that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of the Proposed Charter and New Revelation’s Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of Petra Common Stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in New Revelation’s management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Exclusive Forum

The Proposed Charter provides that, unless New Revelation consents in writing to the selection of an alternative forum, the Court of Chancery shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of New Revelation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of New Revelation to New Revelation or New Revelation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter, or the Bylaws (in each case, as the same may be amended from time to time) or any other law applicable to New Revelation, or (D) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. Notwithstanding the foregoing, these provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of New Revelation shall be deemed to have notice of and consented to these provisions.

It is possible that a court could find these forum selection provisions to be inapplicable or unenforceable and, accordingly, New Revelation could be required to litigate claims in multiple jurisdictions, incur additional costs or otherwise not receive the benefits that the board of directors expects New Revelation’s forum selection provisions to provide.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter. However, investors will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of the forum selection provisions in the Proposed Charter.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in the Proposed Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

The Common Stock of New Revelation is expected to be listed on Nasdaq under the symbol “REVB”.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of Common Stock or Warrants of New Revelation for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Revelation at the time of, or at any time during the three months preceding, a sale and (ii) New Revelation is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or Warrants of New Revelation for at least six months but who are affiliates of New Revelation at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Petra Common Stock then outstanding; or

•        the average weekly reported trading volume of Petra Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Revelation under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Revelation.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its founder shares and Private Warrants, as applicable, pursuant to Rule 144 without registration one year after Petra has completed its initial business combination, subject to the terms of the Sponsor Support Agreement.

Following the Closing, New Revelation will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

If the Charter Amendment Proposal is approved, the Proposed Charter will amend and replace the Current Charter. The following table sets forth a summary of the principal proposed changes and the differences between Petra’s stockholders’ rights under the Current Charter and under the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences. For more information on the Charter Amendment Proposal, see the section entitled “The Charter Amendment Proposal.”

For more information on the Charter Amendment Proposal, see the section titled “The Charter Amendment Proposal.”

Current Governance	Proposed Governance
Name Change
Petra’s current name is Petra Acquisition, Inc.	Upon Closing, Petra’s name will be changed to Revelation Biosciences, Inc.
Purpose

The Current Charter provides that the purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation including, but not limited to, a Business Combination.

The Proposed Charter will provide that the purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Authorized Capital Stock
The Current Charter authorizes the issuance of up to 101,000,000 shares, par value $0.001 per share, consisting of: 100,000,000 shares of Common Stock; and 1,000,000 shares of Preferred Stock.	The Proposed Charter will authorize the issuance of up to 105,000,000 shares, par value $0.001 per share, consisting of: 100,000,000 shares of Common Stock; and 5,000,000 shares of Preferred Stock.
Voting

The Current Charter provides that, except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

The Proposed Charter provides that, subject to the rights of any holders of any series of Preferred Stock, each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at any meeting of stockholders.

Current Governance	Proposed Governance
Rights of Preferred Stock

The Current Charter provides the Board of Directors with the authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

The Proposed Charter will permit the board of directors of New Revelation to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, as permitted by the DGCL.

Conversion

The Current Charter provides that, in the event that a Business Combination is approved and is consummated by the corporation, any holder of shares of Common Stock sold in the IPO (“IPO Shares”) may demand that the corporation convert his IPO Shares into cash. If so demanded, the corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share price equal to the quotient determined by dividing (i) the amount then held in the Trust Account including any interest earned on the funds held in the Trust Account net of interest that may be used by the corporation to pay its franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares then outstanding.

None.
Number and Qualification of Directors

The current amended and restated bylaws of Petra provide that the authorized number of the board of directors of the corporation shall consist of seven (7) members. The number of directors may be changed from time to time by resolution of the board of the directors.

The amended and restated bylaws of New Revelation provide that the number of directors constituting the whole board shall be not less than three (3) nor more than seven (7), with the then authorized number of directors fixed from time to time by the Board.

The number of directors constituting the board of directors upon the consummation of the Business Combination will be five (5).

Current Governance	Proposed Governance
Structure of the Board; Election of Directors

The Current Charter provides that the Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be fixed exclusively by the Board of Directors and shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

The Proposed Charter will provide for the board of directors of New Revelation to be divided into three classes: Class A, Class B and Class C with staggered three-year terms. At each annual general meeting of stockholders, the successors to the directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The number of directors in each class shall be fixed exclusively by the Board of Directors and shall be as nearly equal as possible.

The amended and restated bylaws of New Revelation provide that, except as otherwise provided by the certificate of incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Removal of Directors

The current amended and restated bylaws of Petra provide that subject to any provisions of applicable law or the Certificate of Incorporation, any and all of the directors may be removed with cause by vote of stockholders holding at least 66-2/3% of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.

The amended and restated bylaws of New Revelation provide that a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Any director may resign at any time upon written notice to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at a later date or time or upon the occurrence of an event, in which case it shall be effective at such later date or time or upon the occurrence of such event.

Supermajority Voting Provisions
None.

The Proposed Charter will require the affirmative vote of the holders of at least two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, to amend or repeal any provision of Article V of the Proposed Charter.

Cumulative Voting
Neither the Current Charter nor amended and restated bylaws provide for cumulative voting.	Neither the Proposed Charter nor amended and restated bylaws of New Revelation provide for cumulative voting.

Current Governance	Proposed Governance
Vacancies on the Board of Directors

The Current Charter provides that vacancies resulting from the removal of directors for cause may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s amended and restated bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

The amended and restated bylaws of New Revelation provide that newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Special Meeting of the Board of Directors
Special meetings of the Board of Directors may be called as permitted under Delaware law.

The amended and restated bylaws of New Revelation provide that unless otherwise restricted by the Proposed Charter, special meetings of the board of directors of New Revelation may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the board, the Chief Executive Officer, or a majority of the authorized number of directors. Notice of all special meetings of the board shall be given to directors at least 24 hours in advance unless waived, and need not disclose the purpose of the special meeting.

Amendments to Certificate of Incorporation

The Current Charter may be amended as permitted under Delaware law.

Prior to an initial Business Combination (as defined therein), the Current Charter provides that any amendment to the business combination provisions of the Current Charter requires the approval of the holders of at a majority of the outstanding shares of Common Stock.

The Proposed Charter may be amended or repealed by the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class at a duly constituted meeting of stockholders called expressly for such purpose.

Provisions Specific to a Blank Check Company

The Current Charter sets forth various provisions related to its operations as a blank check company/special purpose acquisition corporation prior to the consummation of an initial business combination.

None.

Current Governance	Proposed Governance
Amendment of Bylaws

The current amended and restated bylaws of Petra provide that the amended and restated bylaws may be altered, amended, supplemented or repealed or new bylaws may be adopted (a) at any regular or special meeting of the stockholders at which a quorum is present or represented, by the affirmative vote of the holders of the 66-2/3% of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole board of directors at any regular or special meeting of the board. The stockholders shall have authority to change or repeal any bylaws adopted by the directors, subject to compliance with the provisions of the amended and restated bylaws.

The Proposed Charter provides that, except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Quorum

The current amended and restated bylaws of Petra provide that the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Current Charter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

The amended and restated bylaws of New Revelation provide that a majority of the whole board shall constitute a quorum for the transaction of business at any meeting of the Board. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Stockholder Action by Written Consent
The Current Charter is silent on stockholder action by written consent.

The Proposed Charter prohibits stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent.

Special Stockholder Meetings

The current and amended bylaws of Petra provide that special meetings of the board of directors may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum. Notice of the time and place of all special meetings of the board of directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting.

The amended and restated bylaws of New Revelation provide that, unless otherwise provided by the Certificate of Incorporation of the Corporation, special meetings of stockholders for any purpose or purposes may be called at any time by the Chairperson of the Board, the President, the Chief Executive Officer, or by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, and may not be called by any other person or persons. Any special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. The business to be conducted at a special meeting of stockholders shall be limited to the purpose or purposes for which the meeting has been called as set forth in the notice of such meeting.

Current Governance	Proposed Governance
Notice of Stockholders Meetings

The current and amended bylaws of Petra provide that special meetings of the board of directors may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum. Notice of the time and place of all special meetings of the board of directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting.

The amended and restated bylaws of New Revelation provide that notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, such notice shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting.

Stockholder Nominations of Persons for Election of Directors
The Current Charter and the amended and restated bylaws are silent with respect to stockholder nominations of persons for election to the board of directors.

The Proposed Charter provides that nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in the Proposed Charter.

Stockholder Proposals (Other than Nominations of Persons for Election of Directors)
The Current Charter and the amended and restated bylaws are silent with respect to proposals of other business.

Pursuant to the amended and restated bylaws of New Revelation, for nominations or other business to be properly brought before an annual meeting by a Record Stockholder: (i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation; (ii) any such proposed business (other than the nomination of persons for election to the Board) must constitute a proper matter for stockholder action; (iii) if the Proposing Person (as defined therein) has provided the Corporation with a Solicitation Notice (as defined therein), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and

Current Governance	Proposed Governance

form of proxy to holders of a percentage of the Corporation’s voting shares that such Proposing Person has reasonably determined to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under the bylaws.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the 120th day prior to such annual meeting and (B) no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which Public Announcement (as defined therein) of the date of such meeting is first made by the Corporation.

Limitation of Liability of Directors and Officers

The Proposed Charter provides that a director of Petra shall not be personally liable to Petra or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Petra or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Proposed Charter provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors, Officers, Employees and Agents

Pursuant to the Current Charter, Petra, to the full extent permitted by the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Petra.

Pursuant to the Proposed Charter, New Revelation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Current Governance	Proposed Governance
Corporate Opportunity Provision

The Current Charter provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Petra or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of Petra unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of Petra and such opportunity is one Petra is legally and contractually permitted to undertake and would otherwise be reasonable for Petra to pursue.

The Proposed Charter will be silent on the application of the doctrine of corporate opportunity.
Choice of Forum

The Current Charter provides that, unless Petra consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Petra to Petra or Petra’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or the amended and restated bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. The foregoing provisions do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The Proposed Charter provides that, unless New Revelation consents in writing to the selection of an alternative forum, the Court of Chancery shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of New Revelation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of New Revelation to New Revelation or New Revelation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter, or the Bylaws (in each case, as the same may be amended from time to time) or any other law applicable to New Revelation, or (D) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. Notwithstanding the foregoing, these provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of New Revelation shall be deemed to have notice of and consented to these provisions.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Petra

Ticker Symbol and Market Price

Petra’s Units, each consisting of one share of Common Stock and one redeemable warrant, Petra’s shares of Common Stock, par value $0.001 per share, and Petra’s warrants, each exercisable for one share of Common Stock, are currently listed on Nasdaq under the symbols “PAICU” “PAIC” and “PAICW” respectively.

The closing price of the Petra Units, Common Stock and warrants on August 27, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.44, $10.05 and $0.55, respectively. As of [•], 2021, the record date for the Special Meeting, the closing price for the Petra Units, Common Stock and warrants was [$•], [$•] and [$•], respectively.

Holders

As of [•], 2021, there was [•] holder[s] of record of our units, [•] holder[s] of record of Common Stock, and [•] holder[s] of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Common Stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Petra has not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our board of directors at such time. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Revelation

There is no public market for shares of Revelation’s common stock, Series A Preferred Stock or Series A-1 Preferred Stock.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Petra Common Stock as of the Record Date, which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of New Revelation’s common stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares is redeemed, by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Petra to be the beneficial owner of more than 5% of shares of Petra Common Stock or of New Revelation’s common stock (assuming no redemptions);

•        each of our current executive officers and directors;

•        each person who will (or is expected to) become an executive officer or director of New Revelation following the Closing; and

•        all executive officers and directors of Petra as a group pre-Business Combination and all executive officers and directors of New Revelation post-Business Combination.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Petra believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately following the consummation of the Business Combination, sole voting and investment power with respect to all shares of Petra Common Stock that they beneficially own, subject to applicable community property laws. Any shares of Petra Common Stock subject to options or warrants exercisable within 60 days following the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

The beneficial ownership of shares of Petra Common Stock prior to the consummation of the Business Combination (pre-Business Combination) is based on 9,097,689 issued and outstanding shares of Petra Common Stock as of the Record Date.

The expected beneficial ownership of shares of New Revelation Common Stock following the consummation of the Business Combination (post-Business Combination) assuming none of our Public Shares are redeemed has been determined based upon the following: (i) no Petra stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its Petra Common Stock, (ii) 10,500,000 shares of Petra Common Stock issued to Revelation Equityholders pursuant to the Business Combination Agreement, and (iii) there will be an aggregate of 19,117,555 shares of New Revelation Common Stock issued and outstanding at the Closing.

The expected beneficial ownership of shares of New Revelation Common Stock following the consummation of the Business Combination (post-Business Combination) assuming the maximum of 7,278,151 Public Shares have been redeemed has been determined based on the following: (i) the Petra stockholders (other than the Petra stockholders listed in the table below) have exercised their redemption rights with respect to 7,278,151 Public Shares, (ii) 10,500,000 shares of Petra Common Stock issued to Revelation Equityholders pursuant to the Business Combination Agreement, and (iii) there will be an aggregate of 12,334,454 shares of New Revelation Common Stock issued and outstanding at the Closing.

The beneficial ownership information below excludes: (i) the shares underlying the Warrants because those securities are not exercisable within 60 days of this proxy statement and are contingent upon the consummation of the Business Combination and (ii) shares expected to be issued or reserved under the Equity Incentive Plan.

Unless otherwise indicated, Petra believes that all persons named in the table have sole voting and investment power with respect to all Petra Common Stock beneficially owned by them.

	Pre-Business Combination		Post-Business Combination
	Common Stock		Assuming No Redemption		Assuming 100% Redemption
Name and Address of Beneficial Owner	Share Beneficially Owned	% of Outstanding Shares of Common Stock	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of Petra(1):
Andreas Typaldos(2)	1,769,538	19.5%	1,769,538	9.3%	1,769,538	14.3%
Sean Fitzpatrick(2)	1,769,538	19.5%	1,769,538	9.3%	1,769,538	14.3%
David Dobkin(3)	10,000	*	10,000	*	10,000	*
Anthony Hayes(3)	10,000	*	10,000	*	10,000	*
Robert Nicholson(3)	10,000	*	10,000	*	10,000	*
Barry Dennis(3)	10,000	*	10,000	*	10,000	*
William Carson	—	—	—	—	—	—
All Directors and Executive Officers of Petra Pre-Business Combination as a Group (Seven Individuals)	1,809,538	19.9%	1,809,538	9.5%	1,809,538	14.7%
Five Percent Holders of Petra:
Petra Investment Holdings, LLC(2)	1,769,538	19.5%	1,769,538	9.3%	1,769,538	14.3%
Glazer Capital, LLC(4)	1,035,652	11.4%	1,035,652	5.4%	1,035,652	8.0%
Polar Multi-Strategy Master Fund(5)	700,000	7.7%	700,000	3.7%	700,000	5.6%
Linden Advisors LP(6)	679,000	7.5%	679,000	3.6%	679,000	5.4%
Karpus Management, Inc.(7)	877,373	9.7%	877,373	4.6%	877,373	6.9%
Directors and Executive Officers of Post-Business Combination Company (8):
James Rolke	—	*	683,450	3.6%	683,450	5.5%
George Tidmarsh, M.D., Ph.D	—	*	1,849,296	9.7%	1,849,296	15.0%
Jennifer Carver, BSN, MBA	—	*	105,620	*	105,620	*
Jess Roper	—	*	37,490	*	37,490	*
Curt LaBelle, MD	—	*	16,068	*	16,068	*
Chester S. Zygmont, III	—	*	683,022	3.6%	683,022	5.5%
All Directors and Executive Officers of Post-Business Combination Company as a group (Six individuals)	—	*	3,374,964	17.7%	3,374,964	27.3%
Five Percent Holders of Post-Business Combination Company After Consummation of the Business Combination:
AXA IM Prime Impact Fund(9)	—	*	1,713,965	9.0%	1,713,965	13.9%
LifeSci Venture Partners II, LP & Affiliates(10)	—	*	1,019,248	5.3%	1,019,248	8.3%

____________

*        Less than one percent.

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o Petra Acquisition, Inc., 5 West 21st Street, New York, NY 10010

(2)      Represents securities held by Petra Investment Holdings, LLC, our sponsor, of which Mr. Typaldos and Mr. Fitzpatrick are each a member, with Mr. Typaldos owning 80% and Mr. Fitzpatrick owning 20%.

(3)      In May 2020, the Sponsor transferred 25,000 founder shares to each of Messrs. Dobkin, Hayes, and Nicholson, Petra’s directors and in August 2020, the Sponsor transferred 25,000 founder shares to Mr. Barry Dennis. On September 9, 2020, each of Petra’s other directors and nominees agreed to have the number of shares assigned to them reduced to the same number, 10,000 shares; as a result, the total number of shares held by the Sponsor is 2,106,250.

(4)      Shares are held by certain funds and managed accounts as to which Glazer Capital, LLC, a Delaware limited liability company, serves as investment manager. Mr. Paul J. Glazer serves as the Managing Member of Glazer Capital, with respect to the shares. The address of the business office of each of the reporting persons is 250 West 55th Street, Suite 30A, New York, New York 10019.

(5)      Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, serves as the investment advisor to Polar Multi- Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) with respect to the shares directly held by PMSMF. The address of the business office of the reporting person is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(6)      Consists of 614,101 shares held by Linden Capital LP, a Bermuda limited partnership and 64,899 shares held for the account of Linden Capital by one or more separately managed accounts. Each of Linden GP LLC and Linden Capital may be deemed the beneficial owner of the 614,101 Shares held by Linden Capital. Mr. Siu Min (Joe) Wong is the principal owner and controlling person of Linden Advisors and Linden GP. In such capacities, Linden Advisors and Mr. Wong may each be deemed to beneficially own the shares held by each of Linden Capital and the managed accounts. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(7)      Karpus Management, Inc., d/b/a Karpus Investment Management (“Karpus”). Karpus is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. Karpus is controlled by City of London Investment Group plc (“CLIG”), which is listed on the London Stock Exchange. However, in accordance with SEC Release No. 34-39538 (January 12, 1998), effective informational barriers have been established between Karpus and CLIG such that voting and investment power over the subject securities is exercised by Karpus independently of CLIG, and, accordingly, attribution of beneficial ownership is not required between Karpus and CLIG. The shares are owned directly by the accounts managed by Karpus.

(8)      Unless otherwise indicated, the business address of each of the individuals is c/o Revelation Biosciences, Inc., 4660 La Jolla Village Dr., Suite 100, San Diego, CA 92122.

(9)      AXA IM Prime Master Fund ISCA SICAV-RAIF is managed by AXA Investment Managers UK Limited located at 22 Bishopsgate, London EC2N 4BQ, United Kingdom.

(10)    Consists of 412,722 shares held by Andrew McDonald, 256,021 shares held by Paul Yook, 214,245 shares held by LifeSci Venture Partners II, LP, 136,260 shares held by Yehuda. Rice.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Petra

On January 21, 2020, Petra issued an aggregate of 3,593,750 shares of its common stock (“Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.007 per share, to Petra Investment Holdings, LLC (the “Sponsor”). On August 24, 2020, pursuant to an amendment to the terms of Petra’s offering, the Sponsor agreed to cancel 1,437,500 Founder Shares, resulting in an aggregate amount of 2,156,250 Founder Shares outstanding.

Between May 2020 and September 2020, our sponsor agreed to transfer 10,000 Founder Shares to each of our then director nominees, Messrs. Dobkin, Hayes, Nicholson, Dennis and Angelides. Mr. William Carson subsequently replaced Mr. Angelides as a director, although Mr. Carson has not yet been transferred any Founder Shares.

Between May 2020 and September 2020, our Sponsor transferred 10,000 Founder Shares to each of our then director nominees, Messrs. Dobkin, Hayes, Nicholson, Dennis and Angelides. Mr. William Carson subsequently replaced Mr. Angelides as a director, although Mr. Carson has not yet been transferred any Founder Shares.

On October 7, 2020, the Sponsor agreed to cancel an additional 143,750 Founder Shares, resulting in an aggregate amount of 1,962,500 Founder Shares outstanding and held by the Sponsor and 50,000 shares outstanding and held by our directors and Mr. Angelides.

Simultaneously with the consummation of the IPO, Petra completed the private sale of an aggregate of 3,150,000 private warrants (the “Private Warrants”) to the Sponsor at a purchase price of $1.00 per Private Warrant, generating gross proceeds to Petra of $3,150,000.

On October 16, 2020, Petra consummated the sale of an additional 278,151 Units (the “Over-Allotment Option Units”) at $10.00 per Unit, generating gross proceeds of $2,781,510. Simultaneously with the closing of the sale of additional units, Petra consummated the sale of an additional 83,446 Private Warrants at a price of $1.00 per Private Warrant, generating total proceeds of $83,446. Following the closing of the over-allotment option and sale of additional Private Warrants, an aggregate amount of $73,509,325 was placed in Petra’s trust account established in connection with the IPO.

In addition, the Founder Shares held by the Sponsor (prior to the exercise of the over-allotment) included an aggregate of up to 262,500 Founder Shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full. Since the underwriters exercised the over-allotment option in part, 192,962 Founder Shares were subject to forfeiture and were cancelled by the Sponsor on December 30, 2020, resulting in 1,769,538 Founder Shares held by the Sponsor.

Pine Valley Investments, LLC (“Pine Valley”), an affiliate of Petra’s sponsor, has agreed that if the Extension is approved, it or its affiliates will contribute to the Company as a loan (each loan being referred to herein as a “Contribution”) $0.027 for each share of common stock issued in our IPO (the “public shares”) that is not redeemed in connection with the stockholder vote to approve the extension of the deadline to complete an initial business combination to November 13, 2021. If the Company elects to further extend the deadline to complete an initial business combination beyond November 13, 2021, Pine Valley will make an additional Contribution of $0.027 for each public share for an additional 31-day period. If the Company elects to further extend the deadline to complete a business combination beyond December 13, 2021, Pine Valley will make an additional Contribution of $0.027 for each public share for an additional 31-day period. Accordingly, if the Company takes the initial extension to December 13, 2021 and the additional 31-day extension, Pine Valley would make aggregate Contributions of approximately $750,000 (assuming no public shares were redeemed). Each Contribution will be deposited in the Trust Account within two business days prior to the beginning of the additional extension period (or portion thereof), other than the first Contribution which will be made on the day of the approval of the Extension. Accordingly, if the Extension is approved and the Extension is completed and the Company takes the full time through the Extended Termination Date to complete an initial business combination, the redemption price per share at the meeting for such business combination or the Company’s subsequent liquidation will be approximately $10.18 per share (without taking into account any interest), in comparison to the current redemption price of approximately $10.10 per share. Pine Valley will not make any Contribution unless the Extension is approved and the Extension is completed. The Contribution(s) will bear interest at the rate of 2.5% per month on the outstanding loan amount and will be repayable by the Company to Pine Valley upon consummation of an initial business combination. The loans will be forgiven if the Company is unable to consummate an initial business combination except to the extent of any funds held outside of the Trust Account. The Company will have the sole discretion whether to continue extending for the additional 31-day period until the Extended Termination Date and if the Company determines not to continue extending for the additional 31-day period, its obligation to make additional Contributions will terminate. If this occurs, or if the Company’s board of directors otherwise determines that the Company will not be able to consummate an initial business combination by the Extended Termination Date and does not wish to seek the additional extension, the Company would wind up the Company’s affairs and redeem 100% of the outstanding public shares in accordance with the same procedures set forth below that would be applicable if the Extension is not approved. The purpose of the Extension is to allow Petra more time to complete its proposed business combination. Petra’s Charter provides that Petra has only until October 13, 2021 to complete a business combination.

David Dobkin, one of our directors, is a principal of LifeSci Capital, which (i) was one of the representatives of the underwriters in the Petra IPO, (ii) is entitled to certain fees upon the completion of the Business Combination under the terms of the BCMA, and (iii) is the exclusive financial and mergers and acquisitions advisor to Petra in the Business Combination, under the terms of the LifeSci Engagement Letter.

In addition, LifeSci Venture Partners II, LP (“LVP”), an affiliate of LifeSci Capital, together with other affiliates of LifeSci Capital, collectively own approximately 11.2% of Revelation’s total outstanding shares of capital stock prior to the Business Combination, which were purchased in Revelation’s Series Seed financing and Series A-1 financing. On May 11, 2020, LifeSci Venture Master SPV, LLC (“LVPLLC”) purchased 500,000 shares of Revelation’s Series Seed Preferred Stock (the “Series Seed Preferred Stock”), at a per share price of $1.00 per share, for an aggregate investment of $500,000. On August 27, 2020, pursuant to a statutory conversion of Revelation into a Delaware corporation, all of LVPLLC’s shares of Series Seed Preferred Stock were exchanged for 250,000 shares of Revelation’s Class A common stock (the “Class A Common Stock”). On December 23, 2020, LVPLLC transferred all of its shares of Class A Common Stock, to affiliates of LifeSci Capital. On December 24, 2020 (i) LVP purchased 78,616 shares of Class A Common Stock at a price of $6.36 per share, for an aggregate investment of $499,997.76, and (ii) another affiliate of LifeSci Capital purchased 31,446 shares of Class A Common Stock at a price of $6.36 per share, for an aggregate investment of $199,996.56. On December 30, 2020, pursuant to an amendment of Revelation’s certificate of incorporation, all shares of Class A Common Stock, were converted on a one-for-one basis into shares of Revelation’s common stock. On January 31, 2021, affiliates of LifeSci Capital purchased an aggregate of 47,170 shares of Revelation’s Series A-1 preferred stock at a price of $6.36 per share, for an aggregate investment of $300,001.20.

Other than the repayment of the $150,000 loan to the Sponsor, the Pine Valley loan and the compensation payable to LifeSci described above, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to the Sponsor, initial stockholders, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the Merger. However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our sponsor, officers or directors including (i) an entity that is either a portfolio company of, or has otherwise received a material financial investment from, any private equity fund or investment company (or an affiliate thereof) that is affiliated with any of the foregoing, (ii) an entity in which any of the foregoing or their affiliates are currently passive investors, (iii) an entity in which any of the foregoing or their affiliates are currently officers or directors, or (iv) an entity in which any of the foregoing or their affiliates are currently invested through an investment vehicle controlled by them, unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, and the approval of a majority of our disinterested independent directors that the business combination is fair to our unaffiliated stockholders from a financial point of view.

Revelation

Revelation has adopted a code of ethics and it relies on its board to review related party transactions on an ongoing basis to prevent conflicts of interest. Revelation’s Board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to Revelation’s Board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If Revelation’s Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Revelation’s Board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of Revelation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by holders of Petra Common Stock that are U.S. Holders, (ii) of the Business Combination to U.S. Holders of Revelation common stock and Revelation warrants (collectively, the “Revelation securities”), and (iii) of the ownership and disposition of Petra Common Stock and Public Warrants (collectively, the “Petra securities”) received in the Business Combination to U.S. Holders and Non-U.S. Holders.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of Petra securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Petra securities, Revelation securities or New Revelation securities. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Petra securities or Revelation securities and, after the completion of the Business Combination, New Revelation securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received Petra Common Stock or Revelation common stock through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Petra Common Stock or Revelation common stock, or, after the Business Combination, the issued Petra Common Stock (excluding treasury shares); or

•        holders holding Petra securities or Revelation securities, or, after the Business Combination, Petra securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Petra securities or Revelation securities, and, after the Business Combination, Petra securities received in the Business Combination, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Petra securities or Revelation securities, and, after the Business Combination, Petra securities received in the Business Combination, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Petra securities or Revelation securities, and, after the completion of the Business Combination, Petra securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of Petra securities received in the Business Combination.

The discussion below with respect to Petra securities should also apply to holders of Petra Units (as the deemed owner of the underlying component Petra securities).

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF REVELATION SECURITIES OR PETRA SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF REVELATION SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PETRA SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

Certain U.S. Federal Income Tax Consequences to U.S. Holders of Petra securities of Exercising Redemption Rights

In the event that a U.S. Holder elects to redeem its Petra Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Petra Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Petra Common Stock , the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Petra Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Petra Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of Petra Common Stock , the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Petra’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles; distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Petra Common Stock ; and any remaining excess will be treated as gain realized on the sale or other disposition of the Petra Common Stock . Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Petra Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of Petra Common Stock treated as held by the U.S. Holder (including any Petra Common Stock constructively owned by the U.S. Holder as a result of owning Public Warrants) relative to all of the Petra Common Stock outstanding both before and after the redemption. The redemption of Petra Common Stock generally will be treated as a sale or exchange of the Petra Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Petra or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Petra Common Stock actually owned by the U.S. Holder, but also Petra Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities, including those in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Petra Common Stock which could be acquired pursuant to the exercise of the Public Warrants. In order to meet the substantially disproportionate test, (i) the percentage of Petra’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the Petra Common Stock must be less than 80% of the percentage of Petra’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding Petra common stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Petra entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Petra Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Petra Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Petra Common Stock . The redemption of the Petra Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Petra. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Petra will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Petra Common Stock , or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other Petra Common Stock constructively owned by it. Shareholders who hold different blocks of Petra Common Stock (generally, shares of Petra Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Petra Common Stock pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Revelation Common Stock

U.S. Federal Income Tax Consequences if the Merger Qualifies as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as a Transaction Governed by Section 351 of the Code

The parties intend for the merger contemplated by the Business Combination Agreement to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The obligations of Revelation, Petra and the Merger Sub to complete the merger are not conditioned on the receipt of opinions from Loeb & Loeb LLP, J.P. Galda & Co. or Fox Rothschild LLP to the effect that the merger qualifies for such treatment, and the merger may occur even if it does not so qualify. Neither Revelation nor Petra has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of Revelation common stock is urged to consult its tax advisor with respect to the particular tax consequence of the merger to such holder.

If the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, or, alternatively, qualifies for tax-deferred treatment under a different provision of the Code, such as Section 351 of the Code, each U.S. Holder of Revelation common stock generally will not recognize gain or loss upon exchanging its Revelation common stock for Petra Common Stock except to the extent discussed below. The tax basis of the Petra Common Stock received by a holder of Revelation common stock will be the same as the tax basis of the Revelation common stock surrendered in exchange for the Petra Common Stock, reduced by the amount of any cash received by such a holder in the merger, and increased by any gain recognized by such a holder in the merger as described below (including any portion of the gain that is treated as a dividend as described below). Such aggregate adjusted tax basis will be allocated to the Petra Common Stock received by the holder. The holder’s holding period for the shares of Petra Common Stock that it receives pursuant to the merger will include its holding period for the shares of the Revelation common stock it surrenders.

U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as a Transaction Governed by Section 351 of the Code

If the merger contemplated by the Business Combination Agreement does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code, then, for U.S. federal income tax purposes, a holder holding Revelation common stock generally would be treated as selling its Revelation common stock in exchange for Petra Common Stock in a taxable transaction.

A U.S. Holder who receives the merger consideration pursuant to the merger would generally recognize capital gain or loss equal to the difference, if any, between (i) the sum of the fair market values of the Petra Common Stock, as determined for U.S. federal income tax purposes, and any cash received, and (ii) such U.S. Holder’s adjusted tax basis in the Revelation common stock surrendered. Such gain or loss generally will be long-term capital gain or loss provided the U.S. Holder’s holding period for the Revelation common stock surrendered in the merger exceeds one year as of the Closing Date. Long-term capital gain of certain non-corporate holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates (currently at a maximum rate of 20%). The deductibility of capital losses is subject to limitations under the Code. U.S. Holders that realize a loss should consult their tax advisors regarding the allowance of this loss.

A holder’s initial tax basis in the Petra Common Stock received in the merger will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the Closing Date of the merger.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Petra securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Petra securities to U.S. Holders who receive such Petra securities pursuant to the Business Combination.

Distributions on Petra Common Stock

The gross amount of any distribution on Petra Common Stock that is made out of Petra’s current and accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by Petra on the Petra Common Stock exceeds Petra’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s Petra Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Petra securities.”

Sale, Exchange, Redemption or Other Taxable Disposition of Petra securities

A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Petra Common Stock and Public Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Petra Common Stock or Public Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Petra Common Stock or Public Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Petra Common Stock or Public Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of Petra Common Stock or Public Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a Public Warrant

Except as discussed below with respect to the cashless exercise of a Public Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Petra Common Stock on the exercise of a Public Warrant for cash. A U.S. Holder’s tax basis in a share of Petra Common Stock received upon exercise of the Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Public Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of Petra Common Stock received upon exercise of the Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Public

Warrants and will not include the period during which the U.S. Holder held the Public Warrants. If a Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Public Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Petra Common Stock received would equal the holder’s basis in the Public Warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Petra Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Petra Common Stock would include the holding period of the Public Warrant exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Public Warrants treated as surrendered to pay the exercise price of the Public Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Petra Common Stock that would have been received with respect to the surrendered warrants in a regular exercise of the Public Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Petra Common Stock received would equal the U.S. Holder’s tax basis in the Public Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Petra Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Public Warrants.

Non-U.S. Holders

U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders of Revelation Common Stock

If the merger is treated as a taxable sale of Revelation common stock, as discussed above under the section entitled “— U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as a Transaction Governed by Section 351 of the Code,” subject to the discussion of FATCA (as defined below) and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the merger, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

•        such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. Holder held our Petra Common Stock and, in the case where shares of our Petra Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of our Petra Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. Holder’s holding period for the shares of our Petra Common Stock. There can be no assurance that our Petra Common Stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption if Petra Common Stock is not treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Petra securities

Distributions on Petra Common Stock

Distributions of cash or property (including a constructive distribution) to a Non-U.S. Holder in respect of Petra Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from Petra’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Petra’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Petra Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Petra securities.”

Dividends paid to a Non-U.S. Holder of Petra Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Petra Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS FormW-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of Petra Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Petra Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Petra securities

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of Petra securities generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        Petra is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of Petra Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Petra Common Stock. There can be no assurance that shares of Petra Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of Petra securities generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Petra securities from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Petra will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Petra does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether Petra is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Business Combination or at any future time.

Exercise or Lapse of a Public Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Public Warrant, or the lapse of a Public Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Exercise or Lapse of a Public Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Sale, Exchange, Redemption or Other Taxable Disposition of Petra securities,” above for a Non-U.S. Holder’s gain on the sale or other disposition of Petra securities.

Information Reporting and Backup Withholding

Petra generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s Petra securities and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Petra securities to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Petra securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on Petra securities to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

•        fails to provide an accurate taxpayer identification number;

•        is notified by the IRS that backup withholding is required; or

•        in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Petra securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Petra securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Petra securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Petra Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Petra securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Petra securities.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of shares of Petra Common Stock in connection with the Business Combination.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the Special Meeting.

Future Stockholder Proposals

If the Business Combination is completed, shareholders of the post-Business Combination company will be entitled to attend and participate in the post-Business Combination company’s annual general meetings of shareholders. Petra will provide notice of the date on which its 2022 annual general meeting will be held in accordance with its Proposed Charter and the DGCL. Shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Company’s 2022 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act.

Stockholder Communications

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of the proxy solicitor at:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com

Following the Business Combination, such communications should be sent to the Chair of the Board of Directors of the post-Business Combination company. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

Legal Matters

The validity of the shares of Common Stock to be issued in connection with the Business Combination and certain tax matters will be passed upon by Loeb & Loeb LLP, New York, New York.

Experts

The financial statements of Petra as of December 31, 2020 and for the period from November 20, 2019 (inception) through December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on the report of dbbmckennon, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Revelation as of December 31, 2020 and for the period from May 4, 2020 (inception) to December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on the report of Baker Tilley US, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Petra and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Petra will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify Petra of their requests by calling or writing Petra at its principal executive offices at 5 West 21st Street, New York, NY 10010 Tel: (971) 622-5800.

Transfer Agent and Registrar

The registrar and transfer agent for Petra’s units and common stock and the warrant agent for Petra’s warrants, is Continental Stock Transfer & Trust Company. Petra has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Petra files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Petra’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Petra by telephone or in writing:

Petra Acquisition, Inc.
5 West 21st Street
New York, NY 10010
Tel: (971) 622-5800

You may also obtain these documents by requesting them in writing or by telephone from Petra’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com

If you are a stockholder of Petra and would like to request documents, please do so by [•], 2021, in order to receive them before the Special Meeting. If you request any documents from Petra, Petra will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Petra has been supplied by Petra, and all such information relating to Revelation has been supplied by Revelation. Information provided by either Petra or Revelation does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Petra for the Special Meeting. Petra has not authorized anyone to give any information or make any representation about the Business Combination, Petra or Revelation that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Petra Acquisition, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Petra Acquisition, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ deficit, and cash flows, for the year ended December 31, 2020 and the period from November 20, 2019 (inception) to December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the Financial Statements

As discussed in Note 2 of the financial statements, the accompanying financial statements as of and for the year ended December 31, 2020 have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon

We have served as the Company’s auditor since 2019.

Newport Beach, California
March 31, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is June 16, 2021

PETRA ACQUISITION, INC.
BALANCE SHEETS (As Restated)

	December 31, 2020	December 31, 2019
	(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$11,734	$—
Marketable securities	525,287	—
Prepaid insurance	114,270	—
Deferred offering costs	—	22,671
Total current assets	651,291	22,671

Cash held in Trust Account	73,510,915	—
Total assets	$74,162,206	$22,671

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$33,772	$16,309
Related party advances	—	10,000
Warrant liability	3,399,878	—
Total current liabilities	3,433,650	26,309

Deferred underwriting commissions	2,911,260	—
Total liabilities	6,344,910	26,309

Commitments and Contingencies (Note 5)

Common stock subject to possible redemption, 7,278,151 shares at redemption value	73,509,325	—

Stockholder’s deficit:
Preferred stock, par value $0.001, 1,000,000 shares authorized; 0 issued and outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized; 1,819,538 shares issued and outstanding (excluding 7,278,151 shares subject to possible redemption) as of December 31, 2020	1,820	—
Additional paid-in capital	—	—
Accumulated deficit	(5,693,849)	(3,638)
Total stockholder’s deficit	(5,692,029)	(3,638)
Total liabilities and stockholder’s deficit	$74,162,206	$22,671

The accompanying footnotes are an integral part of the financial statements.

PETRA ACQUISITION, INC.
STATEMENTS OF OPERATIONS (As Restated)

	For the Year Ended December 31, 2020	For the Period from Inception (November 20, 2019) Through December 31, 2019

	(As restated)
Operating expenses:
General and administrative	$145,492	$3,638
Loss from operations	(145,492)	(3,638)

Other income (expense):
Interest income	9,325	—
Unrealized loss on marketable securities	(1,831)	—
Interest earned on cash held in Trust Account	1,590	—
Change in fair value of warrant liability	(1,494,092)	—
Other income, net	(1,485,008)	—

Loss before income taxes	(1,630,500)	(3,638)
Benefit from income taxes	—	—

Net loss	$(1,630,500)	$(3,638)

Weighted-average common shares outstanding, basic and diluted	2,409,951	—
Basic and diluted net income per common share	$(0.68)	$—

The accompanying footnotes are an integral part of the financial statements.

PETRA ACQUISITION, INC.
STATEMENT OF STOCKHOLDERS’ DEFICIT (As Restated)

	Common Stock		Additional Paid-in Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance at November 20, 2019 (Inception)	—	$—	$—	$—	$—
Net loss				(3,638)	(3,638)
Balance at December 31, 2019	—	—	—	(3,638)	(3,638)
Sale of common stock to sponsors (Note 4)	3,593,750	3,594	21,406		25,000
Cancellation of founders shares	(1,774,212)	(1,774)	1,774	—	—
Excess of cash received over fair value of private warrants	—	—	1,327,660	—	1,327,660
Accretion of common stock to redemption amount	—	—	(1,350,840)	(4,059,711)	(5,410,551)
Net loss	—	—	—	(1,630,500)	(1,630,500)
Balance at December 31, 2020 (As Restated)	1,819,538	$1,820	$—	$(5,693,849)	$(5,692,029)

The accompanying footnotes are an integral part of the financial statements.

PETRA ACQUISITION, INC.
STATEMENT OF CASH FLOWS (As Restated)

	For the Year Ended December 31, 2020	For the Period from Inception (November 20, 2019) Through December 31, 2019
	(As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(1,630,500)	$(3,638)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized loss on marketable securities	1,831	—
Change in fair value of warrant liability	1,494,092	—
Changes in operating assets and liabilities:
Changes in prepaid insurance	(114,270)	—
Changes in accounts payable and accrued liabilities	33,773	3,638
Net cash used in operating activities	(215,074)	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment of cash in Trust Account	(73,510,915)	—
Investment in marketable securities	(527,000)	—
Net cash used in investing activities	(74,037,915)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party advances	150,000	10,000
Repayments of advances	(150,000)	—
Proceeds from notes payable – related party	140,000	—
Repayments of notes payable – related party	(125,000)	—
Cash proceeds received for private warrants	3,233,446	—
Cash proceeds received for public offering	71,325,880	—
Deferred offering costs	(309,603)	(10,000)
	74,264,723	—
NET CHANGE IN CASH	11,734	—
Cash – Beginning of period	—	—
Cash – End of period	11,734	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities:
Deferred offering costs in accrued liabilities	$—	$12,671
Common stock issued in partial relief of related party note payable	$25,000	$—
Cancellation of founders shares	$1,774	$—
Deferred underwriting commissions	$2,911,260	$—
Advance converted to related party note payable	$10,000	$—
Private warrants recorded as liability	$1,905,786	$—

The accompanying footnotes are an integral part of the financial statements.

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Nature of Operations, Basis of Presentation and Summary of Significant Accounting Policies

Petra Acquisition, Inc. (the “Company” or “Petra”) was incorporated in Delaware on November 20, 2019. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 20, 2019 (Inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering became effective on October 7, 2020. On October 13, 2020, the Company consummated the Initial Public Offering of 7,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $70,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,150,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Petra Investment Holdings, LLC, a Delaware limited liability company (the “Sponsor”), for gross proceeds of $3,150,000. The funds for the Private Placement Warrants had been placed in our Trust account in anticipation of the exercise prior to September 30, 2020.

Transaction costs amounted to $4,682,736, consisting of $4,366,980 of underwriting discounts ($2,911,260 of which payment is deferred) and $315,846 of professional fees, printing, filing, regulatory and other costs which have been charged to additional paid in capital upon completion of the Initial Public Offering.

Following the closing of the Initial Public Offering on October 13, 2020, an amount of $70,700,000 ($10.00 per Unit, plus $700,000 trust deposit premium) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which are to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the private warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Nature of Operations, Basis of Presentation and Summary of Significant Accounting Policies (cont.)

offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations and up to $250,000 per 12-month period for working capital requirements). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor have agreed to vote their Founder Shares (See Notes 6 and 8), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

The Sponsor has agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to consummate a Business Combination, and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholder’s ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until 12 months from the closing of the Initial Public Offering to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Nature of Operations, Basis of Presentation and Summary of Significant Accounting Policies (cont.)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.10 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Insiders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2 — Restatement of Previously Issued Financial Statements

The Company previously accounted for its outstanding Private Warrants (as defined below in Note 6) as components of equity instead of as derivative liabilities. The warrant agreement governing the Private Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the Private Warrant.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). The SEC Statement advises, among other things, that certain adjustments generally present in SPAC warrants preclude such warrants from being accounted for as equity, which terms are similar to those contained in the warrant agreement (the “Warrant Agreement”).

In further consideration of the SEC Statement, the Company’s management further evaluated the Private Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. The Public Warrants maintained equity classification based on the re-evaluation.

The restated classification and reported values of the Warrants as accounted for under ASC 815 are included in the financial statements herein, based on fair value measurements discussed in Note 9. In the process of re-evaluating its financial statements the Company also restated its financial statements to classify all common stock purchased as part of the Company’s initial public offering as temporary equity and the record accretion on the shares. The Company had previously classified 721,995 shares of its common stock as permanent equity.

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Non-Reliance Periods is presented below:

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
BALANCE SHEET
Warrant liability	$—	$3,399,878	$3,399,878
Total liabilities	2,945,032	3,399,878	6,344,910
Common stock subject to possible redemption	66,217,172	7,292,153	73,509,325
Common stock – $0.001 par value	2,542	(722)	1,820
Additional paid-in capital	5,137,506	(5,137,506)	—
Accumulated deficit	(140,046)	(5,553,803)	(5,693,849)
Total stockholders’ equity (deficit)	5,000,002	(10,692,031)	(5,692,029)
	For the Year-Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
STATEMENT OF OPERATIONS
Change in fair value of warrant liability	$—	$(1,494,092)	$(1,494,092)
Net loss	(136,408)	(1,490,454)	(1,630,500)
Basic and Diluted Net Loss Per Share	$(0.03)	$(0.65)	$(0.68)
	For the Year-Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
STATEMENT OF CASH FLOWS
Net loss	$(136,408)	$(1,490,454)	$(1,630,500)
Change in fair value of warrant liability	—	1,494,092	1,494,092
	As of October 13, 2020
	As Previously Reported	Restatement Adjustment	As Restated
BALANCE SHEET
Warrant liability	$—	$1,905,786	$1,905,786
Total liabilities	3,075,000	1,905,786	4,980,786
Common stock subject to possible redemption	63,622,090	9,887,235	73,509,325
Additional paid-in capital	5,010,180	(5,010,180)	—
Accumulated deficit	(12,187)	(6,782,841)	(6,795,028)
Total stockholders’ equity (deficit)	5,000,006	(11,793,021)	(6,793,015)

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statement is presented in in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statement in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Assets held in the Trust Account are held in cash as of December 31, 2020.

Marketable Securities Held in Trust and Operating Account

At December 31, 2020, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the year ended December 31, 2020, the Company withdrew no interest income or withdrawals from the Trust Account Common Stock Subject to Possible Redemption.

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Significant Accounting Policies (cont.)

At December 31, 2020, the marketable securities held in the Company’s operating account were investments that substantially hold bonds and fixed income securities.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Offering Costs

Offering costs consist of underwriting discounts, professional fees, printing, filing, regulatory and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. The deferred offering costs were offset against the IPO and overallotment upon completion of the IPO and overallotment transaction during the year end December 31, 2020.

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815 under which the Private Warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, the Company classifies the Private Warrants as liabilities at their fair value and adjusts the Private Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the Private Warrants are exercised or expire, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Private Warrants was initially and subsequently measured at the end of each reporting period, using a Monte Carlo simulation (See Note 9).

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Significant Accounting Policies (cont.)

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2019 and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits.

Net Loss per Common Share

Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of common stock is excluded from EPS as the redemption value approximates fair value.

At December 31, 2020, the Company had outstanding warrants to purchase of up to 10,511,597 shares of common stock. The weighted average of these shares was excluded from the calculation of diluted net loss per share of common stock since the exercise of the Warrants is contingent upon the occurrence of future events. As of December 31, 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net loss per share of common stock is the same as basic net loss per share of common stock for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

Note 4 — Management’s Liquidity Plans

As of December 31, 2020, the Company had approximately $537,000 in cash and marketable securities in its operating bank account, and working capital deficiency of approximately $2,782,000.

The Company’s liquidity needs up to December 31, 2020 had been primarily satisfied through the Promissory Note from the Sponsor of for up to $150,000 (see Note 6) to the Company. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans.

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 4 — Management’s Liquidity Plans (cont.)

Based on the foregoing and Public Offering, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying operational expenses, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 5 — Public Offering

Pursuant to the Initial Public Offering on October 13, 2020, the Company sold 7,000,000 units at a price of $10.00 per Unit for a total of $70,000,000. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

On October 14, 2020, the underwriters exercised the over-allotment option in part, and the closing of the issuance and sale of an additional 278,151 Units occurred (the “Over-Allotment Option Units”) on October 16, 2020 at $10.00 per Unit, generating gross proceeds of $2,781,510.

Note 6 — Related Party Transactions

Sponsor Shares

On January 21, 2020, the Company’s sponsor, Petra Investment Holdings, LLC, (the “Sponsor”) purchased 3,593,750 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. The $25,000 was paid through relief of the related party note disclosed below. Of the original Founder Shares, 1,774,212 were forfeited. As of December 31, 2020, no additional Founder Shares are subject to forfeiture.

Related Party Advances

In order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors, or their affiliates, may, but are not obligated to, advance funds to the Company. During the year ended December 31, 2020, $150,000 in advances were received, $10,000 in prior advances were converted into the Promissory Note disclosed below and $150,000 was repaid. As of December 31, 2020, there were no advances outstanding.

Promissory Note — Related Party

On June 4, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. During the year ended December 31, 2020, the Company received proceeds of $140,000 under the Promissory Note and converted $10,000 of prior advances into the Promissory Note. The Promissory note was relieved by $25,000 to pay of Founder Shares described above. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) within 15 days of written notice of demand for payment.

On October 16, 2020, the $125,000 note payable to the Sponsor was repaid in full.

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 6 — Related Party Transactions (cont.)

Private Warrants

Concurrent with the Initial Public Offering, Our sponsor purchased 3,150,000 Private Warrants at a price of $1.00, see Note 1. Simultaneously with the closing of the sale of the Over-Allotment Option Units, the Company consummated the sale of an additional 83,446 Private Warrants at a price of $1.00 per Private Warrant, generating total proceeds of $83,446.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”).

If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be converted into warrants of the post Business Combination entity at a price of $1.00 per warrant. There have been no Working Capital Loans to date.

Note 7 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, private warrants, and warrants that may be issued upon conversion of Working Capital Loans (and all underlying securities) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of the majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the prospectus filed on October 13, 2020 to purchase up to 1,050,000 additional units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

The underwriters are entitled to a cash underwriting discount of $0.20 per unit, or $ 1,400,000 in the aggregate (or $1,610,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering, and deferred compensation of $0.40 per unit, or $2,800,000 upon completion of a business combination or $3,220,000 in the aggregate if the underwriters’ over-allotment option is exercised in full.

See Note 5 for partial exercise of over-allotment subsequent to the Initial Public Offering. The remaining portion of the over-allotments units expired.

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 7 — Commitments and Contingencies (cont.)

Business Combination Marketing Agreement

The Company has engaged LifeSci Capital LLC as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay LifeSci Capital LLC a cash fee for such services upon the consummation of a Business Combination in an amount equal to 4.0% of the gross proceeds of Initial Public Offering, exclusive of any applicable finders’ fees which might become payable.

Note 8 — Stockholder’s Deficit

Preferred Stock

On May 11, 2020, the Company amended and restated its articles of incorporation to authorize 1,000,000 shares of preferred stock with a par value of $0.001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock authorized, issued or outstanding.

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share.

At December 31, 2020 and 2019, there were 1,819,538 and 0 shares of common stock issued and outstanding, respectively (excluding 7,278,151 shares subject to redemption as of December 31, 2020).

See Note 6 for initial issuance of Founder Shares and subsequent forfeitures.

During the year ended December 31, 2020, the Sponsor assigned 10,000 of their Founders Shares to each member of the Board of Directors, totaling 50,000 shares.

Warrants

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a) (9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 8 — Stockholder’s Deficit (cont.)

Once the warrants become exercisable, the Company may redeem the Public Warrants as follows:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption;

•        if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummated an initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

See Note 6 for Private Warrants issued for cash.

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 9 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:    Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:    Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:    Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$73,510,915	$73,510,915	$—	$—
Marketable securities held outside of Trust Account	$525,287	$525,287	$—	$—

Liabilities:
Warrant Liability – Private Warrants	$3,399,878	$—	$—	$3,399,878

The fair value of the Private Warrants used a Monte Carlo simulation at the date of the Public Offering (the “Initial Measurement Date”). The fair value of the Private Warrants have been using a Monte Carlo simulation since the Initial Measurement Date. For the period from the closing of the Public Offering through December 31, 2020, the Company recognized a charge in the statement of operations resulting from an increase in the fair value of warrant liabilities of approximately $1,494,000 presented as change in fair value of derivative warrant liability.

The estimated fair value of the Private Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, and risk-free interest. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer companies’ common stock that matches the expected remaining life of

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 9 — Fair Value Measurements (cont.)

the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the Warrants. The expected life of the Warrants is assumed to be equivalent to their remaining contractual term.

The following table provides quantitative information regarding Level 3 fair value measurement inputs for the Private Warrants at initial measurement and December 31, 2020:

	December 31, 2020	October 13, 2020 (Initial Measurement)
Risk free interest rate	0.46%	0.41%
Expected term (years)	5.71	5.92
Expected volatility	17.20%	13.97%

The following table represents the changes in fair value of the Private Warrants:

Fair value as of November 20, 2019 (inception)	$—
Issuance of warrant liabilities	—
Fair value as of December 31, 2019	$—
Initial measurement on October 13, 2020	1,905,786
Change in valuation inputs or other assumptions	1,494,092
Fair value as of December 31, 2020	$3,399,878

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

Note 10 — Income Taxes

The Company accounts for income taxes under ASC 740 - Income Taxes (“ASC 740”), which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

Significant components of the Company’s deferred tax assets as of December 31, 2020 are summarized below.

December 31, 2020
Deferred tax assets:
Net operation loss carryforwards	$35,000
Total deferred tax asset	35,000
Valuation allowance	(35,000)
$—

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required as the Company has no history of generating taxable income. Therefore, a valuation allowance of $35,000 was recorded as of December 31, 2020. Deferred tax

PETRA ACQUISITION, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 10 — Income Taxes (cont.)

assets were calculated using the Company’s combined effective tax rate, which it estimated to be approximately 26%. The effective rate is reduced to 0% for 2020 due to the full valuation allowance on its net deferred tax assets. Deferred tax assets and related valuation allowance as of December 31, 2019 were negligible.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. Future utilization of the net operating loss carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code. As of December 31, 2020, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of approximately $135,000. Federal net operating loss carryforwards generated do not expire whereas state carryforwards begin to expire in 2039.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company is subject to franchise tax filing requirements in the State of Delaware. The Company’s tax returns in all jurisdictions remain open to examination.

Note 11 — Subsequent Events

The Company has evaluated subsequent events through the date the financial statements are available to be issued. There are no subsequent events identified that would require disclosure in the financial statements.

PETRA ACQUISITION, INC.
CONDENSED Balance Sheets
(Unaudited)

	June 30, 2021	December 31, 2020
	(Unaudited)	(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$—	$11,734
Marketable securities	301,716	525,287
Prepaid expenses	71,924	114,270
Total current assets	373,640	651,291

Cash held in Trust Account	73,514,561	73,510,915
Total assets	$73,888,201	$74,162,206

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$1,084,139	$33,772
Warrant liability	2,228,456	3,399,878
Total current liabilities	3,312,595	3,433,650

Deferred underwriting commissions	2,911,260	2,911,260
Total liabilities	6,223,855	6,344,910

Commitments and Contingencies (Note 5)

Common stock subject to possible redemption, 7,278,151 shares at redemption value	73,509,325	73,509,325

Stockholder’s equity (deficit):
Preferred stock, par value $0.001, 1,000,000 shares authorized; 0 issued and outstanding
Common stock, par value $0.001, 100,000,000 shares authorized; 1,819,538 shares issued and outstanding (excluding 7,278,151 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	1,820	1,820
Additional paid-in capital	—	—
Accumulated deficit	(5,846,799)	(5,693,849)
Total stockholder’s deficit	(5,844,979)	(5,692,029)
Total liabilities and stockholder’s deficit	$73,888,201	$74,162,206

The accompanying footnotes are an integral part of these unaudited condensed financial statements.

PETRA ACQUISITION, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating expenses:
General and administrative	$842,026	$521	$1,310,887	$7,681
Loss from operations	(842,026)	(521)	(1,310,887)	(7,681)

Other income (expense):
Interest income	1,833	—	3,871	—
Unrealized loss on marketable securities	—	—	(17,356)	—
Change in fair value of warrant liability	(490,951)	—	1,171,422	—
Other income, net	(489,118)	—	1,157,937	—

Net income (loss)	$(1,331,144)	$(521)	$(152,950)	$(7,681)

Weighted-average common shares subject to redemption outstanding, basic and diluted	7,278,151	—	7,278,151	—
Basic and diluted net income (loss) per common share subject to redemption	$0.00	$—	$0.00	$—

Weighted-average common shares outstanding, basic and diluted	1,819,538	3,125,750	1,819,538	2,765,087
Basic and diluted net income (loss) per common share	$(0.73)	$(0.00)	$(0.09)	$(0.00)

The accompanying footnotes are an integral part of these unaudited condensed financial statements.

PETRA ACQUISITION, INC.
CONDENSED STATEMENTS of STOCKHOLDERS’ DEFICIT
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance at December 31, 2019	—	—	—	(3,638)	(3,638)
Sale of common stock to sponsors (1) (Note 5)	3,593,750	3,594	21,406	—	25,000
Net loss	—	—	—	(7,160)	(7,160)
Balance at March 31, 2020	3,593,750	3,594	21,406	(10,798)	14,202
Net loss	—	—	—	(521)	(521)
Balance at June 30, 2020 (unaudited)	3,593,750	$3,594	$21,406	$(11,319)	$13,681

Balance at December 31, 2020	1,819,538	$1,820	$—	$(5,693,849)	$(5,692,029)
Net income	—	—	—	1,178,194	1,178,194
Balance at March 31, 2021	1,819,538	1,820	—	(4,515,655)	(4,513,835)
Net loss	—	—	—	(1,331,144)	(1,331,144)
Balance at June 30, 2021 (unaudited)	1,819,538	$1,820	$—	$(5,846,799)	$(5,844,979)

____________

(1)      As of June 30, 2020, this number included up to 468,750 common shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. See Note 3 for partial exercise.

The accompanying footnotes are an integral part of these unaudited condensed financial statements.

PETRA ACQUISITION, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	June 30, 2021	June 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(152,950)	$(7,681)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash held in Trust Account	(3,646)	—
Unrealized loss on marketable securities	17,356	—
Change in fair value of warrant liability	(1,171,422)	—
Changes in operating assets and liabilities:
Changes in prepaid insurance	42,345	—
Changes in accounts payable and accrued liabilities	1,050,368	—
Net cash used in operating activities	(217,949)	(7,681)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	206,215	—
Net cash used in investing activities	206,215	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable – related party	—	78,040
Deferred offering costs	—	(70,359)
	—	7,681

NET CHANGE IN CASH	(11,734)	—
Cash – Beginning of period	11,734	—
Cash – End of period	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities:
Founders shares issued in partial relief of advances to related party	$—	$25,000

The accompanying footnotes are an integral part of these unaudited condensed financial statements.

PETRA ACQUISITION, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Corporate History and Nature of Operations

Petra Acquisition, Inc. (the “Company” or “Petra”) was incorporated in Delaware on November 20, 2019. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity for the period from November 20, 2019 (Inception) through June 30, 2021 relates to the Company’s formation, initial public offering (“Initial Public Offering”), and search for an acquisition target, which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering became effective on October 7, 2020. On October 13, 2020, the Company consummated the Initial Public Offering of 7,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $70,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,150,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Petra Investment Holdings, LLC, a Delaware limited liability company (the “Sponsor”), for gross proceeds of $3,150,000. The funds for the Private Placement Warrants had been placed in our Trust account in anticipation of the exercise prior to September 30, 2020.

Transaction costs amounted to $4,682,736, consisting of $4,366,980 of underwriting discounts ($2,911,260 of which payment is deferred) and $315,846 of professional fees, printing, filing, regulatory and other costs which have been charged to additional paid in capital upon completion of the Initial Public Offering.

Following the closing of the Initial Public Offering on October 13, 2020, an amount of $70,700,000 ($10.00 per Unit, plus $700,000 trust deposit premium) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which are to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the private warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

PETRA ACQUISITION, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations and up to $250,000 per 12-month period for working capital requirements). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor have agreed to vote their Founder Shares (See Notes 5 and 7), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

The Sponsor has agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to consummate a Business Combination, and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholder’s ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until 12 months from the closing of the Initial Public Offering to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

PETRA ACQUISITION, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.10 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Insiders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

The accompanying unaudited condensed financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates realization of assets and satisfying liabilities in the normal course of business. At June 30, 2021, the Company had an accumulated deficit of approximately $5,847,000 and working capital deficiency of approximately $2,939,000. For the six months ended June 30, 2021, the Company had a loss from operations of approximately $1,311,000 and negative cash flows from operations of approximately $218,000.

Based on the funds received from the Initial Public Offering management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying operational expenses, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial information as of June 30, 2021 and for the three and six months ended June 30, 2021 has been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Quarterly Report on Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of our financial position at such dates and the operating results and cash flows for such periods. Operating results for the three months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the entire year or for any other subsequent interim period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to the rules of the U.S. Securities and Exchange Commission, or the SEC. These unaudited financial statements and related notes should be read in conjunction with our audited financial statements for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K/A filed with the SEC on June 16, 2021.

PETRA ACQUISITION, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any sch election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statement in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Marketable Securities Held in Trust and Operating Account

At June 30, 2021, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the six months ended March 31, 2021, the Company withdrew no interest income or withdrawals from the Trust Account.

At June 30, 2021, the marketable securities held in the Company’s operating account were investments that substantially hold bonds and fixed income securities.

PETRA ACQUISITION, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

Offering Costs

Offering costs consist of underwriting discounts, professional fees, printing, filing, regulatory and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. The deferred offering costs were offset against the IPO and overallotment upon completion of the IPO and overallotment transaction during the year ended December 31, 2020.

Warrant Liability

The Company accounts for the Private Warrants in accordance with the guidance contained in ASC 815 under which the Private Warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, the Company classifies the Private Warrants as liabilities at their fair value and adjusts the Private Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the Private Warrants are exercised or expire, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Private Warrants was initially and subsequently measured at the end of each reporting period, using a Monte Carlo simulation (See Note 8).

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the unaudited condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company utilizes ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the unaudited condensed consolidated financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely than not” that a deferred tax asset will not be realized. At June 30, 2021 and December 31, 2020, the Company’s net deferred tax asset has been fully reserved.

For uncertain tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit of uncertain tax positions in the unaudited condensed consolidated financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the unaudited condensed consolidated statements of operations when a determination is made that such expense is likely.

PETRA ACQUISITION, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) per Common Share

Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of common stock is excluded from EPS as the redemption value approximates fair value.

At June 30, 2021, the Company had outstanding warrants to purchase of up to 10,511,597 shares of common stock. The weighted average of these shares was excluded from the calculation of diluted net loss per share of common stock since the exercise of the Warrants is contingent upon the occurrence of future events. As of June 30, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net loss per share of common stock is the same as basic net loss per share of common stock for the period.

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Common stock subject to possible redemption
Numerator: Earnings allocable to common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$1,833	$3,645
Net income attributable	$1,833	$3,645
Denominator: Weighted Average common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	7,278,151	7,278,151
Basic and diluted net income per share, common stock subject to possible redemption	$0.00	$0.00

Non-Redeemable common stock
Numerator: Net Loss minus Net Earnings
Net loss	$(1,331,144)	$(152,950)
Less: Net income allocable to common stock subject to possible redemption	(1,833)	(3,645)
Non-Redeemable Net Loss	$(1,332,977)	$(156,595)
Denominator: Weighted Average Non-redeemable Common Stock
Basic and diluted weighted average shares outstanding, common stock	1,819,538	1,819,538
Basic and diluted net loss per share, common stock	$(0.73)	$(0.09)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of June 30, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

PETRA ACQUISITION, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

NOTE 3 — PUBLIC OFFERING

Pursuant to the Initial Public Offering on October 13, 2020, the Company sold 7,000,000 units at a price of $10.00 per Unit for a total of $70,000,000. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

On October 14, 2020, the underwriters exercised the over-allotment option in part, and the closing of the issuance and sale of an additional 278,151 Units occurred (the “Over-Allotment Option Units”) on October 16, 2020 at $10.00 per Unit, generating gross proceeds of $2,781,510.

NOTE 4 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following amounts:

	June 30, 2021	December 31, 2020
Accounts payable	$229,997	$33,772
Accrued legal fees	713,683	—
Accrued expenses	140,459	—
	$1,084,139	$33,772

Note 5 — Related Party Transactions

Sponsor Shares

On January 21, 2020, the Company’s sponsor, Petra Investment Holdings, LLC, (the “Sponsor”) purchased 3,593,750 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. The $25,000 was paid through relief of the related party note disclosed below. Of the original Founder Shares, 1,774,212 were forfeited. As of June 30, 2021, no additional Founder Shares are subject to forfeiture.

Private Warrants

Concurrent with the Initial Public Offering, Our sponsor purchased 3,150,000 Private Placement Warrants at a price of $1.00, see Note 1. Simultaneously with the closing of the sale of the Over-Allotment Option Units, the Company consummated the sale of an additional 83,446 Private Warrants at a price of $1.00 per Private Warrant, generating total proceeds of $83,446.

The fair value of the Private Warrants at December 31, 2020 was a liability of $3,399,878. At June 30, 2021, the fair value was $2,228,456. For the three and six months ended June 30, 2021, the gain (loss) on the change in fair value was $(490,951) and $1,171,422, respectively, and is reflected in change in fair value of warrant liability on the condensed statements of operations.

PETRA ACQUISITION, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 5 — Related Party Transactions (cont.)

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”).

If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be converted into warrants of the post Business Combination entity at a price of $1.00 per warrant. There have been no Working Capital Loans to date.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, private warrants, and warrants that may be issued upon conversion of Working Capital Loans (and all underlying securities) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of the majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the prospectus filed on October 13, 2020 to purchase up to 1,050,000 additional units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

The underwriters are entitled to a cash underwriting discount of $0.20 per unit, or $ 1,400,000 in the aggregate (or $1,610,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering, and deferred compensation of $0.40 per unit, or $2,800,000 upon completion of a business combination or $3,220,000 in the aggregate if the underwriters’ over-allotment option is exercised in full.

See Note 3 for partial exercise of over-allotment subsequent to the Initial Public Offering. The remaining portion of the over-allotments units expired.

Business Combination Marketing Agreement

The Company has engaged LifeSci Capital LLC as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay LifeSci Capital LLC a cash fee for such services upon the consummation of a Business Combination in an amount equal to 4.0% of the gross proceeds of Initial Public Offering, exclusive of any applicable finders’ fees which might become payable.

PETRA ACQUISITION, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 7 — Stockholders’ Equity

Common Stock

The authorized common stock of the Company is up to 100,000,000 shares of common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At June 30, 2021, there were 9,097,689 shares of common stock issued and outstanding, of which 7,278,151 shares were subject to possible redemption and are classified outside of permanent equity at the balance sheet. In connection with issuance of shares of common stock, the Company issued 7,278,151 Public Warrants.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021, there were no shares of preferred stock issued or outstanding.

Warrants

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a) (9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants as follows:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption;

•        if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

PETRA ACQUISITION, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 7 — Stockholders’ Equity (cont.)

The Private Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummated an initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Note 8 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:    Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:    Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:    Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

PETRA ACQUISITION, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 8 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	June 30, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$73,514,561	$73,514,561	$—	$—
Marketable securities held outside of Trust Account	$301,716	$301,716	$—	$—

Liabilities:
Warrant Liability – Private Placement Warrants	$2,228,456	$—	$—	$2,228,456

The fair value of the Private Warrants have been using a Monte Carlo simulation since the initial measurement date. For the three and six months ended June 30, 2021, the Company recognized a charge in the statement of operations resulting from an increase of $490,951 and a decrease of $1,171,422 in the fair value of warrant liabilities, respectively, presented as change in fair value of derivative warrant liability.

The estimated fair value of the Private Placement Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, and risk-free interest rate. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer companies’ common stock that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the Warrants. The expected life of the Warrants is assumed to be equivalent to their estimated remaining life.

NOTE 9 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events though the filing of this Quarterly Report on Form 10-Q, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Revelation Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Revelation Biosciences, Inc. (the Company) as of December 31, 2020, the related statement of operations, changes in stockholders’ equity, and cash flows, for the period from May 4, 2020 (inception) to December 31, 2020, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from May 4, 2020 (inception) to December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BAKER TILLY US, LLP

San Diego, California

March 23, 2021

We have served as the Company’s auditor since 2021.

REVELATION BIOSCIENCES, INC.

Balance Sheet

December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$4,492,400
Prepaid expenses	128,000
Total current assets	4,620,400
Total assets	$4,620,400
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$865,901
Accrued payroll and related expenses	266,852
Accrued expenses	76,023
Total current liabilities	1,208,776
Total liabilities	1,208,776
Commitments and contingencies (Note 4)
Stockholders’ equity:
Series A Preferred Stock, $0.001 par value; 628,930 shares authorized; 628,930 issued and outstanding at December 31, 2020; liquidation preference – $499,998	403,733
Common Stock, $0.001 par value; 11,000,000 shares authorized; 2,293,154 issued and outstanding at December 31, 2020	2,293
Additional paid-in capital	5,536,060
Accumulated deficit	(2,530,462)
Total stockholders’ equity	3,411,624
Total liabilities and stockholders’ equity	$4,620,400

See accompanying notes to the financial statements.

REVELATION BIOSCIENCES, INC.

Statement of Operations

Period from May 4, 2020 (inception) to December 31, 2020
Operating expenses:
Research and development	$1,707,367
General and	823,179
Total operating expenses	2,530,546
Loss from operations	(2,530,546)
Other income:
Other income	84
Total other income	84
Net loss	$(2,530,462)
Net loss per share attributable to common stockholders, basic and diluted	$(1.58)
Weighted-average shares used to compute net loss per share, basic and diluted	1,605,734
Pro-forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	$(1.13)
Pro-forma weighted-average shares used to compute pro-forma net loss per share, basic and diluted (unaudited)	2,234,664

See accompanying notes to the financial statements.

REVELATION BIOSCIENCES, INC.

Statement of Changes in Stockholders’ Equity

	Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amounts	Shares	Amounts
Balance as of May 4, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Common Stock, net of issuance costs of $37,000	—	—	2,293,154	2,293	6,006,826	—	6,009,119
Issuance of Series A Preferred Stock, net of issuance costs of $96,000	628,930	3,903,730	—	—	—	—	3,903,730
Subscription receivables		(3,499,997)			(499,998)		(3,999,995)
Stock-based compensation expense	—	—	—	—	29,232	—	29,232
Net loss	—	—	—	—	—	(2,530,462)	(2,530,462)
Balance as of December 31, 2020	628,930	$403,733	2,293,154	$2,293	$5,536,060	$(2,530,462)	$3,411,624

See accompanying notes to the financial statements.

REVELATION BIOSCIENCES, INC.

Statement of Cash Flows

Period from May 4, 2020 (inception) to December 31, 2020
Cash flows from operating activities:
Net loss	$(2,530,462)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	29,232
Changes in operating assets and liabilities:
Prepaid expenses	(128,000)
Accounts payable	865,901
Accrued payroll and related expenses	266,852
Accrued expenses	76,023
Net cash used in operating activities	(1,420,454)
Cash flows from financing activities:
Proceeds from issuance of Common Stock, net of issuance costs	5,509,121
Proceeds from issuance of Series A Preferred Stock, net of issuance costs	403,733
Net cash provided by financing activities	5,912,854
Net increase in cash and cash equivalents	4,492,400
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents cash at end of period	$4,492,400

See accompanying notes to the financial statements.

REVELATION BIOSCIENCES, INC.

Notes to the Financial Statements

1. Organization and Basis of Presentation

The Company was formed as a Delaware limited liability company on May 4, 2020 under the name Revelation Therapeutics, LLC. On August 27, 2020, the Company filed a statutory conversion with the Delaware Secretary of State which converted the Company from a limited liability company to a corporation and changed the Company’s name to Revelation Biosciences, Inc. The Company’s principal offices are in San Diego, California. The Company is a clinical-stage biopharmaceutical company focused on the development and commercialization of immunologic therapeutics and diagnostics.

As of December 31, 2020, the Company has raised net proceeds of $6.0 million in connection with the sale and issuance of 2,293,154 shares of common stock, of which $5.5 million was received as of December 31, 2020 and the remaining $0.5 million was received in January 2021. Additionally, in January 2021, the Company raised and received net proceeds of $0.1 million in connection with the sale and issuance of 15,723 shares of Common Stock. As of December 31, 2020, the Company has raised net proceeds of $3.9 million in connection with the sale and issuance of 628,930 shares of Series A Preferred Stock, of which $0.4 million was received as of December 31, 2020 and the remaining $3.5 million was received in January 2021. Additionally, in January of 2021, the Company raised net proceeds of $3.9 million in connection with the sale and issuance of 684,450 shares of Series A-1 Preferred Stock, of which $3.2 million was received in January 2021 and the remaining $0.7 million was received in February 2021. As of December 31, 2020, the Company had cash and cash equivalents of $4.5 million. Based on the Company’s current operating plans and projections, the Company expects that its existing cash and cash equivalents will be sufficient to fund operations for at least one year from the issuance of the financial statements.

The Company plans to seek additional funding through public or private equity or debt financings. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to obtain funding the Company could be required to delay, reduce or eliminate research and development programs, product portfolio expansion or future commercialization efforts, which could adversely affect its business operations.

The accompanying financial statements are prepared in accordance GAAP.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions about future events that affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of expenses. These estimates and assumptions are based on the Company’s best estimates and judgment. The Company regularly evaluates its estimates and assumptions using industry experience and other factors; however, actual results could differ materially from these estimates and could have an adverse effect on the Company’s financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. The Company maintains its cash in checking and savings accounts. Income generated from cash held in savings accounts is recorded as interest income. The carrying value of the Company’s savings accounts is included in cash and approximates the fair value.

Fair Value Measurements

Financial assets and liabilities are recorded at fair value on a recurring basis in the balance sheet. The carrying values of the Company’s financial assets and liabilities, including cash and cash equivalents, subscription receivables, prepaid expenses, accounts payable, accrued payroll and other related expenses, accrued clinical study expenses and accrued expenses approximate their fair value due to the short-term nature of these instruments. Fair value is

REVELATION BIOSCIENCES, INC.

Notes to the Financial Statements

2. Summary of Significant Accounting Policies (cont.)

defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:

Level 1 — Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable inputs for similar assets or liabilities. These include quoted prices for identical or similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active;

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. Bank deposits are held by accredited financial institutions and these deposits may at times be in excess of federally insured limits. The Company limits its credit risk associated with cash and cash equivalents by placing them with financial institutions that it believes are of high quality. The Company has not experienced any losses on its deposits of cash or cash equivalents.

Leases

The Company did not have any leases as of December 31, 2020. The Company determines if an arrangement is a lease at inception. Lease right-of-use assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. For operating leases with an initial term greater than 12 months, the Company recognizes operating lease right-of-use assets and operating lease liabilities based on the present value of lease payments over the lease term at the commencement date. Operating lease right-of-use assets are comprised of the lease liability plus any lease payments made and excludes lease incentives. Lease terms include options to renew or terminate the lease when we are reasonably certain that the renewal option will be exercised or when it is reasonably certain that the termination option will not be exercised. For an operating lease, if the interest rate used to determine the present value of future lease payments it not readily determinable, the Company estimates the incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Guarantees and Indemnifications

As permitted under Delaware law, the Company indemnifies its officers, directors, consultants and employees for certain events or occurrences that happen by reason of the relationship with, or position held at, the Company. Through December 31, 2020, the Company had not experienced any losses related to these indemnification obligations, and no claims were outstanding. The Company does not expect significant claims related to these indemnification obligations and, consequently, concluded that the fair value of these obligations is negligible, and no related liabilities have been established.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for the development of the Company’s lead product candidate, REVTx-99 and lead diagnostic product REVDx-501. Research and development costs are charged to expense as incurred. The Company records accrued expenses for estimated preclinical and clinical study and research expenses related to the services performed but not yet invoiced pursuant to contracts with research institutions,

REVELATION BIOSCIENCES, INC.

Notes to the Financial Statements

2. Summary of Significant Accounting Policies (cont.)

contract research organizations, and clinical manufacturing organizations that conduct and manage preclinical studies, clinical studies, research services, and development services on the Company’s behalf. Payments for these services are based on the terms of individual agreements and payment timing may differ significantly from the period in which the services were performed. Estimates are based on factors such as the work completed, including the level of patient enrollment. The Company monitors patient enrollment levels and related activity to the extent reasonably possible and makes judgments and estimates in determining the accrued balance in each reporting period. The Company’s estimates of accrued expenses are based on the facts and circumstances known at the time. If the Company underestimates or overestimates the level of services performed or the costs of these services, actual expenses could differ from estimates. As actual costs become known, the Company adjusts accrued expenses. To date, the Company has not experienced significant changes in estimates of clinical study and development services accruals.

Patent Costs

Legal costs in connection with approved patents and patent applications are expensed as incurred, as recoverability of such expenditures is uncertain. These costs are recorded in general and administrative expense in the statements of operations.

Stock-based Compensation

The Company recognizes compensation expense related to RSU awards granted to employees, directors, officers and consultants, based on the estimated fair value of the awards on the date of grant. The grant date fair value of the stock-based awards, which have graded vesting, is recognized using the straight-line method over the requisite service period of each award, which is generally the vesting period of the respective awards. The Company recognizes forfeitures as they occur.

Determination of the Fair Value of Common Stock

Given the absence of a public trading market for the Company’s shares of common stock, the board of directors exercises their judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of the Company’s shares of common stock, including timely valuations of the Company’s shares of common stock prepared by an unrelated third-party valuation firm, important developments in the Company’s operations, sales of common stock and convertible preferred shares, actual operating results and financial performance, the conditions in the biotechnology industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s shares of common stock, among other factors. After the effectiveness of this registration statement, the Company’s board of directors will determine the fair value of each share of common stock based on the closing price of the Company’s shares of common stock as reported on the date of grant.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or loss in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Interest and penalties related to unrecognized tax benefits are included within the provision of income tax. To date, there have been no unrecognized tax benefits balances.

REVELATION BIOSCIENCES, INC.

Notes to the Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Basic and Diluted Net Loss per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period, without consideration of potential common shares. Diluted net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding plus potential common shares. Convertible preferred stock and unvested RSU awards are considered potential common shares and are included in the calculation of diluted net loss per share using the treasury stock method when their effect is dilutive. Potential common shares are excluded from the calculation of diluted net loss per share when their effect is anti- dilutive. As of December 31, 2020, there were 666,705 potential common shares (see Note 6), that were excluded from the calculation of diluted net loss per share because their effect was anti-dilutive.

Unaudited Pro Forma Net Loss per Share

Immediately prior to the completion of the Company’s anticipated initial public offering, all outstanding shares of the Series A Preferred Stock will convert into shares of common stock if the initial public offering price is equal to or greater than $12.72. The unaudited pro-forma net loss per share for the period from May 4, 2020 (inception) to December 31, 2020 was computed using the weighted-average shares of common stock outstanding, including the pro-forma effect as if the conversion of all outstanding shares of Series A Preferred Stock into shares of common stock had occurred at the beginning of the period. Pro-forma net loss per share does not include the shares of common stock expected to be sold in the initial public offering.

Comprehensive Loss

The Company has no components of comprehensive loss other than net loss. Thus, comprehensive loss is the same as net loss for the period presented.

Segment Reporting

Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources in assessing performance.

The Company has one operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, manages the Company’s operations for the purposes of allocating resources and evaluating financial performance.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”). ASU 2019-12 issued guidance on the accounting for income taxes that, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or

REVELATION BIOSCIENCES, INC.

Notes to the Financial Statements

2. Summary of Significant Accounting Policies (cont.)

rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. This guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within the fiscal years beginning after December 15, 2022. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases Topic 842 (“ASU 2016-02”). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC Topic 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for fiscal years beginning after December 15, 2021 for non-public entities, with early adoption permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

3. Balance Sheet Details

Current Liabilities

Current liabilities consisted of the following:

December 31, 2020
Accounts payable	$865,901
Accrued payroll and related expenses	266,852
Accrued clinical study expenses	40,329
Accrued expenses	35,694
Total current liabilities	$1,208,776

Accrued payroll and related expenses consisted of deferred compensation as of December 31, 2020. The Company paid $266,852 of deferred compensation in January 2021 (see Note 9).

4. Commitments and Contingencies

Commitments

The Company enters into contracts in the normal course of business with third party service providers and vendors. These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.

Contingencies

From time to time, the Company may become subject to claims and litigation arising in the ordinary course of business. The Company is not a party to any material legal proceedings, nor is it aware of any material pending or threatened litigation.

5. Preferred Stock

In August 2020, the Company authorized the sale and issuance of up to 2,000,000 shares of preferred stock, par value $0.001 per share. On December 31, 2020, the Company entered into a Series A Preferred Stock Purchase Agreement (the “Series A SPA”), pursuant to which the Company issued 628,930 shares of Series A Preferred Stock at $6.36 per share for net proceeds of $3.9 million, of which $0.4 million was received as of December 31, 2020 and the remaining $3.5 million was received in January 2021. As of December 31, 2020, the $3.5 million of net proceeds

REVELATION BIOSCIENCES, INC.

Notes to the Financial Statements

5. Preferred Stock (cont.)

for the Series A Preferred Stock was recorded as a subscription receivable on the Company’s statement of changes in stockholders’ equity. Issuance costs were $96,000 related to the sale and issuance of the Series A Preferred Stock. The holders of the Company’s preferred stock have various rights, preferences, and privileges as follows:

Conversion Rights

The Series A Preferred Stock is convertible, at the option of the holder, at any time into shares of common stock. The number of shares is determined by dividing the original issuance price by the conversion price, the shares of preferred stock convert on a one-for-one basis. Additionally, the Series A Preferred Stock automatically converts into shares of common stock upon an underwritten public offering of the common stock on any tier of the NASDAQ Stock Market or any tier of the New York Stock Exchange with a market price at listing equal to at least $12.72 per share. No fractional shares will be issued.

Liquidation Preference

While the Series A Preferred Stock is not redeemable, the holders of the convertible preferred shares would be entitled to available proceeds in certain change of control events that are fully in control of the Company. In the event of any liquidation or deemed liquation event (as defined in the Company’s amended and restated certificate of incorporation), the Series A Preferred Stock shall have a liquidation preference equal to the original Series A purchase price plus any declared and unpaid dividends only if the shares of common stock are redeemed for cash. In the event of a deemed liquidation event, if the assets of the Company available for distribution are insufficient to pay the preferred stockholders in the full amount they are entitled, the preferred stockholders shall share ratably in any distribution of the assets available for distribution in proportion to the number of shares of preferred stock that they hold. Additionally, the holders of Series A Preferred Stock are entitled to be paid out prior to the holders of Common Stock.

Dividends

The holders of the Series A Preferred Stock shall be entitled to receive non-cumulative cash dividends in preference to any dividend on the common stock and any junior preferred stock at the rate of eight percent (8%) per annum of the original Series A purchase price, when, and if declared by the board of directors. No dividends have been declared through December 31, 2020.

Voting Rights

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Series A preferred stockholders and common stockholders vote together as a single class.

Protective Provisions

The holders of the Series A Preferred Stock have certain protective provisions that limit the Company’s ability to take action without the consent of the holders of the Series A Preferred Stock. The following is a list of events for which the Company requires written consent or the affirmative vote of the Series A convertible preferred stockholder:

•        liquidate, dissolve or wind-up the business and affairs of the Company;

•        amend, alter or repeal any provision of the amended and restated certificate of incorporation or bylaws that affects the Series A preferred stockholders;

•        create, authorize or issue shares of capital stock that are not junior to the Series A Preferred Stock or authorize additional shares of Series A preferred stock or capital stock that is not junior to the Series A Preferred Stock;

REVELATION BIOSCIENCES, INC.

Notes to the Financial Statements

5. Preferred Stock (cont.)

•        authorize or incur debt over $2.0 million;

•        prior to June 30, 2021, authorize the issuance of common stock outstanding exceeding 4,576,572 shares.

6. Common Stock

In August 2020, the Company authorized the sale and issuance of up to 11,000,000 shares of Common Stock, par value $0.001 per share. As of December 31, 2020, 2,293,154 shares of Common Stock were issued and outstanding. The Company entered into multiple Common Stock Purchase Agreements (the “Common SPA”) with closings on October 30, 2020, November 18, 2020 and December 24, 2020. As of December 31, 2020, the Company has raised net proceeds of $6.0 million in connection with the sale and issuance of Common Stock, of which $5.5 million was received as of December 31, 2020 and the remaining $0.5 million was received in January 2021. As of December 31, 2020, the $0.5 million of net proceeds for Common Stock was recorded as a subscription receivable on the Company’s balance sheet. Issuance costs were $37,000 related to the sale and issuance of Common Stock.

The voting, dividend and liquidation rights of the holders of the Company’s Common Stock are subject to and qualified by the rights, powers and preference of the holders of the Series A Preferred Stock set forth in Note 4.

Each share of common stock entitles the holder to one vote, together with the holders of Series A Preferred Stock, on all matters submitted to the stockholders for a vote. As of December 31, 2020, no cash dividends have been declared or paid.

The total shares of Common Stock reserved for issuance are summarized as follows:

December 31, 2020

Series A Preferred Stock	628,930
Unvested RSU awards	37,775
Total common stock reserved for issuance	666,705

7. Stock-Based Compensation

2020 Equity Incentive Plan

The Company adopted the Revelation Biosciences, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) on October 1, 2020 for the issuance of stock stock-based awards. Originally, the 2020 Plan authorized 150,000 shares of the Company’s Common Stock to be granted as stock-based awards. On December 30, 2020, the 2020 Plan was amended to increase the number of shares of Common Stock authorized to be granted as stock-based awards to 325,000. Shares that are expired, terminated, surrendered or canceled under the 2020 Plan without having been fully vested will be available for future awards. As of December 31, 2020, there were 287,225 shares available for future grant under the 2020 Plan.

The 2020 Plan is administered by the board of directors. Vesting periods and other restrictions for RSU awards under the 2020 Plan are determined at the discretion of the board of directors. Shares of RSU awards granted to employees, officers, board of directors, advisors, and consultants of the Company typically vest over one to four years.

Restricted Stock Units

The Company has granted RSU awards with time-based and milestone-based vesting conditions. Under time-based vesting conditions, the RSU awards vest quarterly over one year for grants to the board of directors and quarterly over four years for grants to officers and employees. Under milestone-based vesting conditions, the RSU awards will automatically vest when the Company’s shares of Common Stock are publicly traded on any over-the-counter market or national stock exchange. As of December 31, 2020, there were no vested or released shares of RSU awards. During

REVELATION BIOSCIENCES, INC.

Notes to the Financial Statements

7. Stock-Based Compensation (cont.)

the year ended December 31, 2020, the Company granted 37,775 RSU awards for shares of Common Stock, each RSU award converts to one share of Common Stock, with a total value of $240,249. The Company recorded stock-based compensation expense for RSU awards of $29,232 during the year ended December 31, 2020.

As of December 31, 2020, there was $211,017 of unrecognized stock-based compensation expense related to unvested RSU awards. The unrecognized stock-based compensation expense is estimated to be recognized over a period of 2.0 years as of December 31, 2020.

Stock-Based Compensation Expense

The Company recorded stock-based compensation expense for the period indicated as follows:

Period from May 4, 2020 (inception) to December 31, 2020
General and administrative	$27,446
Research and development	1,786
Total share-based compensation expense	$29,232

8. Income Taxes

The Company did not record a provision for income taxes for the year ended December 31, 2020 due to a full valuation allowance against its deferred tax assets.

The difference between the provision for income taxes and income taxes computed using the effective U.S. federal statutory rate is as follows:

Period from May 4, 2020 (inception) to December 31, 2020
Federal tax statutory rate	21.0%
State tax, net of federal benefit	6.9
Research and development credits	4.1
Change in valuation allowance	(32.0)
Effective tax rate	—%

Significant components of the Company’s deferred tax assets are as follows:

Period from May 4, 2020 (inception) to December 31, 2020
Net operating loss carryforwards	$583,157
Research and development credits	121,535
Other, net	104,129
Total gross deferred tax assets	808,821
Valuation allowance	(808,821)
Net deferred tax assets	$—

As of December 31, 2020, a full valuation allowance of $808,821 was established against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

REVELATION BIOSCIENCES, INC.

Notes to the Financial Statements

8. Income Taxes (cont.)

Pursuant to Section 382 and 383 of the Internal Revenue Code (“IRC”), utilization of the Company’s federal net operating loss carryforwards and research and development credit carryforwards may be subject to annual limitations in the event of any significant future changes in its ownership structure. These annual limitations may result in the expiration of net operating loss and research and development credit carryforwards prior to utilization. The Company has not completed an IRC Section 382 and 383 analysis regarding the limitation of net operating loss and research and development credit carryforwards.

As of December 31, 2020, the Company had federal and state net operating loss carryforwards of $2,075,421 and $2,109,493, respectively. Federal net operating losses carryforward indefinitely. State net operating loss carryforwards will begin to expire in 2040.

In addition, the Company had estimated federal and state research and development credit carryforwards of $82,934 and $48,862, respectively. The federal research tax credit carryforwards will begin to expire in 2040 and the California state credits carryforward indefinitely.

No liability is recorded on the financial statements related to uncertain tax positions. There are no unrecognized tax benefits as of December 31, 2020. The Company does not expect that uncertain tax benefits will materially change in the next 12 months.

The Company’s policy is to record estimated interest and penalties related to uncertain tax benefits as income tax expense. As of December 31, 2020, the Company had no accrued interest or penalties recorded related to uncertain tax positions.

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company’s tax returns since inception are subject to examination by the U.S. and various state tax authorities. The Company is not currently undergoing a tax audit in any federal or state jurisdiction.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law and GAAP requires recognition of the tax effects of new legislation during the reporting period that includes the enactment date. The CARES Act includes changes to the tax provisions that benefits business entities and makes certain technical corrections to the 2017 Tax Cuts and Jobs Act. The tax relief measures for businesses in the CARES Act include a five-year net operating loss carryback for certain net operating losses, suspension of the annual deduction limitation of 80% of taxable income for certain net operating losses, changes in the deductibility of interest, acceleration of alternative minimum tax credit refunds, payroll tax relief, and a technical correction to allow accelerated deductions for qualified improvement property. The CARES Act also provides other non-tax benefits to assist those impacted by the pandemic. The Company evaluated the impact of the CARES Act and determined that there is no material impact to the income tax provision for the year ended December 31, 2020.

The Consolidated Appropriation Act (“CAA”) of 2021 was signed into law by the President, December 27, 2020, containing the most recent COVID-19 relief provisions as well as many tax provisions including renewals of several popular tax extenders. The Company evaluated the impact of the CAA and determined that there is no material impact to the income tax provision for the year ended December 31, 2020.

9. Subsequent Events

On January 4, 2021, the Company entered into a Common Stock SPA, pursuant to which the Company issued a total of 15,723 shares of Common Stock at $6.36 per share for gross proceeds of $0.1 million.

During 2020 the Company entered into deferred compensation arrangements with five employees to defer a certain portion of their base salary until such time the Company completed an initial public offering. In connection with the Series A Preferred financing these agreements were amended to make the deferred compensation payable upon the closing of the Series A Preferred financing which occurred on December 30, 2020. The accrued compensation of $266,852 as of December 31, 2020 was paid on January 6, 2021 (see Note 3).

REVELATION BIOSCIENCES, INC.

Notes to the Financial Statements

9. Subsequent Events (cont.)

On January 27, 2021, the Company entered into a Series A-1 Preferred Stock Purchase Agreement (the “Series A-1 SPA”), with closings on January 27, 2021 and January 31, 2021, pursuant to which the Company issued a total of 684,450 shares of Series A-1 Preferred Stock at $6.36 per share for net proceeds of $4.0 million. Issuance costs were $423,000 related to the sale and issuance of Series A-1 Preferred Stock. The Series A-1

Preferred stock is identical to the Series A Preferred Stock except that the Series A-1 Preferred Stock is subordinate to the Series A Preferred Stock and senior to Common Stock as to dividends and liquidation preference. Additionally, the Series A-1 Preferred Stock automatically converts into shares of Common Stock, upon an effective registration statement under the Securities Act of 1933, as amended, together with approval by OTC Markets LLC for quotation on the OTCQX or OTCQB or the listing of the Common Stock on any tier of the NASDAQ Stock Market or any tier of the New York Stock Exchange or upon the occurrence of an event specified by vote or written consent of the Series A-1 Preferred stockholders.

On January 31, 2021, the Company issued warrants to purchase 61,600 shares of Common Stock to the Series A-1 placement agent in connection with the Series A-1 Preferred Stock private placement. The warrants have an exercise price of 125% of the stock price in the private placement and expire 6 years from the issuance date.

On February 12, 2021, the Company entered into an agreement to lease 2,140 square feet of laboratory space located at 11011 Torreyana Road, Suite 102, San Diego, California (the “Lease”). The Lease term is 13 calendar months, plus any partial month at the beginning of the Lease term (March 31, 2022 expiration date). In accordance with the Lease, the Company is required to maintain a security deposit of $5,564. The Company will pay $70,313 of rent expense over the life of the Lease.

REVELATION BIOSCIENCES, INC.
Condensed Balance Sheets

	June 30, 2021 (unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$6,372,143	$4,492,400
Prepaid expenses	1,684,399	128,000
Total current assets	8,056,542	4,620,400
Property and equipment, net	143,667	—
Right-of-use lease asset	43,953	—
Total assets	$8,244,162	$4,620,400

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$907,047	$865,901
Accrued payroll and related expenses	381,402	266,852
Accrued expenses	338,530	76,023
Lease liability	48,995	—
Total current liabilities	1,675,974	1,208,776
Total liabilities	1,675,974	1,208,776
Commitments and contingencies (Note 4)
Stockholders’ equity:
Series A Preferred Stock, $0.001 par value; 628,930 shares authorized; 628,930 shares issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference – $3,999,995	3,903,730	403,733
Series A-1 Preferred Stock, $0.001 par value; 1,100,000 shares authorized; 684,450 shares issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference – $4,353,102	3,578,197	—
Common Stock, $0.001 par value; 11,000,000 shares authorized; 2,308,877 and 2,293,154 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	2,309	2,293
Additional paid-in capital	6,696,361	5,536,060
Accumulated deficit	(7,612,409)	(2,530,462)
Total stockholders’ equity	6,568,188	3,411,624
Total liabilities and stockholders’ equity	$8,244,162	$4,620,400

See accompanying notes to the unaudited condensed financial statements.

REVELATION BIOSCIENCES, INC.
Condensed Statement of Operations
(Unaudited)

	Six Months Ended June 30, 2021	Period from May 4, 2020 (inception) to June 30, 2020
Operating expenses:
Research and development	$2,716,544	$93,307
General and administrative	2,333,047	71,570
Total operating expenses	5,049,591	164,877
Loss from operations	(5,049,591)	(164,877)
Other income (expense):
Other income (expense)	(32,356)	—
Total other income (expense), net	(32,356)	—
Net loss	$(5,081,947)	$(164,877)
Net loss per share attributable to common stockholders, basic and diluted	$(4.38)	$(0.11)
Weighted-average shares used to compute net loss per share, basic and diluted	1,160,817	1,500,000
Pro-forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	$(2.05)
Pro-forma weighted-average shares used to compute pro-forma net loss per share, basic and diluted (unaudited)	2,474,197

See accompanying notes to the unaudited condensed financial statements.

REVELATION BIOSCIENCES, INC. Condensed
Statement of Changes in Stockholders’ Equity
(Unaudited)

	Series A Preferred Stock		Series A-1 Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	628,930	$403,733	—	$—	2,293,154	$2,293	$5,536,060	$(2,530,462)	$3,411,624
Issuance of Common Stock	—	—	—	—	15,723	16	99,982	—	99,998
Issuance of Series A-1 Preferred Stock, net of issuance costs of $448,000	—	—	684,450	3,904,872	—	—	—	—	3,904,872
Payment for Series A Preferred Stock subscribed	—	3,499,997	—	—	—	—	—	—	3,499,997
Payment for Common Stock subscribed	—	—	—	—	—	—	499,998	—	499,998
Stock-based compensation expense	—	—	—	—	—	—	233,646	—	233,646
Issuance of Warrants	—	—	—	(326,675)	—	—	326,675	—	—
Net loss	—	—	—	—	—	—	—	(5,081,947)	(5,081,947)
Balance as of June 30, 2021	628,930	$3,903,730	684,450	$3,578,197	2,308,877	$2,309	$6,696,361	$(7,612,409)	$6,568,188
	Series A Preferred Stock		Series A-1 Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of May 4, 2020 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Common Stock	—	—	—	—	1,500,000	1,500	1,000,500	—	1,002,000
Net loss	—	—	—	—	—	—	—	(164,877)	(164,877)
Balance as of June 30, 2020	—	$—	—	$—	1,500,000	$1,500	$1,000,500	$(164,877)	$837,123

See accompanying notes to the unaudited condensed financial statements.

REVELATION BIOSCIENCES, INC.
Condensed Statement of Cash Flows
(Unaudited)

	Six Months Ended June 30, 2021	Period from May 4, 2020 (inception) to June 30, 2020
Cash flows from operating activities:
Net loss	$(5,081,947)	$(164,877)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	233,646	—
Depreciation expense	4,449	—
Non-cash lease expense	23,391	—
Changes in operating assets and liabilities:
Prepaid expenses	(1,556,399)	(65,000)
Accounts payable	41,146	99,528
Accrued payroll and related expenses	114,550	—
Accrued expenses	262,507	—
Operating lease liability	(18,349)	—
Net cash used in operating activities.	(5,977,006)	(130,349)
Cash flows from investing activities:
Purchase of property and equipment	(148,116)	—
Net cash provided by financing activities	(148,116)	—
Cash flows from financing activities:
Proceeds from issuance of Common Stock	599,996	1,002,000
Proceeds from issuance of Series A Preferred Stock	3,499,997	—
Proceeds from issuance of Series A-1 Preferred Stock, net of issuance costs	3,904,872	—
Net cash provided by financing activities	8,004,865	1,002,000
Net increase in cash and cash equivalents	1,879,743	871,651
Cash and cash equivalents at beginning of period	4,492,400	—
Cash and cash equivalents at end of period	$6,372,143	$871,651
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of right-of-use asset through operating lease obligation	$67,344	$—
Issuance of warrants in connection with Series A-1 Preferred Stock	$326,675	$—

See accompanying notes to the unaudited condensed financial statements.

REVELATION BIOSCIENCES, INC.
Notes to the Unaudited Interim Condensed Financial Statements

1. Organization and Basis of Presentation

The Company was formed as a Delaware limited liability company on May 4, 2020 under the name Revelation Therapeutics, LLC. On August 27, 2020, the Company filed a statutory conversion with the Delaware Secretary of State which converted the Company from a limited liability company to a corporation and changed the Company’s name to Revelation Biosciences, Inc. The Company’s principal offices are in San Diego, California. The Company is a clinical-stage biopharmaceutical company focused on the development and commercialization of immunologic therapeutics and diagnostics.

As of June 30, 2021, the Company has raised aggregate net proceeds of $6.1 million in connection with the sale and issuance of 2,308,877 Shares of Common Stock, has raised aggregate net proceeds of $3.9 million in connection with the sale and issuance of 628,930 shares of Series A Preferred Stock and has raised aggregate net proceeds of $3.9 million in connection with the sale and issuance of 684,450 shares of Series A-1 Preferred Stock. As of June 30, 2021 and December 31, 2020, the Company had cash and cash equivalents of $6.4 million and $4.5 million, respectively. Based on the Company’s current operating plans and projections, the Company expects that its existing cash and cash equivalents will be sufficient to fund operations for at least one year from the issuance of the condensed financial statements.

The Company plans to seek additional funding through public or private equity or debt financings. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to obtain funding the Company could be required to delay, reduce or eliminate research and development programs, product portfolio expansion or future commercialization efforts, which could adversely affect its business operations.

The accompanying condensed financial statements are prepared in accordance U.S. generally accepted accounting principles (“GAAP”).

Proposed Merger with Petra Acquisition, Inc. (Unaudited)

On August 29, 2021, the Company executed a definitive merger agreement with Petra and Merger Sub, which will result in Petra acquiring 100% of the Company’s issued and outstanding equity securities. The proposed merger will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination will be treated as Revelation issuing equity for the net assets of Petra, with no goodwill or intangible assets recorded. Under this method of accounting, Petra will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the merger, the Company’s stockholders are expected to have a majority of the voting power of the Combined Entity, the Company will comprise all of the ongoing operations of the combined entity, the Company will comprise a majority of the governing body of the Combined Entity, and the Company’s senior management will comprise all of the senior management of the Combined Entity. As a result of the proposed merger, Petra will be renamed Revelation Biosciences, Inc. The boards of directors of both Petra and Revelation have approved the proposed merger transaction. Completion of the transaction, which is expected to occur by the fourth quarter of 2021, is subject to approval of Petra stockholders and the satisfaction or waiver of certain other customary closing conditions.

Petra is expected to receive net proceeds of approximately $73 million upon the closing of the proposed merger transaction, assuming no redemptions are affected by stockholders of Petra, and will operate under the current Revelation management team upon the closing of the proposed merger.

2. Summary of Significant Accounting Policies

Unaudited Interim Condensed Financial Statements

The unaudited interim condensed financial statements have been prepared on the same basis as the audited financial statements as of December 31, 2020 and for the period from May 4, 2020 (inception) to December 31,2020 and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of June 30, 2021, and its results of operations, cash flows and

REVELATION BIOSCIENCES, INC.
Notes to the Unaudited Interim Condensed Financial Statements

2. Summary of Significant Accounting Policies (cont.)

stockholders’ equity for the period from May 4, 2020 (inception) to June 30, 2020 and the six months ended June 30, 2021. The financial data and the other financial information contained in these notes to the condensed financial statements related to the period from May 4, 2020 (inception) to June 30, 2020 and the six months ended June 30, 2021 are unaudited. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future annual or interim period. These condensed financial statements should be read in conjunction with the Company’s audited financial statements.

Use of Estimates

The preparation of condensed financial statements in accordance with GAAP requires management to make estimates and assumptions about future events that affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of expenses. These estimates and assumptions are based on the Company’s best estimates and judgment. The Company regularly evaluates its estimates and assumptions using historical and industry experience and other factors; however, actual results could differ materially from these estimates and could have an adverse effect on the Company’s condensed financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. The Company maintains its cash in checking and savings accounts. Income generated from cash held in savings accounts is recorded as interest income. The carrying value of the Company’s savings accounts is included in cash and approximates the fair value.

Fair Value Measurements

Financial assets and liabilities are recorded at fair value on a recurring basis in the balance sheet. The carrying values of the Company’s financial assets and liabilities, including cash and cash equivalents, subscription receivables, prepaid expenses, accounts payable and accrued expenses approximate their fair value due to the short-term nature of these instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:

Level 1 — Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable inputs for similar assets or liabilities. These include quoted prices for identical or similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active;

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. Bank deposits are held by accredited financial institutions and these deposits may at times be in excess of federally insured limits. The Company limits its credit risk associated with cash and cash equivalents by placing them with financial institutions that it believes are of high quality. The Company has not experienced any losses on its deposits of cash or cash equivalents.

REVELATION BIOSCIENCES, INC.
Notes to the Unaudited Interim Condensed Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is five years. Maintenance and repairs are charged to operating expense as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in other income (expense).

Leases

The Company determines if an arrangement is a lease at inception. Lease right-of-use assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. For operating leases with an initial term greater than 12 months, the Company recognizes operating lease right-of-use assets and operating lease liabilities based on the present value of lease payments over the lease term at the commencement date. Operating lease right-of-use assets are comprised of the lease liability plus any lease payments made and excludes lease incentives. Lease terms include options to renew or terminate the lease when the Company is reasonably certain that the renewal option will be exercised or when it is reasonably certain that the termination option will not be exercised. For an operating lease, if the interest rate used to determine the present value of future lease payments it not readily determinable, the Company estimates the incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for the development of the Company’s lead product candidate, REVTx-99 and lead diagnostic product, REVDx-501. Research and development costs are charged to expense as incurred. The Company records accrued expenses for estimated preclinical and clinical study and research expenses related to the services performed but not yet invoiced pursuant to contracts with research institutions, contract research organizations, and clinical manufacturing organizations that conduct and manage preclinical studies, clinical studies, research services, and development services on the Company’s behalf. Payments for these services are based on the terms of individual agreements and payment timing may differ significantly from the period in which the services were performed. Estimates are based on factors such as the work completed, including the level of patient enrollment. The Company monitors patient enrollment levels and related activity to the extent reasonably possible and makes judgments and estimates in determining the accrued balance in each reporting period. The Company’s estimates of accrued expenses are based on the facts and circumstances known at the time. If the Company underestimates or overestimates the level of services performed or the costs of these services, actual expenses could differ from estimates. As actual costs become known, the Company adjusts accrued expenses. To date, the Company has not experienced significant changes in estimates of clinical study and development services accruals.

Patent Costs

Legal costs in connection with approved patents and patent applications are expensed as incurred, as recoverability of such expenditures is uncertain. These costs are recorded in general and administrative expense in the statement of operations.

Stock-based Compensation

The Company recognizes compensation expense related to RSU awards granted to employees, directors, officers and consultants, based on the estimated fair value of the awards on the date of grant. The grant date fair value of the stock-based awards, which have graded vesting, is recognized using the straight-line method over the requisite

REVELATION BIOSCIENCES, INC.
Notes to the Unaudited Interim Condensed Financial Statements

2. Summary of Significant Accounting Policies (cont.)

service period of each award, which is generally the vesting period of the respective awards. The Company recognizes compensation expense related to warrants granted, based on the estimated fair value of the awards on the date of grant using a Black-Scholes option pricing model. The Company recognizes forfeitures as they occur.

Determination of the Fair Value of Common Stock

Given the absence of a public trading market for the Company’s Shares of Common Stock, the board of directors exercises their judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of the Company’s Shares of Common Stock, including timely valuations of the Company’s Shares of Common Stock prepared by an unrelated third-party valuation firm, important developments in the Company’s operations, sales of common stock and preferred stock, actual operating results and financial performance, the conditions in the biotechnology industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s Shares of Common Stock, among other factors. After the effectiveness of this registration statement, the Company’s board of directors will determine the fair value of each share of common stock based on the closing price of the Company’s Shares of Common Stock as reported on the date of grant.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or loss in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Interest and penalties related to unrecognized tax benefits are included within the provision of income tax. To date, there have been no unrecognized tax benefits balances.

Basic and Diluted Net Loss per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period, without consideration of potential common shares. Diluted net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding plus potential common shares. Preferred Stock and unvested RSU awards are considered potential common shares and are included in the calculation of diluted net loss per share using the treasury stock method when their effect is dilutive. Potential common shares are excluded from the calculation of diluted net loss per share when their effect is anti-dilutive. As of June 30, 2021 and 2020, there were 1,544,038 and no potential common shares, respectively, (see Note 6), that were excluded from the calculation of diluted net loss per share because their effect was anti-dilutive.

Unaudited Pro Forma Financial Information

At the Closing of the Business Combination, all outstanding shares of the Series A Preferred Stock and Series A-1 Preferred Stock will convert into Shares of Common Stock.

The unaudited pro-forma net loss per share for the six months ended June 30, 2021 was computed using the weighted-average Shares of Common Stock outstanding, including the pro-forma effect as if the conversion of all outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock into Shares of Common Stock had occurred at the beginning of the period.

Comprehensive Loss

The Company has no components of comprehensive loss other than net loss. Thus, comprehensive loss is the same as net loss for the period presented.

REVELATION BIOSCIENCES, INC.
Notes to the Unaudited Interim Condensed Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Segment Reporting

Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources in assessing performance.

The Company has one operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, manages the Company’s operations for the purposes of allocating resources and evaluating financial performance.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”).    ASU 2019-12 issued guidance on the accounting for income taxes that, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. This guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within the fiscal years beginning after December 15, 2022. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases Topic 842 (“ASU 2016-02”). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC Topic 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for fiscal years beginning after December 15, 2021 for non-public entities, with early adoption permitted. The Company early adopted this standard on January 1, 2021, and the impact of its adoption on the Company’s condensed financial statements was not material.

3. Balance Sheet Details

Prepaid Expenses

Prepaid expenses consisted of the following:

	June 30, 2021	December 31, 2020
Prepaid clinical costs	$1,511,392	$—
Other prepaid expenses	173,007	128,000
Total prepaid expenses	$1,684,399	$128,000

REVELATION BIOSCIENCES, INC.
Notes to the Unaudited Interim Condensed Financial Statements

3. Balance Sheet Details (cont.)

Property and Equipment, Net

Property and equipment, net consisted of the following:

June 30, 2021
Lab Equipment	$148,116
Total property and equipment, gross	148,116
Accumulated depreciation	(4,449)
Total property and equipment, net	$143,667

Depreciation expense was $4,449 for the six months ended June 30, 2021.

Current Liabilities

Current liabilities consisted of the following:

	June 30, 2021	December 31, 2020
Accounts payable	$907,047	$865,901
Accrued payroll and related expenses	381,402	266,852
Accrued clinical study expenses	20,000	40,329
Accrued other expenses	318,530	35,694
Lease liability	48,995	—
Total current liabilities	$1,675,974	$1,208,776

Accrued payroll and related expenses consisted of deferred compensation as of December 31, 2020. During 2020 the Company entered into deferred compensation arrangements with five employees to defer a certain portion of their base salary until such time the Company completed an initial public offering. In connection with the Series A Preferred financing these agreements were amended to make the deferred compensation payable upon the closing of the Series A Preferred financing which occurred on December 30, 2020. The accrued compensation of $266,852 as of December 31, 2020 was paid on January 6, 2021.

Accrued payroll and related expenses consisted of accrued annual corporate bonus expense as of June 30, 2021. There was no accrued deferred compensation recorded as of June 30, 2021.

4. Commitments and Contingencies

Lease Commitments

In February 2021, the Company entered into an agreement to lease 2,140 square feet of laboratory space located at 11011 Torreyana Road, Suite 102, San Diego, California (the “Lease”). The Lease has a term of 13 calendar months, plus any partial month at the beginning of the Lease (the “Lease Term”). There is no option to extend the Lease and the expiration date is March 31, 2022. In accordance with the Lease, the Company is required to maintain a security deposit of $5,564. The Company will pay $70,313 of rent expense over the life of the Lease. In addition to rent, the Lease requires the Company to pay certain taxes, insurance and operating costs relating to the leased premises. The Lease contains customary default provisions, representations, warranties and covenants. The Lease is classified as an operating lease.

The Company recorded a lease liability and right-of-use lease assets for the Lease based on the present value of Lease payments over the expected Lease Term, discounted using the Company’s incremental borrowing rate. As of June 30, 2021, the weighted-average remaining lease term and the weighted-average discount rate for the Lease was less than 1 year and 7.73%, respectively. Rent expense under the Lease was $25,112 for the six months ended June 30, 2021.

REVELATION BIOSCIENCES, INC.
Notes to the Unaudited Interim Condensed Financial Statements

4. Commitments and Contingencies (cont.)

Future minimum lease payments under the operating lease as of June 30, 2021 are as follows:

2021	$33,384
2022	16,859
Total future minimum lease payments	50,243
Less discount	1,248
Total lease liability	$48,995

Commitments

The Company enters into contracts in the normal course of business with third party service providers and vendors. These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.

Contingencies

From time to time, the Company may become subject to claims and litigation arising in the ordinary course of business. The Company is not a party to any material legal proceedings, nor is it aware of any material pending or threatened litigation.

5. Preferred Stock

In August 2020, the Company authorized the sale and issuance of up to 2,000,000 shares of preferred stock, par value $0.001 per share.

Series A Preferred Stock

On December 31, 2020, the Company entered into a Series A Preferred Stock Purchase Agreement (the “Series A SPA”), pursuant to which the Company issued 628,930 shares of Series A Preferred Stock at $6.36 per share for net proceeds of $3.9 million, of which $0.4 million was received as of December 31, 2020 and the remaining $3.5 million was received in January 2021. As of December 31, 2020, the $3.5 million of net proceeds for the Series A Preferred Stock was recorded as a subscription receivable on the Company’s statement of changes in stockholders’ equity. Issuance costs were $96,000 related to the sale and issuance of the Series A Preferred Stock. The holders of the Series A Preferred Stock have various rights, preferences, and privileges as follows:

Conversion Rights

The Series A Preferred Stock is convertible, at the option of the holder, at any time into Shares of Common Stock. The number of shares is determined by dividing the original issuance price by the conversion price, the shares of preferred stock convert on a one-for-one basis. Additionally, the Series A Preferred Stock automatically converts into Shares of Common Stock upon an underwritten public offering of the common stock on any tier of the NASDAQ Stock Market or any tier of the New York Stock Exchange with a market price at listing equal to at least $12.72 per share. No fractional shares will be issued.

Liquidation Preference

While the Series A Preferred Stock is not redeemable, the holders of the convertible preferred shares would be entitled to available proceeds in certain change of control events that are fully in control of the Company. In the event of any liquidation or deemed liquation event (as defined in the Company’s amended and restated certificate of incorporation), the Series A Preferred Stock shall have a liquidation preference equal to the original Series A purchase price plus any declared and unpaid dividends only if the Shares of Common Stock are redeemed for cash. In the event of a deemed liquidation event, if the assets of the Company available for distribution are insufficient to pay the preferred stockholders in the full amount they are entitled, the preferred stockholders shall share ratably in

REVELATION BIOSCIENCES, INC.
Notes to the Unaudited Interim Condensed Financial Statements

5. Preferred Stock (cont.)

any distribution of the assets available for distribution in proportion to the number of shares of preferred stock that they hold. Additionally, the holders of Series A Preferred Stock are entitled to be paid out prior to the holders of Common Stock.

Dividends

The holders of the Series A Preferred Stock shall be entitled to receive non-cumulative cash dividends in preference to any dividend on the common stock and any junior preferred stock at the rate of eight percent (8%) per annum of the original Series A purchase price, when, and if declared by the board of directors. No dividends have been declared through June 30, 2021.

Voting Rights

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole Shares of Common Stock into which the shares of Series A preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Series A preferred stockholders and common stockholders vote together as a single class.

Protective Provisions

The holders of the Series A Preferred Stock have certain protective provisions that limit the Company’s ability to take action without the consent of the holders of the Series A Preferred Stock. The following is a list of events for which the Company requires written consent or the affirmative vote of the Series A preferred stockholder:

•        liquidate, dissolve or wind-up the business and affairs of the Company;

•        amend, alter or repeal any provision of the amended and restated certificate of incorporation or bylaws that affects the Series A preferred stockholders;

•        create, authorize or issue shares of capital stock that are not junior to the Series A Preferred Stock or authorize additional shares of Series A preferred stock or capital stock that is not junior to the Series A Preferred Stock;

•        authorize or incur debt over $2.0 million;

•        prior to June 30, 2021, authorize the issuance of common stock outstanding exceeding 4,576,572 shares.

Series A-1 Preferred Stock

On January 27, 2021, the Company entered into a Series A-1 Preferred Stock Purchase Agreement (the “Series A-1 SPA”), pursuant to which the Company issued 684,450 shares of Series A-1 Preferred Stock at $6.36 per share for net proceeds of $3.9 million received in January 2021 and February 2021. Issuance costs were $448,000 related to the sale and issuance of the Series A-1 Preferred Stock. The Series A-1 Preferred stock is identical to the Series A Preferred Stock except that the Series A-1 Preferred Stock is subordinate to the Series A Preferred Stock and senior to Common Stock as to dividends and liquidation preference and does not have any protective provisions like the Series A Preferred Stock. Additionally, the Series A-1 Preferred Stock automatically converts into Shares of Common Stock, upon an effective registration statement under the Securities Act of 1933, as amended, together with approval by OTC Markets LLC for quotation on the OTCQX or OTCQB or the listing of the Common Stock on any tier of the NASDAQ Stock Market or any tier of the New York Stock Exchange or upon the occurrence of an event specified by vote or written consent of the Series A-1 Preferred stockholders.

REVELATION BIOSCIENCES, INC.
Notes to the Unaudited Interim Condensed Financial Statements

6. Common Stock

In August 2020, the Company authorized the sale and issuance of up to 11,000,000 Shares of Common Stock, par value $0.001 per share. As of June 30, 2021 and December 31, 2020, 2,308,877 and 2,293,154 Shares of Common Stock were issued and outstanding, respectively. The Company entered into multiple Common Stock Purchase Agreements (the “Common SPA”) with closings on October 30, 2020, November 18, 2020, December 24, 2020 and January 4, 2021. As of June 30, 2021, the Company has raised net proceeds of $6.1 million in connection with the sale and issuance of Common Stock, of which $5.5 million was received as of December 31, 2020 and the remaining $0.6 million was received in January 2021. As of December 31, 2020, the $0.5 million of net proceeds for Common Stock was recorded as a subscription receivable on the Company’s balance sheet. Issuance costs were $37,000 related to the sale and issuance of Common Stock.

The voting, dividend and liquidation rights of the holders of the Company’s Common Stock are subject to and qualified by the rights, powers and preference of the holders of the Series A Preferred Stock and Series A-1 Preferred Stock set forth in Note 5.

Each Share of Common Stock entitles the holder to one vote, together with the holders of Series A Preferred Stock and Series A-1 Preferred Stock, on all matters submitted to the stockholders for a vote. As of June 30, 2021, no cash dividends have been declared or paid.

The total Shares of Common Stock reserved for issuance are summarized as follows:

	June 30, 2021	December 31, 2020
Series A Preferred Stock	628,930	628,930
Series A-1 Preferred Stock	684,450	—
Warrants	61,600	—
Unvested RSU awards	169,058	37,775
Total common stock reserved for issuance	1,544,038	666,705

7. Stock-Based Compensation

2020 Equity Incentive Plan

The Company adopted the Revelation Biosciences, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) on October 1, 2020 for the issuance of stock stock-based awards. Originally, the 2020 Plan authorized 150,000 shares of the Company’s Common Stock to be granted as stock-based awards. On December 30, 2020, the 2020 Plan was amended to increase the number of Shares of Common Stock authorized to be granted as stock-based awards to 325,000. Shares that are expired, terminated, surrendered or canceled under the 2020 Plan without having been fully vested will be available for future awards. As of June 30, 2021, there were 155,942 shares available for future grant under the 2020 Plan.

The 2020 Plan is administered by the board of directors. Vesting periods and other restrictions for RSU awards under the 2020 Plan are determined at the discretion of the board of directors. Shares of RSU awards granted to employees, officers, board of directors, advisors, and consultants of the Company typically vest over one to four years.

Restricted Stock Units

The Company has granted RSU awards with time-based and milestone-based vesting conditions. Under time-based vesting conditions, the RSU awards vest quarterly over one year for grants to the board of directors and quarterly over four years or 25% on the one year anniversary and the remainder vesting monthly thereafter for grants to officers, employees and consultants. Under the milestone-based vesting conditions, the RSU awards will automatically vest when the Company’s Shares of Common Stock are publicly traded on any over-the-counter market or national stock exchange. As of June 30, 2021, there were no vested or released shares of RSU awards.

REVELATION BIOSCIENCES, INC.
Notes to the Unaudited Interim Condensed Financial Statements

7. Stock-Based Compensation (cont.)

During the six months ended June 30, 2021, the Company granted 131,283 RSU awards for Shares of Common Stock, each RSU award converts to one Share of Common Stock, with a total value of $834,960.

The Company recorded stock-based compensation expense for RSU awards of $233,646 during the three months ended June 30, 2021. As of June 30, 2021, there was $812,332 of unrecognized stock-based compensation expense related to unvested RSU awards. The unrecognized stock-based compensation expense is estimated to be recognized over a period of 2.5 years as of June 30, 2021.

Stock-Based Compensation Expense

The Company recorded stock-based compensation expense for the period indicated as follows:

Six Months Ended June 30, 2021
General and administrative	$208,567
Research and development	25,079
Total share-based compensation expense	$233,646

During the period from May 4, 2020 (inception) to June 30, 2020 there was no stock-based compensation expense recorded.

8. Warrants

In connection with the issuance of the Series A-1 Preferred Stock through a private placement, the Company issued warrants to the placement agent to purchase an aggregate of 61,600 shares of Common Stock at an exercise price of $7.31 per share, valued in the aggregate at $326,675 and included in the issuance costs of the Series A-1 Preferred Stock. The warrants vested immediately upon issuance, provide for a cashless exercise right and are exercisable for a period of six years from January 31, 2021. As of June 30, 2021, no warrants were exercised or exchanged.

The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions:

Volatility	115%
Expected term (years)	6
Risk-free interest rate	0.85
Expected dividend yield	—

9. Income Taxes

For the six months ended June 30, 2021, the Company did not recognize a provision for income taxes due to having recorded a full valuation allowance against its deferred tax assets. As of June 30, 2021 and December 31, 2020, the Company established a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. As of June 30, 2021 and December 31, 2020, the Company had no unrecognized tax benefits. The Company does not anticipate there will be a significant change in unrecognized tax benefits within the next 12 months.

REVELATION BIOSCIENCES, INC.
Notes to the Unaudited Interim Condensed Financial Statements

10. Subsequent Event

The Company has completed an evaluation of all subsequent events through September 17, 2021, the date on which the financial statements were issued, during which time nothing has occurred outside the normal course of business operations that would require disclosure other than the events disclosed below.

On August 29, 2021, the Company executed a definitive merger agreement with Petra and Merger Sub, which will result in Petra acquiring 100% of the Company’s issued and outstanding equity securities. The proposed merger will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination will be treated as Revelation issuing equity for the net assets of Petra, with no goodwill or intangible assets recorded. Under this method of accounting, Petra will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the merger, the Company’s stockholders are expected to have a majority of the voting power of the Combined Entity, the Company will comprise all of the ongoing operations of the combined entity, the Company will comprise a majority of the governing body of the Combined Entity, and the Company’s senior management will comprise all of the senior management of the Combined Entity. As a result of the proposed merger, Petra will be renamed Revelation Biosciences, Inc. The boards of directors of both Petra and Revelation have approved the proposed merger transaction. Completion of the transaction, which is expected to occur by the fourth quarter of 2021, is subject to approval of Petra stockholders and the satisfaction or waiver of certain other customary closing conditions.

Petra is expected to receive net proceeds of approximately $73 million upon the closing of the proposed merger transaction, assuming no redemptions are affected by stockholders of Petra, and will operate under the current Revelation management team upon the closing of the proposed merger.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated

August 29, 2021

by and among

Petra Acquisition, Inc.,

Petra Acquisition Merger Inc.,

and

Revelation Biosciences, Inc.

Annex A Page
ARTICLE I DEFINITIONS		A-2

1.1	Definitions	A-2
1.2	Construction	A-11

ARTICLE II MERGER		A-12

2.1	Merger	A-12
2.2	Merger Effective Time	A-12
2.3	Effect of the Merger	A-12
2.4	U.S. Tax Treatment	A-12
2.5	Certificate of Incorporation; Bylaws	A-12
2.6	Closing	A-12
2.7	Directors and Officers of Surviving Corporation	A-13
2.8	Directors of Parent	A-13
2.9	Taking of Necessary Action; Further Action	A-13
2.10	No Further Ownership Rights in Company Capital Stock	A-13

ARTICLE III EFFECT OF THE MERGER		A-13

3.1	Effect of the Merger on Company Capital Stock	A-13
3.2	Treatment of Company RSU Awards and Company Warrants	A-14
3.3	Dissenting Shares	A-14
3.4	Surrender and Payment	A-15
3.5	Parent Share Cap	A-15
3.6	Adjustment	A-15
3.7	No Fractional Shares	A-15
3.8	Withholding	A-15
3.9	Lost or Destroyed Certificates	A-16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-16

4.1	Corporate Existence and Power	A-16
4.2	Authorization	A-16
4.3	Governmental Authorization	A-17
4.4	Non-Contravention	A-17
4.5	Capitalization	A-17
4.6	Corporate Records	A-18
4.7	Subsidiaries	A-18
4.8	Consents	A-18
4.9	Financial Statements	A-18
4.10	Books and Records	A-19
4.11	Internal Accounting Controls	A-19
4.12	Absence of Certain Changes	A-19
4.13	Properties; Title to the Company’s Assets	A-19
4.14	Litigation	A-19
4.15	Contracts	A-19
4.16	Licenses and Permits	A-21
4.17	Compliance with Laws	A-21

Annex A-i

Annex A Page
4.18	Intellectual Property	A-21
4.19	Healthcare Compliance	A-24
4.20	Accounts Payable; Affiliate Loans	A-26
4.21	Employees; Employment Matters	A-26
4.22	Withholding	A-28
4.23	Employee Benefits	A-28
4.24	Real Property	A-29
4.25	Tax Matters	A-30
4.26	Environmental Laws	A-31
4.27	Finders’ Fees	A-31
4.28	Powers of Attorney, Suretyships and Bank Accounts	A-31
4.29	Directors and Officers	A-31
4.30	Anti-Money Laundering Laws	A-31
4.31	Insurance	A-32
4.32	Related Party Transactions	A-32
4.33	Information Supplied	A-32

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-33

5.1	Corporate Existence and Power	A-33
5.2	Corporate Authorization	A-33
5.3	Governmental Authorization	A-33
5.4	Non-Contravention	A-33
5.5	Finders’ Fees	A-33
5.6	Issuance of Shares	A-33
5.7	Capitalization	A-34
5.8	Information Supplied	A-34
5.9	Trust Fund	A-34
5.10	Listing	A-35
5.11	Board Approval	A-35
5.12	Parent SEC Documents and Financial Statements	A-35
5.13	Certain Business Practices	A-36
5.14	Anti-Money Laundering Laws	A-36
5.15	Affiliate Transactions	A-36
5.16	Litigation	A-36
5.17	Expenses, Indebtedness and Other Liabilities	A-36
5.18	Tax Matters	A-36

ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		A-37

6.1	Conduct of the Business	A-37
6.2	Exclusivity	A-39
6.3	Access to Information	A-40
6.4	Notices of Certain Events	A-40
6.5	Cooperation with Form S-4/Proxy Statement; Other Filings	A-40
6.6	Trust Account	A-42
6.7	Obligations of Merger Sub	A-42
6.8	Fairness Opinion	A-42

Annex A-ii

Annex A Page
ARTICLE VII COVENANTS OF THE COMPANY		A-43

7.1	Reporting; Compliance with Laws	A-43
7.2	Commercially Reasonable Efforts to Obtain Consents	A-43
7.3	Company’s Stockholders Approval	A-43
7.4	Additional Financial Information	A-43
7.5	Management	A-43
7.6	Lock-Up Agreements	A-43

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		A-44

8.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	A-44
8.2	Compliance with SPAC Agreements	A-45
8.3	Confidentiality	A-45
8.4	Directors’ and Officers’ Indemnification and Liability Insurance	A-45
8.5	Nasdaq Capital Market	A-46
8.6	Certain Tax Matters	A-46
8.7	Equity Incentive Plan/Employee Stock Purchase Plan	A-46
8.8	Extension of Time to Consummate a Business Combination	A-46

ARTICLE IX CONDITIONS TO CLOSING		A-48

9.1	Condition to the Obligations of the Parties	A-48
9.2	Conditions to Obligations of Parent and Merger Sub	A-48
9.3	Conditions to Obligations of the Company	A-49

ARTICLE X TERMINATION		A-50

10.1	Termination Without Default	A-50
10.2	Termination Upon Default	A-50
10.3	Effect of Termination	A-51

ARTICLE XI MISCELLANEOUS		A-51

11.1	Notices	A-51
11.2	Amendments; No Waivers; Remedies	A-52
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	A-52
11.4	Publicity	A-52
11.5	Expenses	A-52
11.6	No Assignment or Delegation	A-53
11.7	Governing Law	A-53
11.8	Counterparts; Facsimile Signatures	A-53
11.9	Entire Agreement	A-53
11.10	Severability	A-53
11.11	Further Assurances	A-53
11.12	Third Party Beneficiaries	A-53
11.13	Waiver	A-53
11.14	No Other Representations; No Reliance	A-53
11.15	Waiver of Jury Trial	A-55
11.16	Submission to Jurisdiction	A-55
11.17	Remedies	A-56
11.18	Non-Recourse	A-56

Annex A-iii

Exhibit A — Form of Company Support Agreement
Exhibit B — Form of Sponsor Support Agreement
Exhibit C — Form of Lock-Up Agreement
Exhibit D — Form of Third Amended and Restated Certificate of Incorporation of Parent
Exhibit E — Form of Amended and Restated Bylaws of Parent
Exhibit F — Form of Parent Equity Incentive Plan
Exhibit G — Form of FIRPTA Certificate

Schedule I — Specified Company Securityholders
Schedule II — Specified Parent Stockholders
Schedule III — Initial Directors of the Surviving Corporation and Parent
Schedule IV — Initial Officers of the Surviving Corporation

Annex I — Certificate of Merger

Annex A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated as of August 29, 2021 (this “Agreement”), by and among Revelation Biosciences, Inc., a Delaware corporation (the “Company”), Petra Acquisition, Inc., a Delaware corporation (“Parent”), and Petra Acquisition Merger Inc., a Delaware corporation (“Merger Sub”).

WITNESETH:

A. The Company is in the business of development and commercialization of immune therapeutics, diagnostics and related activities (the “Business”);

B. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent;

C. Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent and Parent shall change its name to “Revelation Biosciences, Inc.”;

D. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Company Securityholders set forth on Schedule I (“Specified Company Securityholders”) are entering into and delivering, support agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each of the Specified Company Securityholders has agreed, among other things, to vote in favor of this Agreement and the Merger;

E. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, (x) the Sponsor is entering into and delivering a support agreement, substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, (i) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder, and (ii) to vote in favor of this Agreement and the Merger at the Parent Stockholder Meeting; and the Sponsor has agreed to modify the lock-up of Parent Securities it holds;

F. For U.S. federal income tax purposes, the parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g);

G. The Company’s Board of Directors has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which the Company is or will be party, including the Merger, on the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and the Company Stockholders and (iii) resolved to recommend that the Company Stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which the Company is or will be a party; and

H. Parent’s Board of Directors has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which the Parent is or will be party, including the Merger, on the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Parent and the Parent Stockholders and (iii) resolved to recommend that the Parent Stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which Parent is or will be a party (the “Parent Board Recommendation”).

Annex A-1

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Company Support Agreements, the Sponsor Support Agreement, and the Lock-Up Agreements.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Annual Financial Statements” has the meaning set forth in Section 4.9(a).

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local tax Applicable Law).

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local tax Applicable Law).

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the audited balance sheet of the Company as of December 31, 2020.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986.

Annex A-2

“Common Stock Exchange Ratio” means the ratio of one share of Company Common Stock to the number of Merger Consideration Shares into which such share of Company Common Stock converts in the Merger pursuant to Section 3.1(c).

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on December 30, 2020, and the Certificate of Designations of Series A-1 Convertible Preferred Stock of Revelation Biosciences, Inc. filed with the Secretary of State of the State of Delaware on January 26, 2021.

“Company Common Stock” means common stock of the Company, par value $0.001 per share.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5 (Capitalization) and Section 4.27 (Finders’ Fees).

“Company Information Systems” has the meaning set forth in Section 4.18(o).

“Company Preferred Stock” means the Series A-1 Preferred Stock of the Company and Series A Preferred Stock of the Company, each with par value $0.001 per share.

“Company Product” means any product that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or behalf of the Company and all products (if any) with respect to which the Company has the right to receive payment.

“Company RSU Award” means each Restricted Stock Unit Award of the Company granted, and that remains outstanding.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company RSU Awards and the Company Warrants.

“Company Securityholder” means each Person who holds Company Securities.

“Company Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.

“Company Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of the Company, par value $0.001 per share.

“Company Software” means all Software (i) owned, or purported to be owned, by the Company, (ii) material to the operation of the Business of the Company as currently conducted, (iii) manufactured, distributed, sold, licensed, or marketed by the Company, or (iv) incorporated into any Company Product.

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.3(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Warrant” means each warrant to purchase shares of Company Capital Stock that is outstanding and unexercised (in whole or in part).

Annex A-3

“Contracts” means the Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Effective Date” has the meaning set forth in Section 6.5(c).

“Effective Time” has the meaning set forth in Section 2.2.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Revelation Biosciences, Inc. 2020 Equity Incentive Plan, as amended.

“Equity Interest” means, with respect to Parent, Merger Sub or any of their respective Affiliates (including, following the Effective Time, the Company and any Subsidiary), any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974.

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“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which a party hereto operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of a party hereto; (f) (i) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof, or (ii) in the case of Parent, new pronouncements by the SEC or other U.S. federal regulators with respect to prior accounting rules, including changes to, and the restatement of Parent’s audited financial statements as of and for the fiscal year ended December 31, 2020 or for future periods, as a result of the SEC pronouncement on April 12, 2021 relating to the accounting of warrants; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement (provided that the exception in this clause (g) shall not apply to any representation or warranty contained in Section 4.3 (Governmental Authorization), 4.4 (Non-Contravention) or 4.8 (Consents) (in the case of the Company) or Section 5.3 (Governmental Authorization) or 5.4 (Non-Contravention) (in the case of Parent and Merger Sub) or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Section 9.2(b), 9.2(c), 9.3(b) or 9.3(c), as applicable); (h) any natural or man-made disaster, acts of God or pandemics, including the COVID-19 pandemic; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Existing Company Stockholder Agreements” means the Contracts identified on Schedule 7.7 attached hereto.

“Extension Fee” has the meaning set forth in Section 8.8(f).

“Extension Proxy Statement” has the meaning set forth in Section 8.8(a).

“Extension Proposal” has the meaning set forth in Section 8.8(a).

“Extension Stockholders’ Meeting” has the meaning set forth in Section 8.8(c).

“Fairness Opinion” has the meaning set forth in Section 6.8.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.17(a).

“Form S-4” has the meaning set forth in Section 6.5(a).

“Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) all shares of Company Preferred Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of Rollover Warrant Shares; plus (d) the aggregate number of Rollover RSU Shares.

Annex A-5

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Healthcare Laws” means all applicable Laws and Orders applicable to the research, development, testing, production, manufacture, pricing, marketing, promotion, sale, distribution, coverage or reimbursement of the Company Products, including: (a) the Federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C. § 301) and FDA implementing regulations; (b) any comparable foreign Laws for the foregoing; (c) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)) and the regulations promulgated thereunder, the Federal Health Care Fraud law (18 U.S.C. § 1347), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Physician Payments Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), Stark Law (42 U.S.C. §1395nn), the Federal False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), (42 U.S.C. §§1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH Act), and any comparable state or local Laws; (d) the applicable requirements of Medicare, Medicaid and other Authority healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous laws of any federal, state, local, or foreign jurisdiction applicable to the Company; (e) all applicable Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of health information; (f) applicable state licensing, disclosure and transparency reporting requirements; and (g) any Laws of Japan, the European Union, member states of the European Union, and any other country in which the Company Products are tested, manufactured, marketed or distributed, or in which country the Company does business, which Laws are similar, analogous, or comparable to any item set forth in Clauses (a) through (f) above.

“Hereditary Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan, (j) long term and short term deferred revenue, (k) any obligations that the Company has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Company under the CARES Act and applicable rules and regulations thereunder, and (l) any agreement to incur any of the same. For informational purposes, Indebtedness shall include any grants or loans that are not carried as tangible liabilities on the Financial Statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the Financial Statements), including the Company’s obligations under the Contracts set forth on Schedule 4.15(a).

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“Intellectual Property Rights” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: technology, know-how, trade secrets, and Software, in each case whether or not patentable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor (collectively, “Trademarks”); discoveries, inventions, ideas, patents, patent applications, utility models, industrial designs, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, validations, and other extensions of patents, patent applications, utility models and industrial designs (“collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“IP Contracts” means, collectively, any and all Contracts to which the Company is a party or by which any of its properties or assets is bound, in any case under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property Rights of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property Rights owned or purported to be owned by the Company or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property Rights (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to a prospectus dated October 7, 2020.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge of James Rolke and Chester S. Zygmont, III after reasonable inquiry.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge of Andreas Typaldos and Sean Fitzpatrick after reasonable inquiry.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Lease” means the lease for laboratory space located at 11011 Torreyana Rd., Suite 102, San Diego, California, together with all fixtures and improvements erected on the premises leased thereby.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit C, restricting the sale, transfer or other disposition of the shares of Parent Common Stock received by the Company Securityholders at the Closing in connection with the Merger.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of

Annex A-7

the Company Securityholders and the Company, on the one hand, or of Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

“Merger Consideration Shares” means an aggregate of 10,500,000 shares of Parent Common Stock.

“Material Contracts” has the meaning set forth in Section 4.15(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“Nasdaq” means Nasdaq Capital Market.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Offering Shares” has the meaning set forth in Section 6.5(f).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent Board Recommendation” has the meaning set forth in the Recitals.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.7(a).

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.2 (Corporate Authorization), Section 5.5 (Finders’ Fees), Section 5.6 (Issuance of Shares), and Section 5.7 (Capitalization).

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Preferred Stock” has the meaning set forth in Section 5.7(a).

“Parent Private Warrants” means each warrant issued to the Sponsor in a private placement at the time of the consummation of the IPO at a price of $1.00 per private warrant, entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per whole share.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrants” means each warrant issued as part of a Parent Unit, entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per whole share.

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent Reserve Shares” has the meaning set forth in Section3.2(c).

“Parent RSU Award” means a Restricted Stock Unit Award of the Parent.

“Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Parent Securities” means the Parent Common Stock, Parent Units and Parent Warrants, as applicable.

“Parent Stockholder Approval” has the meaning set forth in Section 5.2.

Annex A-8

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Parent Unit” means each unit of Parent issued in the IPO comprised of (a) one share of Parent Common Stock and (b) one warrant to purchase one share of Parent Common Stock at a price of $11.50 per whole share.

“Patents” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); and (d) the Liens set forth on Schedule 1.1(b).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” has the meaning set forth in Section 4.18(m).

“Per Share Merger Consideration” means the portion of the Merger Consideration Shares with respect to a single share of Company Common Stock or a single share of Company Preferred Stock, as the case may be, equal, in each case, to the quotient obtained by dividing (x) the Merger Consideration Shares by (y) the Fully Diluted Company Shares.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability.

“Prospectus” has the meaning set forth in Section 11.13.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of: (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

Annex A-9

“Rollover RSU Shares” means all shares of Company Common Stock issuable upon vesting of Company RSU Awards outstanding as of immediately prior to the Effective Time.

“Rollover Warrant Shares” means all shares of Company Common Stock issuable upon exercise of Company Warrants outstanding as of immediately prior to the Effective Time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means Petra Investment Holdings, LLC.

“Sponsor Support Agreement” means the agreement among the Company, the Parent, and the Sponsor and other parties thereto relating to the ownership and lock-ups of Parent Securities; substantially in the form attached as part of Exhibit B hereto.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Trading Day” means (a) for so long as the Parent Common Stock is listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; (b) when and if the Parent Common Stock is quoted on Nasdaq or any similar system of automated dissemination of

Annex A-10

quotations of securities prices, days on which trades may be made on such system; or (c) if the Parent Common Stock is not listed or admitted to trading on any national securities exchange or quoted on Nasdaq or similar system, days on which the Common Stock is traded regular way in the over-the- counter market and for which a closing bid and a closing asked price for the Common Stock are available

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trust Fund” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.
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ARTICLE II
MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, which shall change its name to “Revelation Biosciences, Inc.”.

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger in the form attached hereto as Annex I with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 U.S. Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Sections 4.25(e) and 5.18(e), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

2.5 Certificate of Incorporation; Bylaws.

(a) The Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in the exhibit to the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

(b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Revelation Biosciences, Inc.”, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

2.6 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

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2.7 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, the individuals set forth on Schedule III shall be the initial directors of the Surviving Corporation and shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) At the Effective Time, the individuals set forth on Schedule IV shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.8 Directors of Parent. At the Effective Time, Parent’s Board of Directors will consist of five (5) directors. The Company shall have the right to designate all five (5) directors to the Board as of the Effective Time. The names of such designees are set forth on Schedule III. At least a majority of the Board of Directors shall qualify as independent directors under the Exchange Act and Nasdaq rules.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Capital Stock. All Merger Consideration Shares paid or payable in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the Effective Time, there shall be no further registration of transfers of shares Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Merger Consideration Shares provided for, and in accordance with the procedures set forth, in ARTICLE III.

ARTICLE III
EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (or any of its Subsidiaries) (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Company Capital Stock, if any, held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(b) Conversion of Shares of Company Preferred Stock.

(i) Each share of Company Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Series A-1 Preferred Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive (and upon such conversion pursuant to this Section 3.1(b)(i) shall have no further rights with respect thereto) the Per Share Merger Consideration.

(ii) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Series A Preferred Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive (and upon such conversion pursuant to this Section 3.1(b)(ii) shall have no further rights with respect thereto) the Per Share Merger Consideration.

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(c) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares constituting Dissenting Shares) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive (and upon such conversion pursuant to this Section 3.1(c) shall have no further rights with respect thereto)the Per Share Merger Consideration.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (and such shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).

3.2 Treatment of Company RSU Awards and Company Warrants.

(a) Treatment of Company RSU Awards. Prior to the Effective Time, the Company’s Board of Directors shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, each Company RSU Award that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and shall be converted into a Parent RSU Award in accordance with this Section 3.2. Each Parent RSU Award shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company RSU Award immediately before the Effective Time (including vesting, repurchase, cashless exercise or other lapse restrictions). As soon as practicable after the Effective Time, Parent shall deliver to the holders of Parent RSU Awards appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Parent RSU Awards shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 3.2(a) after giving effect to the Merger). As of the Effective Time, each such holder of Company RSU Awards so assumed and converted will receive that number of whole Parent RSU Awards equal to the product (rounded down to the nearest whole number) of: (i) the number of Company RSU Awards held by that holder as of immediately prior to the Effective Time; multiplied by (ii) the Common Stock Exchange Ratio.

(b) Treatment of Company Warrants. Immediately following the date of this Agreement, the Company’s Board of Directors shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Warrants as necessary to provide that, at the Effective Time, each Company Warrant shall be converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such Company Warrant, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time by the Common Stock Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Company Common Stock of such Company Warrant divided by (y) the Common Stock Exchange Ratio (a “Converted Warrant” and collectively, the “Converted Warrants”)).

(c) At or prior to the Effective Time, Parent shall reserve from the Merger Consideration Shares for future issuance that number of shares of Parent Common Stock equal to the maximum aggregate number of shares of Parent Common Stock that will be subject to the Parent RSU Awards and the Converted Warrants as a result of the actions contemplated by this Section 3.2 (collectively, such reserved shares being referred to as the “Parent Reserve Shares”).

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Company Shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of

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Section 4.1, without interest thereon, upon surrender of the Company Stock Certificate or Company Stock Certificates representing such Dissenting Shares in accordance with Section 4.4. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this ARTICLE III, the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration Shares payable pursuant to this Agreement (such shares of Parent Common Stock, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration Shares out of the Exchange Fund in accordance with the applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s applicable portion of the Merger Consideration Shares from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company) (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Merger Consideration Shares to such Company Stockholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration Shares that remains undistributed to the Company Stockholders for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Merger Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Parent Share Cap. For the purpose of clarification, and notwithstanding any other provision of this Agreement, the maximum number of shares of Parent’s Common Stock issuable in the aggregate upon the conversion and exchange in the Merger of the Company Common Stock and the Company Preferred Stock, together with the Parent Reserve Shares shall not exceed 10,500,000.

3.6 Adjustment. The Merger Consideration Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring prior to the date the Merger Consideration Shares are issued.

3.7 No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any fractional shares of Parent Common Stock will be rounded down to the nearest whole number of shares of Parent Common Stock.

3.8 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and

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the Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.9 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Merger Consideration Shares to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

4.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted. The Company is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company. The Company has offices located only at the addresses set forth on Schedule 4.24. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate of Incorporation and the Company’s Bylaws, in each case as amended to the date hereof. The Company Certificate of Incorporation and the Company’s Bylaws so delivered are in full force and effect. The Company is not in violation of the Company Certificate or Company’s Bylaws.

4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery

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and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of the holders of (a) a majority of the outstanding shares of Company Capital Stock entitled to vote thereon, (b) at least sixty percent (60%) of the outstanding shares of the Company Series A Preferred Stock, voting as a separate class, and (c) at least sixty percent (60%) of the outstanding shares of the Company Series A-1 Preferred Stock, voting as a separate class, in each case, who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (collectively, the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or to any of its properties, rights or assets, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, notice, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or to a loss of any material benefit to which the Company is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or any of its properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s properties, rights or assets, or (e) require any consent, notice, approval or waiver from any Person pursuant to any provision of the Company Certificate of Incorporation or Bylaws of the Company, except for such consent, notice, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 11,000,000 shares of the Company Common Stock, par value $0.001 per share, of which 2,308,887 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share, of which (x) 628,930 are designated as Series A Preferred Stock, all of which are issued and outstanding, and (y) 1,100,000 of which are designated as Series A-1 Preferred Stock, 684,450 of which are issued and outstanding, as of the date of this Agreement. There are (i) 325,000 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan, of which 169,058 Company RSU Awards have been issued. There are Company Warrants to purchase 61,600 shares of Company Common Stock issued and outstanding. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock or Company Preferred Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names.

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Schedule 4.5(a) contains a true, correct and complete list of each Company Warrant outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof.

(b) Except for the Company RSU Awards and the Company Warrants and as set forth on Schedule 4.5(b), there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Certificate of Incorporation or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).

4.6 Corporate Records. All proceedings occurring since May 4, 2020 (inception) of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby that are required by Law or the Company Certificate of Incorporation or the Company’s Bylaws, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete.

4.7 Subsidiaries. The Company does not own, directly or indirectly, as of the date hereof, (i) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (ii) any other interest or participation that confers on the Company the right to receive (A) a share of the profits or losses of, or distributions of assets of, any other Person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

4.8 Consents. The Company is not subject to any Contract requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) The Company has delivered to Parent (a) the audited balance sheet of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal year ended December 31, 2020 including the notes thereto (collectively, the “Annual Financial Statements”), and (b) the unaudited balance sheet of the Company as of June 30, 2021 and June 30, 2020 and the related statements of operations, changes in stockholders’ equity and cash flows for the three-month periods ended June 30, 2021 and June 30, 2020 (collectively, the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since December 31, 2020 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Balance Sheet that are not material individually or in the aggregate; (iii) liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) are material liabilities, individually or in the aggregate, that, result from, arise out of, or relate to any breach or violation of, or default under, a Contract or applicable Law); and (iv) expenses incurred in connection with the negotiation,

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execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(c) The Company does not have any Indebtedness.

4.10 Books and Records. The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Books and Records of the Company have been maintained, in all material respects in accordance with reasonable business practices and applicable Laws.

4.11 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions, receipts and expenditures are executed and made only in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not identified or been made aware of any fraud that involves the Company, its management, or other employees or any claim or allegation regarding any of the foregoing, and the Company has not received any written notice from its independent accountants regarding any of the foregoing.

4.12 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted in all material respects its Business in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.13 Properties; Title to the Company’s Assets.

(a) All material items of Tangible Personal Property are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses, meet all specifications and warranty requirements with respect thereto and are sufficient to operate the Business in the same manner as currently conducted. All of the Tangible Personal Property is located at the offices of the Company.

(b) The Company has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. No such tangible asset is subject to any Lien other than Permitted Liens. The Company’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.14 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the officers or directors of the Company, the Business, any of the Company’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement. There are no outstanding judgments against the Company. The Company is not, and has not been since May 4, 2020 (inception), subject to any Action by any Authority.

4.15 Contracts.

(a) Schedule 4.15(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company of $500,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all clinical research, third-party outsourced manufacturing and distribution Contracts;

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(iii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts, in each case requiring annual payments or expenses by any party of $100,000 or more, other than Standard Contracts;

(iv) each Contract with any current officer, director or employee of the Company, under which the Company (A) has continuing obligations for payment of an annual base salary of at least $100,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(v) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company is a party;

(vi) all Contracts relating to any acquisitions or dispositions of material assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vii) all IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder;

(viii) all Contracts limiting the freedom of the Company to compete in any line of business or industry, with any Person or in any geographic area or from soliciting or hiring any Person with respect to employment;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(x) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $100,000 per year;

(xii) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness);

(xiii) all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational documents of the Company);

(xiv) all Contracts not cancellable by the Company with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $500,000 per the terms of such contract;

(xv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement;

(xvi) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Additional Agreement;

(xvii) all collective bargaining agreements with a labor union; and

(xviii) all Contracts that address the provisions for business associate contracts required by HIPAA.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of

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notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto. The Company has made available to Parent true, correct and complete copies of all Material Contracts.

(c) The Company is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.16 Licenses and Permits. Schedule 4.16 sets forth a true, complete and correct list of each Permit, together with the name of the Authority issuing the same. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has all Permits necessary to operate the Business, except as would not individually or in the aggregate be, or would not reasonably be expected to be, material to the business of the Company and each of the Permits is in full force and effect. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and, to the Company’s Knowledge, there is not any pending or threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any material Permit. The representations and warranties set forth in this Section 4.16 do not cover representations and warranties as to Healthcare Permits which are solely addressed in Section 4.19.

4.17 Compliance with Laws.

(a) Neither the Company nor to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company, is in violation in any material respect of, and, since May 4, 2020 (inception), no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since May 4, 2020 (inception), (i) to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company of, or failure on the part of the Company to comply with, or any liability suffered or incurred by the Company in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company. Since May 4, 2020 (inception), the Company has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, the Company is, and since May 4, 2020 (inception) has been, in compliance in all material respects with: (i) every Law applicable to the Company due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to the Company; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since May 4, 2020 (inception), the Company has not been threatened or charged in writing (or to the Company’s Knowledge orally) with or given written (or to the Company’s Knowledge oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company is not under any investigations with respect to any such Law.

(b) Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.18 Intellectual Property.

(a) Schedule 4.18(a) sets forth a true, correct and complete list of all (i) registered Intellectual Property Rights and applications for registration of Intellectual Property Rights owned or purported to be owned (in each case, whether exclusively, jointly with another Person or otherwise) or filed by the Company or in which the Company

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has or purports to have an exclusive interest of any nature, including all registered or applications for registration of Trademarks, Patents, and Copyrights; (ii) unregistered material Trademarks used by the Company in the operation of the Business as currently conducted; (iii) all Domain Names owned or purported to be owned by the Company in the operation of the Business as currently conducted; and (iv) all social media handles owned, purported to be owned, or used by the Company in the operation of the Business as currently conducted; specifying as to each, as applicable: (A) the nature of such Intellectual Property Right; (B) the owner of such Intellectual Property Right and the nature of such ownership; and (C) the jurisdictions by or in which such Intellectual Property Right has been issued, registered or in which an application for such issuance or registration has been filed or for unregistered Intellectual Property Rights, used by the Company. Except as set forth on Schedule 4.18(a), with respect to the Intellectual Property Rights (x) owned or purported to be owned by the Company, the Company exclusively owns such Intellectual Property Rights, and (y) licensed to the Company by a third Person, the Company has valid, enforceable and adequate rights to use such Intellectual Property Rights, in each case, that are or would reasonably be expected to be material to the Business as currently conducted. The Intellectual Property Rights owned or purported to be owned by or exclusively licensed to the Company have not been adjudged by a court of competent jurisdiction invalid or unenforceable in whole or in part. No Intellectual Property Right that is listed or required to be listed on Schedule 4.18(a) and owned or purported to be owned by the Company, or to the Knowledge of the Company with respect to such Intellectual Property Rights licensed to the Company by a third Person, is involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect to any such Intellectual Property Rights. All registration, maintenance and renewal fees currently due in connection with such registered Intellectual Property Rights owned or purported to be owned by the Company, or to the Knowledge of the Company with respect to such Intellectual Property Rights licensed to the Company by a third Person, have been paid and all documents, recordations and certificates in connection with such registered Intellectual Property Rights currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such registered Intellectual Property Rights and recording the Company’s ownership or other interests therein.

(b) The Company is the sole and exclusive owner of each item of Intellectual Property Rights owned or purported to be owned by the Company, including the items of Intellectual Property Rights identified on Schedule 4.18(a) as being owned by the Company (other than any co-owners disclosed on Schedule 4.18(a)), free and clear of any Liens (other than Permitted Liens). To the Knowledge of the Company, the Company has a valid right to use the Intellectual Property Rights used (but not owned) by it in the operation of the Business as presently conducted.

(c) All registered Intellectual Property Rights listed on Schedule 4.18(a) are subsisting and enforceable and, to the Knowledge of the Company, valid. To the Knowledge of the Company, there is no Intellectual Property Right owned by any third Person that (i) is required by the Company to conduct the Business as currently conducted and (ii) the Company is not currently authorized to use. To the Knowledge of the Company, the operation of the Business as conducted since May 4, 2020 (inception) and the use of any Intellectual Property Rights in connection therewith do not conflict with, infringe, misappropriate or otherwise violate any Patent of any third Person. To the Knowledge of the Company, the operation of the Business as conducted since May 4, 2020 (inception) and the use of any Intellectual Property Rights in connection therewith do not conflict with, infringe, misappropriate or otherwise violate any non-Patent Intellectual Property Rights, including rights of privacy, publicity and endorsement, of any third Person. To the Knowledge of the Company, the Intellectual Property Rights set forth on Schedule 4.18(a) include all of the material Intellectual Property Rights used in the ordinary day-to-day conduct of the business of the Company. To the Knowledge of the Company, there is no prior art that discloses the entirety of any of the patent applications within the Intellectual Property Rights. To the Knowledge of the Company, there is no patent or published patent application, in the U.S. or other jurisdiction, which, in the case of a patent, contains claims or, in the case of a published patent application, contains patentable claims, in any case that dominate or may dominate any of the Intellectual Property Rights described on Schedule 4.18(a) or that interferes with the issued or pending claims of any such Intellectual Property Rights.

(d) Except as set forth on Schedule 4.18(d), (i) to the Knowledge of the Company there are no rights of third Persons to any of the Intellectual Property Rights exclusively licensed to or purported to be exclusively licensed to the Company, including Liens; (ii) to the Knowledge of the Company there is no, and has not been since May 4, 2020 (inception) any, infringement by third Persons of any Intellectual Property Rights owned by, purported to be owned by, exclusively licensed to or purported to be exclusively licensed to the Company; (iii) there is no pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened Action by any Person challenging the rights of the Company in or to, or the validity, enforceability, registrability, or scope of, any Intellectual Property

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Rights owned by, purported to be owned by, licensed to or exclusively licensed to the Company; and (iv) there is no pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened Action by any Person alleging that the Business or the Company use of any Intellectual Property Right infringes or otherwise violates, has infringed, or otherwise violated since May 4, 2020 (inception), or would infringe or otherwise violate, any Intellectual Property Right of any other Person. Since May 4, 2020 (inception), the Company has not been a party to any Action that involves a claim that the Company has infringed or misappropriated any third Person Intellectual Property Rights.

(e) To the Company’s Knowledge, there is no and has not been since May 4, 2020 (inception) any unauthorized use, unauthorized disclosure, infringement or misappropriation of any Intellectual Property Right owned or exclusively in-licensed by the Company, by any third Person. The Company has not instituted an Action that involves a claim of infringement or misappropriation of any such Intellectual Property Rights in the above-identified time periods.

(f) Each Intellectual Property Right used or developed by the Company in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by or in-licensed to the Company, and no client, customer or other Person has any claim of ownership to the Intellectual Property Rights used or developed by the Company in the performance of any such Contract.

(g) Except as disclosed on Schedule 4.18(g), each employee consultant and contractor who has contributed to or participated in the creation or development of any Intellectual Property Rights or any technology, know-how, Software and works of authorship on behalf of the Company or any predecessor in interest thereto has executed a written Contract with the Company under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property and technology, know-how, Software and works of authorship to the Company (or such predecessor in interest, as applicable); (ii) only with respect to Intellectual Property Rights and technology, know-how, Software and works of authorship that cannot be assigned pursuant to an agreement described in clause (i) of this Section 4.18(g), has licensed to the Company rights to use such Intellectual Property Rights and technology, know-how, Software and works of authorship; and (iii) is obligated to maintain the confidentiality of the Company’s confidential information both during and after the term of such Person’s employment or engagement. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company is or has been in violation of any term of any such Contract, any employment, retention, patent disclosure, invention assignment, non-competition, non-solicitation, or nondisclosure Contract or any restrictive covenant to or with a former employer or engaging entity where the basis of such violation relates to such Person’s employment with or engagement by the Company.

(h) No (i) government funding or (ii) facility of a university, college, other educational institution or research center was used in the development of any item of Intellectual Property Right owned or purported to be owned by, or to the Knowledge of the Company exclusively licensed to or purported to be exclusively licensed to, the Company. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any material item of Intellectual Property Right owned by, purported to be owned by, exclusively licensed to or purported to be exclusively licensed to the Company has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(i) None of the Intellectual Property Rights owned by, purported to be owned by, or used or held for use by the Company is subject to any pending or outstanding Order or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property Rights by the Company.

(j) To the Knowledge of the Company, none of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Intellectual Property Rights owned or purported to be owned by, or any material item of Intellectual Property Rights licensed to, or used or held for use by the Company immediately prior to the Closing, to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property Rights to the same extent as the Company was permitted immediately before the Closing.

(k) The Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights.

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(l) The Company has used its reasonable efforts to maintain the confidentiality of all Trade Secrets and other items of Intellectual Property Rights that are confidential and all other confidential information, data and materials owned by or licensed to the Company. To the Company’s Knowledge, the transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company.

(m) The Company has in place commercially reasonable policies (including internal and external privacy policies), rules, and procedures regarding the Company’s collection, use, processing, disclosure, disposal, dissemination, storage and protection of Personal Information. The Company has complied in all material respects with such privacy policies, rules, and procedures in connection with any collection, use, or disclosure by the Company of any Personal Information of any Person. To the Company’s Knowledge, there are no complaints to or audits, proceedings, investigations or claims pending against the Company by any Authority, or by any Person, in respect of the collection, use or disclosure of Personal Information The Company has implemented measures designed to protect all Personal Information of any Person maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse. Without limiting the generality of the foregoing, since May 4, 2020 (inception), to the Company’s Knowledge, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company). “Personal Information” means (i) any data or information that, alone or in combination with other data or information identifies an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person, or such Person’s vehicle, browser or device); (ii) or any other data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law or Healthcare Law.

(n) To the Company’s Knowledge, the Company Software is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company has not incorporated Publicly Available Software into the Company’s products and services, and the Company has not distributed Publicly Available Software as part of the Company’s products and services . The Company has not used Publicly Available Software in a manner that subjects, in whole or in part, any Company Software to any Hereditary License obligations. The Company is not required to provide to any third Person, and the Company has not provided to any third Person, the source code of any Company Software that is owned, purported to be owned by, exclusively licensed, or purported to be exclusively licensed to the Company. The Company is in compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company. The Company has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software. No Intellectual Property Right of the Company is subject to any technology or source code escrow arrangement or obligation.

(o) The Company has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and in compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company in connection with the operation of the Business (the “Company Information Systems”). To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company.

4.19 Healthcare Compliance.

(a) The Company is, and has been since May 4, 2020 (inception), in compliance in all material respects with all applicable Healthcare Laws.

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(b) Since May 4, 2020 (inception), the Company has not received written or, to the Knowledge of the Company, oral notice of: (i) any pending or threatened Action by the FDA or any other Authority alleging that any operation or activity of the Company is in violation of any applicable Healthcare Law, (ii) any investigation by an Authority related to any potential or alleged violation by the Company of any applicable Healthcare Laws, or (iii) being charged with any act that would subject the Company to liability for criminal or civil money penalties, product seizure, injunction, mandatory exclusion, permissive exclusion, or other administrative sanctions under any Healthcare Laws. The Company is not and since May 4, 2020 (inception) has not been a party or subject to a corporate integrity agreement or any administrative or judicial consent order imposed pursuant to action by the Office of Inspector General of the United States Department of Health and Human Services or any similar monitoring agreement or consent order pursuant to action by any other Authority. The Company has no reporting obligations pursuant to any settlement agreement entered into with any Authority for an alleged violation of any Healthcare Laws. As of the date hereof, there are no restrictions imposed by any Authority upon the Business, activities, or services of the Company that would prevent it from operating as it currently operates or intends to operate.

(c) All pre-clinical and clinical investigations conducted or sponsored by the Company and submitted or intended to be submitted to an Authority to support a regulatory approval, clearance, or other form of marketing authorization in any country, were and are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Authority, including to the extent applicable: (i) FDA or other applicable regulatory agency’s regulations for conducting non-clinical laboratory studies , (ii) applicable FDA or other applicable regulatory agency’s standards for the design, conduct, monitoring, auditing, recording, analysis and reporting of clinical trials and (iii) applicable Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA.

(d) Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(e) To the Knowledge of Company, no officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which exclusion, debarment, or suspension is mandated by 21 U.S.C. §335a(a), 42 U.S.C. §1320a-7 or any similar Healthcare Laws or authorized by 21 U.S.C. §335a(b), 42 U.S.C. §1320a-7 or any similar Healthcare Laws. Neither the Company nor, to the Knowledge of Company, any officer, employee or agent of the Company has been charged with or convicted of any crime or engaged in any conduct for which such person could be excluded, debarred, suspended or otherwise deemed ineligible from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Laws. No Actions that would reasonably be expected to result in debarment, suspension or exclusion are pending or, to Company’s Knowledge, threatened against the Company or, to Company’s Knowledge, any of its Representatives performing research or work on behalf of the Company.

(f) The Company has not received any written (or, to the Knowledge of the Company, oral) notice or correspondence from the FDA or any other Authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing clinical trials conducted by, or on behalf of, the Company.

(g) No data generated by the Company with respect to the Company Products is the subject of any Action, either pending or, to Company’s Knowledge, threatened, by any Authority relating to the truthfulness or scientific integrity of such data.

(h) Since May 4, 2020 (inception), neither the Company nor, to Company’s Knowledge, any of its respective contract manufacturers, has received any Form FDA 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Company by the FDA or any other Authority. Each Company Product is

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being or has been developed, manufactured, stored and distributed in compliance in all material respects with all Healthcare Laws and all Applicable Laws, including those related to investigational use, Quality Systems Regulations (QSR), current good manufacturing practices, packaging, storing, import/export, distribution, provision of samples, record keeping, and reporting. There is no investigation, action or proceeding pending or, to the Knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product. No manufacturing site owned, leased or operated by the Company or, to Company’s Knowledge, any of their respective contract manufacturers, is or has since May 4, 2020 (inception) been subject to a shutdown or import or export prohibition imposed or requested by FDA or another Authority.

4.20 Accounts Payable; Affiliate Loans.

(a) The accounts payable of the Company reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) The Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.21 Employees; Employment Matters.

(a) Schedule 4.21(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company as of the date hereof, setting forth the name, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2020.

(b) The Company is not a party to any collective bargaining agreement, and, to the Knowledge of the Company, since May 4, 2020 (inception), there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company, and, since May 4, 2020 (inception), the Company has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company, the Company is not subject to any attempt by any union to represent Company employees as a collective bargaining agent.

(c) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Authority relating to employees of the Company. Since May 4, 2020 (inception), the Company has not engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation (collectively, the “WARN Act”).

(d) The Company is, and since May 4, 2020 (inception) has been, in material compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, leaves, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes. Since May 4, 2020 (inception), no audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company, are threatened to be conducted by any Authority with respect to applicable Laws regarding employment or labor Laws. To the Knowledge of the Company, the Company has complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and none of the Company currently employs, or since May 4, 2020 (inception) has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Authority is currently being conducted, pending or, to the

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Knowledge of the Company, threatened to be conducted in respect to any foreign workers employed by the Company. Schedule 4.21(d) discloses in respect to each individual who is employed by the Company pursuant to a visa, (i) the expiration date of such visa and (ii) whether the Company has made any attempts to renew such visa. No employee of the Company has, since May 4, 2020 (inception), brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation, including overtime amounts.

(e) To the Knowledge of the Company, no key employee or officer of the Company is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company or (B) the Company’s business or operations. No key employee or officer of the Company has given written notice of their definite intent to terminate their employment with the Company, nor does the Company have any present intention to terminate the employment of any of the foregoing.

(f) Except as set forth on Schedule 4.21(f), the employment of each of the key employees is terminable at will without any penalty or severance obligation on the part of the Company. All material sums due for employee compensation and all vacation time owing to any employees of the Company, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the Company.

(g) Each current and former employee and officer, and where appropriate, each independent contractor and consultant, of the Company has executed a form of proprietary information and/or inventions agreement or similar agreement. To the Knowledge of the Company, no current or former employees, officers or consultants are or were, as the case may be, in violation thereof. Other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company, no current or former employee, officer or consultant of the Company has disclosed excluded works or inventions made prior to his or her employment or consulting relationship with the Company from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

(h) With regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company, the Company has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and the Company does not have any Liability by reason of any individual who performs or performed services for the Company, in any capacity, being improperly excluded from participating in any Plan. Each individual engaged by the Company as an independent contractor or consultant is, and since May 4, 2020 (inception) has been, properly classified by the Company as an independent contractor, and the Company has not received any notice from any Authority or Person disputing such classification. To the Knowledge of the Company, each of the employees of the Company is, and since May 4, 2020 (inception) has been, properly classified by the Company as “exempt” or “non-exempt” under applicable Law.

(i) There is no, and since May 4, 2020 (inception) there has been no, written notice provided to the Company of any claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company; nor there is any pending obligation for the Company under any settlement or out-of-court or pre-litigation arrangement relating to such matters or (iii) nor to the Knowledge of the Company, has any such litigation, settlement or other arrangement been threatened.

(j) Since May 4, 2020 (inception), the Company has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company or third-parties who interacted with current and/or former employees of the Company. With respect to each such written claim with potential merit, the Company has taken corrective action.

(k) As of the date hereof and since May 4, 2020 (inception), there have been no audits by any Authority, nor have there been any charges, fines, or penalties under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company. The Company is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issued in relation to OSHA.

(l) The Company has complied with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Authority (whether in the United States or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate

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precautions regarding its employees. As of the date hereof, all employees of the Company who are reasonably able to conduct their duties remotely are working remotely. There have been no, and there are no pending or anticipated layoffs, leaves of absence or terminations of employment in respect to the employees of the Company as a result of the COVID-19 pandemic. The Company has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company has taken prompt corrective action that is reasonably calculated to prevent further spread of COVID-19 within the Company’s workplace.

(m) Except as set forth on Schedule 4.21(m), the Company has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

4.22 Withholding. All obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through the date hereof, have been paid or adequate accruals therefor have been made on the Company Financial Statements. All reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.

4.23 Employee Benefits.

(a) Schedule 4.23(a) sets forth a correct and complete list of all material Plans. With respect to each material Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report on Form 5500 and accompanying schedules, if any, since its inception in May 4, 2020; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) the most recent written results of all required compliance testing, if any, since its inception in May 4, 2020.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). None of the Company, or any ERISA Affiliate, has withdrawn at any time since May 4, 2020 (inception) from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All premiums

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due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with Section 409A of the Code.

(j) Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(k) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.24 Real Property.

(a) Except as set forth on Schedule 4.24, the Company does not own or has ever owned, or otherwise has an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Lease is the only Contract pursuant to which the Company leases any real property or right in any Real Property. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.24, free and clear of all Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to the Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company holds the leasehold estate established under the Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person.

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The Lease leases all useable square footage of the premises located at the leased Real Property. The Company does not owe any brokerage commission with respect to any Real Property. The Company has made available to Parent a true and complete copy of the Lease.

4.25 Tax Matters. Except as set forth on Schedule 4.25:

(a) (i) The Company has duly and timely filed all income and all other material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vi) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company; (viii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction, the Company is not nor has it ever been subject to Tax in any country by virtue of having a permanent establishment or other place of business in that country, and the Company is and has always been a tax resident solely in its country of incorporation; (ix) the Company has made available to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2015; (x) the Company is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes); (xi) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xii) the Company has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiii) the Company has not requested any extension of time within which to file any Tax Return (other than an automatic extension in the ordinary course of business), which Tax Return has since not been filed; (xiv) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xv) the Company has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Company will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d) The Company has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

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(e) The Company has not taken any action (nor permitted any action to be taken), and to the Company’s Knowledge, there is no fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) The Company has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

No representation or warranty is made in this Agreement with respect to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute of the Company or the availability of any Tax position in any Taxable period (or portion thereof) beginning after the Closing Date.

4.26 Environmental Laws. Since May 4, 2020 (inception), the Company has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company alleging any failure to so comply. The Company has not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity of the Company. There are no Hazardous Material in, on or under any properties owned, leased or used at any time by the Company that could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.27 Finders’ Fees. Except as set forth on Schedule 4.27, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.28 Powers of Attorney, Suretyships and Bank Accounts. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person. Schedule 4.28 sets forth, as of the date hereof, a true, complete and correct list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box, including the names and identification of all Persons authorized to draw thereon or have access thereto.

4.29 Directors and Officers. Schedule 4.29 sets forth a true, correct and complete list of all directors and officers of the Company.

4.30 Anti-Money Laundering Laws.

(a) The Company currently is and, since May 4, 2020 (inception) has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the Foreign Corrupt Practices Act, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including

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the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company, has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.31 Insurance. All forms of insurance owned or held by and insuring the Company are set forth on Schedule 4.31, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company is a party or by which the Company is bound. The Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company.

4.32 Related Party Transactions. Except as set forth in Schedule 4.32, as contemplated by this Agreement, no Affiliate of the Company, current or former director, manager, officer or employee of any Person in the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company, (b) owns any material asset, property or right, tangible or intangible, which is used by the Company, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company.

4.33 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the time of the Parent Stockholder Meeting or at the Effective Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.2 or 5.7, Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Each Parent Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Additional Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Additional Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

5.4 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

5.5 Finders’ Fees. Except as set forth on Schedule 5.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such Merger Consideration Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable

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securities laws and the organizational or constitutive documents of the Parent. The Merger Consideration Shares shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.7 Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 1,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”) of which 9,097,689 shares of Parent Common Stock (inclusive of Parent Common Stock included in any outstanding Parent Units), and no shares of Parent Preferred Stock are issued and outstanding. In addition, (i) 10,511,597 Parent Warrants (inclusive of Parent Public Warrants included in any outstanding Parent Units and Parent Private Warrants) exercisable for 10,511,597 shares of Parent Common Stock are issued and outstanding. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Units, shares of Parent Common Stock and Parent Warrants have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitutive documents of Parent.

(b) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”), of which 100 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.9 Trust Fund. As of the date of this Agreement, Parent has approximately $73,500,000 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at J.P. Morgan Chase Bank, N.A., and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of October 7, 2020, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of

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incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Listing. The Parent Units, Parent Common Stock and Parent Public Warrants are listed on Nasdaq, with trading tickers “PAICU,” “PAIC” and “PAICW.” Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, Parent Common Stock or Parent Warrants or terminate the listing of the Parent on Nasdaq. None of the Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, Parent Common Stock or Parent Warrants under the Exchange Act.

5.11 Board Approval.

(a) Parent’s Board of Directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation and bylaws and (iv) recommended to the Parent’s stockholders to adopt and approve each of the Parent Proposals.

(b) The Merger Sub’s Board of Directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder.

5.12 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they

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were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.13 Certain Business Practices. Neither Parent, nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent, nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.14 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

5.15 Affiliate Transactions. Except as set forth on Schedule 5.15 and as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its subsidiaries, on the other hand.

5.16 Litigation. There is no (a) Action pending, or, to the Knowledge of Parent, threatened against Parent or any of its subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its subsidiaries.

5.17 Expenses, Indebtedness and Other Liabilities. Except as set forth on Schedule 5.17 and as described in Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

5.18 Tax Matters. Except as set forth on Schedule 5.18:

(a) (i) Parent has duly and timely filed all income and all other material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended, which waiver or extension is in effect; (v) Parent has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent; (vi) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to Parent; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (viii) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction, Parent is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of Parent members by virtue of having a permanent establishment or other place of business in that country, and the members of Parent are and have always been tax residents solely in their respective countries of incorporation or formation; (ix) Parent has made available to Company true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period since its formation; (x) there is no outstanding power of attorney from Parent authorizing anyone to

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act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (xi) Parent is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes); (xii) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xiii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiv) Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xv) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvi) the Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c) The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d) The Parent has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) The Parent has not taken any action (nor permitted any action to be taken), and to the Parent’s Knowledge, there is no fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) From the date hereof through the Closing Date, each party shall conduct business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions outside the ordinary course of business without the prior written consent of the other party, and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1(a), from the date hereof through and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, and the Company shall cause its Subsidiaries not to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, any Material Contract or (B) in the case of Parent, material contract, agreement, lease, license or other right or asset of Parent, as applicable;

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(iii) solely in the case of the Company, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $500,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $100,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments or in the ordinary course of business;

(vi) (A) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder, shareholder or other equityholder in its capacity as such (which for the avoidance of doubt does not include payment of salary, benefits, commissions and other regular and necessary customary payments made in the ordinary course of business); or (C) except as contemplated hereby or by any Additional Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(vii) (A) make any loan, advance or capital contribution to any Person; (B) incur any new Indebtedness including drawings under the lines of credit, in the case of the Company, in excess of an aggregate principal amount of $50,000 or such lesser amount if the aggregate principal amount of such new Indebtedness together with the aggregate principal amount all other Indebtedness of the Company would exceed $100,000, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus, (2) loans evidenced by convertible promissory notes made to Company as working capital advances in an aggregate principal amount not to exceed $50,000 and (3) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(viii) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(ix) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business);

(x) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xi) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xii) adopt any severance, retention or other employee plan, or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xiii) institute, settle or agree to settle any Action before any Authority, in each case in excess of $50,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xiv) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xv) change its principal place of business or jurisdiction of organization;

(xvi) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities (other than equity grants to employees and service providers of the Company set forth on Schedule 6.1(a)(xvi)) or any redemption by Parent of shares of Parent Common Stock and Parent Units held by its public stockholders pursuant to Section 6.6);

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(xvii) except as may be required in connection with the filing of any Tax Returns as contemplated by Section 6.1(b), (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company; or (E) surrender or forfeit any right to claim a material Tax refund;

(xviii) enter into any transaction with or distribute or advance any assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xix) solely in the case of the Company, other than as required by a Plan or other contractual obligation existing as of the date hereof, as explicitly contemplated hereunder, (A) materially increase or materially change the base salary or hourly rate of any employee or service provider of the Company, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, or (D) enter into, amend or terminate any collective bargaining agreement with a labor union, (E) terminate without “cause” any employee or other individual service provider of the Company or any Subsidiary, (F) hire or engage any new employee or other individual service provider of the Company or any Subsidiary;

(xx) fail to duly observe and conform in all material respects to all applicable Laws and Orders; or

(xxi) agree or commit to do any of the foregoing.

(b) After the date hereof and prior to the Closing, Parent shall file all Tax Returns required to be filed with any Taxing Authority and pay all Taxes due (including any applicable interest or penalties) prior to the Closing that have not heretofore been so filed or paid.

(c) Neither party shall knowingly and intentionally (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any commercially reasonable action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

6.2 Exclusivity.

(a) From the date hereof through the Closing Date, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, directly or indirectly, (i) encourage, solicit or initiate negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of its Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent (other than the transactions contemplated by this Agreement): (A) any merger, consolidation, share exchange, business combination or other similar transaction or (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock or other equity interests of the Company or Parent, as the case may be, in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto). The Company and Parent shall

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keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information. From the date hereof through and including the Closing Date, the Company and Parent shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company and Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent and provided further that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.4 Notices of Certain Events. From the date hereof through and including the Closing Date, each of Parent and the Company shall promptly notify the other party of:

(a) any material written notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any material Action by or on behalf of such Person or result in the loss of any material rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any material Lien on any of the Company’s or Parent’s assets;

(b) any written notice from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) any written notice from NASDAQ with respect to the listing of the Parent Securities;

(e) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(f) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities laws or reasonably requested by Parent for inclusion in the Offer Documents. As soon as practicable after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which

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shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Merger Consideration Shares (including, for the purpose of clarification, the Parent Reserve Shares) shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Offer Documents (or other related documents) prior to filing except to the extent not practicable or legally permissible; and (ii) shall consider any such comments reasonably and in good faith. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a complete summary thereof), including any comments from the SEC or its staff, between Parent or any of its representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the S-4, and, in each case, shall consult with the Company and its counsel concerning any such correspondence prior to filing any response, except to the extent not practicable or legally permissible. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting, including the matters described in Section 6.5(e).

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and Nasdaq, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Form S-4 or the Proxy Statement, as applicable, will not as of the Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of the Parent Stockholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the third amended and restated certificate of incorporation of Parent, in the form attached hereto as Exhibit D, including the change of the name of Parent to “Revelation Biosciences, Inc.”; (iii) adoption and approval of the amended and restated bylaws of Parent in the form attached hereto as Exhibit E; (iv) approval of the Parent Equity Incentive Plan; (v) approval of the issuance of more than 20% of the issued and

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outstanding shares of Parent Common Stock to the Company Securityholders in connection with the Merger under applicable exchange listing rules; (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the S-4 and the Proxy Statement to “clear” comments from the SEC and the S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock, up to that number of shares of Parent Common Stock that would permit Parent to maintain net tangible assets of at least $5,000,001 (the “Offering Shares”), at a price per share equal to the $10.10, all in accordance with and as required by Parent’s second amended and restated certificate of incorporation, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s second amended and restated certificate of incorporation, the proceeds held in the Trust Account will be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement. The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith. The Company shall make its directors, officers and employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(h) Except as otherwise required by applicable Law, Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

6.6 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public stockholders of Parent holding Parent Units or Parent Common Stock who shall have validly redeemed their Parent Units or Parent Common Stock upon acceptance by Parent of such Parent Units or Parent Common Stock (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.8 Fairness Opinion. Parent shall use commercially reasonable efforts to obtain, on or before September 15, 2021, from an independent investment banking firm or another independent firm that regularly renders fairness opinions on the type of business the Company conducts, an opinion that the Merger is fair to Petra from a financial point of view (“Fairness Opinion”).

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ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws. From the date hereof through and including the Closing Date:

(a) The Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(b) The Company shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(c) The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock, Parent Public Warrant or Parent Unit, except in compliance with all applicable Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Additional Agreement.

7.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Schedule 7.2.

7.3 Company Stockholder Approval.

(a) As promptly as reasonably practicable after the Effective Date, the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) Neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of the Agreement, the Additional Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters.

7.4 Additional Financial Information. The Company has provided Parent with the Company’s unaudited financial statements for the six month period ended June 30, 2021 consisting of the unaudited balance sheet as of such dates, the unaudited income statement for the six month period ended on such date, and the unaudited cash flow statement for the six month period ended on such date. From the date hereof through the Closing Date, the Company shall provide Parent with the Company’s interim financial information for each quarterly period thereafter no later than forty (40) calendar days following the end of each quarterly period (the financial statements referenced in clause (i) and (ii), the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 7.4, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Year End Financials and the Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments (other than with respect to the Year End Audited Financials). The Company will promptly provide additional Company financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

7.5 Management. The Company will arrange to include a member of Parent’s management team in each interview for a senior level executive hire by the Company or its Subsidiaries after the date of this Agreement and prior to the Closing.

7.6 Lock-Up Agreements. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Persons set forth on Schedule 7.6.1 have entered into a Lock-up Agreement. As soon as practicable following the date hereof, but in any event not later than fourteen (14) days following the date hereof, the Company is agreeing to cause the Persons set forth on Schedule 7.6.2 to enter into

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and deliver a Lock-Up Agreement, such Lock-Up Agreements to be effective as of the Closing, pursuant to which the Merger Consideration Shares shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement.

7.7 Termination of Existing Company Stockholder Agreements. As soon as practicable following the date hereof, the Company shall use commercially reasonable efforts to cause each of the parties to each of the Contracts comprising the Existing Company Stockholder Agreements to execute and deliver a written agreement (each, in form and substance satisfactory to Parent, an “Existing Company Stockholder Agreement Termination” and collectively, the “Existing Company Stockholder Agreement Terminations”) pursuant to which each such Existing Company Stockholder Agreement is terminated, and each party thereto unconditionally and irrevocably waives and releases any claims (including in respect of any actual or asserted breach or non-compliance with any such Existing Company Stockholder Agreements) and agrees that each such Existing Company Stockholder Agreement is terminated and of no further force or effect, effective as of the Closing.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of written notices received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). The Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Parent, the Merger Sub or members of the boards of directors of the Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or the Parent settle, compromise

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or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if the Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, following the Effective Time, the Surviving Corporation shall be entitled to retain the legal counsel to defend any such Transaction Litigation and to control the negotiation, defense and settlement of any such Transaction Litigation

8.2 Compliance with SPAC Agreements. Company and Parent shall comply with each of the applicable agreements entered into in connection with the IPO set forth on Schedule 8.2, except as otherwise set forth herein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from another source, which source is not the agent of the other party and is not under any obligation of confidentiality with respect to such information); and no party shall release or disclose such information to any other Person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Law, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the SEC Statement, the other Offer Documents and Other Filings.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and Parent as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Parent and the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

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(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, each of the Parent and the Company shall be permitted to obtain and fully pay the premium for a seven year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of each of the Parent’s and the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of seven years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

8.5 Nasdaq Capital Market. Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq to be satisfied; and (c) the Merger Consideration Shares to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.6 Certain Tax Matters. Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

8.7 Equity Incentive Plan.

(a) Prior to the Effective Date, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit F, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) (the “Parent Equity Incentive Plan”), effective as of one day prior to the Closing Date. The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to ten percent (10%) of the Parent Common Stock to be issued and outstanding immediately after the Closing and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Parent Equity Incentive Plan such that the total number of shares available for issuance under the Parent Equity Incentive Plan is equal to ten percent (10%) of the total number of shares of Parent Common Stock then-issued and outstanding as of the last day of the prior fiscal year or such lesser amount as determined by the compensation committee of Parent.

8.8 Extension of Time to Consummate a Business Combination.

(a) Parent shall prepare (with the Company’s reasonable cooperation) and, not later than September 2, 2021 (or such later date to which the Parties mutually agree in writing), shall file with the SEC a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend the Parent organizational documents to extend the period of time Parent is afforded under its organizational documents and the final prospectus relating to the IPO to consummate an initial business combination from October 13, 2021 to January 13, 2022 (or such earlier date to which the parties mutually agree in writing) (the “Extension Proposal”) on terms and conditions agreed upon by the parties. The Parent Parties shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on and approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) the Extension Proxy Statement, and any amendment or supplement thereto, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. The Parent Parties shall consider the comments of the Company in good faith. The Parent Parties, with the assistance and written approval of the Company, will promptly respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. The Parent Parties will advise the Company promptly after: (A) the time when the Extension Proxy Statement has been filed; (B) in the event the Extension Proxy Statement is not reviewed by the SEC,

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the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Extension Proxy Statement; (E) any request by the SEC for amendment of the Extension Proxy Statement; (F) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (H) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b) Each party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Parent Parties shall amend or supplement the Form S-4 and cause the Form S-4, as so amended or supplemented, to be filed with the SEC and shall cause the Proxy Statement to be disseminated to Parent’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s organizational documents.

(c) As promptly as practicable after the Extension Proxy Statement is cleared by the SEC, Parent shall distribute the Extension Proxy Statement to Parent’s stockholders and (x) having, prior to effectiveness of the Registration Statement, established the record date therefor, shall duly call and give notice of special meeting of its stockholders (the “Extension Stockholders’ Meeting”) in accordance with its organizational documents and the DGCL for a date no later than October 7, 2021, subject to Parent’s right to adjourn the Extension Stockholders’ Meeting as provided in this Agreement, (y) subject to the other provisions of this Agreement, shall solicit proxies from the Parent stockholders to vote in favor of the Extension Proposal, and shall duly convene and hold the Extension Stockholders’ Meeting, and (z) shall provide its stockholders with the opportunity to elect to convert their Parent Common Stock into a pro rata portion of the Trust Fund in connection with the extension as provided for in Parent’s organizational documents. Parent may only adjourn the Extension Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining approval of the Extension Proposal or to take steps to reduce the number of shares of Parent Common Stock issued in the IPO as to which the holders thereof elect to convert such shares into a pro rata portion of the Trust Fund in connection with the extension as provided for in Parent’s organizational documents, (ii) if a quorum is not present at the Extension Stockholders’ Meeting, (iii) to amend the Extension Proposal, subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed, or (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Extension Stockholders’ Meeting; provided that the Extension Stockholders’ Meeting is reconvened as promptly as practical thereafter. Parent agrees that if the approval of the Extension Proposal shall not have been obtained at any such Extension Stockholders’ Meeting, then Parent shall continue until October 13, 2021 to take all such necessary actions and hold additional Extension Stockholders’ Meetings in order to obtain the approval of the Extension Proposal. If approval has not been obtained by October 14, 2021, Parent may cease seeking to have the Extension Proposal approved.

(d) The Parent Parties shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Extension Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extension Stockholders’ Meeting. Without limiting the foregoing, Parent Parties and the Company shall each ensure that the Extension Proxy Statement does not, as of the date on which it is first distributed to Parent stockholders and the holders of the Company Securities, and as of the date of the Extension Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no party shall be responsible for the accuracy or completeness of any information relating to another party or any other information furnished by another party for inclusion in the Extension Proxy Statement).

(e) Parent, acting through its board of directors, shall include in the Extension Proxy Statement the recommendation of its board of directors that Parent’s stockholders vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither Parent’s board of directors nor any committee

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or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) Parent’s board of director’s recommendation that the Parent stockholders vote in favor of the adoption of the Extension Proposal.

(f) If the Extension Proposal is approved and the Parent is required to pay an additional amount or amounts into the Trust Account (such amount, the “Extension Fee”), Parent shall deliver an extension letter to the Trustee, notifying the Trustee of the approval of such Extension Proposal, signed on behalf of Parent by an executive officer of Parent, and (b) Parent shall deliver the aggregate amount necessary by wire transfer of immediately available funds to the Trustee, for deposit in the Trust Account in accordance with the extension letter and the Trust Agreement.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Conditions to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) There shall not be any Action brought by any Authority to enjoin or otherwise restrict the consummation of the Closing.

(c) After giving effect to any redemption of shares of Parent Common Stock in connection with the transactions contemplated by this Agreement, Parent shall have net tangible assets of at least $5,000,001 upon consummation of the Merger.

(d) The Company Stockholder Approval shall have been obtained.

(e) Each of the Parent Proposals shall have been approved at the Parent Stockholder Meeting.

(f) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith, and the Merger Consideration Shares shall have been approved for listing on Nasdaq.

(g) Parent shall have received a Fairness Opinion.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

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(d) Since the date of this Agreement, there shall not have occurred any Effect in respect of the Company, that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Company’s Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) Each of the Company and the Company Securityholders, as applicable, shall have executed and delivered to Parent a copy of each Additional Agreement to which the Company or such Company Securityholder, as applicable, is a party.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in substantially the form attached hereto as Exhibit G.

(i) The period for exercising appraisal rights pursuant to Section 262 of the DGCL shall have lapsed and not more than five percent (5%) of the issued and outstanding shares of Company Common Stock (including shares of Company Common Stock issuable upon conversion of Company Preferred Stock) shall constitute Dissenting Shares.

(j) The Company shall have obtained each Company Consent set forth on Schedule 9.2(j).

(k) The Company shall have delivered to Parent a resignation from the Company of each director of the Company listed in Schedule 9.2(k), effective as of the Closing.

(l) The Company shall have delivered to Parent a Lock-up Agreement duly executed by each of the Persons set forth on Schedule 7.6.

(m) The Company shall have delivered to Parent the Existing Company Stockholder Agreement Terminations, duly executed by each of the required parties thereto.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub and their ability to consummate the transactions contemplated by this Agreement and the Additional Agreements.

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(c) The Parent Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred any Effect in respect of Parent or Merger Sub, that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub.

(e) The Company shall have received a certificate signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f) The third amended and restated certificate of incorporation of Parent, in the form attached hereto as Exhibit D, shall have been filed with, and declared effective by, the Delaware Secretary of State.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of (i) the amended and restated certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Parent, (iii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Additional Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Additional Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware.

(i) The Company shall have received, the Sponsor Support Agreement, duly executed by each of Parent, Sponsor and the other stockholders of Parent who are parties thereto.

ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event that: (i) the Closing of the transactions contemplated hereunder have not occurred by October 13, 2021, provided, that if the Extension Proposal is duly approved as contemplated by Section 8.8, such date shall be January 13, 2022 (the “Outside Closing Date”); and (ii) the party (i.e., Parent or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement is not in material breach of this Agreement, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other party.

(b) In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have, if: (i) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2 impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach.

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(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.3 impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X (other than termination pursuant to Section 10.1(c)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful breach by a party of its covenants and agreements hereunder or fraud, intentional misrepresentation or willful misconduct, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such misrepresentation, misconduct, breach or fraud. The provisions of Section 8.3, this Section 10.3 and ARTICLE XI shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM, on the first Business Day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 5:00 PM on a Business Day, addressee’s day and time, and if confirmed after 5:00 PM, on the first Business Day after the date of such confirmation; (c) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Revelation Biosciences, Inc.

4660 La Jolla Village Dr., Suite 100

San Diego, CA 92122

Attn: Chief Executive Officer

E-mail: jrolke@revbiosciences.com

With a copy (which shall not constitute notice) to:

J.P. Galda & Co.

40 East Montgomery Avenue, LTW 220

Ardmore, PA 19003

Attn: Joseph P. Galda

E-mail: jpgalda@jpgaldaco.com

and

Fox Rothchild LLP

2000 Market St.

20th Floor

Philadelphia, PA 19103-3222

Attention: Stephen M. Cohen

Fax: 215.299.2150

E-mail: smcohen@foxrothschild.com

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if to Parent or Merger Sub (prior to the Closing):

Petra Acquisition, Inc.

5 W. 21st Street

New York, NY 10010

Attn: Andreas Typaldos, Chief Executive Officer

E-mail: andreas.typaldos@petraacquisition.com

with a copy (which shall not constitute notice) to:

Loeb& Loeb LLP

345 Park Ave

New York, NY 10154

Attention: Mitchell S. Nussbaum

Fax: 212.504.3013

E-mail: mnussbaum@loeb.com

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no shall any party seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.5 Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Surviving Corporation after the Closing; provided that such costs and expenses of Parent and Merger Sub shall not exceed $8,500,000 in the aggregate. If the Closing does not take place, each party shall be responsible for its own expenses.

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11.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.9 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

11.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.12 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.18, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.13 Waiver. Reference is made to the final prospectus of Parent, dated October 7, 2020 (the “Prospectus”). The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public stockholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

11.14 No Other Representations; No Reliance; Survival.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others

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in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF THE PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither the Parent, the Merger Sub nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Parent and the Merger Sub made available to Company and the Company Securityholders and their representatives, including due diligence materials, or in any presentation of the business of the Parent by management of the Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Securityholders in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Parent, the Merger Sub or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Parent and Merger Sub, and are not and shall not be deemed to be relied upon by Company or Company Securityholders in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by the Parent

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and Merger Sub in ARTICLE V, in each case as modified by the Schedules and Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither the Parent, Merger Sub nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Parent or Merger Sub, the nature or extent of any liabilities of the Parent or Merger Sub, the effectiveness or the success of any operations of the Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Parent or Merger Sub furnished to the Company, the Company Securityholders or their respective representatives or made available to the Company, the Company Securityholders and their representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of the Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Parent and the Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Parent, Merger Sub nor any other Person shall have any liability to the Company, the Company Securityholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Parent or the future business, operations or affairs of the Parent.

(c) None of the representations or warranties in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall survive the Closing and all such representations and warranties shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof).

11.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions

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contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.18 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.18) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

Parent:
PETRA ACQUISITION, INC.
By:	/s/ Andreas Typaldos
	Name:	Andreas Typaldos
	Title:	Chief Executive Officer
Merger Sub:
Petra Acquisition Merger Inc.
By:	/s/ Andreas Typaldos
	Name:	Andreas Typaldos
	Title:	President
Company:
REVELATION BIOSCIENCES, INC.
By:	/s/ James Rolke
	Name:	James Rolke
	Title:	CEO

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EXHIBIT A

FORM OF COMPANY STOCKHOLDER SUPPORT AGREEMENT

This COMPANY STOCKHOLDER SUPPORT AGREEMENT, dated as of August , 2021 (this “Support Agreement”), is entered into by and among the stockholders listed on Exhibit A hereto (each, a “Stockholder”), Revelation Biosciences, Inc., a Delaware corporation (the “Company”) and Petra Acquisition, Inc., a Delaware corporation (“Parent”). Capitalized terms used but not defined in this Support Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Parent, Petra Acquisition Merger Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are parties to that certain Merger Agreement, dated as of [•], 2021, as amended, modified or supplemented from time to time (the “Merger Agreement”) which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder owns that number of shares of the Company’s common stock, par value $0.001 (“Company Common Stock”), Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and Series A-1 Preferred Stock (the “Series A-1 Preferred Stock” and together with the Series A Preferred Stock, the “Company Preferred Stock”), as set forth on Exhibit A (all such shares, or any successor or additional shares of the Company of which ownership of record or the power to vote is hereafter acquired by the Stockholder prior to the termination of this Support Agreement being referred to herein as the “Stockholder Shares”); and

WHEREAS, in order to induce the Parent to enter into the Merger Agreement, each Stockholder is executing and delivering this Support Agreement to the Parent.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreements. Each Stockholder, in its capacity as a stockholder of the Company, agrees that, at any meeting of the Company’s stockholders related to the transactions contemplated by the Merger Agreement (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and/or in connection with any written consent of the Company’s stockholders related to the transactions contemplated by the Merger Agreement (all meetings or consents related to the Merger Agreement, collectively referred to herein as the “Meeting”), such Stockholder shall:

(a)     when the Meeting is held, appear at the Meeting or otherwise cause the Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)    vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares in favor of the Merger Agreement and the transactions contemplated thereby;

(c)     authorize and approve any amendment to the Company’s Organizational Documents that is deemed necessary or advisable by the Company for purposes of effecting the transactions contemplated by the Merger Agreement; and

(d)    vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares against any other action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Support Agreement.

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2. Restrictions on Transfer. The Stockholder agrees that it shall not sell, assign or otherwise transfer any of the Stockholder Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Support Agreement in a form reasonably acceptable to Parent. The Company shall not register any sale, assignment or transfer of the Stockholder Shares on the Company’s stock ledger (book entry or otherwise) that is not in compliance with this Section 2.

3. New Securities. During the period commencing on the date hereof and ending on the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated, in the event that, (a) any shares of Company Capital Stock or other equity securities of Company are issued to the Stockholder after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Company securities owned by the Stockholder, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Capital Stock or other equity securities of Company after the date of this Support Agreement, or (c) the Stockholder acquires the right to vote or share in the voting of any Company Capital Stock or other equity securities of Company after the date of this Support Agreement (such Company Capital Stock or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Stockholder Shares as of the date hereof.

4. No Challenge. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Support Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5. Waiver. Each Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Merger Agreement and the consummation by the parties of the transactions contemplated thereby, including the Merger, that such Stockholder may have under applicable law (including Section 262 of the DGCL or otherwise).

6. Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Form S-4 and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Parent or the Company to any Authority or to securityholders of the Parent) of such Stockholder’s identity and beneficial ownership of Stockholder Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Support Agreement and, if deemed appropriate by the Parent or the Company, a copy of this Support Agreement. Each Stockholder will promptly provide any information reasonably requested by the Parent or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

7. Stockholder Representations: Each Stockholder represents and warrants to Parent and the Company, as of the date hereof, that:

(a)     such Stockholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

(b)    (i) if such Stockholder is not an individual, such Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the such Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Stockholder and (ii) if such Stockholder is an individual, the signature on this Support Agreement is genuine, and such Stockholder has legal competence and capacity to execute the same;

(c)     this Support Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against

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such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(d)    the execution and delivery of this Support Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Support Agreement;

(e)     there are no Actions pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder, before (or, in the case of threatened Actions, that would be before) any Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Support Agreement;

(f)     no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Support Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Stockholder or, to the knowledge of such Stockholder, by the Company;

(g)    such Stockholder has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with such Stockholder’s tax and legal advisors;

(h)    such Stockholder has not entered into, and shall not enter into, any agreement that would prevent such Stockholder from performing any of such Stockholder’s obligations hereunder;

(i)     such Stockholder has good title to the Stockholder Shares opposite such Stockholder’s name on Exhibit A, free and clear of any Liens other than Permitted Liens, and such Stockholder has the sole power to vote or cause to be voted such Stockholder Shares; and

(j)     the Stockholder Shares identified opposite such Stockholder’s name on Exhibit A of this Support Agreement are the only shares of the Company’s outstanding capital stock owned of record or beneficially owned by the Stockholder as of the date hereof, and none of such Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Stockholder Shares that is inconsistent with such Stockholder’s obligations pursuant to this Support Agreement.

8. Damages; Remedies. The Stockholder hereby agrees and acknowledges that (a) Parent and the Company would be irreparably injured in the event of a breach by the Stockholder of its obligations under this Support Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

9. Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

10. Assignment. No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Stockholder, the Parent and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

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11. Counterparts. This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

12. Severability. This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13. Governing Law; Jurisdiction; Jury Trial Waiver. Section 11.7, Section 11.15 and Section 11.16 of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Support Agreement.

14. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.1 of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 11.1 of the Merger Agreement, and, with respect to Stockholder, at the address set forth on Exhibit A.

15. Termination. This Support Agreement shall terminate on the earlier of the Closing or the termination of the Merger Agreement. No such termination shall relieve the Stockholder, Parent or the Company from any liability resulting from a breach of this Support Agreement occurring prior to such termination.

16. Adjustment for Stock Split. If, and as often as, there are any changes in the Stockholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Stockholder, Parent, the Company, the Stockholder Shares as so changed.

17. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

REVELATION BIOSCIENCES, INC.
By:
	Name:	James Rolke
	Title:	CEO
PETRA ACQUISITION, INC.
By:
	Name:	Andreas Typaldos
	Title:	CEO
STOCKHOLDERS:

Annex A-62

EXHIBIT B
FORM OF SPONSOR SUPPORT AGREEMENT

__________________, 2021

Petra Acquisition, Inc.
5 West 21st Street
New York, NY 10010

Revelation Biosciences, Inc.
4660 La Jolla Village Drive, Suite 100
San Diego, California 92122

Re:        Sponsor Support Agreement

Ladies and Gentlemen:

This letter agreement (this “Sponsor Agreement”) is being delivered to Petra Acquisition, Inc., a Delaware corporation (“SPAC”), and Revelation Biosciences, Inc., a Delaware corporation (the “Company”), in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among SPAC, the Company, and the other parties thereto (the “Merger Agreement”) and the transactions contemplated thereby or relating thereto (the “Business Combination”). Certain capitalized terms used herein are defined in Section 9 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

Unless the context of this Sponsor Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Sponsor Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Sponsor Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

In order to induce the Company and SPAC to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each person serving as a member, an officer or member of the Board of Directors (each, an “Insider”) hereby agrees with SPAC and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1)      The Sponsor and each Insider irrevocably agrees that it, he or she shall:

a)       vote all Common Stock and Sponsor Shares owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of shareholders of SPAC relating to the Business Combination;

b)      when such meeting of shareholders is held, appear at such meeting or otherwise cause such Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c)      vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Alternative Business Combination Proposal (other than in connection with the Business Combination as contemplated by the Transaction Agreements) or any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Merger Agreement or any other agreement entered into in connection with the Business Combination or result in any of the conditions set forth in Sections 9.1 and 9.2 of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of equity securities;

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          d)      vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or board of directors of SPAC (other than in connection with the Business Combination as contemplated by the Transaction Agreements); and

e)      not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with such shareholder approval or otherwise.

Prior to the earlier of the Effective Time and any valid termination of the Merger Agreement in accordance with its terms, the Sponsor and each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Merger Agreement or any other Transaction Agreement, in each case on the terms and subject to the conditions set forth therein.

The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the SPAC Board or if the SPAC Board has changed, withdrawn, withheld, amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify the SPAC Board Recommendation; provided that nothing herein shall amend, limit or otherwise modify any obligation contained in the Merger Agreement.

2)      The Sponsor and each Insider hereby agrees and acknowledges that SPAC and, prior to any valid termination of the Merger Agreement in accordance with its terms, the Company, would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under Section 1 or Section 3, as applicable, of this Sponsor Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching party shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such party may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). The Sponsor and each Insider hereby agrees that it will not allege, and hereby waives the defense, that SPAC or the Company, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

3)      Transfers.

a)      No Sponsor or Insider, as applicable, shall Transfer any Sponsor Shares or other equity securities of SPAC until the earlier of (i) without limiting Section 3(b), the consummation of the Closing (the “Effective Time”) or (ii) the valid termination of the Merger Agreement in accordance with its terms.

b)      In the event the Business Combination is consummated, none of the Sponsor and each Insider shall Transfer any equity securities of the Company that are issued on account of the Sponsor Shares and are Beneficially Owned by it, him or her immediately following the Effective Time (such equity securities, the “Lock-Up Securities” and such obligation not to Transfer, the “Sponsor Shares Lock-up”)) for twelve (12) months except as follows:  (x) fifty (50%) percent of the Lock-Up Securities Beneficially Owned by each of Sponsor and each Insider shall be released from the Sponsor Shares Lock-up on the earlier of (i) 90 days after the Closing Date and (ii) a date in which the closing price on NASDAQ (or the exchange on which the Shares of Common Stock are then listed) equals or exceeds $12.50 for 20 trading days within any 30-trading day period; and (y) as to the remaining fifty (50%) percent, (i) twenty-five (25%) percent if the volume-weighted average price of the Common Stock on NASDAQ (or the exchange on which the Shares of Common Stock are then listed) exceeds $12.50 per share  for  any 10-trading day period, and (ii) the balance if the volume-weighted average price of the Common Stock quoted on NASDAQ (or the exchange on which the shares of Common Stock are then listed) exceeds $15.00 per share for any 10-trading day period.   For the purpose of this Agreement all share prices shall be as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like recapitalization. For the avoidance of doubt, this Section 3(b) shall not apply to any equity securities of the Company Beneficially Owned by the Sponsor or any Insider other than the Lock-Up Securities.

c)      Notwithstanding the provisions set forth in Sections 3(a) or 3(b), Transfers of the Sponsor Shares or other equity securities of SPAC or the Company, as applicable, and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this Section 3(c)), are permitted (i) to

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SPAC’s officers or directors, any immediate family member of any of SPAC’s officers or directors or any Affiliate of the Sponsor or to any member(s) of the Sponsor or any of their Affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; or (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; provided, however, that in the case of clauses (i) through (iii), such permitted transferees must, before any such Transfer is effected, enter into a written agreement with SPAC (if prior to the Effective Time) and the Company agreeing to be bound by this Sponsor Agreement (including provisions relating to voting, the Trust Account, transfer restrictions and liquidating distributions).

4)      Sponsor and each Insider hereby agrees that, during the period commencing on the date hereof and ending at the Effective Time, Sponsor and each Insider shall not enter into, amend, supplement or otherwise modify any Contract between or among Sponsor or such Insider, anyone related by blood, marriage or adoption to such Insider or any Affiliate of such Person (other than SPAC and its Subsidiaries), on the one hand, and SPAC or any of SPAC’s Subsidiaries, on the other hand.

5)      Sponsor and each Insider hereby irrevocably and unconditionally waives and agrees not to assert, claim or perfect any rights to adjustment or other anti-dilution protection with respect to the Sponsor Shares held by him, her or it, or any other anti-dilution protections or other adjustment or similar protection that arise in connection with the issuance of equity securities of SPAC or the Company.

6)      Sponsor and each Insider hereby represents and covenants that Sponsor and such Insider has not entered into, and shall not enter into, any Contract that could restrict, limit or interfere with the performance of Sponsor’s or such Insider’s obligations hereunder.

7)      Sponsor and each Insider has full right and power, without violating any agreement to which it is a party or by which it is bound (including any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and perform its obligations hereunder.

8)      The Sponsor and certain Insiders are currently, and as of the Closing will be, the record owners of all of the outstanding Sponsor Shares. The Sponsor and Insiders’ ownership of equity securities of SPAC as of the date hereof is set forth on Schedule A hereto. As of the date of this Sponsor Agreement neither Sponsor nor any Insider nor any of their respective Affiliates (i) owns, beneficially or of record, any equity securities of SPAC except as set forth on Schedule A or (ii) has made any loans, or otherwise provided any funding, to SPAC except as expressly set forth on Schedule A.

9)      As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Sponsor Shares” means the shares of Common Stock, par value $0.001 per share, of SPAC beneficially owned by the Sponsor or any Insider; (iii) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (iv) “Common Stock” means the shares of Common Stock, par value $0.001 per share, of SPAC; and (v) “Alternative Business Combination Proposal” means any transactions (or any direct or indirect actions in respect of such transactions) with any Person (other than the Company and its Representatives), or any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case, with respect to any business combination transaction involving the acquisition by SPAC of all or a material portion of the asset(s) or business(es) of any other person(s), whether by way of stock purchase, asset purchase, merger, business combination or otherwise.

10)    This Sponsor Agreement, the Merger Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the

Annex A-65

extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor and each Insider. This Sponsor Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by SPAC, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

11)    No party hereto may assign either this Sponsor Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of the other parties. Any purported assignment in violation of this Section 11 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, SPAC and the Company and their respective successors, heirs and permitted assigns or transferees.

12)    Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and permitted assigns or transferees.

13)    This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14)    This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15)    Section 11.7, Section 11.15 and Section 11.16 of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Sponsor Agreement.

16)    Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.1 of the Merger Agreement to the applicable party at its principal place of business.

17)    This Sponsor Agreement shall terminate on the valid termination of the Merger Agreement in accordance with its terms. No such termination or reversion shall relieve the Sponsor, each Insider, SPAC or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

19)    The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Sponsor Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) such Person is not an Israeli resident for Tax purposes; (iv) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (subject to the Enforceability Exceptions); (v) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Sponsor Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (vi) there are no Actions pending against such Person or, to

Annex A-66

the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vii) except for fees described on Schedule 5.5 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, SPAC, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which SPAC, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (viii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (ix) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (x) such Person has good title to all such Sponsor Shares, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares, other than pursuant to (A) this Sponsor Agreement, (B) the SPAC’s Second Amended and Restated Certificate of Incorporation and its bylaws, (C) the Merger Agreement, or (D) the Registration Rights Agreement, dated as of October 2, 2021, by and among SPAC and certain security holders; and (xi) the equity securities identified on Schedule A are the only equity securities of SPAC owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such equity securities is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided in this Sponsor Agreement.

18)    If, and as often as, (a) there are any changes in SPAC, the SPAC shares of Common Stock or any other equity securities of SPAC by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in Sponsor acquiring new SPAC shares of Common Stock, SPAC shares of Common Stock or any other equity securities of SPAC, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of the SPAC shares of Common Stock Stock or any other equity securities of SPAC after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any shares of the SPAC shares of Common Stock, or any other equity securities of SPAC after the date of this Sponsor Agreement (such shares of the SPAC shares of Common Stock or any other equity securities of SPAC, collectively the “New Securities”), then, in each case, such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Sponsor Shares (solely in the case of New Securities that are SPAC shares of Common Stock) or equity securities of SPAC owned by Sponsor as of the date hereof. Nothing in this Section 18 shall limit restrict or modify any liability or other obligation of SPAC under the Merger Agreement.

19)    Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature pages follow]

Annex A-67

Sincerely,
PETRA INVESTMENT HOLDINGS, LLC
By:
	Name:	Andreas Typaldos
	Title:	Managing Member
INSIDERS

Andreas Typaldos

Sean Fitzpatrick

David Dobkin

Anthony Hayes

Robert Nicholson

Barry Dennis

William Carson

[Signature page to Sponsor Support Agreement]

Annex A-68

Acknowledged and Agreed:
PETRA ACQUISITION, INC.
By:
	Name:	Andreas Typaldos
	Title:	Chief Executive Officer
Acknowledged and Agreed:
REVELATION BIOSCIENCES, INC.
By:
	Name:	James Rolke
	Title:	Chief Executive Officer

[Signature page to Sponsor Support Agreement]

Annex A-69

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of ______________, 2021 by and between the undersigned stockholder (the “Holder”) and Petra Acquisition, Inc., a Delaware corporation (the “Parent”).

A. The Parent, Petra Acquisition Merger Inc., a Delaware corporation and wholly-owned subsidiary of the Parent and Revelation Biosciences, Inc., a Delaware corporation (“Company”), have entered into that certain Merger Agreement, dated as of ______________, 2021 (as the same may be amended from time to time, the “Merger Agreement”); capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

B. Pursuant to the Merger Agreement, the Parent will become the 100% stockholder of the Company.

C. The Holder is the record and/or beneficial owner of certain shares of Company Capital Stock, which will be exchanged for shares of Parent Common Stock (the “Merger Shares”) pursuant to the Merger Agreement.

D. As a condition of, and as a material inducement for the Parent to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period (as defined below), the Holder agrees that it, he or she will not offer to sell, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.

(b) In furtherance of the foregoing, during the Lock-up Period, the Parent will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Parent’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct the Parent’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d) For purposes hereof, “Lock-up Period” means the date that is six (6) months after the Closing Date (as defined in the Merger Agreement).

2. Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of Parent Common Stock, or any economic interest in or derivative of such shares, other than those shares of Parent Common Stock issued pursuant to the Merger Agreement. For purposes of this Agreement, the Merger Shares beneficially owned by the Holder, together with any other shares of Parent Common Stock, if any, acquired during the Lock-up Period are collectively referred to as the “Lock-up Period Shares,” provided, however, that such Lock-up Shares shall not include shares of Parent Common Stock acquired by such Holder in open market transactions during the Lock-up Period.

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3. Permitted Transfers. Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-up Shares in connection with (a) transfers or distributions to the Holder’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (c) by virtue of the laws of descent and distribution upon death of the Holder; (d) pursuant to a qualified domestic relations order binding on the Holder; (e) transfers to the Parent’s officers, directors or their affiliates; (f) pledges of Lock-up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers; (g) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of the Parent; provided, however, that in the event that such tender offer, merger, stock sale, recapitalization, consolidation or other such transaction is not completed, the Lock-up Shares subject to this Agreement shall remain subject to this Agreement; (h) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period; (i) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Parent’s common stock or the vesting of stock-based awards; and (j) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of the Parent’s common stock; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (e) clauses, it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-up Period.

4. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of the Parent, the Parent’s legal counsel, or any other person.

5. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

6. Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a) If to the Company, to:

Revelation Biosciences, Inc.

4600 La Jolla Village Dr., Suite 100

San Diego, CA 92122

Attention: Chief Executive Officer

E-mail: jrolke@revbiosciences.com

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with a copy to (which shall not constitute notice):

J.P. Galda & Co.

40 East Montgomery Avenue, LTW 220

Ardmore, PA 19003

Attention: Joseph P. Galda

E-mail: jpgalda@jpgalda.com

and

Fox Rothschild LLP

2000 Market Street

20th Floor

Philadelphia, PA 19103-3222

Attention: Stephen M. Cohen

Fax: 215-299-2050

Email: smcohen@foxrothschild.com

(b) If to the Holder, to the address set forth on the Holder’s signature page hereto, or to such other address(es) as any party may have furnished to the others in writing in accordance herewith.

7. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

9. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by the Parent and its successors and assigns.

10. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

12. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14. Dispute Resolution. Section 11.16 of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

15. Governing Law. Section 11.7 of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

16. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provisions in the Merger Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PETRA ACQUISITION, Inc.
By:
Name:	Andreas Typaldos
Title:	CEO

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HOLDER:
[NAME]
By:
Name:
Title:
Address:
Email:

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EXHIBIT E
FORM OF AMENDED AND RESTATED BYLAWS OF PARENT

REVELATION BIOSCIENCES, INC.

a Delaware corporation

BYLAWS

Adopted as of [Effective Date of Merger]

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REVELATION BIOSCIENCES, INC.

a Delaware corporation

BYLAWS

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REVELATION BIOSCIENCES, INC.

a Delaware corporation

BYLAWS

Adopted as of [Effective Date of Merger]

Article I: Offices

Section 1.1: Registered Office: The registered office of the Revelation Biosciences, Inc. (the “Corporation”) shall be located in such place as may be provided from time to time in the Certificate of Registration.

Section 1.2: Other Office: The Corporation may also have offices at such other places both within and without the State of Delaware as the Corporation’s board of directors (the “Board”) may from time to time determine or as the business for the Corporation may require.

Article II: STOCKHOLDERS

Section 2.1: Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date and time as may be determined from time to time by the Board of Directors of the Corporation (the “Board”). The meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Any other proper business may be transacted at the annual meeting.

Section 2.2: Special Meetings. Unless otherwise provided by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), special meetings of stockholders for any purpose or purposes may be called at any time by the Chairperson of the Board, the President, the Chief Executive Officer, or by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”), and may not be called by any other person or persons. Any special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. The business to be conducted at a special meeting of stockholders shall be limited to the purpose or purposes for which the meeting has been called as set forth in the notice of such meeting.

Section 2.3: Notice of Meetings. Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 8.1.1 of these Bylaws) stating the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, such notice shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting.

Section 2.4: Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communications (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting; provided, further, that if after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting (which record date for determining stockholders entitled to notice of such adjourned meeting shall be the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting), and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled annual or special meeting of stockholders.

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Section 2.5: Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock entitled to vote at that meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If such quorum shall not be present or represented at any meeting of stockholders, the chairperson of the meeting may adjourn the meeting without notice other than announcement at the meeting, until such quorum shall be present or represented by proxy. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum.

Section 2.6: Organization; Conduct of Meetings. Meetings of stockholders shall be presided over by such person as the Board may designate or, in the absence of such a person, the Chairperson of the Board, or, in the absence of such person, the Chief Executive Officer of the Corporation, or, in the absence of such person, the President of the Corporation, or, in the absence of such person, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, at the meeting. Such person shall be chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of the meeting shall have the right and authority to convene and, for any or no reason, to recess and/or to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as in his or her judgment are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and, if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.7: Voting; Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except as otherwise provided by the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, or any other applicable rules or regulations, including the applicable rules or regulations of any stock exchange, every matter other than the election of directors shall be decided by the affirmative vote of a majority of the votes properly cast for or against such matter, and, for the avoidance of doubt, neither abstentions nor broker non-votes shall be counted as votes cast for or against such matter.

Section 2.8: Fixing Date for Determination of Stockholders of Record.

2.8.1 Meetings. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than sixty (60), nor less than ten (10), days before the date of such meeting. If the Board so fixes such record date for notice of such meeting, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date for notice of such meeting, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, then the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply

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to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and, in such case, shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

2.8.2 Other Matters. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 2.9: List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before the date of every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (i) on a reasonably accessible electronic network (provided that the information required to gain access to the list is provided with the notice of the meeting), or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting.

Section 2.10: Inspectors of Elections.

2.10.1 Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting.

2.10.2 Inspector’s Oath. Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

2.10.3 Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

2.10.4 Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise.

2.10.5 Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided

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in accordance with Section 211(e) or Section 212(c)(2) of the General Corporation Law of the State of Delaware (the “DGCL”) or any information provided pursuant to Section 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted under the DGCL and set forth herein, the inspectors at the time they make their certification of their determinations pursuant to the relevant provisions of the DGCL set forth herein shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 2.11: Notice of Stockholder Business; Nominations.

2.11.1 Annual Meeting of Stockholders.

(a) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 2.11 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 2.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders, and such a stockholder must fully comply with the notice and other procedures set forth in this Section 2.11 to make such nominations or propose business before an annual meeting.

(b) For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 2.11.1(a):

(i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 2.11;

(ii) any such proposed business (other than the nomination of persons for election to the Board) must constitute a proper matter for stockholder action;

(iii) if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares that such Proposing Person has reasonably determined to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and

(iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.11.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) no later than

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the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall the adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice as described above. Such Record Stockholder’s notice shall set forth:

(x) as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director, in addition to the matters set forth in paragraph (z) below, such Record Stockholder’s notice shall set forth:

(i) the name, age, business address and residence address of such person;

(ii) the principal occupation or employment of such person;

(iii) the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined below);

(iv)   the date or dates such shares were acquired and the investment intent of such acquisition;

(v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such Proposing Person or any of its respective affiliates and associates, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Proposing Person or any of its respective affiliates and associates were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(vi)   a completed and signed questionnaire, representation and agreement required by Section 2.11 of these Bylaws;

(vii) such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 2.11 and to serving as a director if elected;

(viii) all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) under the Exchange Act, and the rules and regulations promulgated thereunder; and

(ix)   such other information as the Corporation may reasonably require to determine whether such person meets the independence requirements of the stock exchange upon which the capital stock of the Corporation is primarily traded or the eligibility of such proposed nominee to serve as a director of the Corporation.

(y) as to any business other than the nomination of a director or directors that the Record Stockholder proposes to bring before the meeting, in addition to the matters set forth in paragraph (z) below, such Record Stockholder’s notice shall set forth: (i) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, if any, including any anticipated benefit to the Proposing Person; and (ii) a description of all agreements, arrangements and understandings between or among any such Proposing Person and any of its respective affiliates or associates, on the one hand, and any other person or persons, on the other hand, (including their names) in connection with the proposal of such business by such Proposing Person;

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(z) as to each Proposing Person giving the notice, such Record Stockholder’s notice shall set forth:

(i) the name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;

(ii) the class or series and number of shares of capital stock of the Corporation that are directly or indirectly owned beneficially and of record by such Proposing Person, including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(iii) whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in shares of the underlying class or series of capital stock of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement (any of the foregoing, a “Derivative Instrument”), as well as any rights to dividends on the shares of any class or series of capital stock of the Corporation that are separated or separable from the underlying shares of capital stock of the Corporation) or any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to securities of the Corporation (any of the foregoing, a “Short Interest”);

(iv) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Person or any of its respective affiliates or associates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(v) any significant equity interests or any Derivative Instruments or Short Interests in any Competitor (as defined below) held by such Proposing Person and/or any of its respective affiliates or associates;

(vi) any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of capital stock or other voting security of the Corporation;

(vii) a written description of any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any Competitor (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(viii) a written description of any agreement, arrangement or understanding (whether oral or written) with respect to the nomination or proposal (including any knowledge that another person or entity is Acting in Concert (defined below) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any others Acting in Concert with the foregoing, including, in the case of a nomination, the nominee;

(ix) a written description of any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any Competitor, on the other hand;

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(x) a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(xi) a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement and/or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares that the Proposing Person has reasonably determined to be sufficient to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”);

(xii) such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 2.11; and

(xiii) any other information relating to such Proposing Person, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder or any information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such Proposing Person and/or any of its respective affiliates or associates.

(c) A stockholder providing written notice required by this Section 2.11 shall update such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for determining the stockholders entitled to notice of the meeting and (ii) the close of business on the tenth (10th) business day prior to the meeting or any adjournment or postponement thereof. In the case of an update pursuant to clause (i) of the foregoing sentence, such update shall be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to notice of the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement shall be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than eight (8) business days prior to the date for the meeting and, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed). For the avoidance of doubt, the obligation to update as set forth in this paragraph shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.

(d) Notwithstanding anything this Section 2.11 to the contrary, in the event that the number of directors to be elected to the Board is increased effective after the time period for which nominations would otherwise be due under Section 2.11.1(b) and there is no Public Announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.11 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

2.11.2 Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, the person proposed to be nominated must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.11 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a completed and signed questionnaire in the form required by the Corporation (which form the stockholder shall request in writing from the Secretary of the Corporation and which the Secretary shall provide to such stockholder within ten days of receiving such request) with respect to the background and qualification of such person to serve as a director of the Corporation and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made and a signed representation

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and agreement (in the form available from the Secretary upon written request) that such person: (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any Compensation Arrangement (as defined below) that has not been disclosed therein, (c) if elected as a director of the Corporation, will comply with all informational and similar requirements of applicable insurance policies and laws and regulations in connection with service or action as a director of the Corporation, (d) if elected as a director of the Corporation, will comply with all corporate governance, conflict of interest, stock ownership requirements, confidentiality and trading policies and guidelines of the Corporation publicly disclosed from time to time, (e) if elected as a director of the Corporation, will act in the best interests of the Corporation and its stockholders and not in the interests of individual constituencies, and (f) intends to serve as a director for the full term for which such individual is to stand for election.

2.11.3 Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any Record Stockholder at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 2.11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such Record Stockholder entitled to vote in the election of such directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Record Stockholder’s notice required by Section 2.11.1(b) is delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice as described above.

2.11.4 General.

2.11.4.1 Only such persons who are nominated in accordance with the procedures set forth in this Section 2.11 shall be eligible to be elected at a meeting of stockholders and to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.11. Except as otherwise provided by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.11 and, if any proposed nomination or business was not made or proposed in compliance with this Section 2.11, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.11, unless otherwise required by law, if the stockholder (or a Qualified Representative (as defined below) of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

2.11.4.2 For purposes of these Bylaws, the following definitions shall apply:

2.11.4.2.1 a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from

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such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

2.11.4.2.2 “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership;

2.11.4.2.3 “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

2.11.4.2.4 “Compensation Arrangement” shall mean any direct or indirect compensatory payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, including any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, nomination, service or action as a nominee or as a director of the Corporation;

2.11.4.2.5 “Competitor” shall mean any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates;

2.11.4.2.6 “Proposing Person” shall mean (1) the Record Stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;

2.11.4.2.7 “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to section 13, 14 or 15(d) of the Exchange Act; and

2.11.4.2.8 to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the meeting. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

2.11.5 Notwithstanding the foregoing provisions of this Section 2.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein; provided however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.11, and compliance with the requirements under this Section 2.11 shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 2.11 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors elected by one or more series of Preferred Stock pursuant to any applicable provisions of the Certificate of Incorporation.

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Article III: BOARD OF DIRECTORS

Section 3.1: Number; Qualifications; Classes. The number of directors constituting the Whole Board shall be not less than three (3) nor more than seven (7), with the then authorized number of directors fixed from time to time by the Board. Directors need not be stockholders of the Corporation. The Board shall be divided into classes as provided in the Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 3.2: Election; Resignation; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Any director may resign at any time upon written notice to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at a later date or time or upon the occurrence of an event, in which case it shall be effective at such later date or time or upon the occurrence of such event. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 3.3: Regular Meetings. Regular meetings of the Board may be held at such place, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.

Section 3.4: Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Lead Independent Director of the Board, the Chief Executive Officer, the President or a majority of the members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given orally (in person, by telephone or otherwise), in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting (if the notice is mailed) or at least twenty-four (24) hours before the meeting (if such notice is given orally, in person, by telephone or otherwise, or by hand delivery, or any means of electronic transmission, including electronic mail). Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 3.5: Remote Meetings Permitted. Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 3.6: Quorum; Vote Required for Action. Subject to Section 3.2 above, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 3.7: Organization. Meetings of the Board shall be presided over by the Chairperson of the Board or, in such person’s absence, by the Chief Executive Officer or, in such person’s absence, by the President or, in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 3.8: Action by Unanimous Consent of Directors. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, respectively, in the minute books of the Corporation. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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Section 3.9: Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including without limitation compensation for services as members of committees of the Board. No such compensation shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section 3.10: Chairperson of the Board. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board who shall be elected from among its ranks and who shall have the power to preside at all meetings of the Board and have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe. The Chairperson of the Board, as such, shall not be deemed to be an officer of the Corporation.

Article IV: COMMITTEES

Section 4.1: Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting, or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.

Section 4.2: Committee Minutes; Committee Rules. Each committee shall keep regular minutes of its meetings and, except as otherwise provided in the resolutions of the Board establishing such committee, shall report the same to the Board as requested by the Board or as otherwise required. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws.

Article V: OFFICERS

Section 5.1: Generally. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary and a Treasurer and may consist of such other officers, including a Chief Financial Officer, and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that, notwithstanding anything to the contrary set forth herein, the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Each officer shall hold office until such person’s successor is appointed or until such person’s earlier resignation, death or removal. Any number of offices may be held by the same person. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at a later date or time or upon the occurrence of an event, in which case it shall be effective at such later date or time or upon the occurrence of such event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board or, if the vacancy is of an office that the Chief Executive Officer has been empowered to appoint, the Chief Executive Officer.

Section 5.2: Chief Executive Officer. Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:

(a) To act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;

(b) Subject to Article II, Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;

(c) Subject to the Certificate of Incorporation and Article I, Section 1.2 of these Bylaws, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as he or she shall deem proper; and

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(d) To affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

Section 5.3: President. The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one person as the President and a different person as the Chief Executive Officer of the Corporation. The President shall have all such powers and duties as are commonly incident to the office of President, including the power to sign certificates representing shares of capital stock of the Corporation, or that are delegated to him or her by the Board or the Chief Executive Officer (if such office is then held by a person other than the person holding the office of President). A President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

Section 5.4: Chief Operating Officer. The Chief Operating Officer shall have all such powers and duties as are commonly incident to the office of Chief Operating Officer or that are delegated to him or her by the Board or the Chief Executive Officer. The Chief Operating Officer may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.

Section 5.5: Vice President. Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President, including the power to sign certificates representing shares of capital stock of the Corporation, or that are delegated to him or her by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s and President’s absence or disability.

Section 5.6: Chief Financial Officer. The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer.

Section 5.7: Treasurer. The Treasurer shall have custody of all moneys and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, including the power to sign certificates representing shares of capital stock of the Corporation, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 5.8: Secretary. The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, including the power to sign certificates representing shares of capital stock of the Corporation, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 5.9: Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

Section 5.10: Removal. Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then any such officer may be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

Section 5.11: Representation of Shares of Other Corporations. Except as otherwise provided by the Board, and subject to the direction and control thereof, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer, the Secretary or any assistant secretary of this Corporation, or any other person authorized by the Board or the Chief Executive Officer, the Chief Operating Officer or the President or a Vice President, is authorized to vote, represent, and exercise on behalf of this Corporation all

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rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

Article VI: STOCK

Section 6.1: Certificates. The shares of capital stock of the Corporation shall be represented by certificates; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its capital stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers of the Corporation who are authorized to sign stock certificates representing the number of shares registered in certificate form. Each of the Chairperson of the Board, the Vice-Chairperson of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, or the Secretary or any Assistant Secretary, of the Corporation shall be deemed to have the authority to sign stock certificates, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

Section 6.2: Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock, or uncertificated shares, in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the certificate alleged to have been lost, stolen or destroyed, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 6.3: Other Regulations. The issue, transfer, conversion and registration of stock certificates and uncertificated shares shall be governed by such other regulations as the Board may establish.

Article VII: INDEMNIFICATION

Section 7.1: Indemnification of Officers and Directors. Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, except as provided in Section 6.5, the Corporation shall not be obligated under this Article VI to indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee unless such Proceeding (or part thereof) was authorized in the first instance by the Board.

Section 7.2: Advance of Expenses. The Corporation shall pay all expenses (including attorneys’ fees) incurred by such an Indemnitee in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by such an Indemnitee in advance of the final disposition of such Proceeding

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shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

Section 7.3: Non-Exclusivity of Rights. The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion but subject to applicable law, to provide rights to indemnification or advancement of expenses to any person other than an Indemnified Person or to provide greater rights to indemnification and advancement of expenses than those provided in this Article VI to any Indemnified Person.

Section 7.4: Indemnification Agreements. The Board is authorized to cause the Corporation to enter into agreements with any director, officer, employee, agent or fiduciary of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent, fiduciary, trustee, partner or managing member of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VII.

Section 7.5: Claims.

6.5.1 Right to Bring Suit. If a claim for indemnification (following the final disposition of such Proceeding) under Section 6.1 of this Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, or a claim for advancement of expenses is not paid in full within thirty (30) days after the Corporation has received a statement or statements therefor, the Indemnitee shall be entitled at any time thereafter (but not before) to bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled, to the fullest extent permitted by law, to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard of conduct for entitlement to indemnification under applicable law.

6.5.2 Effect of Determination. Neither the failure of the Corporation (whether by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of a suit by the Indemnitee to enforce a right to indemnification that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct to be entitled to indemnification under applicable law, nor an actual determination by the Corporation (whether by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such standard of conduct, shall create a presumption that the Indemnitee has not met such standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

6.5.3 Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking provided hereunder, the burden of proving that the Indemnitee is not entitled to be indemnified, or is required to repay any amounts advanced pursuant to the terms of such undertaking, under this Article VII shall be on the Corporation.

Section 7.6: Nature of Rights. The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee of the Corporation and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any right to indemnification or to advancement of expenses arising under this Article VII shall not be eliminated or impaired by an amendment to these Bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought.

Annex A-91

Section 7.7: Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or fiduciary of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent, fiduciary, trustee, partner or managing member of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 7.8: Certain Defined Terms. Any reference to an officer of the Corporation in this Article VII shall be deemed to refer exclusively to the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary appointed pursuant to Article V of these Bylaws, and to any other officer of the Corporation appointed by (x) the Board pursuant to Article V of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VII.

Article VIII: NOTICES

Section 8.1: Notice.

8.1.1 Form and Delivery. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 8.4 above or Section 8.1.2 below) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by prepaid overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively be delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or by sending such notice by electronic transmission in accordance with the DGCL. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. Except as otherwise provided by law, the notice shall be deemed given (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person, (b) in the case of delivery by mail, upon deposit in the mail, postage prepaid, (c) in the case of delivery by overnight express courier, when dispatched, and (d) in the case of delivery via electronic mail or other form of electronic transmission, when dispatched.

8.1.2 Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission in accordance with the DGCL.

8.1.3 Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 8.2: Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction

Annex A-92

of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

Article IX: MISCELLANEOUS

Section 9.1: Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board.

Section 9.2: Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

Section 9.3: Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall, to the fullest extent permitted by law, be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

Article X: AMENDMENT

Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, or the adoption of new Bylaws, shall require the approval of the Board.

Annex A-93

Annex B

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PETRA ACQUISITION, INC.

Petra Acquisition, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the Corporation is “Petra Acquisition, Inc.”

2.      The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 20, 2019 (the “Original Certificate”); the Corporation’s First Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”) was filed on May 11, 2020, which restated the Original Certificate in its entirety; the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was filed on October 13, 2020, which restated the First Amended and Restated Certificate in its entirety.

3.      This Third Amended and Restated Certificate of Incorporation (this “Third Amended and Restated Certificate”), which both restates and amends the provisions of the Second Amended and Restated Certificate, was duly adopted in accordance with Section 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

4.      This Third Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5.      Certain capitalized terms used in this Third Amended and Restated Certificate are defined where appropriate herein.

6.      This Third Amended and Restated Certificate is being amended and restated in connection with the transaction contemplated by that certain Agreement and Plan of Merger, dated August 29, 2021 by and among the Corporation, Revelation Biosciences, Inc. and Petra Acquisition Merger Inc.

7.      The text of the Second Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Revelation Biosciences, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 16192 Coastal Highway, Lewes, Sussex County, Delaware 19958. The registered agent in charge thereof is Harvard Business Services, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation is authorized to issue is 105,000,000 shares, of which (i) 100,000,000 shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) 5,000,000 shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”). Subject to the rights of any holders of any series of Preferred Stock, each share of Common stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at any meeting of stockholders.

Annex B-1

Subject to any vote expressly required by this Third Amended and Restated Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by the Delaware General Corporation Law.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Except as may otherwise be provided by or pursuant to this Third Amended and Restated Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

ARTICLE VI

DIRECTORS

1. Written Ballots. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless otherwise provided in the Bylaws of the Corporation.

2. Classified Board. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be fixed exclusively by the Board of Directors and shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders following the effectiveness of this Third Amended and Restated Certificate, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders following the effectiveness of this Third Amended and Restated Certificate and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders following the effectiveness of this Third Amended and Restated Certificate. Commencing at the first Annual Meeting of Stockholders following the effectiveness of this Third Amended and Restated Certificate, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled only by the vote of a majority of the remaining directors

Annex B-2

then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

ARTICLE VII

LIMITATION OF LIABILITY

1. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

3. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

ARTICLE VIII

AMENDMENT OF BY-LAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Third Amended and Restated Certificate in the manner now or hereafter prescribed by statute and this Third Amended and Restated Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Third Amended and Restated Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Third Amended and Restated Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class at a duly constituted meeting of stockholders called expressly for such purpose.

ARTICLE X

JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the

Annex B-3

Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law of the State of Delaware, this Third Amended and Restated Certificate, the Bylaws (in each case, as the same may be amended from time to time) or any other law applicable to the Corporation, or (D) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. Any person who, or entity that, holds, purchases or otherwise acquires an interest in stock of the Corporation (including any “beneficial owner”, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall be deemed (A) to have notice of, and to have consented to and agreed to comply with, the provisions of this Third Amended and Restated Certificate, and (B) to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Third Amended and Restated Certificate. If any action the subject matter of which is within the scope of this Third Amended and Restated Certificate is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (A) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce this Third Amended and Restated Certificate and (B) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder. This Article X shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on [___________], 2021.

Chester S. Zygmont, III
Chief Financial Officer

Annex B-4

Annex C

FORM OF PARENT EQUITY INCENTIVE PLAN

REVELATION BIOSCIENCES, INC.
2021 EQUITY INCENTIVE PLAN

1.	Purpose of Plan	C-1
2.	Definitions	C-1
3.	Plan Administration	C-4
4.	Shares Available for Issuance	C-6
5.	Participation	C-7
6.	Options	C-7
7.	Restricted Stock Awards and Restricted Stock Units	C-9
8.	Non-Employee Director Awards	C-10
9.	Other Stock-Based Awards	C-11
10.	Dividend Equivalents	C-11
11.	Effect of Termination of Employment or Other Service	C-11
12.	Payment of Withholding Taxes	C-14
13.	Change in Control	C-14
14.	Rights of Eligible Recipients and Participants; Transferability	C-16
15.	Securities Law and Other Restrictions	C-17
16.	Deferred Compensation; Compliance with Section 409A	C-18
17.	Amendment, Modification and Termination	C-18
18.	Substituted Awards	C-19
19.	Effective Date and Duration of this Plan	C-19
20.	Miscellaneous	C-19

Annex C-i

REVELATION BIOSCIENCES, INC.
2021 EQUITY INCENTIVE PLAN

1. Purpose of Plan.

The name of the plan is the Revelation Biosciences, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to advance the interests of Revelation Biosciences, Inc., a Delaware corporation (the “Company”), and its stockholders by enabling the Company and its Subsidiaries to attract and retain qualified individuals to perform services for the Company and its Subsidiaries, providing incentive compensation for such individuals that is linked to the growth and profitability of the Company and increases in stockholder value and aligning the interests of such individuals with the interests of its stockholders through opportunities for equity participation in the Company.

2. Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires. Terms defined elsewhere in this Plan will have the same meaning throughout this Plan.

2.1 “Adverse Action” means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial or adverse to the interests of the Company or any Subsidiary, including: (a) disclosing confidential information of the Company or any Subsidiary to any person not authorized by the Company or Subsidiary to receive it, (b) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Subsidiary or (c) interfering with the relationships of the Company or any Subsidiary and their respective employees, independent contractors, customers, prospective customers and vendors.

2.2 “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

2.3 “Applicable Law” means any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange, national market system or automated quotation system on which the shares of Common Stock are listed, quoted or traded.

2.4 “Award” or “Awards” means, individually or collectively, an Option, Restricted Stock Award, Restricted Stock Unit, Non-Employee Director Award, or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.

2.5 “Award Agreement” means either: (a) a written or electronic (as provided in Section 20.7) agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic (as provided in Section 20.7) statement issued by the Company to a Participant describing the terms and provisions of such an Award, including any amendment or modification thereof.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of Common Stock to pay all or a portion of the exercise price of the Option or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver shares of Common Stock to be issued upon such exercise directly to such broker or dealer or its nominee.

2.8 “Cause” means, unless otherwise provided in an Award Agreement, (a) “Cause” as defined in any employment, consulting, severance or similar agreement between the Participant and the Company or one of its Subsidiaries or Affiliates (an “Individual Agreement”), or (b) if there is no such Individual Agreement or if it does not define Cause: (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary; (ii) any unlawful or criminal activity of a serious nature; (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s

Annex C-1

overall duties; (iv) any material breach by a Participant of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary; or (v) before a Change in Control, such other events as will be determined by the Committee. Before a Change in Control, the Committee will, unless otherwise provided in an Individual Agreement, have the sole discretion to determine whether “Cause” exists with respect to sub-clauses (i), (ii), (iii), (iv) or (v) above, and its determination will be final.

2.9 “Change in Control” means, unless otherwise provided in an Award Agreement or any Individual Agreement, and except as provided in Section 18, an event described in Section 13.1 of this Plan.

2.10 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.

2.11 “Committee” means the Board or, if the Board so delegates, the Compensation Committee of the Board or a subcommittee thereof, or any other committee delegated authority by the Board to administer this Plan, which is comprised of not less than two Non-Employee Directors who are independent .

2.12 “Common Stock” means the common stock of the Company, par value $.001 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.4 of this Plan.

2.13 “Company” means Revelation Biosciences, Inc., a Delaware corporation, and any successor thereto as provided in Section 20.5 of this Plan.

2.14 “Consultant” means a person engaged to provide bona fide consulting or advisory services (other than as an Employee or a Director) to the Company or any Subsidiary that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.15 “Director” means a member of the Board.

2.16 “Disability” means, unless otherwise provided in an Award Agreement, with respect to a Participant who is a party to an Individual Agreement, which agreement contains a definition of “disability” or “permanent disability” (or words of like import) for purposes of termination of employment thereunder by the Company, “disability” or “permanent disability” as defined in the most recent of such agreements; or in all other cases, means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

2.17 “Dividend Equivalents” has the meaning set forth in Section 3.2(l) of this Plan.

2.18 “Effective Date” means _________________, 2021 [Insert Effective Date of Merger].

2.19 “Eligible Recipients” means all Employees, all Non-Employee Directors and all Consultants.

2.20 “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or a Subsidiary on the payroll records thereof. An Employee will not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or Subsidiary during such period. An individual will not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Statutory Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

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2.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a section of the Exchange Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Exchange Act.

2.22 “Fair Market Value” means, with respect to the Common Stock, as of any date a price that is based on the opening, closing, actual, high, low, or average selling prices of a share of Common Stock as reported on the National Association of Securities Dealers Automated Quotation System (the “NASDAQ”), NASDAQ Global Market, the NYSE or other established stock exchange (or exchanges) or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotation. If the Common Stock is not so listed, admitted to unlisted trading privileges or reported on any national exchange, then as reported by the OTC Bulletin Board, OTC Markets or other comparable quotation service, on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days that is within thirty (30) days before or after the applicable valuation date, as determined by the Committee in its discretion, provided that with respect to establishing the exercise price of an Option or stock appreciation right, the Committee shall irrevocably commit to grant such Award prior to the period during which the Fair Market Value is determined. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing sale price of the Common Stock as of the end of the regular trading session, as reported by the NYSE, Nasdaq Stock Market or any national securities exchange on which the Common Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade) or if the Common Stock is not so listed, admitted to unlisted trading privileges or reported on any national exchange, the closing sale price as of the end of the regular trading session, as reported by the OTC Bulletin Board, OTC Markets or other comparable quotation service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote). In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code. If determined by the Committee, such determination will be final, conclusive and binding for all purposes and on all persons, including the Company, the stockholders of the Company, the Participants and their respective successors-in-interest. No member of the Committee will be liable for any determination regarding the fair market value of the Common Stock that is made in good faith.

2.23 “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan and as determined pursuant to Section 5 of this Plan.

2.24 “Incentive Stock Option” means any Stock Option designated and qualified an “incentive stock option” within the meaning of Section 422 of the Code, as subject to the terms of Section 19.3 hereafter.

2.25 “Individual Agreement” has the meaning set forth in Section 2.8 of this Plan.

2.26 “Non-Employee Director” means a Director who is not an Employee.

2.27 “Non-Employee Director Award” means any Award granted, whether singly, in combination, or in tandem, to an Eligible Recipient who is a Non-Employee Director, pursuant to such applicable terms, conditions and limitations as the Board or Committee may establish in accordance with this Plan, including any Non-Employee Director Option.

2.28 “Non-Employee Director Option” means a Non-Statutory Stock Option granted to a Non-Employee Director pursuant to Section 8 of this Plan.

2.29 “Non-Statutory Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of this Plan that is not intended to meet the requirements of or does not qualify as an Incentive Stock Option.

2.30 “Option” means an Incentive Stock Option or a Non-Statutory Stock Option, including a Non-Employee Director Option.

2.31 “Other Stock-Based Award” means an Award, denominated in Shares, not otherwise described by the terms of this Plan, granted pursuant to Section 9 of this Plan.

2.32 “Participant” means an Eligible Recipient who receives one or more Awards under this Plan.
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2.33 “Period of Restriction” means the period when a Restricted Stock Award or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Section 8 of this Plan.

2.34 “Plan Year” means the Company’s fiscal year.

2.35 “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Award, that are to be issued to the Participant upon the grant, exercise, vesting or settlement of such Award.

2.36 “Restricted Stock Award” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 7.

2.37 “Restricted Stock Unit” means an award denominated in shares of Common Stock granted to an Eligible Recipient pursuant to Section 7 of this Plan.

2.38 “Retirement,” means, unless otherwise defined in the Award Agreement or in an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates, “Retirement” as defined from time to time for purposes of this Plan by the Committee or by the Company’s chief human resources officer or other person performing that function or, if not so defined, means voluntary termination of employment or service by the Participant on or after the date the Participant reaches age fifty-five (55) with the present intention to leave the Company’s industry or to leave the general workforce.

2.39 “Securities Act” means the Securities Act of 1933, as amended. Any reference to a section of the Securities Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Securities Act.

2.40 “Stock-Based Award” means any Award, denominated in Shares, made pursuant to this Plan, including Options, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards.

2.41 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.42 “Tax Date” means the date any withholding or employment related tax obligation arises under the Code or any Applicable Law for a Participant with respect to an Award.

2.43 “Tax Laws” has the meaning set forth in Section 20.8 of this Plan.

3. Plan Administration.

3.1 The Committee. The Plan will be administered by the Committee. The Committee will act by majority approval of the members at a meeting or by unanimous written consent, and a majority of the members of the Committee will constitute a quorum. The Committee may exercise its duties, power and authority under this Plan in its sole discretion without the consent of any Participant or other party, unless this Plan specifically provides otherwise. The Committee will not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of this Plan will be final, conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to this Plan or any Award granted under this Plan.

3.2 Authority of the Committee. In accordance with and subject to the provisions of this Plan, the Committee will have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan, including the following:

(a) To designate the Eligible Recipients to be selected as Participants;

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(b) To determine the nature, extent and terms of the Awards to be made to each Participant, including the amount of cash or number of shares of Common Stock to be subject to each Award, any exercise price or grant price, the manner in which Awards will vest, become exercisable, settled or paid out and whether Awards will be granted in tandem with other Awards, and the form of Award Agreement, if any, evidencing such Award;

(c) To determine the time or times when Awards will be granted;

(d) To determine the duration of each Award;

(e) To determine the terms, restrictions and other conditions to which the grant of an Award or the payment or vesting of Awards may be subject;

(f) To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration and in so doing, to correct any defect, omission, or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it will deem necessary or expedient to make this Plan fully effective;

(g) To determine Fair Market Value in accordance with Section 2.23 of this Plan;

(h) To amend this Plan or any Award Agreement, as provided in this Plan;

(i) To adopt sub-plans or special provisions applicable to Awards regulated by the laws of a jurisdiction other than, and outside of, the United States, which except as otherwise provided in this Plan, such sub-plans or special provisions may take precedence over other provisions of this Plan;

(j) To authorize any person to execute on behalf of the Company any Award Agreement or any other instrument required to effect the grant of an Award previously granted by the Committee;

(k) To determine whether Awards will be settled in shares of Common Stock, cash or in any combination thereof;

(l) To determine whether Awards will be adjusted for dividend equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant, subject to Section 12 of this Plan and any other provision of this Plan, and which Dividend Equivalents may be subject to the same conditions and restrictions as the Awards to which they attach and may be settled in the form of cash, shares of Common Stock, or in any combination of both; and

(m) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock, including restrictions under an insider trading policy, stock ownership guidelines, restrictions as to the use of a specified brokerage firm for such resales or other transfers and other restrictions designed to increase equity ownership by Participants or otherwise align the interests of Participants with the Company’s stockholders.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Participants.

3.3 Delegation. To the extent permitted by Applicable Law, the Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more directors of the Company or one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Eligible Recipients to be recipients of Awards pursuant to this Plan; and (b) determine the size of any such Awards; provided, however, that (x) the Committee will not delegate such responsibilities to any such director(s) or officer(s) for any Awards granted to an Eligible Recipient: (i) who is a Non-Employee Director or who is subject to the reporting and liability provisions of Section 16 under the Exchange Act, or (ii) to whom authority to grant or amend Awards has been delegated hereunder; provided, further; that any delegation of administrative authority will only be permitted to the extent it is permissible under Applicable Law; (y) the resolution providing such authorization will set forth the type of Awards and total number of each type of Awards

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such director(s) or officer(s) may grant; and (z) such director(s) or officer(s) will report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. At all times, the delegate appointed under this Section 3.3 will serve in such capacity at the pleasure of the Committee.

3.4 No Re-pricing. Notwithstanding any other provision of this Plan, and subject to the terms of sub-section (b) below,

(a) the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or stock appreciation right by: (i) amending or modifying the terms of the Option or stock appreciation right to lower the exercise price or grant price; (ii) canceling the underwater Option or stock appreciation right in exchange for (A) cash; (B) replacement Options having a lower exercise price or grant price; or (C) other Awards; or (iii) repurchasing the underwater Options and granting new Awards under this Plan. For purposes of this Section 3.4, an Option will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option.

(b) the terms of this Section 3.4 shall only apply if the Company is required to secure prior approval of the Company’s stockholders to effect any such re-pricing: (i) under any law, rule or regulation to which it is subject, or (ii) if the Common Stock is listed on any securities exchange that requires approval of the stockholders of a listed company to effect any such re-pricing.

3.5 Participants Based Outside of the United States. In addition to the authority of the Committee under Section 3.2(i) and notwithstanding any other provision of this Plan, the Committee may, in its sole discretion, amend the terms of this Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests or to meet objectives of this Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee will have no authority, however, to take action pursuant to this Section 3.5:(a) to reserve shares of Common Stock or grant Awards in excess of the limitations provided in Section 4.1 of this Plan; (b) to effect any re-pricing in violation of Section 3.4 of this Plan; (c) to grant Options having an exercise price or grant price less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date in violation of Section 6.3 of this Plan; or (d) for which stockholder approval would then be required pursuant to Sections 17.2 or 17.3 of this Plan. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Act or any other applicable United States securities code, Code, or any other applicable United States governing statue or law.

4. Shares Available for Issuance.

4.1 Maximum Number of Shares Available. The maximum number of shares of Common Stock reserved and available for issuance under the Plan shall be [___] shares [Insert 10% of the fully-diluted outstanding shares of Common Stock on the Effective Date of the Merger]; (the “Initial Limit”), subject to adjustments provided in Section 4.4 of the Plan, the maximum number of shares of Common Stock reserved and an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on January 1, 2031 equal to the lesser of: (A) ten percent (10%) of the increase in the number of shares of Common Stock outstanding from the first day of the preceding calendar year to the first day of the current calendar year, as the number of shares are determined on a fully-diluted basis assuming the conversion into Common Stock of any convertible securities, including shares of preferred stock; upon the conversion of any convertible indebtedness, and upon the exercise of any Common Stock purchase warrants issued in a capital transaction (generally, either a financing or acquisition transaction); but excluding Common Stock issuable upon the exercise of any outstanding stock options or warrants granted under this Plan or in any non-capital type transaction (generally intended to exclude options or warrants granted as a form of compensation in connection with services rendered or to be rendered); and (B) such smaller number of shares of Common Stock as may be determined by the Board. For the purposes of the above, in the case of convertible securities that may be issued subject to a variable exercise or conversion price, the number of outstanding shares will be determined as if the convertible securities were exercised and/or converted at the lowest price possible under the existing instrument. The shares of Common Stock available for issuance under the Plan may, at the election of the Committee, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury.

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4.2 Limits on Incentive Stock Options. Notwithstanding any other provisions of this Plan to the contrary and subject to adjustment as provided in Section 4.4 of this Plan, the maximum aggregate number of shares of Common Stock that will be available for issuance pursuant to Incentive Stock Options shall not exceed the number of shares of Common Stock eligible for Awards under the Plan.

4.3 Accounting for Awards. Shares of Common Stock that are issued under this Plan or that are subject to outstanding Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under this Plan only to the extent they are used; provided, however, that the full number of shares of Common Stock subject to any other Stock-Based Award will be counted against the shares authorized for issuance under this Plan, regardless of the number of shares actually issued upon settlement of such other Stock-Based Award. Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on Awards issued under this Plan, any shares of Common Stock withheld to pay the exercise price or grant price of Awards under this Plan and any shares of Common Stock not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 6.5 will be counted against the shares of Common Stock authorized for issuance under this Plan and will not be available again for grant under this Plan. Any shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award will not increase the number of shares of Common Stock available for future grant of Awards. Any shares of Common Stock related to Awards granted under this Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares of Common Stock, will be available again for grant under this Plan. To the extent permitted by Applicable Law, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or a Subsidiary pursuant to Section 18 of this Plan or otherwise will not be counted against shares of Common Stock available for issuance pursuant to this Plan. The shares of Common Stock available for issuance under this Plan may be authorized and unissued shares or treasury shares.

4.4 Adjustments to Shares and Awards.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of Common Stock the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment or substitutions (which determination will be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sub-limits set forth in Section 4.2 of this Plan, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Awards; provided, however, that this Section 4.4 will not limit the authority of the Committee to take action pursuant to Section 13 of this Plan in the event of a Change in Control. The determination of the Committee as to the foregoing adjustments and/or substitutions, if any, will be final, conclusive and binding on Participants under this Plan.

Notwithstanding anything else herein to the contrary, without affecting the number of shares of Common Stock reserved or available hereunder, the limits in Section 4.2 of this Plan, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 422, 424 and 409A of the Code, as and where applicable.

5. Participation.

Participants in this Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of the objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Awards, singly or in combination or in tandem with other Awards, as may be determined by the Committee in its sole discretion. Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the Grant Date of any related Award Agreement with the Participant.

6. Options.

6.1 Grant. An Eligible Recipient may be granted one or more Options under this Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the

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Committee in its sole discretion. Incentive Stock Options may be granted solely to eligible Employees of the Company or a Subsidiary. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of this Plan but will thereafter be deemed to be a Non-Statutory Stock Option. Options may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.

6.2 Award Agreement. Each Option grant will be evidenced by an Award Agreement that will set forth the terms, conditions and limitations for each Award which may include, without limitation the exercise price of the Option, the maximum duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which an Option will become vested and exercisable, and the provisions applicable in the event employment or service terminates.

6.3 Exercise Price. The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 6 will be determined by the Committee in its sole discretion at the time of the Option grant; provided, however, that such price will not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date (one hundred and ten percent (110%) of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

6.4 Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, treasury regulations and other administrative pronouncements, which of a Participant’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Participant, will not constitute Incentive Stock Options because of such limitation, and shall notify the Participant of such determination as soon as practicable after such determination.

6.5 Exercisability and Duration. An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant, including (a) the achievement of one or more of the Performance Goals; or that (b) the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period; provided, however, that no Option may be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an Incentive Stock Option that is granted to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company). Notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Section 15 of this Plan, the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Option.

6.6 Payment of Exercise Price.

The total purchase price of the shares of Common Stock to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, either by actual delivery or attestation as to ownership, of Previously Acquired Shares; (iii) a “net exercise” of the Option (as further described in paragraph (b), below); (iv) by a combination of such methods; or (v) any other method approved or accepted by the Committee in its sole discretion. Notwithstanding any other provision of this Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to make payment with respect to any Awards granted under this Plan or continue any extension of credit with respect to

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such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act. In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding pursuant to Section 12 of this Plan.

For purposes of such payment, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the exercise date of the Option.

6.7 Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.5 of this Plan.

7. Restricted Stock Awards and Restricted Stock Units.

7.1 Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards or Restricted Stock Units under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Restricted Stock Units will be similar to Restricted Stock Awards except that no shares of Common Stock are actually awarded to the Participant on the Grant Date of the Restricted Stock Units. Restricted Stock Units will be denominated in shares of Common Stock but paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee, in its sole discretion, will determine, and as provided in the Award Agreement.

7.2 Award Agreement. Each Restricted Stock Awards or Restricted Stock Units grant will be evidenced by an Award Agreement that will specify the type of Award, the period(s) of restriction, the number of shares of restricted Common Stock, or the number of Restricted Stock Units granted, and such other provisions as the Committee will determine that are not inconsistent with the terms of this Plan.

7.3 Conditions and Restrictions. Subject to the terms and conditions of this Plan, the Committee will impose such conditions or restrictions on a Restricted Stock Awards or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each share of Common Stock underlying a Restricted Stock Awards or Restricted Stock Units, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting following the attainment of the Performance Goals, time-based restrictions, restrictions under Applicable Laws or holding requirements or sale restrictions placed on the shares of Common Stock by the Company upon vesting of such Restricted Stock Awards or Restricted Stock Units.

7.4 Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will be granted the right to exercise full voting rights with respect to the shares of Common Stock underlying such Restricted Stock Award during the Period of Restriction. A Participant will have no voting rights with respect to any Restricted Stock Units granted hereunder.

7.5 Dividend Rights.

Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will have the same dividend rights as the Company’s other stockholders. Notwithstanding the foregoing any such dividends as to a Restricted Stock Award that is subject to vesting requirements will be subject to forfeiture and termination to the same extent as the Restricted Stock Award to which such dividends relate and the Award Agreement may require that any cash dividends be reinvested in additional shares of Common Stock subject

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to the Restricted Stock Award and subject to the same conditions and restrictions as the Restricted Stock Award with respect to which the dividends were paid. In no event will dividends with respect to Restricted Stock Awards that are subject to vesting be paid or distributed until the vesting provisions of such Restricted Stock Award lapse.

Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, prior to settlement or forfeiture, any Restricted Stock Units awarded under this Plan may, at the Committee’s discretion, carry with it a right to Dividend Equivalents. Such right entitles the Participant to be credited with an amount equal to all cash dividends paid on one share of Common Stock while the Restricted Stock Unit is outstanding. Dividend Equivalents may be converted into additional Restricted Stock Units and may (and will, to the extent required below) be made subject to the same conditions and restrictions as the Restricted Stock Units to which they attach. Settlement of Dividend Equivalents may be made in the form of cash, in the form of shares of Common Stock, or in a combination of both. Dividend Equivalents as to Restricted Stock Units will be subject to forfeiture and termination to the same extent as the corresponding Restricted Stock Units as to which the Dividend Equivalents relate. In no event will Participants holding Restricted Stock Units be entitled to receive any Dividend Equivalents on such Restricted Stock Units until the vesting provisions of such Restricted Stock Units lapse.

7.6 Enforcement of Restrictions. To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates representing Restricted Stock Awards referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book entry stock account with the Company’s transfer agent. Alternatively, Restricted Stock Awards may be held in non-certificated form pursuant to such terms and conditions as the Company may establish with its registrar and transfer agent or any third-party administrator designated by the Company to hold Restricted Stock Awards on behalf of Participants.

7.7 Lapse of Restrictions; Settlement. Except as otherwise provided in this Plan, including without limitation this Section 7 and 14.4 of this Plan, shares of Common Stock underlying a Restricted Stock Award will become freely transferable by the Participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations). Upon the vesting of a Restricted Stock Unit, the Restricted Stock Unit will be settled, subject to the terms and conditions of the applicable Award Agreement, (a) in cash, based upon the Fair Market Value of the vested underlying shares of Common Stock, (b) in shares of Common Stock or (c) a combination thereof, as provided in the Award Agreement, except to the extent that a Participant has properly elected to defer income that may be attributable to a Restricted Stock Unit under a Company deferred compensation plan or arrangement.

7.8 Section 83(b) Election for Restricted Stock Award. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant must file, within thirty (30) days following the Grant Date of the Restricted Stock Award, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in the Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the award under Section 83(b) of the Code.

8. Non-Employee Director Awards.

8.1 Automatic and Non-Discretionary Awards to Non-Employee Directors. Subject to such terms and conditions, consistent with the other provisions of this Plan, the Committee at any time and from time to time may approve resolutions providing for the automatic grant to Non-Employee Directors of Non-Employee Director Awards granted under this Plan and may grant to Non-Employee Directors such discretionary Non-Employee Director Awards on such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, and set forth in an applicable Award Agreement.

8.2 Deferral of Award Payment; Election to Receive Award in Lieu of Retainers. The Committee may permit Non-Employee Directors the opportunity to defer the payment of an Award pursuant to such terms and conditions as the Committee may prescribe from time to time. In addition, the Committee may permit Non-Employee Directors to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainers, meeting fees, or other fees in Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Stock-Based Awards as contemplated by this Plan in lieu of cash.

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8.3 Non-Employee Director Compensation Limit. The maximum number of shares of Common Stock that may be subject to an Award granted under the Plan during any single fiscal year to any Non-Employee Director, when taken together with any cash fees paid to such Non-Employee Director during such year in respect of his service as a Non-Employee Director (including service as a member or chair of any committee of the Board), shall not exceed one million USD ($1,000,000) in total value (calculating the value of any such Award based on the Fair Market Value on the date of grant of such Award for financial reporting purposes).

9. Other Stock-Based Awards.

9.1 Other Stock-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards to Eligible Recipients not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee will determine. Such Awards may involve the transfer of actual shares of Common Stock to Participants as a bonus or in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, or payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

9.2 Value of Other Stock-Based Awards. Each Other Stock-Based Award will be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee. The Committee may establish Performance Goals in its discretion for any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

9.3 Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award will be made in accordance with the terms of the Award, in cash or shares of Common Stock for any Other Stock-Based Award, as the Committee determines, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Other Stock-Based Award under a Company deferred compensation plan or arrangement.

10. Dividend Equivalents.

Subject to the provisions of this Plan and any Award Agreement, any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to any Award (including any Award that has been deferred), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, settles, is paid or expires, as determined by the Committee. Such Dividend Equivalents will be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee and the Committee may provide that such amounts (if any) will be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to an Option or stock appreciation right or unvested Performance Awards; and further, no dividend or Dividend Equivalents will be paid out with respect to any unvested Awards.

11. Effect of Termination of Employment or Other Service.

11.1 For purposes of the Plan, the following events shall not be deemed a termination of Employment or Other Services:

(a) Transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate.

(b) An approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

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11.2 Termination Due to Cause. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 11.4 and 11.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for Cause:

(a) All outstanding Options held by the Participant as of the effective date of such termination will be immediately terminated and forfeited;

(b) All outstanding but unvested Restricted Stock Awards, Restricted Stock Units, and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; and

(c) All other outstanding Awards to the extent not vested will be immediately terminated and forfeited.

11.3 Termination Due to Death, Disability or Retirement. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or the terms of an Individual Agreement or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 11.4, 11.5 and 13 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability of a Participant, or in the case of a Participant that is an Employee, Retirement:

(a) All outstanding Options (excluding Non-Employee Director Options in the case of Retirement) held by the Participant as of the effective date of such termination or Retirement will, to the extent exercisable as of the date of such termination or Retirement, remain exercisable for a period of one (1) year after the date of such termination or Retirement (but in no event after the expiration date of any such Option) and Options not exercisable as of the date of such termination or Retirement will be terminated and forfeited;

(b) All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination or Retirement will be terminated and forfeited; and

(c) All outstanding unvested Restricted Stock Units and Other Stock-Based Awards held by the Participant as of the effective date of such termination or Retirement will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause shares of Common Stock to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period. The Committee will consider the provisions of Section 13.5 of this Plan and will have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Common Stock or other payment, including whether the Participant again becomes employed.

11.4 Termination for Reasons Other than Death, Disability or Retirement. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 11.4, 11.5 and 13 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than for Cause or death or Disability of a Participant, or in the case of a Participant that is an Employee, Retirement:

(a) All outstanding Options (including Non-Employee Director Options) held by the Participant as of the effective date of such termination will, to the extent exercisable as of such termination, remain exercisable for a period of three (3) months after such termination (but in no event after the expiration date of any such Option) and Options not exercisable as of such termination will be terminated and forfeited. If the Participant dies within the three (3) month period referred to in the preceding sentence, the Option or stock appreciation right may be exercised by those entitled to do so under the Participant’s will or by the laws of descent and distribution within a period of one (1) year following the Participant’s death (but in no event after the expiration date of any such Option or stock appreciation right).

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(b) All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination will be terminated and forfeited;

(c) All outstanding unvested Restricted Stock Units, Performance Awards, and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated by the Company without Cause prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause Shares to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period.

11.5 Modification of Rights upon Termination. Notwithstanding the other provisions of this Section 11, upon a Participant’s termination of employment or other service with the Company or any Subsidiary, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Restricted Stock, Restricted Stock Units, Non-Employee Director Awards, and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) no Option may remain exercisable beyond its expiration date; and (b) any such action by the Committee adversely affecting any outstanding Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 4.4, 9.5, 13 or 17 of this Plan).

11.6 Additional Forfeiture Events.

(a) Effect of Actions Constituting Cause or Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Plan, including this Section 11.5, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Award Agreements evidencing an Award then held by the Participant will terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion will have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any shares of Common Stock subject to any Award). The Company may defer the exercise of any Option for a period of up to six (6) months after receipt of the Participant’s written notice of exercise or the issuance of share certificates upon the vesting of any Award for a period of up to six (6) months after the date of such vesting in order for the Committee to make any determination as to the existence of Cause or an Adverse Action. The Company will be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 11.5(a) will not apply to any Participant following a Change in Control.

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(b) Forfeiture or Clawback of Awards Under Applicable Law and Company Policy. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse the Company for the amount of any Award received by such individual under this Plan during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement. The Company also may seek to recover any Award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by Applicable Law or under the requirements of any stock exchange or market upon which the shares of Common Stock are then listed or traded. In addition, all Awards under this Plan will be subject to forfeiture or other penalties pursuant to Company’s Clawback Policy, as in effect from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable Award Agreement.

12. Payment of Withholding Taxes.

12.1 General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to an Award, including the grant, exercise, vesting or settlement of, or payment of dividends with respect to, an Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Award. When withholding shares of Common Stock for taxes is effected under this Plan, it will be withheld only up to an amount based on the maximum statutory tax rates in the Participant’s applicable tax jurisdiction or such other rate that will not trigger a negative accounting impact on the Company.

12.2 Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 12.1 of this Plan by withholding shares of Common Stock underlying an Award, by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Common Stock withheld by the Company or Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the Tax Date.

13. Change in Control.

13.1 Definition of Change in Control. Unless otherwise provided in an Award Agreement or Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates, a “Change in Control” will mean the occurrence of any of the following:

(a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries, or any entity with respect to which, following such acquisition, more than fifty percent (50%) of, respectively, the then outstanding equity of such entity and the combined voting power of the then outstanding voting equity of such entity entitled to vote generally in the election of all or substantially all of the members of such entity’s governing body is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

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(b) The consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

(c) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

13.2 Effect of Change in Control. Subject to the terms of the applicable Award Agreement or an Individual Agreement, in the event of a Change in Control, the Committee (as constituted prior to such Change in Control) may, in its discretion:

(a) require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined by the Board in accordance with Section 4.4;

(b) provide that (i) some or all outstanding Options shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the restrictions or vesting applicable to some or all outstanding Restricted Stock Awards and Restricted Stock Units shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the Performance Period applicable to some or all outstanding Awards shall lapse in full or in part, and/or (iv) the Performance Goals applicable to some or all outstanding Awards shall be deemed to be satisfied at the target or any other level; and/or

(c) require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount determined pursuant to Section 13.3 below; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

13.3 Alternative Treatment of Incentive Awards. In connection with a Change in Control, the Committee in its sole discretion, either in an Award Agreement at the time of grant of an Award or at any time after the grant of such an Award, in lieu of providing a substitute award to a Participant pursuant to Section 13.2(a), may determine that any or all outstanding Awards granted under the Plan, whether or not exercisable or vested, as the case may be, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award will receive for each share of Common Stock subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities with a fair market value (as determined by the Committee in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a share of Common Stock in connection with such Change in Control and the purchase price per share, if any, under the Award, multiplied by the number of shares of Common Stock subject to such Award (or in which such Award is denominated); provided, however, that if such product is zero ($0) or less or to the extent that the Award is not then exercisable, the Award may be canceled and terminated without payment therefor. If any portion of the consideration pursuant to a Change in Control may be received by holders of shares of Common Stock on a contingent or delayed basis, the Committee may, in its sole discretion, determine the fair market value per share of such consideration as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Notwithstanding the foregoing, any shares of Common Stock issued pursuant to an Award that immediately prior to the effectiveness of the Change in Control are subject to no further restrictions pursuant to the Plan or an Award Agreement (other than pursuant to the securities laws) will be deemed to be outstanding shares of Common Stock and receive the same consideration as other outstanding shares of Common Stock in connection with the Change in Control.

13.4 Limitation on Change in Control Payments. Notwithstanding anything in this Section 13 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award or the payment of cash in exchange for all or part of a Stock-Based Award (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from

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the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 15.2 or Section 15.3 of this Plan will be reduced (or acceleration of vesting eliminated) to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction will be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments; and provided, further that such payments will be reduced (or acceleration of vesting eliminated) by first eliminating vesting of Options with an exercise price above the then Fair Market Value of a share of Common Stock that have a positive value for purposes of Section 280G of the Code, followed by reducing or eliminating payments or benefits pro rata among Awards that are deferred compensation subject to Section 409A of the Code, and, if a further reduction is necessary, by reducing or eliminating payments or benefits pro rata among Awards that are not subject to Section 409A of the Code. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 15.4 will not apply and any “payments” to a Participant pursuant to Section 15 of this Plan will be treated as “payments” arising under such separate agreement; provided, however, such separate agreement may not modify the time or form of payment under any Award that constitutes deferred compensation subject to Section 409A of the Code if the modification would cause such Award to become subject to the adverse tax consequences specified in Section 409A of the Code.

13.5 Exceptions. Notwithstanding anything in this Section 13 to the contrary, individual Award Agreements or Individual Agreements between a Participant and the Company or one of its Subsidiaries or Affiliates may contain provisions with respect to vesting, payment or treatment of Awards upon the occurrence of a Change in Control, and the terms of any such Award Agreement or Individual Agreement will govern to the extent of any inconsistency with the terms of this Section 13. The Committee will not be obligated to treat all Awards subject to this Section 13 in the same manner. The timing of any payment under this Section 13 may be governed by any election to defer receipt of a payment made under a Company deferred compensation plan or arrangement.

14. Rights of Eligible Recipients and Participants; Transferability.

14.1 Employment. Nothing in this Plan or an Award Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue employment or other service with the Company or any Subsidiary.

14.2 No Rights to Awards. No Participant or Eligible Recipient will have any claim to be granted any Award under this Plan.

14.3 Rights as a Stockholder. Except as otherwise provided in the Award Agreement, a Participant will have no rights as a stockholder with respect to shares of Common Stock covered by any Stock-Based Award unless and until the Participant becomes the holder of record of such shares of Common Stock and then subject to any restrictions or limitations as provided herein or in the Award Agreement.

14.4 Restrictions on Transfer.

Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (a) and (b) below, no right or interest of any Participant in an Award prior to the exercise (in the case of Options) or vesting, issuance or settlement of such Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(a) A Participant will be entitled to designate a beneficiary to receive an Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under this Plan will be made to, and exercise of any Options (to the extent permitted pursuant to Section 11 of this Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under this Plan will be made to, and exercise of any Options (to the extent permitted pursuant to Section 11 of this Plan) may be made by, the Participant’s legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but

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dies before complete payment of all amounts due under this Plan or exercise of all exercisable Options, then such payments will be made to, and the exercise of such Options may be made by, the legal representatives, heirs and legatees of the beneficiary.

(b) Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent (50%) of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including execution or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

The Committee may impose such restrictions on any shares of Common Stock acquired by a Participant under this Plan as it may deem advisable, including minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Common Stock is then listed or traded, or under any blue sky or state securities laws applicable to such shares or the Company’s insider trading policy.

14.5 Non-Exclusivity of this Plan. Nothing contained in this Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

15. Securities Law and Other Restrictions.

15.1 Restrictions. Notwithstanding any other provision of this Plan or any Award Agreements entered into pursuant to this Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Awards granted under this Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

15.2 Market Stand-Off Agreement. Except as otherwise approved by the Committee, the holder of any shares of Common Stock acquired in connection with the grant, exercise or vesting of an Incentive Award may not sell, assign, transfer or otherwise dispose of, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Common Stock (or other securities) of the Company held by such holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the initial registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation) and during the ninety (90) day period following the effective date of any subsequent registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided, however, that such restrictions with respect to any subsequent registration shall terminate two (2) years after the effective date of the Company’s initial registration statement filed under the Securities Act. The foregoing provisions will not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement and shall only be applicable to such holder if all then current executive officers and directors of the Company enter into similar agreements. The provisions hereof shall not apply to a registration relating solely to employee benefit plans on Form S 1 or Form S 8 or Rule 145 transactions on Form S 4, or similar forms that may be promulgated in the future. The Company may impose stop transfer instructions with respect to the securities subject to the provisions hereof until the end of the applicable periods. The underwriters in connection with any public offering subject to the foregoing provisions are

Annex C-17

intended third-party beneficiaries of this Section 17.2 and will have the right to enforce the provisions hereof as though they were a party hereto. By accepting an Incentive Award under the Plan, each Participant agrees to enter into an appropriate lock-up agreement with any such underwriters containing provisions similar in all material respects with the terms of this Section 17.2.

16. Deferred Compensation; Compliance with Section 409A.

It is intended that all Awards issued under this Plan be in a form and administered in a manner that will comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Award Agreements and this Plan will be construed and administered in a manner that is consistent with and gives effect to such intent. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. With respect to an Award that constitutes a deferral of compensation subject to Code Section 409A: (a) if any amount is payable under such Award upon a termination of service, a termination of service will be treated as having occurred only at such time the Participant has experienced a Separation from Service; (b) if any amount is payable under such Award upon a Disability, a Disability will be treated as having occurred only at such time the Participant has experienced a “disability” as such term is defined for purposes of Code Section 409A; (c) if any amount is payable under such Award on account of the occurrence of a Change in Control, a Change in Control will be treated as having occurred only at such time a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as such terms are defined for purposes of Code Section 409A, (d) if any amount becomes payable under such Award on account of a Participant’s Separation from Service at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment will be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the date of the Participant’s Separation from Service or (ii) the Participant’s death, and (e) no amendment to or payment under such Award will be made except and only to the extent permitted under Code Section 409A.

17. Amendment, Modification and Termination.

17.1 Generally. Subject to other subsections of this Section 17 and Section 3.4 of this Plan, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Award. The Committee’s power and authority to amend or modify the terms of an outstanding Award includes the authority to modify the number of shares of Common Stock or other terms and conditions of an Award, extend the term of an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however that the amended or modified terms are permitted by this Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

17.2 Stockholder Approval-General. No amendments to this Plan will be effective without approval of the Company’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Common Stock is then traded, applicable state corporate laws or regulations, applicable federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan; or (b) such amendment would: (i) modify Section 3.4 of this Plan; (ii) materially increase benefits accruing to Participants; (iii) increase the aggregate number of shares of Common Stock issued or issuable under this Plan; (iv) increase any limitation set forth in this Plan on the number of shares of Common Stock which may be issued or the aggregate value of Awards which may be made, in respect of any type of Award to any single Participant during any specified period; (v) modify the eligibility requirements for Participants in this Plan; or (vi) reduce the minimum exercise price or grant price as set forth in Sections 6.3 of this Plan.

17.3 Shareholder Approval-Awarding of Incentive Stock Options. The Plan was approved by the Board and became effective on _______________ [Insert Effective Date of Merger]. Those provisions of the Plan that for federal tax purposes require approval of the stockholders of the Company (i.e., the granting of incentive stock options) shall not become effective until adopted by the stockholders, however, the Company reserves the right to grant Incentive Stock Options provided stockholder approval is secured within one (1) year from the date thereof. In the event Incentive Stock Options are granted and Stockholder approval is not timely secured, such Options shall remain in full force and effect, however, shall automatically convert to Non-Qualified Options.

Annex C-18

17.4 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, suspension or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under [Sections 4.4, 11, 13, 17 or 17.5 of this Plan].

17.5 Amendments to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 17 to any Award granted under this Plan without further consideration or action.

18. Substituted Awards.

The Committee may grant Awards under this Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

19. Effective Date and Duration of this Plan.

This Plan is effective as of the Effective Date. This Plan will terminate at midnight on the day before the ten (10) year anniversary of the Effective Date and may be terminated prior to such time by Board action. No Award will be granted after termination of this Plan but Awards outstanding upon termination of this Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

20. Miscellaneous.

20.1 Usage. In this Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also will include the feminine and non-binary, (b) the plural will include the singular, and the singular will include the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.

20.2 Relationship to Other Benefits. Neither Awards made under this Plan nor shares of Common Stock or cash paid pursuant to such Awards under this Plan will be included as “compensation” for purposes of computing the benefits payable to any Participant under any pension, retirement (qualified or non-qualified), savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Subsidiary unless provided otherwise in such plan.

20.3 Fractional Shares. No fractional shares of Common Stock will be issued or delivered under this Plan or any Award. The Committee will determine whether cash, other Awards or other property will be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto will be forfeited or otherwise eliminated by rounding up or down.

20.4 Governing Law. This Plan and all Awards and actions taken hereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope hereof, and as to all other matters shall be governed by and construed exclusively in accordance with the laws of the State of California, notwithstanding the conflicts of laws principles of any jurisdictions.

20.5 Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

20.6 Construction. Wherever possible, each provision of this Plan and any Award Agreement will be interpreted so that it is valid under the Applicable Law. If any provision of this Plan or any Award Agreement is to any extent invalid under the Applicable Law, that provision will still be effective to the extent it remains valid. The remainder of this Plan and the Award Agreement also will continue to be valid, and the entire Plan and Award Agreement will continue to be valid in other jurisdictions.

Annex C-19

20.7 Delivery and Execution of Electronic Documents. To the extent permitted by Applicable Law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to use electronic, internet or other non-paper means to execute applicable Plan documents (including Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.

20.8 No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company and its Subsidiaries, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties, and interest under the Tax Laws.

20.9 Unfunded Plan. Participants will have no right, title or interest whatsoever in or to any investments that the Company or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder will be paid from the general funds of the Company or the Subsidiary, as the case may be, and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts except as expressly set forth in this Plan.

20.10 Indemnification. Subject to any limitations and requirements of Delaware law, each individual who is or will have been a member of the Board, or a Committee appointed by the Board, or an officer or Employee of the Company to whom authority was delegated in accordance with Section 3.3 of this Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or pursuant to any agreement with the Company, or any power that the Company may have to indemnify them or hold them harmless.

Annex C-20

Annex D

September 17, 2021

Board of Directors
Petra Acquisition, Inc.
5 West 21st Street
New York, NY 10010

Dear Members of the Board,

As per our engagement letter dated August 23, 2021 (the “Engagement Letter”), the Board of Directors of Petra Acquisition, Inc. (herein referred to as “Petra”, “PAIC”, or the “Company”) retained Scalar, LLC (herein referred to as “Scalar,” “we”, “our”, or “us”) as an independent, qualified financial advisor to provide an opinion (“Opinion”) as to the fairness, from a financial point of view, to the Company in connection with the merger between the Company and Revelation Biosciences, Inc. (“Revelation”, or “REVB”).

Overview of the Transaction:

A wholly-owned subsidiary of Petra (“Merger Sub”) will merge with and into Revelation (the “Merger), with Revelation surviving the Merger. Revelation will then be a wholly-owned subsidiary of Petra.

Pursuant to the Merger, each share of Revelation’s Series A-1 Preferred Stock, Series A Preferred Stock, and Common Stock issued and outstanding prior to the Merger will be converted into the right to receive the applicable Per Share Merger Consideration as defined in the Merger Agreement. An aggregate of 10,500,000 shares of Petra Common Stock, less the aggregate number of shares of Petra’s Common Stock underlying Revelation’s restricted stock units and warrants to be rolled over in the Merger, will be issued to Revelation’s shareholders.

Scalar’s Procedures and Processes:

In arriving at our Opinion, Scalar performed the following procedures, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we:

1)      Reviewed the executed Merger Agreement dated August 29, 2021 and other related legal documents concerning the Merger;

2)      Reviewed certain publicly available financial statements and other business and financial information of Petra;

3)      Reviewed certain internal financial statements and other financial and reporting data concerning Revelation;

4)      Discussed the rationale, timeline, and process leading up to the execution of the Merger Agreement as well as the operations, financial condition, future prospects and projected operations, and performance of Revelation and Petra with senior executives of Petra and Revelation;

5)      Compared the financial performance of Revelation with that of publicly traded companies comparable to Revelation;

6)      Analyzed relevant, publicly available information related to the pharmaceutical and biotechnology industry in general as well as the companies’ websites;

7)      Performed other analyses, reviewed other information, and considered other factors we deemed appropriate for providing the Opinion.

Annex D-1

Limiting Conditions and Assumptions:

In performing our analysis and rendering this Opinion with respect to the Merger Consideration, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of information that was publicly available or was furnished, or otherwise made available to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us inaccurate, incomplete or misleading.

Without limiting the generality of the foregoing, for the purpose of this Opinion, we have assumed with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Petra as to the expected future results of operations and financial condition of the Company. We assume no responsibility for and express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied upon, with your consent, the assumptions of the management of the Company and third party data sources, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Merger, and that the Company has been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law in connection with the Merger have been duly, validly and timely taken.

In arriving at our Opinion, we have assumed that the Merger will not be modified or amended in any material aspects. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger are correct, (ii) there has been no material change in the assets, financial condition, business or prospects of Petra and Revelation since the date of the most recent financial statements and other information made available to us. Additionally, we have assumed that all necessary governmental and regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect Petra or the contemplated benefits to the parties of the Merger.

In arriving at our Opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Petra or Revelation, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of Petra or Revelation under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this Opinion were going concern analyses, assuming the Merger was consummated. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Petra or Revelation is a party or may be subject, and at the direction of Petra and with its consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This Opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We have not undertaken to update, reaffirm or revise this Opinion or otherwise comment upon any events occurring after the date hereof, material information provided to us after the date hereof, or any change in facts or circumstances that occur after the date hereof, and do not have any obligation to update, revise or reaffirm this Opinion.

We have been engaged by Petra to act as its financial advisor and we will receive a fee from Petra for providing our services. We will also receive a fee for rendering this Opinion. No portion of these fees is refundable or contingent upon the consummation of a transaction or the conclusion reached in this Opinion. Petra has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We may, in the future, provide financial advisory and valuation services to Petra and may receive fees for the rendering of such services.

Annex D-2

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain our independence. While under no obligation to do so, Scalar utilizes a fairness committee to approve fairness opinions in accordance with industry best practices. The fairness committee meets to scrutinize the financial analyses and the associated conclusions. Scalar’s fairness committee is comprised of several professionals with diverse backgrounds in finance and valuation. The fairness committee is further comprised of members of the deal team and other Scalar professionals.

This Opinion is provided to the Board of Directors of Petra in connection with its evaluation of the Merger and is not intended to be, and does not constitute, a recommendation to any shareholder of Petra as to how such shareholder should act or vote with respect to the Merger or any other matter. This Opinion shall not be disclosed, referred to, published, or otherwise used (in whole or in part), nor shall any public references to us or this Opinion be made, without our prior written approval.

This Opinion addresses solely the fairness to Petra of the Merger Consideration, from a financial point of view, and does not address any other terms or agreements relating to the Merger. We were not requested to opine as to, and this Opinion does not address, the basic business decision to proceed with or effect the Merger, the market prices of the equity, the merits of the Merger relative to any alternative transaction or business strategy that may be available to Petra, or the fairness of the Merger to any other class of securities, creditor or other constituency of Petra.

Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the consideration to be paid in the Merger or with respect to the fairness of any such compensation. This letter should not be constructed as creating any fiduciary duty of Scalar to any other party. To the extent any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Based upon and subject to the foregoing, it is our opinion that the Merger Consideration is fair, from a financial point of view, to Petra as of September 17, 2021.

Sincerely,

Scalar, LLC
Date: September 17, 2021

Annex D-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Item 21. Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

Exhibit	Description
2.1

Agreement and Plan of Merger, dated as of August 29, 2021 by and among Petra Acquisition, Inc., Petra Acquisition Merger Inc., and Revelation Biosciences, Inc. (Included as Annex A to this proxy statement/prospectus)

3.1(2)	Second Amended and Restated Certificate of Incorporation
3.2	Amended and Restated Bylaws of Petra
3.3	Form of Third Amended and Restated Certificate of Incorporation (Included as Annex B to this proxy statement/prospectus forming a part of this Registration Statement).
3.4**	Form of Second Amended and Restated Bylaws.
4.1(1)	Specimen Unit Certificate
4.2(1)	Specimen Common Stock Certificate
4.3(1)	Specimen Warrant Certificate
4.4**	Specimen Common Stock Certificate of the Combined Entity
4.5(2)	Warrant Agreement, dated October 7, 2020, between Continental Stock Transfer & Trust Company and the Company.
5.1**	Opinion of Loeb & Loeb LLP as to the validity of the shares of Common Stock of Petra Acquisition, Inc.
10.1(1)	Form of Letter Agreement from each of the Registrant’s sponsor, initial stockholder, officers and directors.
10.2(2)	Investment Management Trust Agreement, dated October 7, 2020, between Continental Stock Transfer & Trust Company and the Company.
10.3(2)	Registration Rights Agreement, dated October 7, 2020, between the Company and Investors.
10.4(2)	Subscription Agreement, dated October 7, 2020, between the Company and Petra Investment Holdings LLC
10.5(2)	Business Combination Marketing Agreement, dated October 7, 2020, by and among the Company, LifeSci Capital LLC, Ladenburg Thalmann & Co. Inc., Northland Securities, Inc., and Ingalls & Snyder LLC
10.6(2)	Escrow Agreement, dated October 7, 2020, by and among the Company, Continental Stock Transfer & Trust Company and the Company’s Initial Stockholders.
10.7(1)	Promissory Note
10.8†	Form of 2021 Equity Incentive Plan (Included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).

Exhibit	Description
10.9**	Executive Employment Agreement between Revelation Biosciences, Inc. and James Rolke, effective July 27, 2021
10.10**	Executive Employment Agreement between Revelation Biosciences, Inc. and Chester Zygmont, III, effective July 27, 2021
14(1)	Code of Ethics
21.1**	List of Subsidiaries.
23.1	Consent of dbbmckennon, independent registered public accounting firm of Petra Acquisition, Inc.
23.2	Consent of Baker Tilly US, LLP, independent registered public accounting firm of Revelation Biosciences, Inc.
23.3**	Consent of Loeb & Loeb LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
24.1	Power of Attorney (contained on signature page to the registration statement).
99.1**	Form of Proxy Card.
99.2**	Consent of James Rolke to be named as a director.
99.3**	Consent of George F. Tidmarsh, MD, PhD to be named as a director.
99.4**	Consent of Jennifer Carver to be named as a director.
99.5**	Consent of Jess Roper to be named as a director.
99.6**	Consent of Curt LaBelle, MD to be named as a director.
99.8	Consent of Scalar, LLC
99.9	Opinion of Scalar, LLC (Included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).
99.10(1)	Audit Committee Charter
99.11(1)	Compensation Committee Charter
99.12(1)	Nominating Committee Charter
99.13	LifeSci Engagement Letter dated November 3, 2020
99.14	Amendment to LifeSci Engagement Letter dated September 17, 2021
99.15	Promissory Note dated September 17, 2021 from Petra to Pine Valley Investments LLC
101.INS**	XBRL Instance Document – the instance document does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL document.
101.SCH**	Inline XBRL Taxonomy Extension Scema Document
101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104**	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

The annexes, schedules, and certain exhibits to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Petra hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

____________

(1)      Previously filed as an exhibit to Petra Acquisition Inc.’s Registration Statement on Form S-1, as amended (File No. 333-240175).

(2)      Previously filed as an exhibit to Petra Acquisition Inc.’s Current Report on Form 8-K filed on October 13, 2020.

**      To be filed by amendment.

†        Indicates a management contract or compensatory plan.

+        Previously filed.

#        Portions of this exhibit (indicated by asterisks) have been omitted in accordance with the rules of the Securities and Exchange Commission.

Item 22. Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                     iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    The registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 17, 2021.

PETRA ACQUISITION, INC.
By:	/s/ Andreas Typaldos
Andreas Typaldos
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Andreas Typaldos and Sean Fitzpatrick, and each of them acting singly, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Andreas Typaldos	Chairman and Chief Executive Officer	September 17, 2021
Andreas Typaldos	(Principal Executive Officer)
/s/ Sean Fitzpatrick	Chief Financial Officer	September 17, 2021
Sean Fitzpatrick	(Principal Financial and Accounting Officer) and Director
/s/ Anthony Hayes	Director	September 17, 2021
Anthony Hayes
/s/ Robert Nicholson	Director	September 17, 2021
Robert Nicholson
/s/ Barry Dennis	Director	September 17, 2021
Barry Dennis
/s/ David Dobkin	Director	September 17, 2021
David Dobkin
/s/ William Carson	Director	September 17, 2021
William Carson